Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168823

PROSPECTUS

MCE Finance Limited
(incorporated in the Cayman Islands with limited liability)
Offer to exchange all of the Outstanding Unregistered
US$600,000,000 10.25% Senior Notes due 2018
(CUSIP Nos. 55277B AA3, G59301 AA2; ISIN US55277BAA35, USG59301AA28),
for
US$600,000,000 10.25% Senior Notes due 2018
that have been registered under the Securities Act of 1933
(CUSIP No. 55277B AB1, ISIN US55277BAB18)

The Exchange Offer:

•	MCE Finance Limited, or MCE Finance, will exchange all outstanding Initial Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that are freely tradable.

•	You may withdraw tenders of Initial Notes at any time prior to the expiration date of the exchange offer.

•	The offer to exchange Initial Notes for Exchange Notes will be open until 5:00 p.m., New York City time, on December 21, 2010, unless extended.

•	MCE Finance will not receive any proceeds from the issuance of Exchange Notes in the exchange offer.

The Exchange Notes:

•	The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the terms of the Initial Notes, except that the Exchange Notes will be registered under the Securities Act and therefore will not be subject to restrictions on transfer and will not entitle their holders to registration rights. The Exchange Notes will also be fully and unconditionally guaranteed by the parent company of MCE Finance, Melco Crown Entertainment Limited (the “Parent”), and certain of the Parent’s subsidiaries, MPEL International Limited, Melco Crown Gaming (Macau) Limited, MPEL Nominee One Limited, MPEL Investments Limited, Altira Hotel Limited, Altira Developments Limited, Melco Crown (COD) Hotels Limited, Melco Crown (COD) Developments Limited, Melco Crown (Cafe) Limited, Golden Future (Management Services) Limited, MPEL (Delaware) LLC, Melco Crown Hospitality and Services Limited, Melco Crown (COD) Retail Services Limited, Melco Crown (COD) Ventures Limited, COD Theatre Limited, Melco Crown COD (HR) Hotel Limited, Melco Crown COD (CT) Hotel Limited and Melco Crown COD (GH) Hotel Limited (together with the Parent, the “Guarantors.”)

Resale of the Exchange Notes:

•	There is currently no public market for the Exchange Notes. Approval in-principle has been received for the listing and quotation of the Exchange Notes on the Official List of the Singapore Exchange Securities Trading Limited (the “SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any statements made, reports contained or opinions expressed in this prospectus. Approval in-principle for the listing and quotation of the Exchange Notes on the Official List of the SGX-ST is not to be taken as an indication of the merits of the Exchange Notes, the Guarantees, MCE Finance, the Guarantors or their respective subsidiaries or associated companies, if any.

Each broker-dealer who holds Initial Notes acquired for its own account as a result of market-making activities or other trading activities, and who receives Exchange Notes in exchange for the Initial Notes pursuant to the exchange offer, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for the Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

See “Risk Factors” beginning on page 17 of this prospectus for a discussion of certain risks you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2010.

You should rely only on the information incorporated by reference or provided in this prospectus or to which this prospectus refers you. We have not authorized anyone to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making the exchange offer in any jurisdiction where the exchange offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC or incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

In making an investment decision, you must rely on your own examination of us and the terms of the exchange offer, including the merits and risks involved. These securities have not been approved or disapproved by the United States Securities and Exchange Commission, any state securities commission in the United States or any other

United States regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the exchange offer or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find Additional Information.” You may read and copy any reports or other information that we filed with the SEC. Such filings are available to you over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

MCE Finance Limited
c/o Melco Crown Entertainment Limited
36th Floor, The Centrium
60 Wyndham Street
Central
Hong Kong
Attn: Company Secretary
(852) 2598 3600

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by December 15, 2010.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise indicated,

•	“we,” “us,” “our company,” “our” and the “Company” refer to the Parent and its predecessor entities and its consolidated subsidiaries, including, but not limited to, MCE Finance (except where the context otherwise requires);

•	“Parent” refers to Melco Crown Entertainment Limited, a Cayman Islands exempted company with limited liability;

•	“MCE Finance” refers to MCE Finance Limited, a Cayman Islands exempted company with limited liability, a wholly-owned subsidiary of the Parent and the issuer of the Initial Notes and the Exchange Notes described in this prospectus;

•	“Guarantees” refers to the guarantees provided by the Parent, MPEL International and the Subsidiary Group Guarantors.

•	“Guarantors” refers to the Parent, MPEL International and the Subsidiary Group Guarantors.

•	“Subsidiary Group Guarantors” refers to Melco Crown Gaming (Macau) Limited, MPEL Nominee One Limited, MPEL Investments Limited, Altira Hotel Limited, Altira Developments Limited, Melco Crown (COD) Hotels Limited, Melco Crown (COD) Developments Limited, Melco Crown (Cafe) Limited, Golden Future (Management Services) Limited, MPEL (Delaware) LLC, Melco Crown Hospitality and Services Limited, Melco Crown (COD) Retail Services Limited, Melco Crown (COD) Ventures Limited, COD Theatre Limited, Melco Crown COD (HR) Hotel Limited, Melco Crown COD (CT) Hotel Limited and Melco Crown COD (GH) Hotel Limited.

•	“Melco” refers to Melco International Development Limited, a Hong Kong listed company;

•	“Melco Crown Gaming” refers to our wholly-owned subsidiary, Melco Crown Gaming (Macau) Limited, a Macau company;

•	“MPEL International” refers to MPEL International Limited, a Cayman Islands company with limited liability, and a direct, wholly-owned subsidiary of MCE Finance;

•	“Crown” refers to Crown Limited, an Australian listed corporation which completed its acquisition of the gaming businesses and investments of PBL, now known as Consolidated Media Holdings Limited, on December 12, 2007 and which is now our shareholder. As the context may require, “Crown” shall include its predecessor, PBL;

•	“PBL” refers to Publishing and Broadcasting Limited, an Australian listed corporation which is now known as Consolidated Media Holdings Limited;

•	“SPV” refers to Melco Crown SPV Limited, formerly Melco PBL SPV Limited, a Cayman Islands exempted company which is 50/50 owned by Melco Leisure and Entertainment Group Limited and Crown Asia Investments Pty. Ltd.;

•	“Altira Developments Limited” refers to the Macau company through which we hold the land and buildings for Altira Macau;

•	“Altira Hotel Limited” refers to the Macau company through which we currently operate the hotel and other non-gaming businesses at Altira Macau;

•	“Melco Crown (COD) Developments Limited” refers to the Macau company through which we hold the land and buildings for City of Dreams;

•	“Melco Crown (COD) Hotels Limited” refers to the Macau company through which we currently operate the hotels and other non-gaming businesses at City of Dreams;

•	“SBGF Agreement” refers to the subconcession bank guarantee request letter, dated 1 September 2006, issued by Melco Crown Gaming and the bank guarantee number 269/2006, dated 6 September 2006,

extended by Banco Nacional Ultramarino, S.A. in favor of the government of the Macau SAR at the request of Melco Crown Gaming, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection thereunder;

•	“our subconcession” refers to the Macau gaming subconcession held by Melco Crown Gaming;

•	“China,” “mainland China” and “PRC” refer to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan;

•	“Greater China” refers to mainland China, Hong Kong, Macau and Taiwan, collectively;

•	“HK$” and “H.K. dollars” refer to the legal currency of Hong Kong;

•	“Hong Kong” refers to the Hong Kong Special Administration Region of the People’s Republic of China;

•	“Macau” and the “Macau SAR” refer to the Macau Special Administrative Region of the People’s Republic of China;

•	“Patacas” and “MOP” refer to the legal currency of Macau;

•	“Renminbi” and “RMB” refer to the legal currency of China;

•	“US$” and “U.S. dollars” refer to the legal currency of the United States; and

•	“U.S. GAAP” refers to the accounting principles generally accepted in the United States.

PRESENTATION OF FINANCIAL INFORMATION

Our financial statements were prepared in accordance with generally accepted accounting principles in the United States. Our reporting currency is U.S. dollars.

Certain numerical figures set out in this prospectus, including financial data presented in millions or thousands, have been subject to rounding adjustments and, as a result, the totals of the data in this prospectus may vary slightly from the actual arithmetic totals of such information. Percentages and amounts reflecting changes over time periods relating to financial and other data set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are calculated using the numerical data in our consolidated financial statements or the tabular presentation of other data (subject to rounding) contained in this prospectus, as applicable, and not using the numerical data in the narrative description thereof.

This prospectus contains non GAAP financial measures and ratios that are not required by, or presented in accordance with, U.S. GAAP. We present non GAAP financial measures because we believe that they and similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance. We use non GAAP financial measures as measures of the operating performance of our properties and to compare the operating performance of our properties with those of our competitors. The non GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results reported under U.S. GAAP. Non GAAP financial measures and ratios are not measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income or net profit or any other performance measures derived in accordance with U.S. GAAP or any other generally accepted accounting principles.

MARKET AND INDUSTRY INFORMATION

We obtained the market and industry information used in this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications, including The Macau Gaming Inspection and Coordination Bureau, or DICJ, and other publicly available sources. Industry and general publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we have not independently verified the market data and related information contained in this prospectus, we believe such data and information is accurate as of the date of this prospectus or the respective earlier dates specified herein.

v

ENFORCEMENT OF CIVIL LIABILITIES

MCE Finance is incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

The constituent documents of MCE Finance do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between MCE Finance, its officers, directors and shareholders, be arbitrated.

Substantially all of our current operations, including our administrative and corporate operations, are conducted in Macau and Hong Kong, and substantially all of our assets are located in Macau. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a holder of the Exchange Notes to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

MCE Finance has appointed CT Corporation System as its agent to receive service of process with respect to any action brought against MCE Finance in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against MCE Finance in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Walkers, our counsel as to Cayman Islands law, and Manuela António Law Office, our counsel as to Macau law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Macau, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us, MCE Finance or any of the Guarantors incorporated in the Cayman Islands or our or their directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us, MCE Finance or any of the Guarantors incorporated in the Cayman Islands or our or their directors or officers predicated upon the securities laws of the United States or any state in the United States.

Walkers has further advised us that a judgment obtained in a foreign court will be recognized and enforced in the courts of the Cayman Islands without any re-examination of the merits (a) at common law, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, where the judgment is (i) final and conclusive and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules, (ii) either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands and execution as if it were a judgment of the Grand Court of the Cayman Islands, or (b) by statute, by registration in the Grand Court of the Cayman Islands and execution as if it were a judgment of the Grand Court where the judgment is a judgment of a superior court of any state of the Commonwealth of Australia which is final and conclusive for a sum of money not in respect of taxes or other charges of a like nature or in respect of a fine, penalty or revenue obligation, has not been wholly satisfied and which could be enforced by execution in that jurisdiction and is not set aside on the grounds that the country of the original court had no jurisdiction or the judgment was obtained by fraud or the enforcement of the judgment would be contrary to the public policy of the Cayman Islands or on any other grounds.

Manuela António Law Office has advised further that a final and conclusive monetary judgment for a definite sum obtained in a federal or state court in the United States would be treated by the courts of Macau as a cause of action in itself so that no retrial of the issues would be necessary, provided that: (1) such court had jurisdiction in the matter and the defendant either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (2) due process was observed by such court, with equal treatment given to both parties to the action, and the defendant had the opportunity to submit a defense; (3) the judgment given by such court was not in respect of penalties, taxes, fines or similar fiscal or tax revenue obligations; (4) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (5) recognition or enforcement of the judgment in Macau would not be contrary to public policy; (6) the proceedings pursuant to which judgment was obtained were not contrary to natural justice; and (7) any interest charged to the defendant does not exceed three times the official interest rate, which is currently 9.75% per annum, over the outstanding payment (whether of principal, interest fees or other amounts) due.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and any related prospectus supplement contains forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition, all of which are largely based on our current expectations and projections. All statements other than statements of historical fact in this prospectus, the documents incorporated by reference and any related prospectus supplement, are forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Moreover, because we operate in a heavily regulated and evolving industry, may become highly leveraged, and operate in Macau, a market that has recently experienced extremely rapid growth and intense competition, new risk factors may emerge from time to time. It is not possible for our management to predict all risk factors, nor can we assess the impact of these factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed or implied in any forward-looking statement.

In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based the forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	satisfaction of and compliance with conditions and covenants under the US$1.75 billion City of Dreams Project Facility, or City of Dreams Project Facility, to maintain the facility;

•	our ability to raise additional financing;

•	our future business development, results of operations and financial condition;

•	growth of the gaming market and visitation in Macau;

•	our anticipated growth strategies;

•	the liberalization of travel restrictions on PRC citizens and convertibility of the Renminbi;

•	the uncertainty of tourist behavior related to spending and vacationing at casino resorts in Macau;

•	fluctuations in occupancy rates and average daily room rates in Macau;

•	increased competition and other planned casino hotel and resort projects in Macau and elsewhere in Asia, including in Macau from Sociedade de Jogos de Macau, S.A, or SJM, Sands China, Wynn Resorts (Macau) S.A, or Wynn Macau, Galaxy Casino, S.A., or Galaxy, and MGM Grand Paradise;

•	the formal grant of an occupancy permit for certain areas of City of Dreams that remain under construction or development;

•	the development of Macau Studio City;

•	our entering into new development and construction and new ventures;

•	construction cost estimates for our development projects, including projected variances from budgeted costs;

•	government regulation of the casino industry, including gaming license approvals and the legalization of gaming in other jurisdictions;

•	the completion of infrastructure projects in Macau; and

•	other factors described under “Risk Factors.”

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we referenced in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

GLOSSARY

Average Daily Rate or ADR	calculated by dividing total room revenue (less service charges, if any) by total rooms occupied, i.e., average price of occupied rooms per day.

Cage	a secure room within a casino with a facility that allows patrons to exchange cash for chips required to participate in gaming activities, or to exchange chips for cash.

Chip	round token that is used on casino gaming tables in lieu of cash.

Concession	a government grant for the operation of games of fortune and chance in casinos in the Macau SAR under an administrative contract pursuant to which the entity holding the concession, or the concessionaire, is authorized to operate games of fortune and chance in casinos in the Macau SAR.

Dealer	a casino employee who takes and pays out wagers or otherwise oversees a gaming table.

Drop	the amount of cash and net markers issued that are deposited in a gaming table’s drop box to purchase gaming chips plus gaming chips purchased at the casino cage.

Drop box	a box or container that serves as a repository for cash, chips, chip purchase vouchers, credit markers and forms used to record movements in the chip inventory on each table game.

Expected hold percentage	casino win based upon our mix of games as a percentage of drop assuming theoretical house advantage is achieved.

Gaming machine handle (volume)	the total amount wagered in gaming machines in aggregate for the period cited.

Gaming promoter or junket representative	an individual or corporate entity who, for the purpose of promoting rolling chip gaming activity, arranges customer transportation and accommodation, provides credit in its sole discretion, and arranges food and beverage services and entertainment in exchange for commissions or other compensation from a gaming operator.

Gaming promoter aggregator model	under this model, the casino owner typically pays an additional level of remuneration above usual market commission rate to the gaming promoter which in return provides additional services by managing and providing credit to its collaborators.

Hold percentage	the amount of win (calculated before discounts and commissions) as a percentage of drop or roll.

Hotel occupancy rate	the average percentage of available hotel rooms occupied during a period.

x

Integrated resort	a resort which provides customers with a combination of hotel accommodations, casinos or gaming areas, retail and dining facilities, MICE space, entertainment venues and spas.

Junket player	a player sourced by gaming promoters to play in the VIP gaming rooms or areas.

Marker	evidence of indebtedness by a player to the casino or gaming operator.

Mass market patron	a non-rolling chip player who uses non-rolling chips to make wagers.

Mass market segment	consists of both table games and slot machines played on public mass gaming floors by mass market patrons for cash stakes that are typically lower than those in the rolling chip segment.

MICE	Meetings, Incentives, Conventions and Exhibitions, an acronym commonly used to refer to tourism involving large groups brought together for an event or specific purpose.

Non-negotiable chip	promotional casino chip that cannot be exchanged for cash.

Non-rolling chip or traditional cash chip	chip used by mass market patrons to make wagers and can be exchanged for cash.

Non-rolling chip hold percentage	mass market table games win as a percentage of non-rolling chip volume.

Non-rolling chip volume	the amount of table games drop in the mass market segment, therefore tracking the initial purchase of chips.

Premium player	a player who is a direct customer of the casino and is attracted to the casino through direct marketing efforts and relationships with the gaming operator.

Progressive jackpot	a jackpot for a slot machine or table game where the value of the jackpot increases as wagers are made. Multiple slot machines or table games may be linked together to establish one progressive jackpot.

Revenue per Available Room or REVPAR	calculated by dividing total room revenue (less service charges, if any) by total rooms available, thereby representing a summary of hotel average daily room rates and occupancy.

Rolling chip	non-negotiable chip primarily used by rolling chip patrons to make wagers.

Rolling chip hold percentage	rolling chip table games win as a percentage of rolling chip volume.

Rolling chip patron	a player who is primarily a VIP player and typically receives various forms of complimentary services from the gaming promoters or casinos.

Rolling chip segment	consists of table games played in private VIP gaming rooms or areas by rolling chip patrons who are either premium players or junket players.

Rolling chip volume	the amount of non-negotiable chips wagered and lost by the rolling chip market segment, therefore tracking the sum of all losing wagers.

Slot machine	traditional gaming machine operated by a single player and electronic multiple-player gaming machines.

Subconcession	an agreement for the operation of games of fortune and chance in casinos between the entity holding the concession, or the concessionaire, a subconcessionaire and the Macau SAR, pursuant to which the subconcessionaire is authorized to operate games of fortune and chance in casinos in the Macau SAR.

Table games win	the amount of wagers won net of wagers lost that is retained and recorded as casino revenue.

VIP gaming room or VIP gaming area	gaming rooms or areas that have restricted access to rolling chip patrons and typically offer more personalized service than the general mass market gaming areas.

Wet stage performance theater	the approximately 2,000-seat theater specifically designed to stage “The House of Dancing Water” show.

Win percentage-gaming machines	actual win expressed as a percentage of gaming machine handle.

SUMMARY

This summary highlights information appearing elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes thereto, and other documents incorporated by reference in this prospectus before making an investment decision.

Overview

We are a developer, owner and, through our subsidiary Melco Crown Gaming, operator of casino gaming and entertainment resort facilities focused on the Macau market. Melco Crown Gaming is one of six companies licensed, through concessions or subconcessions, to operate casinos in Macau.

Through our operations, we cater to a broad spectrum of potential gaming patrons, including high stake rolling chip gaming patrons, as well as gaming patrons seeking a broader entertainment experience. We seek to attract these patrons from throughout Asia and in particular from Greater China.

Our leadership and vision have been evidenced over recent years through the early development of the Mocha brand, the evolution of the Altira Macau (formerly known as Crown Macau) property, the ability to diversify our portfolio of properties and supporting our staff through what we believe are market leading business models.

Our existing operations and our development projects consist of:

City of Dreams.  City of Dreams, an integrated resort development in Macau, opened in Cotai in June 2009. The resort brings together a collection of brands, such as Crown, Grand Hyatt, Hard Rock and Dragone, to create an experience that aims to appeal to a broad spectrum of visitors from around Asia and the world. The initial opening of City of Dreams featured a 420,000 sq. ft. casino with approximately 500 gaming tables and approximately 1,300 gaming machines; over 20 restaurants and bars; an array of retail brands; and The Bubble, an audio visual multimedia experience. The Crown Towers and the Hard Rock Hotel offer approximately 300 guest rooms each. Grand Hyatt Macau offers approximately 800 guest rooms. A Dragone inspired theater production opened on September 17, 2010 in the wet stage performance theater known as the Theater of Dreams. A second planned phase of development at City of Dreams will feature an apartment hotel consisting of approximately 800 units, which will be financed separately from the rest of the City of Dreams. The development of the apartment hotel is subject to the availability of additional financing, the Macau government’s approval and the approval of our lenders under our existing and any future debt facilities. Our project costs, including the casinos, the Hard Rock Hotel, the Crown Towers hotel, the Grand Hyatt twin-tower hotel, the wet stage performance theater, all retail space together with food and beverage outlets, were US$2.4 billion, consisting primarily of construction and fit-out costs, design and consultation fees, and excluding the cost of land, capitalized interest and pre-opening expenses. Dragon’s Treasure, the show offered in the Bubble at City of Dreams, received the 2009 THEA Award for “Outstanding Achievement” from the Themed Entertainment Association (TEA). City of Dreams also won the “Best Leisure Development Asia Pacific” award in the International Property Awards 2010 which recognizes distinctive innovation and outstanding success in leisure development.

Altira Macau.  Altira Macau is designed to provide a casino and hotel experience which primarily meets the cultural preferences and expectations of Asian rolling chip customers and the gaming promoters who collaborate with Altira Macau. Altira Macau currently features a casino area of approximately 173,000 sq. ft. with a total of approximately 210 gaming tables, 216 hotel rooms, including 24 suites and 8 villas, several fine dining and casual restaurants, recreation and leisure facilities, including a health club, pool and spa and lounges and meeting facilities. We believe that gaming venues traditionally available to high-end patrons in Macau have not offered the level of accommodation and facilities we offer at Altira Macau, and instead have focused primarily on gaming during day trips and short visits to Macau. Altira Macau won the “Casino Interior Design” award in the first International Gaming Awards in 2008, which recognizes outstanding design in the casino sector. Altira Macau has been awarded the Forbes Five Star rating in both Hotel and Spa categories by the 2010 Forbes Travel Guide (formerly Mobil Travel Guide). Altira Macau also won the “Best Business Hotel in Macau” award in TTG China Travel Awards 2009 and the “Best Luxury Hotel in Macau” award in the TTG China Travel Awards 2010. Altira is a property brand that has been developed in-house by the Company to target the Asian rolling chip market. The brand supports our primary business objective at the Altira Macau property, which is to develop our position as the premier Asian rolling chip casino. The rebranding of Crown Macau as Altira Macau reinforces two key strategies for the property: first, to align the brand positioning of the property with its market focus on Asian rolling chip customers, which has prevailed since late 2007; and second, to focus the Crown property brand solely at the City of Dreams property, which targets premium rolling chip customers sourced through the regional marketing networks operated by us. The Altira brand was launched in April 2009. In late 2009, Altira transitioned from a gaming promoter aggregator model to one where we contract directly with all our gaming promoters.

Mocha Clubs.  Mocha Clubs first opened in September 2003 and has expanded operations to eight clubs with a total of approximately 1,600 gaming machines, each club with an average of approximately 200 gaming machines and gaming space ranging from approximately 3,000 sq. ft. to 11,000 sq. ft. The clubs comprise the largest non-casino-based operations of electronic gaming machines in Macau and are located in areas with strong pedestrian traffic, typically within three-star hotels. Each club site offers electronic tables without dealers. Our Mocha Club gaming facilities include what we believe is the latest technology for gaming machines and offer both single player machines with a variety of games, including progressive jackpots, and multi-player games where players on linked machines play against each other in electronic roulette, baccarat and sicbo, a traditional Chinese dice game. Mocha Clubs focus on mass market and casual gaming patrons, including local residents and day-trip customers, outside the conventional casino setting. The Mocha Club at Mocha Square, which was temporarily closed for renovations from the end of 2007, resumed operations on February 20, 2009. We re-decorated the ground and first floors of the Hotel Taipa Square Mocha Club to facilitate easier access by customers during January 2009. As of June 30, 2010, Mocha had 1,576 gaming machines in operation, representing 11% of total machine installation in the market.

Taipa Square Casino.  Taipa Square Casino held its grand opening on June 12, 2008. The casino has approximately 18,950 sq. ft. of gaming space and features approximately 31 gaming tables servicing mass market patrons. Taipa Square Casino operates within Hotel Taipa Square located on Taipa Island, opposite the Macau Jockey Club.

City of Dreams Phase II.  We have concluded the revision to our land lease agreement for City of Dreams, pursuant to which we increased the developed gross floor area by approximately 1.6 million square feet. It is our current plan to develop an apartment hotel tower at City of Dreams and we continue to assess market conditions and other operating factors to ascertain whether this plan represents the best use of the potential developable opportunity at City of Dreams.

Macau Studio City Project.  Melco Crown Gaming has entered into a services agreement with New Cotai Entertainment (Macau) Limited and New Cotai Entertainment, LLC, under which Melco Crown Gaming will operate the casino portions of the Macau Studio City project, a large integrated resort development. The project is being developed by a joint venture between eSun Holdings Limited, CapitaLand Integrated Resorts Pte Ltd and New Cotai Holdings, LLC, which is primarily owned by investment funds and David Friedman, a former senior executive of Las Vegas Sands. Under the terms of the services agreement, Melco Crown Gaming will retain a percentage of the gross gaming revenues from the casino operations of Macau Studio City. We will not be responsible for any of the project’s capital development costs, and the operating expenses of the casino will be substantially borne by New Cotai Entertainment (Macau) Limited. The formal opening of Macau Studio City has not yet been announced. Factors influencing the opening of this project include consensus amongst the joint venturers regarding the development of this project and the timing for the completion of financing for this project.

Macau Peninsula Site.  In May 2006, we entered into a conditional agreement to acquire a third development site, which is located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal, or Macau Peninsula site. The acquisition price for the site was HK$1.5 billion (US$192.8 million), of which we paid a deposit of HK$100 million (US$12.9 million). The targeted purchase completion date of July 27, 2009 for the acquisition of the peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement has been refunded to us. Our decision to terminate the agreement to acquire the Macau Peninsula site was based on our view that Cotai has established itself as the primary location for future development projects.

Objective and Strategies

Our objective is to become a leading provider of gaming, leisure and entertainment services capitalizing on the expected future growth opportunities in Macau. To achieve our objective, we have developed the following core business strategies:

Maintain a Strong Balance Sheet and Conservative Capital Structure, De-Leverage and Remain Alert to Opportunistic Growth Opportunities

We believe that a strong balance sheet is a core foundation for our future growth strategy. We will continue to monitor and effectively manage our liquidity needs and raise development funds when favorable market conditions permit us to do so, and we will, as a priority, apply surplus cash generated from our operations to de-leveraging. Where applicable, we will plan our developments to include marketable non-core assets that can be sold to aid the financing of our core assets. Our time horizon for the future growth and development of the business is long and we understand that our history of development remains short. We believe that patience is an important attribute in monitoring the development of the markets in which we operate, and in identifying and executing future development. We will endeavor to manage our business with this attitude and frame of mind.

Develop a Targeted Product Portfolio of Well-Recognized Branded Experiences

We believe that building strong, well-recognized branded experiences is critical to our success, especially in the brand-conscious Asian market. We intend to develop our brands by building and maintaining high quality properties that differentiate from others throughout Asia and by providing a set of experiences tailored to meet the cultural preferences and expectations of Asian customers.

Although we strive to have all of our properties consistently adhere to the standards above, we have incorporated design elements at our properties that cater to specific customer segments. By utilizing a more focused strategy, we believe we can better service specific segments of the Macau gaming market.

Utilize Melco Crown Gaming’s Subconcession to Maximize Our Business and Revenue Potential

We intend to utilize Melco Crown Gaming’s subconcession, which, like the other concessions and subconcessions, does not limit the number of casinos we can operate in Macau, to capitalize on the potential growth of the Macau gaming market provided by the independence, flexibility and economic benefits afforded by being a subconcessionaire. Possession of a subconcession gives us the ability to negotiate directly with the Macau government to develop and operate new projects without the need to partner with other concessionaires or subconcessionaires. Furthermore, concessionaires and subconcessionaires such as SJM and Galaxy have demonstrated that they can leverage their licensed status by entering into arrangements with developers and hotel operators that do not hold concessions or subconcessions to operate the gaming activities at their casinos under leasing or services arrangements and keep a percentage of the revenues. In 2008, the Macau government imposed a moratorium on new gaming services agreements. In the event such moratorium is lifted, we may consider entering into other, similar arrangements with other such developers and hotel operators, subject to obtaining the relevant approvals.

Develop Comprehensive Marketing Programs

We will continue to seek to attract customers to our properties by leveraging our brands and utilizing our own marketing resources and those of our founders. We have combined our brand recognition with customer management techniques and programs in order to build a database of repeat customers and loyalty club members. In addition, we have established representative or branch offices in Beijing, Singapore, Taiwan and Malaysia and plans on establishing further marketing offices elsewhere in Asia. Through Mocha Clubs’ share of the Macau electronic gaming market, we have also developed a customer database and have developed a customer loyalty program, which we believe has successfully enhanced repeat play and further built the Mocha brand.

We will seek to continue to grow and maintain our customer base through the following sales and marketing activities:

•	create a cross-platform sales and marketing department to promote all of our brands to potential customers throughout Asia in accordance with applicable laws;

•	utilize special product offers, special events, tournaments and promotions to build and maintain relationships with our guests, in order to increase repeat visits and help fill capacity during lower-demand periods;

•	refine our own customer loyalty programs to further build a database of repeat customers, which we closely modeled on Crown’s “Crown Club” program; and

•	implement complimentary incentive programs and commission based programs with selected promoters to attract high-end customers.

Focus on Operating First Class Facilities

We have assembled a dedicated management team with experience in operating large scale, high quality resort facilities.

We believe that service quality and memorable experiences will continue to grow as a key differentiator among the operators in Macau. As the depth and quality of product offerings continue to develop and more memorable properties and experiences are created, we believe that tailored services will drive competitive advantage. As such, our focus remains on creating service experiences for the tastes and expectations of a segmented and demanding consumer.

We believe the continued development of our staff and supporting resources are central to our success in this regard. We will invest in the long term development of our people through relevant training and experience sharing.

Leverage the Experiences and Resources of Our Founders

We believe one of our great strengths is the combined resources of our majority shareholders, Melco and Crown. We intend to leverage their experiences and resources in the gaming industry in Asia and particularly with Chinese and other Asian patrons.

Risk Factors

Our business and the Exchange Notes are subject to numerous risks and uncertainties such as:

•	the early stage of operations of our business and properties;

•	our dependence upon a limited number of properties for a substantial portion of our cash flow;

•	our subsidiaries need a significant amount of cash to service their debt, and they may not generate sufficient cash flow to make scheduled debt payments;

•	all of our operations are in Macau, which has certain political and economic risks that may lead to significant volatility and have a material adverse effect on our results of operations;

•	the gaming industry in Macau is highly regulated;

•	intense competition in Macau and elsewhere in Asia may cause us to lose, or to be unable to gain, market share and impact our ability to attract or retain suitably qualified management and personnel;

•	our current indebtedness (which amounts to US$1.95 billion as of September 30, 2010) and any future indebtedness could impair our financial condition and further exacerbate the risks associated with our significant leverage;

•	we are subject to and required to comply with many financing conditions and covenants, and a breach of certain conditions or covenants may result in our inability to rollover our loans or may result in our default under the terms and conditions of our financing and an acceleration of the repayment of such indebtedness, which would have a material adverse effect on the availability of our working capital;

•	we extend credit, often unsecured, to some of our customers and we may not be able to collect such credit;

•	gaming revenue is inherently subject to volatility as a result of win rate fluctuations; our focus on the rolling chip segment of the gaming market exposes us to a higher level of volatility and the winnings of our patrons could exceed our casino winnings;

•	any outbreak of contagious disease in Macau and/or any of our properties may adversely affect visitation to Macau and/or our properties and may result in a material reduction of our revenue;

•	restrictions on or conditions to travel in Macau could adversely impact the number of visitors from mainland China to our properties in Macau;

•	MCE Finance is a holding company that will depend on payments under the Intercompany Note to provide it with funds to meet its obligations under the Notes; and

•	there is no established trading market for the Exchange Notes and holders of Exchange Notes may not be able to sell the Exchange Notes at the price they paid or at all.

You should carefully consider these factors as well as all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making any investment decision.

General Information

On December 18, 2006, we completed our initial public offering of ADSs. Our ADSs are listed for quotation on the Nasdaq Global Select Market under the symbol “MPEL.” On November 6, 2007, May 1, 2009 and August 18, 2009, we completed follow-on offerings of ADSs.

The Parent was incorporated in the Cayman Islands on December 17, 2004 as an exempted company with limited liability, with registered number 143119. MCE Finance was incorporated in the Cayman Islands on June 7, 2006 as an exempted company with limited liability, with registered number 168872. Our principal executive offices are located at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. Our telephone number at this address is (345) 945 3727 and our fax number is (345) 945 4757.

Each Guarantor that is an indirect subsidiary of the Parent will, along with the Parent, jointly and severally guarantee the Exchange Notes on an unconditional, full and irrevocable basis, subject to certain limitations described in “Description of Exchange Notes.”

You should direct all inquiries to us at the address and telephone number of our Parent’s principal executive offices as set out in the Table of Co-Registrants above. Our website is www.melco-crown.com. The information contained on our website does not form part of this prospectus.

Corporate Structure and Certain Financing Arrangements

The following chart shows our simplified corporate and financing structure as of November 5, 2010.

(1)	On May 17, 2010, MCE Finance on-lent to MPEL Investments under an intercompany note (the “Intercompany Note”) an aggregate amount necessary to reduce our indebtedness under the City of Dreams Project Facility. The Initial Notes and Guarantees were and the Exchange Notes and Guarantees will be secured by a first priority pledge of the Intercompany Note.

(2)	MPEL Nominee Three Limited and MPEL Nominee Two Limited are guarantors under the City of Dreams Project Facility, but as of the date of the indenture, are not guarantors of the Initial Notes or the Exchange Notes.

(3)	The shares are owned 96% by Melco Crown Gaming (Macau) Limited and 4% by MPEL Nominee Two Limited. Melco Crown (Cafe) Limited operates our non-gaming Mocha Club business.

(4)	Melco Crown (COD) Hotels Limited and Melco Crown (COD) Developments Limited operate our non-gaming City of Dreams business.

(5)	The shares of this company are owned 96% by Melco Crown Gaming (Macau) Limited and 4% by MPEL Nominee Two Limited.

(6)	The shares of this company are owned as to 99.98% by Melco Crown Gaming (Macau) Limited, 0.01% by MPEL Nominee Three Limited and 0.01% by MPEL Nominee Two Limited.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

In this prospectus, we refer to (1) the initial 10.25% Senior Notes due 2018 as the “Initial Notes,” (2) the new Senior Notes offered in exchange for the Initial Notes as the “Exchange Notes,” and (2) the Initial Notes and the Exchange Notes together as the “Notes.” The offering of Initial Notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act. Set forth below is a summary description of the terms of the exchange offer. We refer you to “The Exchange Offer” for a more complete description of the terms of the exchange offer.

Background	On May 17, 2010, MCE Finance completed a private placement of the Initial Notes. In connection with that private placement, MCE Finance and the Guarantors entered into a registration rights agreement with Deutsche Bank Securities Inc., Merrill Lynch International, The Royal Bank of Scotland plc, ANZ Securities, Inc., Citigroup Global Markets Inc., Commerz Markets LLC, Credit Agricole Corporate and Investment Bank, nabSecurities, LLC and UBS AG (collectively, the “initial purchasers”), in which MCE Finance and the Guarantors agreed, among other things, to conduct this exchange offer.

The Exchange Offer	MCE Finance is offering to exchange up to US$600,000,000 aggregate principal amount of Initial Notes for up to US$600,000,000 aggregate principal amount of Exchange Notes which have been registered under the Securities Act. Initial Notes may be tendered only in minimum denominations of US$2,000 of principal amount and integral multiples of US$1,000 in excess thereof.

Resale of the Exchange Notes	MCE Finance and the Guarantors have undertaken the exchange offer pursuant to the terms of the registration rights agreement entered into with the initial purchasers of the Initial Notes. See “The Exchange Offer” for further information regarding the exchange offer and resale of the Exchange Notes.

Consequences of Failure to Exchange the Initial Notes	You will continue to hold Initial Notes that remain subject to their existing transfer restrictions if:

• you do not tender your Initial Notes; or

• you tender your Initial Notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the Initial Notes after we consummate the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” and “The Exchange Offer — Consequence of Failure to Exchange.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 21, 2010 (the “expiration date”), unless we extend it, in which case expiration date will mean the latest date and time on which the exchange offer is extended.

Interest on the Exchange Notes	The Exchange Notes will accrue interest from the most recent date to which interest has been paid or provided for on the Initial Notes or, if no interest has been paid on the Initial Notes, from the date of original issue of the Initial Notes.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions, some of which we may waive. See “The Exchange Offer — Conditions.”

Procedures for Tendering Initial Notes	If you wish to accept the exchange offer, you must submit required documentation and effect a tender of Initial Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer — Procedures for Tendering,” “The Exchange Offer — Book-Entry Transfer” and “The Exchange Offer — Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures	If you wish to tender your Initial Notes, but cannot properly do so prior to the applicable expiration date, you may tender your Initial Notes according to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m. New York City time on the expiration date. To withdraw a tender of Initial Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer — Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes	Except in some circumstances, any and all Initial Notes that are validly tendered in an exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. We may reject any and all Initial Notes that we determine have not been properly tendered or any Initial Notes the acceptance of which would, in the opinion of our counsel, be unlawful. With some limited exceptions, we will have no obligation to register the Initial Notes after we consummate the applicable exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Certain U.S. Federal Income Tax Consequences	The exchange of an Initial Note for an Exchange Note pursuant to the exchange offer will not result in a taxable exchange to a beneficial owner of such Initial Note for U.S. federal income tax purposes. See “Taxation — Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Mellon in Hong Kong is serving as the exchange agent in connection with the exchange offer.

Information Agent and Solicitation Agent	BNY Mellon Shareowner Services is serving as the information agent and the solicitation agent in connection with the exchange offer.

SUMMARY OF THE TERMS OF THE NOTES

The terms of the Exchange Notes offered in the exchange offer are identical in all material respects to the terms of the Initial Notes, except that the Exchange Notes:

•	will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not entitle their holders to registration rights;

•	will bear a different CUSIP or ISIN number; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Initial Notes.

Issuer	MCE Finance Limited, currently a wholly-owned subsidiary of Melco Crown Entertainment Limited.

Notes Offered	US$600,000,000 aggregate principal amount of 10.25% Senior Notes due 2018.

Maturity	May 15, 2018.

Interest	10.25% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, with the first payment on November 15, 2010.

Ranking of Notes	The Initial Notes are and the Exchange Notes will be (1) general obligations of MCE Finance, (2) pari passu in right of payment to all existing and future senior indebtedness of MCE Finance, (3) senior in right of payment to any existing and future subordinated Indebtedness of MCE Finance, (4) effectively subordinated to all of MCE Finance’s existing and future secured indebtedness to the extent of the value of the assets securing such debt, and (5) unconditionally guaranteed by the Guarantors.

Guarantees	The Initial Notes are and the Exchange Notes will be guaranteed, jointly and severally, on a senior basis by the Parent and MPEL International with respect to the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under the Notes and the indenture.

The Initial Notes are and the Exchange Notes will be guaranteed on a senior subordinated basis by the Subsidiary Group Guarantors.

The Initial Notes are and the Exchange Notes will be guaranteed, jointly and severally, on a senior subordinated basis by each of the Subsidiary Group Guarantors with respect to the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under the Notes. A guarantee by a Subsidiary Group Guarantor may be released or replaced in certain circumstances. See “Risk Factors — Risks Relating to Our Indebtedness, the Notes and the Guarantees” and “Description of Exchange Notes — Note Guarantees.” We refer to the guarantees provided by the Parent, MPEL International and the Subsidiary Group Guarantors as the “Guarantees.”

Ranking of Guarantees	The guarantees provided by the Parent and MPEL International are and will be (1) general obligations of the Parent and MPEL International, (2) pari passu in right of payment with all existing and future senior indebtedness of the Parent and MPEL International, and

(3) senior in right of payment to any existing and future subordinated indebtedness of the Parent and MPEL International.

The guarantees provided by the Subsidiary Group Guarantors are and will be (1) a general obligation of each such Subsidiary Group Guarantor, (2) subordinated in right of payment to indebtedness of such Subsidiary Group Guarantors under the City of Dreams Project Facility and under the SBGF Agreement, and (3) senior in right of payment to any existing and future subordinated indebtedness of such Subsidiary Group Guarantors.

Security	The Initial Notes and the related Guarantees are and the Exchange Notes and the related Guarantees will be secured by a first priority pledge of the Intercompany Note. (On May 17, 2010, MCE Finance on-lent to MPEL Investments under the Intercompany Note an aggregate amount necessary to reduce our indebtedness under the City of Dreams Project Facility. The face value of the Intercompany Note is US$600 million. Interest accrues on the Intercompany Note at a rate at least equal to the interest rate payable on the Notes, subject to certain adjustments. The Intercompany Note is repayable at the same time as the repayment in full or in part of amounts due under the Notes. See “Description of Exchange Notes — The Intercompany Note.”)

Optional Redemption	Prior to May 15, 2014, MCE Finance at its option may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the applicable “make-whole” premium described in this prospectus plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the redemption date. See “Description of Exchange Notes — Optional Redemption.”

At any time after May 15, 2014, MCE Finance at its option may redeem the Notes, in whole or in part, at the redemption prices set forth in “Description of Exchange Notes — Optional Redemption” plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the redemption date.

At any time prior to May 15, 2013, MCE Finance may redeem up to 35% of the principal amount of the Notes, with the net cash proceeds of one or more Equity Offerings at a redemption price of 110.25% of the principal amount of the Notes, plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the redemption date. See “Description of Exchange Notes — Optional Redemption.”

Repurchase of Notes upon a Change of Control	Upon the occurrence of a Change in Control, MCE Finance will make an offer to repurchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the repurchase date. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Redemption for Taxation Reasons	Subject to certain exceptions and as more fully described herein, MCE Finance may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the date fixed by MCE Finance for redemption, if MCE Finance or a Guarantor would become obliged to pay certain additional amounts as a result of certain changes in specified tax laws or certain other circumstances. See “Description of Exchange Notes — Redemption for Taxation Reasons.”

Gaming Redemption	The indenture grants MCE Finance the power to redeem the Notes if the gaming authority of any jurisdiction in which the Parent, MCE Finance or any of their respective subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of Notes be licensed, qualified or found suitable under applicable gaming laws and such holder or beneficial owner, as the case may be, fails to apply or become licensed or qualified within the required time period or is found unsuitable. See “Description of Exchange Notes — Gaming Redemption.”

Certain Covenants	The Notes, the indenture governing the Notes, and the Guarantees include certain limitations on MCE Finance and its restricted subsidiaries’ ability to, among other things:

• incur or guarantee additional indebtedness;

• make specified restricted payments;

• issue or sell capital stock;

• sell assets;

• create liens;

• enter into agreements that restrict the restricted subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans;

• enter into transactions with shareholders or affiliates; and

• effect a consolidation or merger.

These covenants are subject to a number of important qualifications and exceptions described in “Descriptions of Notes — Certain Covenants.”

Exchange Offer; Registration Rights	Under a registration rights agreement executed as part of the offering of the Initial Notes, MCE Finance and the Parent have agreed to:

• file this registration statement with the SEC within 90 days after the issue date of the Initial Notes;

• use commercially reasonable efforts to cause the registration statement relating to the Notes to be declared effective no later than 180 days after the registration statement is filed; and

• consummate the offer to exchange the Initial Notes within 30 business days after the effective date of the registration statement.

Under certain circumstances, MCE Finance and the Guarantors will use all commercially reasonable efforts to file and to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Initial Notes and MCE Finance and the Guarantors will use all commercially reasonable efforts to keep the shelf registration statement effective for up to one year after the date of the original issue of the Initial Notes. See “Description of Exchange Notes — Registration Rights; Liquidated Damages.”

Listing and Trading	The Initial Notes are listed and quoted on the SGX-ST. Approval in-principle has been received for the listing and quotation of the Exchange Notes on the Official List of the SGX-ST. The Exchange Notes will be traded on the SGX-ST in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies) for so long as the Exchange Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

Paying Agent	For so long as the Exchange Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying agent in Singapore, where the Exchange Notes may be presented or surrendered for payment or redemption, in the event that the Global Notes are exchanged for definitive Exchange Notes. In addition, in the event that the Global Notes are exchanged for definitive Exchange Notes, an announcement of such exchange shall be made by or on behalf of us through the SGX-ST and such announcement will include all material information with respect to the delivery of the definitive Exchange Notes, including details of the paying agent in Singapore, as long as the Exchange Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary historical consolidated statements of operations data for the years ended December 31, 2009, 2008 and 2007, and the summary historical consolidated balance sheets data as of December 31, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary historical balance sheet data as of December 31, 2007 has been derived from our audited consolidated financial statements not included in this prospectus. The following summary consolidated statements of operations data for the six months ended June 30, 2010 and 2009 and the summary consolidated balance sheet data as of June 30, 2010 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements, and have included, in our opinion, all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. You should read this section in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and those financial statements and the notes to those statements included elsewhere in this prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2008	2007	2010	2009
	(In thousands of US$, except share and per share data and operating data)

Consolidated Statements of Operations Data:
Net revenues	$1,332,873	$1,416,134	$358,496	$1,141,245	$432,328
Total operating costs and expenses	$(1,604,920)	$(1,414,960)	$(554,313)	$(1,142,479)	$(606,303)
Operating (loss) income	$(272,047)	$1,174	$(195,817)	$(1,234)	$(173,975)
Net loss	$(308,461)	$(2,463)	$(178,151)	$(42,575)	$(179,284)
Loss per share
— Basic and diluted	$(0.210)	$(0.002)	$(0.145)	$(0.027)	$(0.131)
— ADS(1)	$(0.631)	$(0.006)	$(0.436)	$(0.080)	$(0.392)
Shares used in calculating loss per share
— Basic and diluted	1,465,974,019	1,320,946,942	1,224,880,031	1,595,281,416	1,370,943,132

	As of December 31,			As of June 30,
	2009	2008	2007	2010
	(In thousands of US$)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$212,598	$815,144	$835,419	$295,232
Restricted cash	$236,119	$67,977	$298,983	$194,274
Total assets	$4,900,369	$4,498,289	$3,620,268	$4,909,773
Total current liabilities	$559,167	$450,136	$483,685	$547,150
Total debts (include other long-term liabilities)(2)	$1,819,473	$1,566,467	$625,899	$1,965,611
Total liabilities	$2,391,325	$2,089,685	$1,191,727	$2,431,248
Total equity	$2,509,044	$2,408,604	$2,428,541	$2,478,525

(1)	Each ADS represents three ordinary shares.

(2)	Total debts include loans from shareholders, long-term debt and other long-term liabilities.

The following events/transactions affect the year-to-year comparability of the selected financial data presented above:

•	On May 12, 2007, Altira Macau opened and became fully operational on July 14, 2007.

•	On June 1, 2009, City of Dreams opened and progressively added to its operations with the opening of Grand Hyatt Macau in the fourth quarter of 2009.

Other Financial and Operational Data

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009

Adjusted property EBITDA(1)(3) (in thousands of US$)	$95,784	$188,269	$(702)	$185,924	$14,510
Adjusted EBITDA(2)(3) (in thousands of US$)	$55,756	$157,025	$(24,251)	$160,329	$(2,537)

The following table sets forth the Adjusted property EBITDA for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007:

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009
	(In thousands of US$)

Adjusted property EBITDA(1)(3)
Mocha Clubs	$25,416	$25,805	$22,056	$13,616	$12,893
Altira Macau	13,702	162,487	(22,444)	58,501	13,796
City of Dreams	56,666	(23)	(314)	113,807	(12,179)

Total Adjusted property EBITDA	$95,784	$188,269	$(702)	$185,924	$14,510

(1)	“Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, other expenses (including pre-opening costs, share-based compensation, marketing expense relating to Altira Macau opening in May 2007, property charges and others, corporate and other expenses and non-operating income (expenses)).

(2)	“Adjusted EBITDA” is earnings before interest, taxes, depreciation, amortization, other expenses (including pre-opening costs, share-based compensation, marketing expense relating to Altira Macau opening in May 2007, property charges and others, and non-operating income (expenses)).

(3)	The Company changed the name of its segment operating measure from Adjusted EBITDA to Adjusted property EBITDA effective for annual and interim periods commencing January 1, 2010. Additionally, the Company introduced a new performance measure, Adjusted EBITDA, which represents the Company’s total Adjusted property EBITDA less corporate and other expenses. Disclosures for previous periods are also presented on this basis for comparative purposes. Management uses Adjusted property EBITDA as its measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. Adjusted EBITDA and Adjusted property EBITDA are also presented as supplemental disclosures because management believes they are widely used to measure performance and as a basis for valuation of gaming companies. The Company also presents Adjusted property EBITDA and Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures, and meet working capital requirements. Gaming companies have historically reported Adjusted property EBITDA and Adjusted EBITDA as a supplement to financial measures in accordance with U.S. GAAP.

The following reconciles Adjusted property EBITDA and Adjusted EBITDA to net loss for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007:

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009
	(In thousands of US$)

Adjusted property EBITDA	$95,784	$188,269	$(702)	$185,924	$14,510
Corporate and other expenses	(40,028)	(31,244)	(23,549)	(25,595)	(17,047)

Adjusted EBITDA	55,756	157,025	(24,251)	160,329	(2,537)
Pre-opening costs	(91,882)	(21,821)	(40,032)	(6,982)	(79,563)
Depreciation and amortization	(217,496)	(126,885)	(113,932)	(152,112)	(81,541)
Share-based compensation	(11,385)	(6,855)	(5,256)	(2,503)	(6,200)
Marketing expense relating to Altira Macau opening	—	—	(11,959)	—	—
Property charges and others	(7,040)	(290)	(387)	34	(4,134)
Interest and other non-operating expenses, net	(36,546)	(5,107)	16,212	(41,484)	(5,175)
Income tax credit (expense)	132	1,470	1,454	143	(134)

Net loss	$(308,461)	$(2,463)	$(178,151)	$(42,575)	$(179,284)

The following table sets forth our consolidated statements of cash flows for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007:

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009
	(In thousands of US$)

Net cash (used in) provided by operating activities	$(112,257)	$(11,158)	$147,372	$73,339	$(49,559)
Net cash used in investing activities	$(1,143,639)	$(913,602)	$(972,620)	$(117,471)	$(554,260)
Net cash provided by financing activities	$653,350	$904,485	$1,076,671	$126,766	$444,307

The following table sets forth rolling chip volume for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007:

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009
	(In billions of US$)

Altira Macau	$37.5	$62.3	$14.4	$19.4	$18.8
City of Dreams	20.3	—	—	22.0	1.9

Total rolling chip volume	$57.8	$62.3	$14.4	$41.4	$20.7

The following table sets forth non-rolling chip volume for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007:

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009
	(In millions of US$)

Altira Macau	$273.0	$353.2	$240.6	$147.6	$149.5
City of Dreams	912.6	—	—	963.1	99.8

Total non-rolling chip volume	$1,185.6	$353.2	$240.6	$1,110.7	$249.3

The following table sets forth hold percentage for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007:

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009
	(%)

Altira Macau
Rolling chip table games	2.55	2.85	2.37	3.01	2.62
Non-rolling chip table games	16.0	14.6	16.5	16.6	13.8
City of Dreams
Rolling chip table games	2.65	—	—	2.60	0.79
Non-rolling chip table games	16.3	—	—	21.2	16.4

Ratio Of Earnings To Fixed Charges

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before income tax, before adjustment for noncontrolling interests, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized related to indebtedness, amortization of deferred financing costs, and the estimated portion of operating lease rental expense deemed to be representative of the interest factor. Although for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008, 2007, 2006 and 2005, our earnings were insufficient to cover fixed charges, we have been able to meet our working capital needs.

						Six Months Ended
	Year Ended December 31,					June 30,
	2009	2008	2007	2006	2005	2010

Ratio of earnings to fixed charges	—	0.08	—	—	—	0.07
Deficiency (In thousands of US$)	357,162	53,417	193,232	82,665	4,499	48,917

RISK FACTORS

You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. If any of the possible events described below occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, we may not be able to satisfy our obligations under the Notes, and you could lose all or part of your investment.

Risks Relating to Our Early Stage of Operations

We are in an early stage of operations of our business and properties, and so we are subject to significant risks and uncertainties. Our limited operating history may not serve as an adequate basis to judge our future operating results and prospects.

In significant respects we remain in an early phase of our business operations and there is limited historical information available about our company upon which you can base your evaluation of our business and prospects. In particular, Altira Macau and City of Dreams commenced operations in May 2007 and June 2009, respectively. The Mocha Club business, which we acquired in 2005, commenced operations in 2003. Melco Crown Gaming acquired its subconcession in September 2006 and previously did not have any direct experience operating casinos in Macau. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company with limited experience operating gaming businesses in an intensely competitive market. Among other things, we have continuing obligations to satisfy and comply with conditions and covenants under the US$1.75 billion City of Dreams Project Facility so as to be able to continue to roll over existing revolving loans drawn down under the facility and to maintain the facility.

We have encountered and will continue to encounter risks and difficulties frequently experienced by early-stage companies, and those risks and difficulties may be heightened in a rapidly developing market such as the gaming market in Macau. Some of the risks relate to our ability to:

•	fulfill conditions precedent to draw down or roll over funds from current and future credit facilities;

•	raise additional capital, as required;

•	respond to changing financing requirements;

•	operate, support, expand and develop our operations and our facilities;

•	attract and retain customers and qualified employees;

•	maintain effective control of our operating costs and expenses;

•	develop and maintain internal personnel, systems, controls and procedures to assure compliance with the extensive regulatory requirements applicable to the gaming business as well as regulatory compliance as a public company;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	identify suitable locations and enter into new leases or right to use agreements (which are similar to license agreements) for new Mocha Clubs; and

•	renew or extend lease agreements for existing Mocha Clubs.

If we are unable to complete any of these tasks, we may be unable to operate our businesses in the manner we contemplate and generate revenues from such projects in the amounts and by the times we anticipate. We may also be unable to meet the conditions to draw on our existing or future financing facilities in order to fund various activities or may suffer a default under our existing or future financing facilities. If any of these events were to occur, it would cause a material adverse effect on our business and prospects, financial condition, results of operation and cash flows.

Risks Relating to the Operation of Our Properties

Because we are and will be dependent upon a limited number of properties for a substantial portion of our cash flow, we are and will be subject to greater risks than a gaming company with more operating properties.

We are primarily dependent upon City of Dreams, Altira Macau and Mocha Clubs for our cash flow. Given that our operations are and will be conducted based on a small number of principal properties, we are and will be subject to greater risks than a gaming company with more operating properties due to the limited diversification of our businesses and sources of revenue.

Servicing the debt of our subsidiaries requires a significant amount of cash, and our subsidiaries may not generate a sufficient level of cash flow from their businesses to make scheduled payments on their debt.

Our subsidiaries’ ability to make scheduled payments of the principal of, to pay interest on or to refinance their indebtedness depends on our subsidiaries’ future performance, which is subject to certain economic, financial, competitive and other factors beyond our control. For the six months ended June 30, 2010 and the years ended December 31, 2009, 2008, 2007, 2006, and 2005, our earnings were insufficient to cover fixed charges. Our subsidiaries may not generate cash flow from operations in the future sufficient to service their debt or make necessary capital repayments. If they are unable to generate such cash flow, our subsidiaries may be required to adopt one or more alternatives, such as selling assets, restructuring debt, incurring additional indebtedness or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our subsidiaries’ ability to refinance their indebtedness will depend on the financial markets and their financial condition at such time. Our subsidiaries may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our subsidiaries’ debt obligations and a material adverse effect on our financial condition and results of operations.

Our business depends substantially on the continuing efforts of our senior management, and our business may be severely disrupted if we lose their services or their other responsibilities cause them to be unable to devote sufficient time and attention to our company.

We place substantial reliance on the gaming, project development and hospitality industry experience and knowledge of the Macau market possessed by members of our senior management team, including our co-chairman and chief executive officer, Mr. Lawrence Ho. The loss of the services of one or more members of our senior management team could hinder our ability to effectively manage our business and implement our growth and development strategies. Finding suitable replacements for Mr. Ho or other members of our senior management could be difficult, and competition for personnel of similar experience could be intense in Macau. We do not currently carry key person insurance on any members of our senior management team.

We have recruited a substantial number of new employees for each of our properties, and competition may limit our ability to attract or retain suitably qualified management and personnel.

We require extensive operational management and staff to operate both Altira Macau and City of Dreams. Accordingly, we undertook a major recruiting program before both openings. The pool of experienced gaming and other skilled and unskilled personnel in Macau is limited. Many of our new personnel occupy sensitive positions requiring qualifications sufficient to meet gaming regulatory and other requirements or are required to possess other skills for which substantial training and experience are needed. Moreover, competition to recruit and retain qualified gaming and other personnel is expected to continue. In addition, we are not currently allowed under Macau government policy to hire non-Macau resident dealers, croupiers and supervisors. We cannot assure you that we will be able to attract and retain a sufficient number of qualified individuals to operate our properties or that costs to recruit and retain such personnel will not increase significantly. The inability to attract and retain qualified employees and operational management personnel could have a material adverse effect on our business.

Our insurance coverage may not be adequate to cover all losses that we may suffer from our operations. In addition, our insurance costs may increase and we may not be able to obtain the same insurance coverage in the future.

We currently have various insurance policies providing certain coverage typically required by gaming and hospitality operations in Macau. Such coverage includes property damage, business interruption and general liability. These insurance policies provide coverage that is subject to policy terms, conditions and limits. There is no assurance that we will be able to renew such insurance coverage on equivalent premium cost, terms, conditions and limits upon policy renewals. The cost of coverage may in the future become so high that we may be unable to obtain the insurance policies we deem necessary for the operation of our projects on commercially practicable terms, or at all, or we may need to reduce our policy limits or agree to certain exclusions from our coverage. We cannot assure you that any such insurance policies we may obtain will be adequate to protect us from material losses. If we incur loss, damage or liability for amounts exceeding the limits of our current or future insurance coverage, or for claims outside the scope of our current or future insurance coverage, our financial conditions and business operations could be materially and adversely affected. For example, certain casualty events, such as labor strikes, nuclear events, acts of war, loss of income due to cancellation of conventions or room reservations arising from fear of terrorism, contagious or infectious disease, deterioration or corrosion, insect or animal damage and pollution may not be covered under our policies. As a result, certain acts and events could expose us to significant uninsured losses. In addition to the damages caused directly by a casualty loss such as fire or natural disasters, we may suffer a disruption of our business as a result of these events or be subject to claims by third parties who may be injured or harmed. While we intend to carry business interruption insurance and general liability insurance, such insurance may not be available on commercially reasonable terms, or at all, and, in any event, may not be adequate to cover all losses that may result from such events.

Risks Relating to Our Business and Operations in Macau

Conducting business in Macau has certain political and economic risks that may lead to significant volatility and have a material adverse effect on our results of operations.

All of our operations are in Macau. Accordingly, our business development plans, results of operations and financial condition may be materially adversely affected by significant political, social and economic developments in Macau and China and by changes in government policies or changes in laws and regulations or the interpretations of these laws and regulations. In particular, our operating results may be adversely affected by:

•	changes in Macau’s and China’s political, economic and social conditions;

•	tightening of travel restrictions to Macau which may be imposed by China;

•	changes in policies of the government or changes in laws and regulations, or in the interpretation or enforcement of these laws and regulations;

•	changes in foreign exchange regulations;

•	measures that may be introduced to control inflation, such as interest rate increases or bank account withdrawal controls; and

•	changes in the rate or method of taxation.

Our operations in Macau are also exposed to the risk of changes in laws and policies that govern operations of Macau-based companies. Tax laws and regulations may also be subject to amendment or different interpretation and implementation, thereby adversely affecting our profitability after tax. Further, certain terms of our gaming subconcession may be subject to renegotiations with the Macau government in the future, including amounts we will be obligated to pay the Macau government in order to continue operations. Melco Crown Gaming’s obligations to make certain payments to the Macau government under the terms of its subconcession include a fixed annual premium per year and a variable premium depending on the number and type of gaming tables and gaming machines that we operate. The results of any renegotiations could have a material adverse effect on our results of operations and financial condition.

The Macau government granted us land leases for lands for Altira Macau and for City of Dreams. The opening and operation of the areas of City of Dreams for which construction is not yet completed will be subject to our obtaining an occupancy permit for such areas.

In January 2008, Former Secretary for Public Works and Transport of Macau, Mr. Ao Man Long, was convicted and sentenced to a prison term of 28.5 years on charges involving corruption, bribery, irregular financial activities and money laundering. Those being tried and convicted in cases connected with the conviction of Mr. Ao in 2008 are related to local companies to whom several major public works and services contracts were awarded and for whom certain licensing procedures were allegedly expedited. Mr. Lao Sio-Io was appointed the new Secretary for Transport and Public Works in March 2007. We cannot predict whether any ongoing or further prosecutions and investigations will adversely affect the functioning of the Macau Land, Public Works and Transports Bureau, any approvals that are pending before it, or for which applications may be made in the future (including with respect to our possible future projects), or will give rise to additional scrutiny or review of any approvals, including those for Altira Macau and City of Dreams, that were previously approved or granted through this Bureau and the Secretary for Transport and Public Works of Macau.

As we expect a significant number of patrons to come to our properties from China, general economic conditions and policies in China could have a significant impact on our financial prospects. A slowdown in economic growth and tightening of restrictions on travel imposed by China could adversely impact the number of visitors from China to our properties in Macau as well as the amounts they are willing to spend in our casinos, which could have a material adverse effect on the results of our operations and financial condition.

The winnings of our patrons could exceed our casino winnings.

Our revenues are mainly derived from the difference between our casino winnings and the winnings of our casino patrons. Since there is an inherent element of chance in the gaming industry, we do not have full control over our winnings or the winnings of our casino patrons. If the winnings of our patrons exceed our casino winnings, we may record a loss from our gaming operations, and our business, financial condition and results of operations could be materially and adversely affected.

Theoretical win rates for our casino operations depend on a variety of factors, some beyond our control.

In addition to the element of chance, theoretical win rates are also affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the spread of table limits, the volume of bets placed by our players and the amount of time players spend on gambling — thus our actual win rates may differ greatly over short time periods, such as from quarter to quarter, and could cause our quarterly results to be volatile. Each of these factors, alone or in combination, have the potential to negatively impact our win rates, and our business, financial condition and results of operations could be materially and adversely affected.

Our gaming business is subject to cheating and counterfeiting.

All gaming activities at our table games are conducted exclusively with gaming chips which, like real currency, are subject to the risk of alteration and counterfeiting. We incorporate a variety of security and anti-counterfeit features to detect altered or counterfeit gaming chips. Despite such security features, unauthorized parties may try to copy our gaming chips and introduce, use and cash in altered or counterfeit gaming chips in our gaming areas. Any negative publicity arising from such incidents could also tarnish our reputation and may result in a decline in our business, financial condition and results of operation.

Our existing surveillance and security systems, designed to detect cheating at our casino operations, may not be able to detect all such cheating in time or at all, particularly if patrons collude with our employees. In addition, our gaming promoters or other persons could, without our knowledge, enter into betting arrangements directly with our casino patrons on the outcomes of our games of chance, thus depriving us of revenues.

Because we depend upon our properties in one market for all of our cash flow, we will be subject to greater risks than a gaming company that operates in more markets.

We are and will be primarily dependent upon City of Dreams, Altira Macau and Mocha Clubs for our cash flow. Given that our current operations are and will be conducted only at properties in Macau, we will be subject to greater risks than a gaming company with operating properties in several markets. These risks include:

•	dependence on the gaming and leisure market in Macau and limited diversification of our businesses and sources of revenue;

•	a decline in economic, competitive and political conditions in Macau or generally in Asia;

•	inaccessibility to Macau due to inclement weather, road construction or closure of primary access routes;

•	a decline in air or ferry passenger traffic to Macau due to higher ticket costs, fears concerning travel or otherwise;

•	travel restrictions to Macau imposed now or in the future by China;

•	changes in Macau governmental laws and regulations, or interpretations thereof, including gaming laws and regulations;

•	natural and other disasters, including typhoons, outbreaks of infectious diseases or terrorism, affecting Macau;

•	that the number of visitors to Macau does not increase at the rate that we have expected; and

•	a decrease in gaming activities at our properties.

Any of these conditions or events could have a material adverse effect on our business, cash flows, financial condition, results of operations and prospects.

Our gaming operations could be adversely affected by restrictions on the export of the Renminbi and limitations of the Pataca exchange markets.

Gaming operators in Macau are currently prohibited from accepting wagers in Renminbi, the currency of China. There are currently restrictions on the export of the Renminbi outside of mainland China, including to Macau. For example, Chinese traveling abroad are only allowed to take a total of RMB20,000 plus the equivalent of up to US$5,000 out of China. Restrictions on the export of the Renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact our operations.

Our revenues in Macau are denominated in H.K. dollars and Patacas, the legal currency of Macau. Although currently permitted, we cannot assure you that H.K. dollars and Patacas will continue to be freely exchangeable into U.S. dollars. Although the exchange rate between the H.K. dollar and the U.S. dollar has been pegged since 1983 and the Pataca is pegged to the H.K. dollar, we cannot assure you that the H.K. dollar will remain pegged to the U.S. dollar and that the Pataca will remain pegged to the H.K. dollar. Also, because the currency market for Patacas is relatively small and undeveloped, our ability to convert large amounts of Patacas into U.S. dollars over a relatively short period of time may be limited. As a result, we may experience difficulty in converting Patacas into U.S. dollars.

Terrorism and the uncertainty of war, economic downturns and other factors affecting discretionary consumer spending and leisure travel may reduce visitation to Macau and harm our operating results.

The strength and profitability of our business depends on consumer demand for casino resorts and leisure travel in general. Changes in Asian consumer preferences or discretionary consumer spending could harm our business. Terrorist acts could have a negative impact on international travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which future terrorist acts may affect us, directly or indirectly. In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, amounts of disposable consumer income, fears of recession and lack of consumer confidence in the economy, may negatively impact our business. Consumer demand for hotel, casino resorts and the type of luxury amenities we currently offer and plan to offer in the future are highly sensitive to downturns in the economy. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel could significantly harm our operations.

An outbreak of the highly pathogenic avian influenza caused by the H5N1 virus (avian flu or bird flu), Severe Acute Respiratory Syndrome, or SARS, or H1N1 virus (swine flu) or other contagious disease may have an adverse effect on the economies of certain Asian countries and may adversely affect our results of operations.

During 2004, large parts of Asia experienced unprecedented outbreaks of avian flu which, according to a report of the World Health Organization, or WHO, in 2004, placed the world at risk of an influenza pandemic with high mortality and social and economic disruption. As of October 18, 2010, the WHO confirmed a total of 302 fatalities in a total number of 507 cases reported to the WHO, which only reports laboratory confirmed cases of avian flu since 2003. In particular, Guangdong Province, PRC, which is located across the Zhuhai Border from Macau, has confirmed several cases of avian flu. Currently, fully effective avian flu vaccines have not yet been developed and there is evidence that the H5N1 virus are evolving so there can be no assurance that an effective vaccine can be discovered in time to protect against the potential avian flu pandemic. In the first half of 2003, certain countries in Asia experienced an outbreak of SARS, a highly contagious form of atypical pneumonia, which seriously interrupted economic activities and caused the demand for goods and services to plummet in the affected regions. More recently, in April 2009, there has been an outbreak of the Influenza A (H1N1) virus which originated in Mexico but has since spread globally including confirmed reports in Indonesia, Hong Kong, Japan, Malaysia, Singapore, and elsewhere in Asia. Indonesia also recently confirmed its first Influenza A (H1N1) linked death. The Influenza A (H1N1) virus is believed to be highly contagious and may not be easily contained. There can be no assurance that an outbreak of avian flu, SARS, H1N1 (swine flu) or other contagious disease or the measures taken by the governments of affected countries against such potential outbreaks, will not seriously interrupt our gaming operations or visitation to Macau, which may have a material adverse effect on our results of operations. The perception that an outbreak of avian flu, SARS or other contagious disease may occur again may also have an adverse effect on the economic conditions of countries in Asia.

Macau is susceptible to severe typhoons that may disrupt our operations.

Macau is susceptible to severe typhoons. Macau consists of a peninsula and two islands off the coast of mainland China. In the event of a major typhoon or other natural disaster in Macau, our properties and business may be severely disrupted and our results of operations could be adversely affected. Although we or our operating subsidiaries do carry insurance coverage with respect to these events, our coverage may not be sufficient to fully indemnify us against all direct and indirect costs, including loss of business, that could result from substantial damage to, or partial or complete destruction of, our properties or other damages to the infrastructure or economy of Macau.

Any fluctuation in the value of the H.K. dollar, U.S. dollar or Pataca may adversely affect our indebtedness, expenses and profitability.

Although the majority of our revenues are denominated in H.K. dollars, our expenses will be denominated predominantly in Patacas. In addition, a significant portion of our indebtedness and certain expenses is denominated in U.S. dollars, and the costs associated with servicing and repaying such debt will be denominated in U.S. dollars. The value of the H.K. dollar and Patacas against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the H.K. dollar and the U.S. dollar has been pegged since 1983 and the Pataca is pegged to the H.K. dollar, we cannot assure you that the H.K. dollar will remain pegged to the U.S. dollar and that the Pataca will remain pegged to the H.K. dollar. We do not hedge our exposure to foreign currencies. Instead, we maintain a certain amount of our operating funds in the same currencies in which we have obligations, thereby reducing our exposure to currency fluctuations. Any significant fluctuations in the exchange rates between H.K. dollars or Patacas to U.S. dollars may have a material adverse effect on our revenues and financial condition. For example, to the extent that we are required to convert U.S. dollar financings into H.K. dollars or Patacas for our operations, fluctuations in the exchange rates between

H.K. dollars or Patacas against the U.S. dollar could have an adverse effect on the amounts we receive from the conversion.

Contract parties may not be able to secure adequate financing.

During the course of our business, we may enter into agreements with contract parties from which we may derive income in relation to the operation of gaming business. The inability of such contract parties to raise sufficient funds to develop and/or undertake the relevant project and gaming operations may affect our ability to derive such income as contracted for in the relevant agreements, and this may have an adverse impact on our business.

Our future construction projects will be subject to significant development and construction risks, which could have a material adverse impact on related project timetables, costs and our ability to complete the projects.

Our future construction projects will be subject to a number of risks, including:

•	lack of sufficient or delays in availability of financing;

•	changes to plans and specifications;

•	engineering problems, including defective plans and specifications;

•	shortages of, and price increases in, energy, materials and skilled and unskilled labor, and inflation in key supply markets;

•	delays in obtaining or inability to obtain necessary permits, licenses and approvals;

•	changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to gaming, leisure, residential, real estate development or construction projects;

•	labor disputes or work stoppages;

•	disputes with and defaults by contractors and subcontractors;

•	environmental, health and safety issues, including site accidents and the spread of viruses such as H1N1 or H5N1;

•	weather interferences or delays;

•	fires, typhoons and other natural disasters;

•	geological, construction, excavation, regulatory and equipment problems; and

•	other unanticipated circumstances or cost increases.

The occurrence of any of these development and construction risks could increase the total costs, delay or prevent the construction or opening or otherwise affect the design and features of any future construction projects which we might undertake to complete. We cannot guarantee that our construction costs or total project costs for future projects will not increase beyond amounts initially budgeted.

Risks Relating to Our Operations in the Gaming Industry in Macau

Because our operations face intense competition in Macau and elsewhere in Asia, we may not be able to compete successfully and we may lose or be unable to gain market share.

The hotel, resort and casino businesses are highly competitive. Our competitors in Macau and elsewhere in Asia include many of the largest gaming, hospitality, leisure and resort companies in the world. Some of these current and future competitors are larger than we are and may have more diversified resources and greater access to capital to support their developments and operations in Macau and elsewhere.

We also compete to some extent with casinos located in other countries, such as Malaysia, North Korea, South Korea, the Philippines, Cambodia, Australia, New Zealand and elsewhere in the world, including Las Vegas and Atlantic City in the United States. In addition, certain countries, such as Singapore have legalized casino gaming and others may in the future legalize casino gaming, including Japan, Taiwan and Thailand. Singapore awarded a casino license to Las Vegas Sands and a second casino license to Genting International Bhd. in 2006. Genting International Bhd. opened its casino on February 14, 2010 and Las Vegas Sands opened its casino on April 27, 2010. We also compete with cruise ships operating out of Hong Kong and other areas of Asia that offer gaming. The proliferation of gaming venues in Southeast Asia could also significantly and adversely affect our financial condition, results of operations or cash flows.

Our regional competitors also include Crown’s Crown Casino Melbourne and Burswood Casino in Australia and other casino resorts that Melco and Crown may develop elsewhere in Asia outside Macau. Melco and Crown may develop different interests and strategies for projects in Asia under their joint venture which conflict with the interests of our business in Macau or otherwise compete with us for Asian gaming and leisure customers.

The Macau government could grant additional rights to conduct gaming in the future, which could significantly increase competition in Macau and cause us to lose or be unable to gain market share.

Melco Crown Gaming is one of six companies authorized by the Macau government to operate gaming activities in Macau. The Macau Government has announced that until further assessment of the economic situation in Macau there will not be any increase in the number of concessions or subconcessions. However, the policies and laws of the Macau government could change and the Macau government could grant additional concessions or subconcessions, and we could face additional competition which could significantly increase the competition in Macau and cause us to lose or be unable to maintain or gain market share.

Gaming is a highly regulated industry in Macau and adverse changes or developments in gaming laws or regulations could be difficult to comply with or significantly increase our costs, which could cause our projects to be unsuccessful.

Gaming is a highly regulated industry in Macau. Current laws, such as licensing requirements, tax rates and other regulatory obligations, including those for anti-money laundering, could change or become more stringent resulting in additional regulations being imposed upon the gaming operations in the Altira Macau casino, the City of Dreams casino, the Mocha Clubs, and other future projects including Macau Studio City and any other locations we may operate from time to time. Any such adverse developments in the regulation of the gaming industry could be difficult to comply with and could significantly increase our costs, which could cause our projects to be unsuccessful.

In September 2009, the Macau government set a cap on commission payments to gaming promoters of 1.25% of net rolling. This policy, which is being enforced as of December 2009, may limit our ability to develop successful relationships with gaming promoters and attract rolling chip patrons. Any failure to comply with these regulations may result in the imposition of liabilities, fines and other penalties and may materially and adversely affect our gaming subconcession. See “Regulation.”

Also the Macau government has announced its intention to raise the minimum age required for the entrance in casinos in Macau from 18 years of age to 21 years of age. As far as employment is concerned, it was further announced that this measure, when adopted, would allow casino employees to maintain their positions while in the process of reaching the minimum required age. If implemented, this could adversely affect our ability to engage sufficient staff for the operation of our projects.

The Macau government announced that the number of gaming tables operating in Macau should not exceed 5,500 by the end of 2012, which may adversely affect the future expansion of our business.

Also, the Macau government announced that it intends to restrict the ability of operators to open slot lounges, such as our Mocha Clubs, in residential areas. This policy may limit our ability to find new sites or maintain existing sites for the operation of our Mocha Clubs.

Current Macau laws and regulations concerning gaming and gaming concessions and matters such as prevention of money laundering are, for the most part, fairly recent and there is little precedent on the interpretation of these laws and regulations. We believe that our organizational structure and operations are currently in compliance in all material respects with all applicable laws and regulations of Macau. However, these laws and regulations are complex and a court or an administrative or regulatory body may in the future render an interpretation of these laws and regulations or issue new or modified regulations that differ from our interpretation, which could have a material adverse effect on our financial condition, results of operations or cash flows.

Our activities in Macau are subject to administrative review and approval by various agencies of the Macau government. For example, our activities are subject to the administrative review and approval by the DICJ, the Health Department, Labor Bureau, Public Works Bureau, Fire Department, Finance Department and Macau Government Tourism Office. We cannot assure you that we will be able to obtain all necessary approvals, which may materially affect our business and operations. Macau law permits redress to the courts with respect to administrative actions. However, such redress is largely untested in relation to gaming regulatory issues.

Under Melco Crown Gaming’s subconcession, the Macau government may terminate the subconcession under certain circumstances without compensation to Melco Crown Gaming, which would prevent it from operating casino gaming facilities in Macau and could result in defaults under our indebtedness and a partial or complete loss of our investments in our projects.

Under Melco Crown Gaming’s gaming subconcession, the Macau government has the right to unilaterally terminate our subconcession in the event of non-compliance by Melco Crown Gaming with its basic obligations under the subconcession and applicable Macau laws. If such a termination were to occur, Melco Crown Gaming would be unable to operate casino gaming in Macau. We would also be unable to recover the US$900 million consideration paid to Wynn Macau for the issue of the subconcession. For a list of termination events, please see the section headed “Regulation.” These events could lead to the termination of Melco Crown Gaming’s subconcession without compensation to Melco Crown Gaming. In many of these instances, the subconcession contract does not provide a specific cure period within which any such events may be cured and, instead, we would rely on consultations and negotiations with the Macau government to remedy any such violation. Melco Crown Gaming has entered into a service agreement with New Cotai Entertainment (Macau) Limited and New Cotai Entertainment, LLC pursuant to which Melco Crown Gaming will operate the casino premises in its hotel casino resorts. If New Cotai Entertainment (Macau) Limited or other parties with whom we may, in the future, enter into similar agreements were to be found unsuitable or were to undertake actions that are inconsistent with Melco Crown Gaming’s subconcession terms and requirements, we could suffer penalties, including the termination of the subconcession.

Based on information from the Macau government, proposed amendments to the legislation with regard to reversion of casino premises are being considered. We expect that if such amendments take effect, on the expiry or any termination of Melco Crown Gaming’s subconcession, unless Melco Crown Gaming’s subconcession were extended, only that portion of casino premises within our developments as then designated with the approval of the Macau government, including all gaming equipment, would revert to the Macau government automatically without compensation to us. Until such amendments come into effect, all of our casino premises and gaming equipment would revert automatically without compensation to us.

The subconcession contract contains various general covenants, obligations and other provisions as to which the determination of compliance is subjective. For example, compliance with general and special duties of cooperation, special duties of information, and with obligations foreseen for the execution of our investment plan may be subjective. We cannot assure you that we will perform such covenants in a way that satisfies the requirements of the Macau government and, accordingly, we will be dependent on our continuing communications and good faith negotiations with the Macau government to ensure that we are performing our obligations under the subconcession in a manner that would avoid any violations.

Under Melco Crown Gaming’s subconcession, the Macau government is allowed to request various changes in the plans and specifications of our Macau properties and to make various other decisions and determinations that may be binding on us. For example, the Chief Executive of the Macau SAR has the right to require that we increase

Melco Crown Gaming’s share capital or that we provide certain deposits or other guarantees of performance with respect to the obligations of our Macau subsidiaries in any amount determined by the Macau government to be necessary. Melco Crown Gaming is limited in its ability to raise additional capital by the need to first obtain the approval of the Macau gaming and governmental authorities before raising certain debt or equity. Melco Crown Gaming’s ability to incur debt or raise equity may also be restricted by our existing and any future loan facilities. As a result, we cannot assure you that we will be able to comply with these requirements or any other requirements of the Macau government or with the other requirements and obligations imposed by the subconcession.

Furthermore, pursuant to the subconcession contract, we are obligated to comply not only with the terms of that agreement, but also with laws, regulations, rulings and orders that the Macau government might promulgate in the future. We cannot assure you that we will be able to comply with any such laws, regulations, rulings or orders or that any such laws, regulations, rulings or orders would not adversely affect our ability to construct or operate our Macau properties. If any disagreement arises between us and the Macau government regarding the interpretation of, or our compliance with, a provision of the subconcession contract, we will be relying on the consultation and negotiation process with the applicable Macau governmental agency described above. During any such consultation, however, we will be obligated to comply with the terms of the subconcession contract as interpreted by the Macau government.

Melco Crown Gaming’s failure to comply with the terms of its subconcession in a manner satisfactory to the Macau government could result in the termination of its subconcession. We cannot assure you that Melco Crown Gaming would always be able to operate gaming activities in a manner satisfactory to the Macau government. The loss of its subconcession would prohibit Melco Crown Gaming from conducting gaming operations in Macau which would have a material adverse effect on our financial condition, results of operations and cash flows and could result in defaults under our indebtedness and a partial or complete loss of our investments in our projects.

Currently, there is no precedent on how the Macau government will treat the termination of a concession or subconcession upon the occurrence of any of the circumstances mentioned above. Some of the laws and regulations summarized above have not yet been applied by the Macau government. Therefore, the scope and enforcement of the provisions of Macau’s gaming regulatory system cannot be fully assessed at this time.

Melco Crown Gaming’s subconcession contract expires in 2022 and if we were unable to secure an extension of its subconcession in 2022 or if the Macau government were to exercise its redemption right in 2017, we would be unable to operate casino gaming in Macau.

Melco Crown Gaming’s subconcession contract expires in 2022. Under the subconcession contract, beginning in 2017, the Macau government has the right to redeem the subconcession contract by providing us with at least one year’s prior notice. In the event the Macau government exercises this redemption right, we would be entitled to fair compensation or indemnity. The standards for the calculation of the amount of such compensation or indemnity would be determined based on the gross revenue generated by City of Dreams during the tax year immediately prior to the redemption, multiplied by the remaining term of the subconcession. We would not receive any further compensation (including for consideration paid to Wynn Macau for the subconcession). We cannot assure you that Melco Crown Gaming would be able to renew or extend its subconcession contract on terms favorable to us, or at all. We also cannot assure you that if Melco Crown Gaming’s subconcession were redeemed, the compensation paid would be adequate to compensate us for the loss of future revenues.

While Melco Crown Gaming will not initially be required to pay corporate income taxes on income from gaming operations under the subconcession, this tax exemption will expire in 2011, and it may not be extended.

The Macau government has granted to Melco Crown Gaming the benefit of a corporate tax holiday on gaming income in Macau for five years from 2007 to 2011. When this tax exemption expires, we cannot assure you that it will be extended beyond the expiration date.

Furthermore, the Macau government has granted to our subsidiary Altira Hotel Limited a declaration of utility purposes benefit, pursuant to which, for a period of 12 years, it is entitled to a vehicle and property tax holiday on any vehicles and immovable property that it owns or has been granted. Additionally, under the tax holiday, this entity will also be allowed to double the maximum rates applicable regarding depreciation and reintegration for purposes of assessment of corporate income tax for the same period of time. We have applied for the same tax holidays for Melco Crown (COD) Hotels Limited in relation to the hotels at City of Dreams, but we cannot assure you that they will be granted by the Macau government on as favorable terms, or at all.

We extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers.

We have conducted, and expect to continue to conduct, our table gaming activities at our casinos on a credit basis as well as a cash basis. This credit is often unsecured, as is customary in our industry. High-end patrons typically are extended more credit than patrons who wager lower amounts.

We may not be able to collect all of our gaming receivables from our credit customers. We expect that we will be able to enforce our gaming receivables only in a limited number of jurisdictions, including Macau and under certain circumstances Hong Kong. As most of our gaming customers are visitors from other jurisdictions, principally Hong Kong and the PRC, we may not have access to a forum in which we will be able to collect all of our gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts. We may encounter forums that will refuse to enforce such debts, or we may be unable to locate assets in other jurisdictions against which to seek recovery of gaming debts. The collectability of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We may also in given cases have to determine whether aggressive enforcement actions against a customer will unduly alienate the customer and cause the customer to cease playing at our casinos. If we recognize large receivables from the credit extended to our customers, we could suffer a material adverse impact on our operating results if those receivables are deemed uncollectible. In addition, in the event a patron has been extended credit and has lost back to us the amount borrowed and the receivable from that patron is deemed uncollectible, Macau gaming tax will still be payable on the resulting gaming revenue notwithstanding our uncollectible receivable.

The current credit environment may limit availability of credit to gaming patrons and may negatively impact our revenue.

We conduct our table gaming activities at our casinos on a credit basis as well as a cash basis and our gaming promoters conduct their operations by extending credit to gaming patrons. The general economic downturn and turmoil in the financial markets have placed broad limitations on the availability of credit from credit sources as well as lengthening the recovery cycle of extended credit. Continued tightening of liquidity conditions in credit markets may constrain revenue generation and growth and could have a material adverse effect on our business, financial condition and results of operations.

Our business may face a higher level of volatility due to our focus on the rolling chip segment of the gaming market.

A significant proportion of our revenues is generated from the rolling chip segment of the gaming market. The revenues generated from the rolling chip segment of the gaming market are acutely volatile primarily due to high bets, and the resulting high winnings and losses. As a result, our business and results of operations and cash flows from operations may be more volatile from quarter to quarter than that of our competitors and may require higher levels of cage cash in reserve to manage this volatility.

We depend upon gaming promoters for a portion of our gaming revenue and if we are unable to establish, maintain and increase the number of successful relationships with gaming promoters, our ability to attract rolling chip patrons may be adversely affected.

Gaming promoters, who organize tours for rolling chip patrons to casinos in Macau, are responsible for a portion of our gaming revenues in Macau. With the rise in casino operations in Macau, the competition for relationships with gaming promoters has increased. As of June 30, 2010, we had agreements in place with approximately 68 gaming promoters. If we are unable to utilize and develop relationships with gaming promoters, our ability to grow our gaming revenues will be hampered and we will have to seek alternative ways to develop and maintain relationships with rolling chip patrons, which may not be as profitable as relationships developed through gaming promoters.

We are impacted by the reputation and integrity of the parties with whom we engage in business activities and we cannot assure you that these parties will always maintain high standards or suitability throughout the term of our association with them. Failure to maintain such high standards or suitability may cause us and our shareholders to suffer harm to our and the shareholders’ reputation, as well as impaired relationships with, and possibly sanctions from, gaming regulators.

The reputation and integrity of the parties with whom we engage in business activities, in particular those who are engaged in gaming related activities, such as gaming promoters and developers and hotel operators that do not hold concessions or subconcessions and with which we have or may enter into services agreements, are important to our own reputation and to Melco Crown Gaming’s ability to continue to operate in compliance with its subconcession. For parties we deal with in gaming related activities, where relevant, the gaming regulators undertake their own probity checks and will reach their own suitability findings in respect of the activities and parties which we intend to associate with. In addition, we also conduct our internal due diligence and evaluation process prior to engaging such parties. Notwithstanding such regulatory probity checks and our own due diligence, we cannot assure you that the parties with whom we are associated will always maintain the high standards that gaming regulators and we require or that such parties will maintain their suitability throughout the term of our association with them. If we were to deal with any party whose probity was in doubt, this may reflect negatively on our own probity when assessed by the gaming regulators. Also, if a party associated with us falls below the gaming regulators’ suitability standards, we and our shareholders may suffer harm to our and the shareholders’ reputation, as well as impaired relationships with, and possibly sanctions from, gaming regulators with authority over our operations.

In particular, the reputations of the gaming promoters we deal with are important to our own reputation and Melco Crown Gaming’s ability to continue to operate in compliance with its subconcession. While we endeavor to ensure high standards of probity and integrity in the gaming promoters with whom we are associated, we cannot assure you that the gaming promoters with whom we are associated will always maintain such high standards. If we were to deal with a gaming promoter whose probity was in doubt or who failed to operate in compliance with Macau law consistently, this may be considered by regulators or investors to reflect negatively on our own probity and compliance records. If a gaming promoter falls below our standards of probity, integrity and legal compliance, we and our shareholders may suffer harm to our or their reputation, as well as worsened relationships with, and possibly sanctions from, gaming regulators with authority over our operations.

Since May 2008, China has imposed government restrictions on Chinese citizens traveling from mainland China to Macau. If China or other countries impose further restrictions on travel to Macau, our business or results of operations could be adversely affected.

We have made significant investments to develop our casino gaming and entertainment resort facilities and intend to make significant additional investments to develop Phase II at City of Dreams, based, in part, on our expectation of future visitor arrivals in Macau, particularly from mainland China. In 2007, 2008 and 2009, tourists from mainland China accounted for approximately 55.1%, 50.6% and 50.5%, respectively, of all visitors to Macau. If visitor arrivals from China and elsewhere fail to increase as anticipated or decrease further, our existing business and business prospects could be adversely affected.

Visitor arrivals from China and elsewhere may be negatively affected by visa and other travel restrictions from various countries. The Chinese government controls the flow of visitors from mainland China into Macau, as Chinese citizens must obtain visas to visit Macau. Under China’s Individual Visit Scheme (“IVS”), Chinese citizens from 49 urban centers and economically developed regions in the PRC may be eligible to obtain visas to visit Macau individually and not as part of a tour. The number of permits granted under the IVS has been gradually increasing since the system was introduced in 2003.

Between May and September 2008, the Chinese government imposed tighter restrictions on travel to Macau and may impose further restrictions in the future. In May and July 2008, the Chinese government readjusted its visa policy toward Macau and limited the number of visits that some mainland Chinese citizens may make to Macau in a given time period. In September 2008, it was publicly announced that mainland Chinese citizens with only a Hong Kong visa and not a Macau visa could no longer enter Macau from Hong Kong. In addition, in May 2009, China also began to restrict the operation of “below-cost” tour groups involving low up-front payments and compulsory shopping. These restrictions had a material adverse effect on the number of visitors to Macau from mainland China.

Visitor arrivals in Macau decreased by 5.2% to 21.8 million in 2009, compared to 22.9 million in 2008. Further restrictions on travel from China or other countries to Macau or any increase in prices of tours to Macau, as a result of new regulations on travel agencies or otherwise, may reduce the number of visitors to Macau in general and to our properties in particular.

We cannot assure you that anti-money laundering policies that we have implemented, and compliance with applicable anti-money laundering laws, will be effective to prevent our casino operations from being exploited for money laundering purposes.

Macau’s free port, offshore financial services and free movements of capital create an environment whereby Macau’s casinos could be exploited for money laundering purposes. We have implemented anti-money laundering policies in compliance with all applicable anti-money laundering laws and regulations in Macau. However, we cannot assure you that any such policies will be effective in preventing our casino operations from being exploited for money laundering purposes, including from jurisdictions outside of Macau. In the normal course of business, we expect to be required by regulatory authorities from Macau and other jurisdictions to attend meetings and interviews from time to time to discuss our operations as they relate to anti-money laundering laws and regulations. Any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving us, our employees, our gaming promoters or our customers could have a material adverse impact on our reputation, business, cash flows, financial condition, prospects and results of operations.

If Macau’s transportation infrastructure does not adequately support the development of Macau’s gaming and leisure industry, visitation to Macau may not increase as currently expected, which may adversely affect our projects.

Macau consists of a peninsula and two islands and is connected to China by two border crossings. Macau has an international airport and connections to China and Hong Kong by road, ferry and helicopter. To support Macau’s planned future development as a gaming and leisure destination, the frequency of bus, plane and ferry services to Macau will need to increase. While various projects are under development to improve Macau’s internal and external transportation links, these projects may not be approved, financed or constructed in time to handle the projected increase in demand for transportation or at all, which could impede the expected increase in visitation to Macau and adversely affect our projects.

Risks Relating to Our Corporate Structure and Ownership

Our existing shareholders will have a substantial influence over us and their interests in our business may be different than yours.

Melco and Crown together own the substantial majority of our outstanding shares, with each beneficially holding approximately 33.5% of our outstanding ordinary shares and ordinary shares represented by ADSs (exclusive of any ordinary shares represented by ADSs held by the SPV) as of November 5, 2010. Melco and Crown have entered into a shareholders deed regarding the voting of their shares of our company under which each will agree to, among other things, vote its shares in favor of three nominees to our board designated by the other.

As a result, Melco and Crown, if they act together, will have the power, among other things, to elect directors to our board, including six of ten directors who are designated nominees of Crown and Melco, appoint and change our management, affect our legal and capital structure and our day-to-day operations, approve material mergers, acquisitions, dispositions and other business combinations and approve any other material transactions and financings. These actions may be taken in many cases without the approval of independent directors or other shareholders and the interests of these shareholders may conflict with your interests as holders of the Notes. In addition, if Melco or Crown provides shareholder support to us in the form of shareholder loans or provides credit support by guaranteeing our obligations, they may become our creditors with different interests than shareholders with only equity interests in us or you as holders of the Notes.

Business conducted through joint ventures involves certain risks.

We were initially formed as a 50/50 joint venture between Melco and PBL as their exclusive vehicle to carry on casino, gaming machine and casino hotel operations in Macau. Subsequently, Crown acquired all the gaming businesses and investments of PBL, including PBL’s investment in our company. As a joint venture controlled by Melco and Crown, there are special risks associated with the possibility that Melco and Crown may: (1) have economic or business interests or goals that are inconsistent with ours or that are inconsistent with each other’s interests or goals, causing disagreement between them or between them and us which harms our business; (2) have operations and projects elsewhere in Asia that compete with our businesses in Macau and for available resources and management attention within the joint venture group; (3) take actions contrary to our policies or objectives; (4) be unable or unwilling to fulfill their obligations under the relevant joint venture or shareholders’ deed; or (5) have financial difficulties. In addition, there is no assurance that the laws and regulations relating to foreign investment in Melco’s or Crown’s governing jurisdictions will not be altered in such a manner as to result in a material adverse effect on our business and operating results.

Melco and Crown may pursue additional casino projects in Asia, which, along with their current operations, may compete with our projects in Macau which could have material adverse consequences to us and your interests.

Melco and Crown may take action to construct and operate new gaming projects located in other countries in the Asian region, which, along with their current operations, may compete with our projects in Macau and could have adverse consequences to us and your interests. We could face competition from these other gaming projects. We also face competition from regional competitors, which include Crown’s Crown Casino in Melbourne, Australia and Burswood Casino in Perth, Australia. We expect to continue to receive significant support from both Melco and Crown in terms of their local experience, operating skills, international experience and high standards. Specifically, we have support arrangements with Melco and Crown under which they provide us technical expertise in connection with the on-going development of City of Dreams and the operations of the Altira Macau, City of Dreams and the Mocha Clubs businesses. Should Melco or Crown decide to focus more attention on casino gaming projects located in other areas of Asia that may be expanding or commencing their gaming industries, or should economic conditions or other factors result in a significant decrease in gaming revenues and number of patrons in Macau, Melco or Crown may make strategic decisions to focus on their other projects rather than us, which could adversely affect our growth. We cannot guarantee you that Melco and Crown will make strategic and other decisions which do not adversely affect our business and the trading price of the Notes.

Changes in our share ownership, including a change of control or a change in the amounts or relative percentages of our shares owned by Melco and Crown, could result in our inability to draw loans or events of default under our indebtedness or could require MCE Finance to make an offer to repurchase the Notes.

The City of Dreams Project Facility includes provisions under which we may suffer an event of default or incur an obligation to prepay the facility in full upon the occurrence of a change of control with respect to Melco Crown Gaming, or a decline in the aggregate indirect holdings of Melco Crown Gaming shares by Melco and Crown, below certain thresholds. Under the terms of the Notes, a Change of Control in connection with a decrease of the Sponsors holdings must be accompanied by a ratings decline in order to trigger a Change of Control. Furthermore, under the terms of the Notes, MCE Finance must offer to repurchase the Notes upon the occurrence of a Change of Control at a price equal to 101% of their principal amount, plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the date of redemption. See “— Risks Relating to Our Indebtedness, the Notes and the Guarantees — MCE Finance may not be able to repurchase the Notes upon a Change of Control.” Any occurrence of these events could be outside our control and could result in defaults and cross-defaults which cause the termination and acceleration of up to all of our credit facilities (or the Notes) and potential enforcement of remedies by our lenders, which would have a material adverse effect on our financial condition and results of operations.

Crown’s investment in our company is subject to regulatory review in several jurisdictions and if regulators in those jurisdictions were to find that we, Crown or Melco failed to comply with certain regulatory requirements and standards, then Crown maybe required to withdraw from the joint venture.

Crown, through wholly owned subsidiaries, owns and operates the Crown Casino in Melbourne, Australia and the Burswood Casino in Perth, Australia. Crown’s wholly owned subsidiaries hold casino licenses issued by the States of Victoria and Western Australia in Australia.

Crown, through a 50% owned joint venture subsidiary, owns and operates three casinos in the United Kingdom. The joint venture owns a 50% interest in a fourth casino in the United Kingdom.

Under a previously announced Preferred Purchase Agreement, Crown has been required to be approved by gaming regulators in the State of Nevada and is undergoing approval in the State of Pennsylvania in the United States in relation to an investment in Cannery Casino Resorts LLC which owns and operates casinos in those states.

In all jurisdictions in which Crown, or one of its wholly owned subsidiaries, holds a gaming license or Crown has a significant investment in a company which holds gaming licenses, gaming regulators are empowered to investigate associates, including business associates of Crown to determine whether the associate is of good repute and of sound financial resources. If, as a result of such investigation, the relevant gaming regulator determines that, by reason of its association, Crown has ceased to be suitable to hold a gaming license or to hold a substantial investment in the holder of a gaming license then the relevant gaming regulator may direct Crown to terminate its association or risk losing its gaming license or approval to invest in the holder of a gaming license in the relevant jurisdiction.

If actions by us or our subsidiaries or by Melco or Crown fail to comply with the regulatory requirements and standards of the jurisdictions in which Crown owns or operates casinos or in which companies in which Crown holds a substantial investment own or operate casinos or if there are changes in gaming laws and regulations or the interpretation or enforcement of such laws and regulations in such jurisdictions, then Crown may be required to withdraw from its joint venture with Melco or limit its involvement in one or more aspects of our gaming operations, which could have a material adverse effect on our business, financial condition and results of operations. Withdrawal by Crown from its joint venture with Melco could cause the failure of conditions to drawing loans under our credit facilities or the occurrence of events that default under our credit facilities or as contemplated by our founders under their joint venture agreement.

Risks Relating to Our Indebtedness, the Notes and the Guarantees

Our current, projected and potential future indebtedness could impair our financial condition, which could further exacerbate the risks associated with our significant leverage.

Exclusive of the Notes, we have incurred and expect to incur, based on current budgets and estimates, secured long-term indebtedness, including the following:

•	approximately US$1.75 billion under the City of Dreams Project Facility primarily for the development and construction of City of Dreams, of which we have drawn down, as of the date of this prospectus, an amount equivalent to approximately US$1.68 billion, of which US$444.1 million has been repaid out of the net proceeds from the sale of the Initial Notes and US$1.24 billion remains outstanding; and

•	financing for a significant portion of the costs of developing Phase II at the City of Dreams site, in an amount which is as yet undetermined.

Our significant secured indebtedness could have important consequences. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	impair our ability to obtain additional financing in the future for working capital needs, capital expenditure, acquisitions or general corporate purposes;

•	require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available to us for our operations;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage as compared to our competitors, to the extent that they are not as leveraged;

•	subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt bears interest at variable rates;

•	cause us to incur additional expenses by hedging interest rate exposures of our debt and exposure to hedging counterparties’ failure to pay under such hedging arrangements, which would reduce the funds available for us for our operations; and

•	in the event we or one of our subsidiaries were to default, result in the loss of all or a substantial portion of our and our subsidiaries’ assets, over which our lenders have taken or will take security.

Any of these or other consequences or events could have a material adverse effect on our ability to satisfy our other debt obligations, including the Notes.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make scheduled payments due on our existing and anticipated debt obligations, including the Notes, and to fund planned capital expenditure and development efforts will depend on our ability to generate cash. We will require generation of sufficient operating cash flow from our projects to service our current and future projected indebtedness. Our ability to obtain cash to service our existing and projected debt is subject to a range of economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. We may not be able to generate sufficient cash flow from operations to satisfy our existing and projected debt obligations, including the Notes, in which case, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments, or seek to raise additional capital. We cannot assure you that any refinancing or restructuring would be possible, that any assets could be sold, or, if sold, of the timing of the sales or the amount of proceeds that would be realized from those sales. In addition, the terms of the indenture and/or the terms of our other indebtedness may limit our ability to pursue any of these measures. We cannot assure you that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our failure to generate sufficient cash flow to satisfy our existing and projected debt obligations, including the Notes, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations.

The terms of the City of Dreams Project Facility may restrict our current and future operations and harm our ability to complete our projects and grow our business operations to compete successfully against our competitors.

The City of Dreams Project Facility and associated facility and security documents that Melco Crown Gaming has entered into also contain a number of restrictive covenants that impose significant operating and financial restrictions on Melco Crown Gaming and its subsidiaries, and therefore, effectively, on us. The covenants in the City of Dreams Project Facility restrict or limit, among other things, our and our subsidiaries’ ability to:

•	incur additional debt, including guarantees;

•	create security or liens;

•	dispose of assets;

•	make certain acquisitions and investments;

•	make loans, payments on certain indebtedness, distributions and other restricted payments or apply revenues earned in one part of our operations to fund development costs or cover operating losses in another part of our operations;

•	enter into sale and leaseback transactions;

•	engage in new businesses;

•	enter into or vary contracts;

•	issue preferred shares; and

•	enter into transactions with shareholders and affiliates.

In addition, the restrictions under the City of Dreams Project Facility contain financial covenants, including requirements that we satisfy certain tests or ratios for the twelve month period commencing January 1, 2010 and ending December 31, 2010, and thereafter for each successive twelve month period ending on the last day of each quarter of our financial year, such as:

•	Consolidated Leverage Ratio, as defined in the City of Dreams Project Facility;

•	Consolidated Interest Cover Ratio, as defined in the City of Dreams Project Facility; and

•	Consolidated Cash Cover Ratio, as defined in the City of Dreams Project Facility.

They also provide that, should a Change of Control (as defined in the City of Dreams Project Facility Agreement) occur, the Facility will be cancelled and all amounts outstanding thereunder become immediately due and payable. We have made certain amendments to the City of Dreams Project Facility, which became effective on or about the date of the indenture. See “Description of Other Material Indebtedness — Additional Information.”

These covenants may restrict our ability to operate and restrict our ability to incur additional debt or other financing we may require, and impede our growth.

Drawdown or rollover of advances under our debt facilities involve satisfaction of extensive conditions precedent and our failure to satisfy such conditions precedent will result in our inability to access or roll over loan advances under such facilities. We do not guarantee that we are able to satisfy all conditions precedent under our current or future debt facilities.

Our current and future debt facilities, including the City of Dreams Project Facility, require and will require satisfaction of extensive conditions precedent prior to the advance or rollover of loans under such facilities. The satisfaction of such conditions precedent may involve actions of third parties and matters outside of our control, such as government consents and approvals. If there is a breach of any terms or conditions of our debt facilities or other obligations and it is not cured or capable of being cured, such conditions precedent will not be satisfied. The inability to draw down or roll over loan advances in any debt facility may result in a funding shortfall in our operations and we may not be able to fulfill our obligations as planned; such events may result in an event of default under such debt facility and may also trigger cross default in our other obligations and debt facilities. We do not guarantee that all conditions precedent to draw down or roll over loan advances under our debt facilities will be satisfied in a timely manner or at all. If we are unable to draw down or roll over loan advances under any current or future facility, we may have to find a new group of lenders and negotiate new financing terms or consider other financing alternatives. If required, it is possible that new financing would not be available or would have to be procured on substantially less attractive terms, which could damage the economic viability of the relevant development project. The need to arrange such alternative financing would likely also delay the construction and/or operations of our future projects or existing properties, which would affect our cash flows, results of operations and financial condition.

Our failure to comply with the covenants contained in our or our subsidiaries’ indebtedness, including failure as a result of events beyond our control, could result in an event of default that could materially and adversely affect our cash flow, operating results and our financial condition.

If there were an event of default under one of our or our subsidiaries’ debt facilities, including under the indenture governing the Notes, the holders of the debt on which we defaulted could cause all amounts outstanding with respect to that debt to become due and payable immediately. In addition, any event of default or declaration of acceleration under one debt facility could result in an event of default under one or more of our other debt instruments, with the result that all of our debt would be in default and accelerated. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt facilities, including under the indenture governing the Notes, either upon maturity or if accelerated upon an event of default, or that we would be able to refinance or restructure the payments on those debt facilities. Further, if we are unable to repay, refinance or restructure our indebtedness at our subsidiaries that own or operate our properties, the lenders under those debt facilities could proceed against the collateral securing that indebtedness, which will constitute substantially all the assets and shares of our subsidiaries. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under those debt instruments. The value of the collateral may not be sufficient to repay all of our indebtedness, including the Notes.

Recent turmoil in the credit markets taken together with the role of the credit agencies may affect our ability to maintain current financing or obtain future financing which could result in delays in our project development schedule and could impact our ability to generate revenue from operations at our present and future projects.

The recent turmoil in the credit markets may adversely affect our ability to maintain our current debt facility and to obtain additional or future financing for our operations and our current and future projects. If we are unable to maintain our current debt facility or obtain suitable financing for our operations and our current or future projects, this could adversely impact our existing operations, or cause delays in, or prevent completion of, the development of future projects. This may limit our ability to operate and expand our business and may adversely impact our ability to generate revenue. The costs incurred by any new financing may be greater than anticipated due to the recent turmoil in the credit markets.

MCE Finance may not be able to repurchase the Notes upon a Change of Control.

MCE Finance must offer to purchase the Notes upon the occurrence of a Change of Control, at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any. See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

The source of funds for any such purchase would be our available cash or third-party financing. However, MCE Finance may not have enough available funds at the time of the occurrence of any Change of Control to make purchases of outstanding Notes. MCE Finance’s failure to make the offer to purchase or purchase the outstanding Notes would constitute an Event of Default under the Notes. The Event of Default may, in turn, constitute an event of default under other indebtedness, any of which could cause the related debt to be accelerated after any applicable notice or grace periods. If our other debt were to be accelerated, we may not have sufficient funds to purchase the Notes and repay the debt.

In addition, the definitions of Change of Control for purposes of the indenture governing the Notes do not necessarily afford protection for the holders of the Notes in the event of some highly leveraged transactions, including certain acquisitions, mergers, refinancings, restructurings or other recapitalizations, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings. The definitions of Change of Control for purposes of the indenture governing the Notes also include a phrase relating to the sale of “all or substantially all” of its assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law. Accordingly, MCE Finance’s obligation to make an offer to purchase the Notes, and the ability of a holder of the Notes to require MCE Finance to purchase its Notes pursuant to the offer as a result of a highly-leveraged transaction or a sale of less than all of its assets may be uncertain.

MCE Finance may, in its discretion, require holders and beneficial owners of Notes to dispose of their Notes, or MCE Finance may redeem the Notes, due to regulatory considerations.

The indenture grants MCE Finance the power to redeem the Notes if the gaming authority of any jurisdiction in which the Parent, MCE Finance or any of their respective subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of Notes be licensed, qualified or found suitable under applicable gaming laws and such holder or beneficial owner, as the case may be, fails to apply or become licensed or qualified within the required time period or is found unsuitable.

Under the foregoing circumstances, pursuant to the indenture, if such person fails to apply or become licensed or qualified or is found unsuitable, MCE Finance has the right, at its option:

(1) to require such person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of MCE Finance’s election or such earlier date as may be requested or prescribed by such gaming authority; or

(2) to redeem such Notes, which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority, at a redemption price equal to:

(a) the lesser of:

(1) the person’s cost, plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; and

(2) 100% of the principal amount thereof, plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; or

(b) such other amount as may be required by applicable law or order of the applicable gaming authority.

MCE Finance is not responsible for any costs or expenses any holder of Notes may incur in connection with its application for a license, qualification or a finding of suitability. See “Description of Exchange Notes — Gaming Redemption.”

Should MCE Finance default on the Notes, or the Guarantors default on their Guarantees, a Note holder’s right to receive payments on the Notes or the Guarantees may be adversely affected by the insolvency laws of the jurisdiction of incorporation of the defaulting Issuer or Guarantors.

MCE Finance is incorporated under the laws of the Cayman Islands and it is likely that an insolvency proceeding relating to MCE Finance, even if brought in the United States, would involve Cayman Islands insolvency laws, the procedural and substantive provisions of which may differ from comparable provisions of United States federal bankruptcy law. In addition, the insolvency laws of the jurisdictions of incorporation of the Guarantors, such as Macau, may also differ from the laws of the United States or other jurisdictions with which the holders of the Notes are familiar. The insolvency laws of the Cayman Islands, Macau or another jurisdiction of incorporation of a defaulting Guarantor may vary as to treatment of creditors and may contain prohibitions on the ability of the Issuer or the Guarantors to pay any debts existing at the time of the insolvency.

You may have difficulty enforcing judgments obtained against us.

The Parent, MCE Finance and several of the Guarantors are Cayman Islands exempted companies and substantially all of our assets are located outside of the United States. Other than MPEL (Delaware) LLC, a Delaware company, the remaining Guarantors are incorporated in Macau. All of our current operations and administrative and corporate functions are conducted in Macau and Hong Kong. In addition, substantially all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Cayman

Islands, Macau and Hong Kong courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands, Macau or Hong Kong would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands, Macau or Hong Kong courts would be competent to hear original actions brought in the Cayman Islands, Macau or Hong Kong against us or such persons predicated upon the securities laws of the United States or any state.

If we are unable to comply with the restrictions and covenants in our debt agreements or the indenture governing the Notes, there could be a default under the terms of these agreements or the indenture governing the Notes, which could cause repayment of our debt to be accelerated.

If we are unable to comply with the restrictions and covenants in the indenture governing the Notes or our current or future debt obligations and other agreements, there could be a default under the terms of these agreements. In the event of a default under these agreements, the holders of the debt could terminate their commitments to lend to us, accelerate repayment of the debt and declare all amounts borrowed due and payable or terminate the agreements, as the case may be. Furthermore, some of our debt agreements, including the indenture governing the Notes, contain cross-acceleration or cross-default provisions. As a result, our default under one debt agreement may cause the acceleration of repayment of debt, including the Notes, or result in a default under our other debt agreements, including the indenture governing the Notes. If any of these events occur, we cannot assure you that our assets and cash flow would be sufficient to repay in full all of our indebtedness, or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

Our operations are restricted by the terms of the Notes, which could limit our ability to plan for or to react to market conditions or meet our capital needs.

The indenture governing the Notes includes a number of significant restrictive covenants. These covenants restrict, among other things, the ability of MCE Finance and its subsidiaries to:

•	incur or guarantee additional indebtedness;

•	make specified restricted payments;

•	issue or sell capital stock of our restricted subsidiaries;

•	sell assets;

•	create liens;

•	enter into agreements that restrict the ability of us and our restricted subsidiaries to pay dividends, transfer assets or make intercompany loans;

•	enter into transactions with shareholders or affiliates; and

•	effect a consolidation or merger.

These covenants could limit our ability to plan for or react to market conditions or to meet our capital needs. Our ability to comply with these covenants may be affected by events beyond our control, and we may have to curtail some of our operations and growth plans to maintain compliance.

There is no established trading market for the Exchange Notes and holders of Exchange Notes may not be able to sell the Exchange Notes at the price that holders paid or at all; the liquidity and market price of the Exchange Notes following this exchange offer may be volatile.

There is no established trading market for the Exchange Notes. Approval in-principle has been received for the listing and quotation of the Exchange Notes on the Official List of the SGX-ST. However, we can make no assurances that MCE Finance will be able to obtain or maintain such listing or that, if listed, a trading market will develop. Lack of a liquid, active trading market for the Exchange Notes may adversely affect the price of the

Exchange Notes or may otherwise impede a holder’s ability to dispose of the Exchange Notes. As a result, we can make no assurances as to the liquidity of any trading market for the Exchange Notes.

We also can make no assurances that holders of the Exchange Notes will be able to sell their Exchange Notes at a particular time or that the prices that such holders receive when they sell the Exchange Notes will be equal to or more than the prices they paid for the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including the following:

•	prevailing interest rates and the markets for similar securities;

•	our results of operations, financial condition, historical financial performance and future prospects;

•	political and economic developments in and affecting Macau and other countries in which we conduct business now or in the future;

•	general economic conditions locally, regionally and globally;

•	changes in the credit ratings of the Notes or us; and

•	the financial condition and stability of the Asian or global financial sector.

Since the second quarter of 2008, the international credit markets have experienced periods of significant illiquidity and the prices of securities traded in the international capital markets have experienced substantial volatility and declines. Furthermore, historically, the market for debt by Asian issuers has been subject to disruptions that have caused substantial volatility in the prices of such securities. The market for the Exchange Notes may be subject to similar volatility or disruptions, which may have an adverse effect on holders of the Exchange Notes.

The Notes will initially be held in book-entry form, and therefore you must rely on the procedures of relevant clearing systems to exercise any rights and remedies.

The Notes will initially only be issued in global certificated form and held through the Depositary Trust Company, or DTC, and its participants, including Euroclear Bank S.A./N.A. (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”). Interests in the Global Notes (as defined in “Description of Exchange Notes — Book-Entry, Delivery and Form”) representing the Notes will trade in book-entry form only, and Notes in definitive registered form, or definitive registered Notes, will be issued in exchange for book-entry interests only in very limited circumstances. Owners of book-entry interests will not be considered owners or holders of Notes. The custodian for DTC will be the sole registered holder of the Global Notes. Payments of principal, interest and other amounts owing on or in respect of the Global Notes will be made to the paying agent who will make payments to DTC. Thereafter, these payments will be credited to accounts of participants (including Euroclear and Clearstream) that hold book-entry interests in the Global Notes and credited by such participants to indirect participants. After payment to the custodian for DTC, MCE Finance will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of DTC, Euroclear and Clearstream, and if you are not a participant in DTC, Euroclear and Clearstream on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of Notes under the indenture.

Upon the occurrence of an event of default under the indenture, unless and until definitive registered Notes are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through DTC, Euroclear and Clearstream. The procedures to be implemented through DTC, Euroclear and Clearstream may not be adequate to ensure the timely exercise of rights under the Notes. See “Description of Exchange Notes and Guarantees — Book-Entry, Delivery and Form.”

The Guarantees may be challenged under applicable insolvency or fraudulent transfer laws, which could impair the enforceability of the Guarantees.

Although laws differ among jurisdictions, under bankruptcy laws, fraudulent transfer laws, insolvency or similar laws, a guarantee could be voided if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by, or when it gives, its guarantee:

•	incurred the debt with the intent to hinder, delay or defraud creditors or was influenced by a desire to put the beneficiary of the guarantee in a position which, in the event of the guarantor’s insolvency, would be better than the position the beneficiary would have been in had the guarantee not been given;

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measure of insolvency for purposes of the foregoing will vary depending on the laws of the jurisdiction which are being applied. Generally, however, a guarantor would be considered insolvent at a particular time if it were unable to pay its debts as they fell due or if the sum of its debts was then greater than all of its property at a fair valuation or if the present fair saleable value of its assets was then less than the amount that would be required to pay its probable liabilities in respect of its existing debt as it became absolute and matured or abandonment of the head office of the guarantor or dissipation of assets, fraudulent incurrence of credits or any other abusive procedure that reveals the intention of the guarantor not to comply with its obligations.

In addition, a guarantee may be subject to review under applicable insolvency or fraudulent transfer laws in certain jurisdictions or subject to a lawsuit by or on behalf of creditors of the guarantors. In such case, the analysis set forth above would generally apply, except that the guarantee could also be subject to the claim that, since the guarantee was not incurred for the benefit of the guarantor, the obligations of the guarantor thereunder were incurred for less than reasonably equivalent value or fair consideration.

Furthermore, and specifically with regard to Macau law, in general a Guarantee may be challenged if:

•	the Guarantor delivered its Guarantee at a time when it had debt outstanding or with the intent to defraud its future creditors;

•	delivery of the Guarantee rendered it impossible for the Guarantor’s creditors to obtain full repayment (regardless of whether independent events had already made full repayment impossible); and

•	the grant of the Guarantee was a gratuitous act for which no consideration was received by the beneficiary or, if consideration was received, the beneficiary was aware that the grant of the Guarantee would result in the Guarantor defrauding existing or future creditors.

In addition, under Macau bankruptcy and insolvency laws, a Guarantee may be voided in whole or in part by a Macau court on the grounds that:

•	the Guarantee was a gratuitous act for which no consideration was received by the beneficiary and was granted within two years of the date of the judgment of bankruptcy or insolvency;

•	in the case of an intercompany Guarantee that was delivered within six months of the date of judgment of bankruptcy or insolvency; or

•	in the case of a Guarantee delivered within specified time periods of the date of bankruptcy or insolvency, the beneficiary was aware that the grant of the Guarantee would result in the Guarantor defrauding existing or future creditors.

Further, under Macau law, a Guarantor would be considered bankrupt or insolvent if it were unable to pay its debts as they fall due, if the members of its corporate bodies evade without appointing suitable substitutes, it abandons its head office or if it dissipates its assets, incurs fraudulently in credits or in any other abusive procedure that reveals the intention of the Guarantor not to punctually comply with its obligations.

Under Macau law, if a court declares a Guarantor bankrupt or insolvent, all its obligations will become immediately due and payable and interest and other charges thereon will cease to accrue. Further, after the declaration of bankruptcy or insolvency, creditors shall not be entitled to exercise any right to set off against a Guarantor.

If a court voided a Guarantee, subordinated such Guarantee to other indebtedness of the Guarantor, or held the Guarantee unenforceable for any other reason, holders of the Notes would cease to have a claim against that Guarantor based upon such Guarantee and would solely be creditors of us and any Guarantor whose Guarantee was not voided or held unenforceable. We cannot assure you that, in such an event, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes.

The value of the collateral may not be sufficient to satisfy MCE Finance’s obligations under the Notes and the Guarantors’ obligations under the Guarantees.

The Notes and the Guarantees pursuant to the Initial Notes are and pursuant to the Exchange Notes will be secured by a first priority pledge of the Intercompany Note. The amount of proceeds that ultimately would be distributed in respect of the Notes upon any enforcement action or otherwise may not be sufficient to satisfy MCE Finance’s obligations under the Notes and the Guarantors’ obligations under the Guarantees. Moreover, there can be no assurance that any enforcement action would be successful.

MCE Finance is a holding company which will depend on payments under the Intercompany Note to provide it with funds to meet its obligation under the Notes.

MCE Finance is a holding company with no material business operations of its own or significant assets other than the Intercompany Note. The Initial Notes are and the Exchange Notes will be material liabilities of MCE Finance. As such, MCE Finance will be dependent upon payments from MPEL Investments under the Intercompany Note (and, in turn, MPEL Investments will be dependent upon payments from Melco Crown Gaming under one or more additional intercompany loans) to make any payments due on the Notes.

Each of the Guarantees provided by the Subsidiary Group Guarantors pursuant to the Initial Notes are and pursuant to the Exchange Notes will be subordinated to our Designated Senior Indebtedness.

The Guarantees provided by the Subsidiary Group Guarantors pursuant to the Initial Notes are and pursuant to the Exchange Notes will be the senior subordinated obligations of each of the Subsidiary Group Guarantors and are and will:

•	rank pari passu in right of payment with all existing and future senior subordinated indebtedness of such Subsidiary Group Guarantor;

•	be subordinated in right of payment to each such Subsidiary Group Guarantor’s obligations under, or guarantee of obligations under, the City of Dreams Project Facility and the SBGF Agreement (“Designated Senior Indebtedness”);

•	be senior in right of payment to all existing and future obligations of such Subsidiary Group Guarantors expressly subordinated to the relevant Guarantee; and

•	be effectively subordinated to any secured indebtedness and other secured obligations of each such Subsidiary Group Guarantor to the extent of the value of the assets securing such indebtedness or other obligations (other than to the extent such assets also secure such Subsidiary Guarantees on an equal and ratable or priority basis).

Upon any distribution to the creditors of such Subsidiary Group Guarantor in a liquidation, administration, bankruptcy, moratorium of payments, dissolution or other winding-up of such Subsidiary Group Guarantor, the lenders of our Designated Senior Indebtedness will be entitled to be paid in full before any payment may be made with respect to the Guarantee provided by such Subsidiary Group Guarantor. As a result, holders of the Notes may receive less, ratably, than the lenders of our Designated Senior Indebtedness.

Claims of the secured creditors of each Guarantor will have priority with respect to their security over the claims of unsecured creditors, such as the holders of the Notes, to the extent of the value of the assets securing such indebtedness.

Claims of the secured creditors of the Guarantors will have priority with respect to the assets securing their indebtedness over the claims of holders of the Notes. As such, each Guarantee pursuant to the Initial Notes is and pursuant to the Exchange Notes will be effectively subordinated to any secured indebtedness and other secured obligations of the relevant Guarantor to the extent of the value of the assets securing such indebtedness or other obligations (other than to the extent such assets also secure the Notes and/or the relevant Guarantees on an equal and ratable basis or priority basis). In the event of any foreclosure, dissolution, winding up, liquidation, reorganization, administration or other bankruptcy or insolvency proceeding of any Guarantor that has secured obligations, holders of secured indebtedness will have prior claims to the assets of such Guarantor that constitute their collateral (other than to the extent such assets also secure the Notes and/or the relevant Guarantees on an equal and ratable basis or priority basis).

Subject to the limitations referred to under the caption “— The Guarantees may be challenged under applicable insolvency or fraudulent transfer laws, which could impair the enforceability of the Guarantees,” the holders of the Notes will participate, ratably with all holders of the unsecured indebtedness of the Parent, MPEL International and any future restricted subsidiary that is not a Subsidiary Group Guarantor, and potentially with all of their other general creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the relevant Guarantor. The holders of the Notes will participate ratably with all holders of the unsecured and unsubordinated indebtedness of a Subsidiary Group Guarantor, and potentially with all of their other general creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the relevant Subsidiary Group Guarantor, following payment in full in cash of all obligations due under Designated Senior Indebtedness.

In the event that any of the secured indebtedness of the relevant Guarantor becomes due or the creditors thereunder proceed against the operating assets that secure such indebtedness, our assets remaining after repayment of that secured indebtedness may not be sufficient to repay all amounts owing in respect of the relevant Guarantee. As a result, holders of Notes may receive less, ratably, than holders of secured indebtedness of the relevant Guarantor.

The rights of holders of Notes under the Subordination Agreement to subordinate certain intra-group indebtedness will become effective after repayment in full under the City of Dreams Project Facility and the SBGF Facility.

On the date of the indenture, the Parent, MCE Finance and MPEL International entered into a subordination agreement (the “Subordination Agreement”) with the Trustee providing for the contractual subordination in favor of the Trustee and the holders of the Notes of the Parent’s rights to receive payments with respect to all loans made prior to the issuance of the Notes by the Parent to MPEL International under any loan agreement between the Parent and MPEL International, as well as any loan that is made after the date of the indenture between the Parent, MCE Finance, MPEL International or any other subsidiary of the Parent that is not an obligor under the Senior Credit Agreement, the proceeds of which are on-lent by the borrower under such loan to a Subsidiary Group Guarantor by way of a Shareholders Subordinated Loan. In addition, upon the repayment or refinancing of the Senior Credit Agreement and the Subconcession Bank Guarantee Facility Agreement, and the release of the 2007 Subordination Deed, the intra-group loans and Sponsor Group Loans (as defined in the Senior Credit Agreement) that are subordinated in right of payment to the indebtedness under the Senior Credit Agreement shall also become contractually subordinated to the Notes. The rights of the lenders under such subordinated loans will be subordinated to the prior payment in full in cash to holders of the Notes of all Obligations due in respect of the Notes. The holders of the Notes will be entitled to receive payment in full in cash of all Obligations due in respect of the Notes before such lenders will be entitled to receive any payment or amounts due to them under and in respect of such subordinated loans, other than payments permitted under the indenture as provided in “Description of Exchange Notes — Certain Covenants — Restricted Payments.”

However, in connection with the City of Dreams Project Facility, the debtors and creditors in respect of certain intra-group loans (i) owed by an obligor under the City of Dreams Project Facility to us or any of our subsidiaries and (ii) designated as Sponsor Group Loans under the City of Dreams Project Facility have already entered into a subordination deed (the “2007 Subordination Deed”), pursuant to which each such creditor has agreed to assign by way of security their rights, title and interests in such intra-group loans, and each creditor and debtor of such intra-group loans has agreed to subordinate the right of payment of such intra-group loan to the Priority Indebtedness (as defined in the 2007 Subordination Deed). Priority Indebtedness includes the indebtedness under the City of Dreams Project Facility and the SBGF Agreement. The parties to the 2007 Subordination Deed include all of the Subsidiary Group Guarantors as well as the Parent and MPEL International.

In relation to the intra-group loans described above owed by a Subsidiary Group Guarantor to an obligor under the City of Dreams Project Facility, the holders of the Initial Notes are, and the holders of the Exchange Notes will be, only able to acquire subordination rights in relation to such intra-group loans once the Priority Indebtedness has been repaid in full or is being refinanced in full. See “Description of Exchange Notes — Subordination Agreement.”

If the validity or enforceability of the Subordination Agreement were successfully challenged for any reason, the Notes could be held to be effectively equal with or junior to certain earlier incurred obligations, including the intra-group loans and Sponsor Group Loans. Therefore, the priority status of the Notes with respect to our intra-group loans and Sponsor Group Loans depends on the validity and enforceability of the Subordination Agreement.

The financial statements contained in this prospectus are for the Parent and its consolidated subsidiaries, and no Guarantor has any obligation to provide its financial statements to holders of the Notes.

The financial statements contained in this prospectus are for the Parent and its consolidated subsidiaries and therefore a portion of results in the consolidated financial statements is not attributable to MCE Finance and its restricted subsidiaries. In addition, no Guarantor has any obligation in connection with the Notes to publish or make available its consolidated financial statements. The absence of financial statements for any Guarantor may make it difficult for holders of the Notes to assess the financial condition or results of the Guarantors or their compliance with the covenants in the indenture.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the exchange offer being made pursuant to the registration rights agreement, dated as of May 17, 2010, between MCE Finance, the Guarantors and the initial purchasers of the Initial Notes. It does not contain all of the information that may be important to an investor in the Notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Copies of the registration rights agreement are available as set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer

In connection with the issuance of the Initial Notes, pursuant to a purchase agreement, dated as of May 12, 2010, between MCE Finance, the Guarantors and the initial purchasers of the Initial Notes, the holders of the Initial Notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, MCE Finance and the Guarantors agreed to file a registration statement, of which this prospectus forms a part, relating to an offer to exchange the Initial Notes for the Exchange Notes and to use all commercially reasonable efforts to cause the registration statement to become effective under the Securities Act no later than 180 days after the date of original issue of the Initial Notes. MCE Finance and the Guarantors agreed to use their commercially reasonable efforts to cause the exchange offer to be consummated on or prior to the 30th business day, or longer if required by the federal securities laws, after the registration statement has been declared effective. MCE Finance and the Guarantors have also agreed to use all commercially reasonable efforts to keep the exchange offer open for a period required by applicable federal and state securities laws to consummate the exchange offer, but in any event for at least 20 business days.

Under certain circumstances, MCE Finance and the Guarantors will use all commercially reasonable efforts to file and to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Initial Notes and MCE Finance and the Guarantors will use all commercially reasonable efforts to keep the shelf registration statement effective for up to one year after the date of the original issue of the Initial Notes. The circumstances include if MCE Finance and the Guarantors are not:

•	required to file the exchange offer registration statement; or

•	permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or action; or

any holder of the Initial Notes notifies MCE Finance and the Guarantors prior to the 20th business day following the consummation of the exchange offer that it:

•	is prohibited by law or SEC policy or action from participating in the exchange offer;

•	may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

•	is a broker-dealer and holds Initial Notes acquired directly from MCE Finance or any of its affiliates.

By tendering Initial Notes in exchange for relevant Exchange Notes, and executing the letter of transmittal for such Exchange Notes, you will represent to us that:

•	you are not an “affiliate,” as defined in Rule 144 of the Securities Act, of MCE Finance or any of the Guarantors;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the exchange offer; and

•	you are acquiring the Exchange Notes in the ordinary course of business.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. MCE Finance will issue Exchange Notes in exchange for an equal principal amount of outstanding Initial Notes accepted in the exchange offer. Initial Notes may be tendered only in minimum denominations of US$2,000 of principal amount and integral multiples of US$1,000 in excess thereof. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of November 12, 2010. The exchange offer is not conditional upon any minimum principal amount of Initial Notes being tendered for exchange. However, our obligation to accept Initial Notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth below under “— Conditions.”

Initial Notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of Initial Notes for the purposes of receiving the Exchange Notes and delivering the Exchange Notes to such holders.

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties (including Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993) we believe that the Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	such holder is not an “affiliate,” as defined in Rule 144 of the Securities Act, of MCE Finance or any of the Guarantors;

•	such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the exchange offer; and

•	such Exchange Notes are acquired in the ordinary course of the holder’s business.

MCE Finance and the Guarantors have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the Exchange Notes as it has in previous no-action letters.

Any holder using the exchange offer to participate in a distribution of the Exchange Notes will acknowledge and agree that, if the resales are of Exchange Notes obtained by such holder in exchange for Initial Notes acquired directly from MCE Finance or any of its affiliates, it:

•	cannot rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Each broker-dealer who holds Initial Notes acquired for its own account as a result of market-making activities or other trading activities, and who receives Exchange Notes in exchange for the Initial Notes pursuant to the exchange offer, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any Initial Notes not tendered will remain outstanding and continue to accrue interest at the rate of 10.25%, but, with limited exceptions, holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their Initial Notes unless such Initial Notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to the

Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the Initial Notes.

Liquidated Damages

If any of the following events occur (each such event a “Registration Default”), MCE Finance and the Guarantors will pay each holder of applicable Initial Notes liquidated damages:

•	the exchange offer registration statement of which this prospectus forms a part is not filed with the SEC on or prior to 90 days after the closing date of the offering of Initial Notes;

•	the exchange offer registration statement of which this prospectus forms a part is not declared effective by the SEC within 180 days after the closing date of the offering of Initial Notes;

•	the exchange offer is not consummated on or prior to the 30th business day, or longer if required by federal securities laws, after such exchange offer registration statement has been declared effective;

•	the shelf registration statement is not filed with the SEC on or prior to 30 days after such filing obligation arises;

•	the shelf registration statement is not declared effective by the SEC on or prior to 90 days after such obligation arises; or

•	the shelf registration statement or the exchange offer registration statement of which this prospectus forms a part is filed and declared effective but thereafter ceases to be effective or usable for its intended purpose without being succeeded within three days by a post-effective amendment to such shelf registration statement or exchange offer registration statement, as the case may be, that cures such failure and that is itself declared effective within five days of filing such post-effective amendment to such shelf registration statement or exchange offer registration statement, as the case may be.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, liquidated damages will be paid in an amount equal to US$.05 per week per US$1,000 principal amount of Initial Notes. The amount of the liquidated damages will increase by an additional US$.05 per week per US$1,000 principal amount of Initial Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of US$.50 per week per US$1,000 principal amount of Initial Notes.

All accrued liquidated damages will be paid by MCE Finance and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on December 21, 2010, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant Initial Notes by means of a press release or other written public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such notice to noteholders will disclose the aggregate principal amount of the outstanding Notes that have been tendered as of the date of such notice and may state that we are extending the exchange offer for a specified time.

In relation to the exchange offer, we reserve the right to:

•	delay acceptance of any Initial Notes due to an extension of the exchange offer, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of Initial Notes not previously accepted if any of the conditions set forth under “— Conditions” have not occurred and have not been waived by us prior to 5:00 p.m., New York City time, on the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Initial Notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform you of such amendment, and we will extend the exchange offer if necessary so that at least five business days remain in the offer following notice of the material change.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

Interest on the Exchange Notes will accrue at the rate of 10.25% per annum, accruing from the date of original issuance of the Initial Notes or, if interest has already been paid, from the date it was most recently paid on the corresponding Old Note surrendered in exchange for such Exchange Note to the day before the consummation of the exchange offer and thereafter, at the rate of 10.25% per annum, provided, that if an Old Note is surrendered for exchange on or after a record date for the Notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the Exchange Note received in exchange for such Old Note will accrue from the date of such interest payment date. Interest on the Exchange Notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2010. No additional interest will be paid on the Initial Notes tendered and accepted for exchange except as provided in the registration rights agreement.

Procedures for Tendering

To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, the following procedures apply:

•	certificates of Initial Notes must be received by the exchange agent along with the applicable letter of transmittal; or

•	a timely confirmation of a book-entry transfer of Initial Notes, if such procedures are available, into the exchange agent’s account at the book-entry transfer facility, DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	you must comply with the guaranteed delivery procedures described below.

We will only issue Exchange Notes in exchange for Initial Notes that are timely and properly tendered. The method of delivery of Initial Notes, letter of transmittal and all other required documents is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the Initial Notes. No Initial Notes, letters of transmittal or other required documents should be sent to us. Delivery of all Initial Notes (if applicable), letters of transmittal and other documents should be made to the exchange agent at its address set forth below under “— Exchange Agent.” You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your Initial Notes or the tenders thereof.

Your tender of Initial Notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”) unless the Initial Notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered:

•	by a registered holder of Initial Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Initial Notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular Initial Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Initial Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

For as long as the Notes are in global form and held in the name of Cede & Co., all tenders shall be submitted via ATOP (as hereinafter defined).

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer all Initial Notes properly tendered will be accepted promptly after the expiration date, and the Exchange Notes will be issued promptly after the expiration date. See “— Conditions.” For purposes of the exchange offer, Initial Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such Initial Notes or a timely book-entry confirmation of such Initial Notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged Initial Notes will be returned without expense to the tendering holder of such Initial Notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Initial Notes at the book-entry transfer facility, DTC, for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account for the relevant Notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “— Exchange Agent” on or prior to 5:00 p.m., New York City time, on the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility, DTC, have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program (“ATOP”) to tender Initial Notes.

Any participant in the book-entry transfer facility may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account for the relevant Notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the Initial Notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such Initial Notes into the exchange agent’s account for the relevant Notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering Initial Notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•	prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

•	sets forth the name and address of the holder of the Initial Notes and the principal amount of Initial Notes tendered;

•	states the tender is being made thereby;

•	guarantees that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Initial Notes, in proper form for transfer, or book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	the certificates for all physically tendered Initial Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the Initial Notes to be withdrawn;

•	identify the Initial Notes to be withdrawn, including the principal amount of such Initial Notes;

•	in the case of Initial Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Initial Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such Initial Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Initial Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Initial Notes register the transfer of such Initial Notes in the name of the person withdrawing the tender; and

•	specify the name in which such Initial Notes are registered, if different from the person who tendered such Initial Notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such Notes without cost to such holder, in the case of physically tendered Initial Notes, or credited to an account maintained with the book-entry transfer facility for the Initial Notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Initial Notes may be retendered by following one of the procedures described under “— Procedures for Tendering” and “— Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the expiration date.

In addition, we will not accept for exchange any Initial Notes tendered, and no Exchange Notes will be issued in exchange for any such Initial Notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture governing the Notes under the Trust Indenture Act of 1939, as amended. Pursuant to the registration rights agreement, MCE Finance and the Guarantors are required to use all commercially reasonable efforts to keep the registration statement, of which this prospectus forms a part, and any shelf registration statement continuously effective, supplemented, amended and current.

Exchange Agent, Information Agent and Solicitation Agent

The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. Their contact details are as follows:

By Registered/Certified Mail: The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, N.Y. 10286 United States of America	By Facsimile (for Eligible Institutions only): (212)-298-1915

Regular Mail or Overnight Courier: The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, N.Y. 10286 United States of America	For Information or Confirmation by Telephone: Attn: Mrs. Carolle Montreuil (212) 815-5920 carolle.montreuil@bnymellon.com

Hand Delivery: The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street - 7 East New York, N.Y. 10286 United States of America

BNY Mellon Shareowner Services has been appointed as information agent and solicitation agent for the exchange offer. Their contact details are as follows:

BNY Mellon Shareowner Services 480 Washington Boulevard, 29th Floor Jersey City, N.J. 07310 United States of America	Toll-free telephone number: 1-800-777-3674

Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the information agent addressed as above.

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by MCE Finance and the Guarantors. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for exchange.

The expenses of MCE Finance and the Guarantors in connection with the exchange offer include:

•	fees and expenses of the trustee and exchange agent and their counsel;

•	registration and filing fees and expenses;

•	fees and expenses of compliance with federal and state securities laws;

•	printing, messenger and delivery services and telephone expenses;

•	fees and disbursements of counsel for MCE Finance and the Guarantors;

•	application and filing fees in connection with listing and quotation of the Exchange Notes on the SGX-ST; and

•	fees and disbursements of accountants of the Parent.

In connection with any shelf registration statement, MCE Finance and the Guarantors will reimburse the initial purchasers and the holders of Initial Notes for the reasonable fees and disbursements of not more than one counsel. Each holder will pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such holder’s Initial Notes pursuant to any shelf registration statement.

Certain U.S. Federal Income Tax Consequences

The exchange of an Initial Note for an Exchange Note pursuant to the exchange offer will not result in a taxable exchange to a beneficial owner of such Initial Note for U.S. federal income tax purposes. See “Taxation — Certain U.S. Federal Income Tax Consequences.”

Accounting Treatment

The Exchange Notes will be recorded as carrying the same value as the Initial Notes, which is face value adjusted for any unamortized premium or discount, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The cost related to the exchange is capitalized as deferred financing cost.

Consequences of Failure to Exchange

Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend on such Initial Notes as a consequence of the issuance of the Initial Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Initial Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or in a transaction not subject to the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the Initial Notes under the Securities Act. To the extent that Initial Notes are tendered and accepted pursuant to the exchange offer, there may be little or no trading market for untendered and tendered but unacceptable Initial Notes. The restrictions on transfer may make the Initial Notes less attractive to potential investors than the Exchange Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the private offering of the Initial Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes under the exchange offer. In consideration for issuing the Exchange Notes as contemplated by this prospectus, we will receive the Initial Notes in the aggregate principal amount equal to the aggregate principal amount of the Exchange Notes. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and canceled. Accordingly, the issuance of the Exchange Notes will not result in any increase in our indebtedness.

On May 26, 2010, we applied a portion of the net proceeds from the sale of the Initial Notes (approximately US$578.9 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us) to reduce our indebtedness under our City of Dreams Project Facility by US$444.1 million. A portion of the net proceeds in the amount of US$133.0 million, which was initially held in a debt service accrual account related to the City of Dreams Project Facility, will be used to pay upcoming City of Dreams Project Facility amortization payments commencing December 2010.

CAPITALIZATION

The following table sets forth the actual capitalization of our company, which comprises Parent and its subsidiaries, including MCE Finance and its restricted subsidiaries, as of June 30, 2010.

Since this transaction is an exchange offer, no cash will be received or disbursed, and therefore the exchange offer does not affect our capitalization. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

As of June 30, 2010
(In thousands of US$,
except for share data)

Cash and cash equivalents(1)(2)	$295,232

Indebtedness:
City of Dreams Project Facility	$1,239,141
Other long-term liabilities	18,715
Loans from shareholders	115,647
10.25% senior notes, due 2018, net	592,108

Total indebtedness	1,965,611

Shareholders’ Equity:
Ordinary shares at US$0.01 par value per share (2,500,000,000 shares authorized; 1,596,748,456 shares issued)	$15,968
Treasury shares, at US$0.01 par value per share (1,359,576 shares)	(14)
Additional paid-in capital	3,091,268
Accumulated other comprehensive losses	(19,481)
Accumulated losses	(609,216)

Total shareholders’ equity(1)	2,478,525

Total capitalization	$4,444,136

(1)	A part of each of these line items is attributable to the Parent and certain other subsidiaries of the Parent that are not subsidiaries of MCE Finance or are Unrestricted Subsidiaries. The Parent is a Guarantor but will not be subject to the covenants set forth in the indenture. Subsidiaries of the Parent who are not subsidiaries of MCE Finance will not be Guarantors and will not be subject to the covenants set forth in the indenture. See “Risk Factors — The financial statements contained in this prospectus are for the Parent and its consolidated subsidiaries, and no Guarantor has any obligation to provide its financial statements to holders of the Notes.”

(2)	Excludes US$194.3 million of restricted cash held as required by the City of Dreams Project Facility.

EXCHANGE RATE INFORMATION

Exchange Rate Information

Although we have certain expenses and revenues denominated in Patacas, our revenues and expenses are denominated predominantly in H.K. dollars and in connection with a portion of our indebtedness and certain expenses, U.S. dollars. The conversion of H.K. dollars into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of H.K. dollars as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from H.K. dollars to U.S. dollars and from U.S. dollars to H.K. dollars in this prospectus were made at a rate of HK$7.78 to US$1.00. The noon buying rate in effect as of June 30, 2010 was HK$7.7865 to US$1.00. We make no representation that any Hong Kong dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or H.K. dollars, as the case may be, at any particular rate, the rates stated below, or at all. On October 29, 2010, the noon buying rate was HK$7.7513 to US$1.00.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). Since October 7, 1983, the Hong Kong dollar has been officially linked to the U.S. dollar at the rate of HK$7.80 to US$1.00. The link is supported by an agreement between Hong Kong’s three bank note-issuing banks and the Hong Kong government pursuant to which bank notes issued by such banks are backed by certificates of indebtedness purchased by such banks from the Hong Kong Government Exchange Fund in U.S. dollars at the fixed exchange rate of HK$7.80 to US$1.00 and held as cover for the bank notes issued. When bank notes are withdrawn from circulation, the issuing bank surrenders certificates of indebtedness to the Hong Kong Government Exchange Fund and is paid the equivalent amount in U.S. dollars at the fixed rate of exchange. Hong Kong’s three bank note-issuing banks are The Hongkong and Shanghai Banking Corporation Limited, Standard Chartered Bank and Bank of China (Hong Kong) Limited.

In May 2005, the Hong Kong Monetary Authority broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to HK$7.85 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

The following table sets forth the noon buying rate for U.S. dollars in The City of New York for cable transfers in H.K. dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	Noon Buying Rate
Period	Period End	Average(1)	High	Low
	(Hong Kong dollar per US$1.00)

October 2010	7.7513	7.7580	7.7642	7.7513
September 2010	7.7599	7.7643	7.7738	7.7561
August 2010	7.7781	7.7702	7.7788	7.7605
July 2010	7.7672	7.7753	7.7962	7.7651
June 2010	7.7865	7.7880	7.8040	7.7690
May 2010	7.7850	7.7856	7.8030	7.7626
2009	7.7536	7.7513	7.7618	7.7495
2008	7.7499	7.7814	7.8159	7.7497
2007	7.7984	7.8008	7.8289	7.7497
2006	7.7771	7.7685	7.7928	7.7506
2005	7.7533	7.7755	7.7999	7.7514

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

The Pataca is pegged to the Hong Kong dollar at a rate of HK$1.00 = MOP 1.03. All translations from Patacas to U.S. dollars in this prospectus were made at the exchange rate of MOP 8.0134 = US$1.00. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for cable transfers in Patacas.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected historical consolidated statements of operations data for the years ended December 31, 2009, 2008 and 2007, and the selected historical consolidated balance sheets data as of December 31, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of operations data for the years ended December 31, 2006 and 2005 and the selected historical balance sheets data as of December 31, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements not included in this prospectus. The following selected consolidated statements of operations data for the six months ended June 30, 2010 and 2009 and the selected consolidated balance sheet data as of June 30, 2010 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements, and have included, in our opinion, all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. You should read this section in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and those financial statements and the notes to those statements included elsewhere in this prospectus. The historical results are not necessarily indicative of the results of operations to be expected in the future.

						Six Months Ended
	Year Ended December 31,					June 30,
	2009	2008	2007	2006	2005	2010	2009
	(In thousands of US$, except share and per share data and operating data)

Consolidated Statements of Operations Data:
Net revenues	$1,332,873	$1,416,134	$358,496	$36,101	$17,328	$1,141,245	$432,328
Total operating costs and expenses	$(1,604,920)	$(1,414,960)	$(554,313)	$(93,754)	$(21,050)	$(1,142,479)	$(606,303)
Operating (loss) income	$(272,047)	$1,174	$(195,817)	$(57,653)	$(3,722)	$(1,234)	$(173,975)
Net loss	$(308,461)	$(2,463)	$(178,151)	$(73,479)	$(3,259)	$(42,575)	$(179,284)
Loss per share
— Basic and diluted	$(0.210)	$(0.002)	$(0.145)	$(0.116)	$(0.006)	$(0.027)	$(0.131)
— ADS(1)	$(0.631)	$(0.006)	$(0.436)	$(0.348)	$(0.019)	$(0.080)	$(0.392)
Shares used in calculating loss per share
— Basic and diluted	1,465,974,019	1,320,946,942	1,224,880,031	633,228,439	522,945,205	1,595,281,416	1,370,943,132

	As of December 31,					As of June 30,
	2009	2008	2007	2006	2005	2010
	(In thousands of US$)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$212,598	$815,144	$835,419	$583,996	$19,769	$295,232
Restricted cash	$236,119	$67,977	$298,983	$—	$—	$194,274
Total assets	$4,900,369	$4,498,289	$3,620,268	$2,279,920	$421,208	$4,909,773
Total current liabilities	$559,167	$450,136	$483,685	$207,613	$138,741	$547,150
Total debts (include other long-term liabilities)(2)	$1,819,473	$1,566,467	$625,899	$115,647	$—	$1,965,611
Total liabilities	$2,391,325	$2,089,685	$1,191,727	$389,554	$163,024	$2,431,248
Noncontrolling interests(3)	$—	$—	$—	$—	$19,492	$—
Total equity	$2,509,044	$2,408,604	$2,428,541	$1,890,366	$258,184	$2,478,525

(1)	Each ADS represents three ordinary shares.

(2)	Total debts include loans from shareholders, long-term debt and other long-term liabilities.

(3)	The noncontrolling interests represent the 20% interest in Mocha Slot Group Limited and its subsidiaries before the interest was purchased by us on May 9, 2006.

The following events/transactions affect the year-to-year comparability of the selected financial data presented above:

•	From January 1, 2005 to March 7, 2005, the financial statements reflect the consolidated financial statements of Mocha Slot Group Limited, or Mocha, Melco Crown (COD) Developments Limited and Altira Developments Limited because they were under common control for this period. The contributions by Melco of its 80% interest in Mocha, 70% interest in Altira Developments Limited and 50.8% interest in the City of Dreams project to MPEL (Greater China) Limited, formerly Melco PBL Entertainment (Greater China) Limited, a company previously 80% indirectly owned by us and 20% owned by Melco, and cash contributions by Crown of US$163 million, which were completed on March 8, 2005, were accounted for as the formation of a joint venture for which a carryover basis of accounting has been adopted.

•	In September 2006, we acquired a Macau subconcession. Prior to this date we did not hold a concession or subconcession to operate gaming activities in Macau and we operated under a services agreement with SJM.

•	In April 2006, we commenced construction of City of Dreams.

•	On May 12, 2007, Altira Macau opened and became fully operational on July 14, 2007.

•	On June 1, 2009, City of Dreams opened and progressively added to its operations with the opening of Grand Hyatt Macau in the fourth quarter of 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in connection with “Selected Consolidated Financial and Other Data” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. See “Forward-Looking Statements” regarding these statements.

Our audited historical consolidated financial statements have been prepared in accordance with U.S. GAAP.

Overview

We are a holding company that, through our subsidiaries, develops, owns and operates casino gaming and entertainment resort facilities focused exclusively on the Macau market. We currently own and operate City of Dreams, which opened on June 1, 2009, Altira Macau which opened on May 12, 2007 and Mocha Clubs, a non-casino based operation of electronic gaming machines, which has been in operation since September 2003. Our future operating results are subject to significant business, economic, regulatory and competitive uncertainties and risks, many of which are beyond our control. See “Risk Factors — Risks Relating to Our Early Stage of Operations.” For detailed information regarding our operations and development projects, see “Business.”

Operations

City of Dreams

City of Dreams opened on June 1, 2009 and currently features a casino area of approximately 420,000 sq. ft. with a total of approximately 400 gaming tables and approximately 1,300 gaming machines; approximately 1,400 hotel rooms and suites; over 20 restaurants and bars; 31 retail outlets; a wet stage performance theater; an audio visual multimedia experience; recreation and leisure facilities, including health and fitness clubs, three swimming pools, spa and salons and banquet and meeting facilities. A wet stage performance theater with approximately 2,000 seats opened on September 17, 2010 featuring the “The House of Dancing Water” show produced by Franco Dragone. Club Cubic Nightclub, with approximately 30,000 sq. ft. of live entertainment space, is scheduled to open at City of Dreams in the fourth quarter of 2010. Our plan to construct an apartment hotel at City of Dreams is currently under evaluation.

Altira Macau

Altira Macau currently features a casino area of approximately 173,000 sq. ft. with a total of approximately 210 gaming tables, 216 hotel rooms, including 24 suites and 8 villas, several fine dining and casual restaurants, recreation and leisure facilities, including a health club, pool and spa and lounges and meeting facilities.

Since our opening of Altira Macau, we have changed the casino in response to market demand and transferred the management of gaming machines to Mocha Clubs in 2008.

Mocha Clubs

Melco Crown Gaming currently operates eight Mocha Clubs in Macau with a total of approximately 1,600 gaming machines in operation.

Taipa Square Casino

Taipa Square Casino opened on June 12, 2008 and has approximately 18,950 sq. ft. of gaming space and features approximately 31 gaming tables.

The Macau Studio City Project

Due to various developmental and financing issues related to Macau Studio City, a large integrated resort development on Cotai, no estimated opening date can be projected at this point. Upon the completion of construction and occurrence of opening date for this project, we will be in a position to commence operating the casino portions of this project under a services agreement with New Cotai Entertainment (Macau) Limited. There have been no operating cashflows associated with this project.

Summary of Financial Results

The following summarizes the results of our operations:

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009
	(In thousands of US$)

Net revenues	$1,332,873	$1,416,134	$358,496	$1,141,245	$432,328
Total operating costs and expenses	$(1,604,920)	$(1,414,960)	$(554,313)	$(1,142,479)	$(606,303)
Operating (loss) income	$(272,047)	$1,174	$(195,817)	$(1,234)	$(173,975)
Net loss	$(308,461)	$(2,463)	$(178,151)	$(42,575)	$(179,284)

Our results of operations for the years presented are not comparable for the following reasons:

•	On May 12, 2007, Altira Macau opened and was fully operational by July 14, 2007.

•	On June 1, 2009, City of Dreams opened and progressively added to its operations following the completion of construction of Grand Hyatt Macau in December 2009.

Our historical financial results may not be characteristic of our potential future results as we continue to expand and refine our service offerings at our properties. In addition to our debt facility, we currently rely on operating cash flows from only three businesses, City of Dreams, Altira Macau and Mocha Clubs, all in Macau, which expose us to certain risks that competitors, whose operations are more diversified, may be better able to control.

Key Performance Indicators (KPIs)

In leading our company to the achievement of our objectives and strategies, we monitor our performance utilizing gaming resort industry key performance indicators. These indicators are included in our discussion below of the Company’s operational performance for the periods in which a Consolidated Statement of Operations is presented.

For casino revenue, KPIs are defined as follows:

•	Table games win: the amount of wagers won net of wagers lost that is retained and recorded as casino revenue.

•	Drop: the amount of cash and net markers issued that are deposited in a gaming table’s drop box to purchase gaming chips plus gaming chips purchased at the casino cage.

•	Gaming machine handle (volume): the total amount wagered in gaming machines in aggregate for the period cited.

•	Win percentage-gaming machines: actual win expressed as a percentage of gaming machine handle.

•	Hold percentage: the amount of win (calculated before discounts and commissions) as a percentage of drop.

•	Expected hold percentage: casino win based upon our mix of games as a percentage of drop assuming theoretical house advantage is achieved.

There are also additional specific indicators utilized to monitor table game performance in Macau, relating to the rolling chip and mass market segments. In our rolling chip segment, customers primarily purchase identifiable chips known as non-negotiable chips (“Rolling Chips”) from the casino cage and there is no deposit into a gaming table drop box from chips purchased from the cage. Non-negotiable chips can only be used to make wagers. Winning wagers are paid in cash chips.

Rolling chip market segment KPIs are known as rolling chip indicators and mass market segment KPIs are known as non-rolling chip indicators. These are defined as follows:

•	Rolling chip volume: the amount of non-negotiable chips wagered and lost by the rolling chip market segment, therefore tracking the sum of all losing wagers.

•	Rolling chip hold percentage: rolling chip table games win as a percentage of rolling chip volume.

•	Non-rolling chip volume: the amount of table games drop in the mass market segment, therefore tracking the initial purchase of chips.

•	Non-rolling chip hold percentage: Mass market table games win as a percentage of non-rolling chip volume.

Rolling chip volume and non-rolling chip volume are not equivalent. Rolling chip volume is a measure of amounts wagered and lost. Non-rolling chip volume measures buy in. Therefore rolling chip volume will generally be substantially higher than non-rolling chip volume. As these volumes are the base used in the calculation of hold percentage with the same use of gaming win as the numerator, the hold percentage is smaller in the rolling chip market segment as opposed to the mass market segment.

Our combined expected rolling chip table games hold percentage (calculated before discounts and commissions) across City of Dreams and Altira Macau is in the range of 2.7% to 3.0%.

Our combined expected non-rolling chip table games hold percentage is in the range from 16% to 20%, which is based on the mix of table games at our casino properties as each table game has its own theoretical win percentage, and our combined expected gaming machine hold percentage is in the range from 5% to 6%.

For Hotel Operations, KPIs are defined as follows:

•	Average Daily Rate, or ADR: calculated by dividing total room revenue (less service charges, if any) by total rooms occupied, i.e., average price of occupied rooms per day.

•	Hotel occupancy rate: the average percentage of available hotel rooms occupied during a period.

•	Revenue per Available Room, or REVPAR: calculated by dividing total room revenue (less service charges, if any) by total rooms available, thereby representing a summary of hotel average daily room rates and occupancy.

As not all available rooms are occupied, average daily room rates are normally higher than revenue per available room.

Factors Affecting Results of Operations

Our business is and will be influenced most significantly by the continued growth of the gaming market in Macau. Rapid growth in the Macau gaming market commenced with the decision to grant new gaming concessions by the Macau government in late 2001, and this growth has been facilitated by a number of drivers and initiatives which include, but are not limited to, the favorable population demographics and economic growth across each of our Asian tourism source markets; the substantial capital investment which has been made by the new concessionaires and subconcessionaires, including our Company, into the development of branded and diversified destination resort properties; and the future commitment by central and local governments to improve or develop new infrastructure connecting Macau with its wider geography.

We expect that the local government will continue its focus of promoting the future development of Macau as a popular international destination for gaming patrons, other customers of leisure and hospitality services and MICE (Meetings, Incentives, Conferences and Exhibitions) attendees, with the stated intention of increasing the potential universe of visitors to Macau, and to extend the average length of visitor stay which has been historically short. Our business performance will be impacted by changes in visitation patterns to Macau.

After nearly a decade of rapid casino and hotel resort supply expansion in Macau, the pace of expansion has slowed in the past two years following limitations on the amount of investment capital available for new developments since the onset of the global financial crisis. A more balanced pace of development in Macau, together with improved co-operation within the industry and between the industry and government, is expected to maintain a stable cost inflation environment in Macau. Casino resort operations, once built, generally operate with a fixed cost base and any increase in cost environment will exert an influence on the overall performance of our properties and those of our competitors.

One of the primary drivers of Macau’s growth in both gaming and non-casino revenues has been China’s rapid economic growth and the rapid expansion of a middle class exhibiting high savings rates, low personal debt and first generation opportunity to travel overseas and spend money on entertainment, including gaming and non-gaming offerings. Continued and stable progress in the economic expansion of the domestic economy in China, any future appreciation of the Renminbi and further development of policy measures designed to advance economic co-operation between the Pearl River Delta, Hong Kong and Macau, transforming the region into a globally competitive hub of economic activity, is expected to serve to underpin the future development of our business opportunities.

Regionally, new gaming jurisdictions such as Singapore have opened in Asia and this has added to the overall competitive landscape. While much smaller in scale to Macau, we compete to some extent with these new destinations.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Revenues

Consolidated net revenues were US$1,141.2 million for the six months ended June 30, 2010, an increase of US$708.9 million (or 164.0%) from US$432.3 million for the six months ended June 30, 2009. The increase in net revenues was driven by increase in rolling chip volume at Altira Macau and the opening of City of Dreams in June 2009, which contributed US$618.8 million in net revenues.

Consolidated net revenues for the six months ended June 30, 2010 comprised of US$1,104.8 million in casino revenues (96.8% of total net revenues) and US$36.4 million of net non-casino revenues (3.2% of total net revenues). Consolidated net revenues for the six months ended June 30, 2009 were comprised of US$424.4 million in casino revenues (98.2% of total net revenues) and US$7.9 million of net non-casino revenues (1.8% of total net revenues).

Casino.  Casino revenues for the six months ended June 30, 2010 of US$1,104.8 million represented a US$680.4 million (or 160.3%) increase from casino revenues of US$424.4 million for the six months ended June 30, 2009 due to increase in casino revenue at Altira Macau by US$81.2 million to US$421.1 million, primarily driven by an increase in rolling chip volume and revenue of US$592.5 million attributable to the opening of City of Dreams in June 2009.

Altira Macau’s rolling chip volume for the six months ended June 30, 2010 of US$19.4 billion represented an increase of US$0.6 billion from US$18.8 billion for the six months ended June 30, 2009. Altira Macau’s hold percentage for rolling chip table games (calculated before discounts and commissions) was 3.01% for the six months ended June 30, 2010, an increase from 2.62% for the six months ended June 30, 2009 and slightly above our expected range of 2.7% to 3.0%. In the mass market table games segment, drop (non-rolling chip) was US$147.6 million for the six months ended June 30, 2010, which decreased by 1.3% from US$149.5 million for the six months ended June 30, 2009. The mass market hold percentage was 16.6% for the six months ended June 30, 2010, an increase from 13.8% for the six months ended June 30, 2009 and within our expected range of 16.0% to 20.0%.

City of Dreams’ rolling chip volume for the six months ended June 30, 2010 and 2009 was US$22.0 billion and US$1.9 billion, respectively. City of Dreams’ hold percentage for rolling chip table games (calculated before discounts and commissions) was 2.60% for the six months ended June 30, 2010, below our expected range of 2.7% to 3.0%, though a significant improvement from 0.79% for the six months ended June 30, 2009. In the mass table games segment, drop (non-rolling chip) totaled US$963.1 million for the six months ended June 30, 2010 and represented an increase of US$863.3 million from US$99.8 million for the six months ended June 30, 2009. The mass market hold percentage was 21.2% for the six months ended June 30, 2010, above our expected range of 16.0% to 20.0% and an increase from 16.4% for the six months ended June 30, 2009. Average net win per gaming machine per day was US$206 for the six months ended June 30, 2010, an increase of US$89 from US$117 for the six months ended June 30, 2009.

Mocha Club’s average net win per gaming machine per day for the six months ended June 30, 2010 was US$186, a decrease of approximately US$8 over the six months ended June 30, 2009.

Rooms.  Room revenue of US$39.3 million for the six months ended June 30, 2010 represented a US$27.9 million (or 243.6%) increase from room revenue of US$11.4 million for the six months ended June 30, 2009 due to the opening at City of Dreams, with approximately 1,650 hotel rooms across both properties. Altira Macau’s ADR, occupancy and REVPAR were US$166, 92% and US$153, respectively, for the six months ended June 30, 2010. This compares with the ADR, occupancy and REVPAR of US$233, 90% and US$209, respectively for the six months ended June 30, 2009. City of Dreams’ ADR, occupancy and REVPAR were US$152, 78% and US$118, respectively for the six months ended June 30, 2010. This compares with the ADR, occupancy and REVPAR of US$176, 78% and US$138, respectively for the six months ended June 30, 2009.

Food, beverage and others.  Other non-casino revenues for the six months ended June 30, 2010 included food and beverage revenue of US$27.4 million, and entertainment, retail and other revenue of approximately US$10.8 million. Other non-casino revenue for the six months ended June 30, 2009 included food and beverage revenue of US$8.4 million, and entertainment, retail and other revenue of approximately US$3.8 million. The increase of US$25.9 million was primarily due to the opening of City of Dreams.

Operating costs and expenses

Total operating costs and expenses were US$1,142.5 million for the six months ended June 30, 2010, an increase of US$536.2 million (or 88.4%) from US$606.3 million for the six months ended June 30, 2009. The increase in operating costs was primarily related to commencement of operations at City of Dreams in June 2009 and an increase in operating costs at Altira Macau due to the associated increase in revenue as described above, and was partially offset by various cost containment efforts across City of Dreams, Altira Macau and Mocha Clubs.

Casino.  Casino expenses increased by US$482.7 million (or 126.0%) to US$865.8 million for the six months ended June 30, 2010, from US$383.1 million for the prior year period, primarily due to an increase of US$436.9 million in casino expenses attributable to the opening of City of Dreams, and increase in gaming tax of US$36.4 million at Altira Macau.

Rooms.  Room expenses, which represent the costs in operating the hotel facilities at Altira Macau and City of Dreams, increased by US$4.7 million (or 228.5%) to US$6.8 million for the six months ended June 30, 2010 from US$2.1 million for the prior year period, primarily due to the commencement of operations at City of Dreams in June 2009.

Food, beverage and others.  Food, beverage and other expenses for the six months ended June 30, 2010 and 2009 was US$19.5 million and US$7.5 million, respectively. The increase from the prior year period resulted from the commencement of operations at City of Dreams in June 2009.

General and administrative.  General and administrative expenses increased by US$43.0 million (or 88.9%) to US$91.3 million for the six months ended June 30, 2010 from US$48.4 million in the prior year period, primarily due to the commencement of operations at City of Dreams in June 2009.

Pre-opening costs.  Pre-opening costs related to the opening of City of Dreams were US$7.0 million and US$79.6 million for the six months ended June 30, 2010 and 2009, respectively. Such costs relate primarily to personnel training, equipment, marketing, advertising and other administrative costs in connection with the opening of the property.

Amortization of gaming subconcession.  Amortization of gaming subconcession recorded on a straight-line basis remained stable at US$28.6 million for the six months ended June 30, 2010 and 2009.

Amortization of land use rights.  Amortization of land use rights expenses for the six months ended June 30, 2010 of US$9.8 million remained relatively consistent with the six months ended June 30, 2009 of US$9.1 million.

Depreciation and amortization.  Depreciation and amortization expense increased by US$69.9 million (or 159.4%) to US$113.7 million in the six months ended June 30, 2010 from US$43.8 million in the six months ended June 30, 2009, primarily due to depreciation of assets of City of Dreams following its opening in June 2009.

Property charges and others.  Property charges and others generally includes costs related to the remodeling and rebranding of a property which might include the retirement, disposal or write-off of assets. Property charges and others for the six months ended June 30, 2010 was a net gain of US$34,000 attributable to the over-provision of re-branding expenses for Altira Macau, offset against the remodeling expenses of City of Dreams food and beverage facilities. Property charges and others for the six months ended June 30, 2009 was US$4.1 million, which included US$0.9 million related to the re-branding of Altira Macau and US$2.9 million related to asset write-offs as a result of our termination of the Macau Peninsula project.

Non-operating (expenses) income

Non-operating (expenses) income consists of interest income and expenses, amortization of deferred financing costs, loan commitment fees, foreign exchange gain and loss as well as other non-operating income.

Interest income decreased by US$100,000 (or 38.5%) to US$160,000 in the six months ended June 30, 2010, mainly due to a decrease in average cash balances as a result of increased investment in completing the construction of City of Dreams.

Total interest expenses, which primarily included interest paid or payable on shareholders’ loans, the US$1.75 billion City of Dreams Project Facility, accrued interest for the Initial Notes and interest rate swap agreements for the six months ended June 30, 2010 and 2009, totaled US$45.1 million and US$37.8 million respectively, of which US$8.2 million and US$33.8 million was capitalized. Interest expenses net of capitalized interest increased by US$32.9 million, primarily due to cessation of capitalizable interest following the opening of City of Dreams together with additional borrowings under the City of Dreams Project Facility.

Other finance costs included US$6.9 million of amortization of deferred financing costs net of capitalization and credit of US$4.3 million of loan commitment fees related to the US$1.75 billion City of Dreams Project Facility. The increase in net amortization of deferred financing costs from US$1.1 million for the six months ended June 30, 2009 was attributable to cessation of captializable amortization of deferred financing costs following the opening of City of Dreams.

Costs associated with modification of the City of Dreams Project Facility for the six months ended June 30, 2010 were US$3.2 million.

Net foreign exchange gains for the six months ended June 30, 2010 and 2009 were US$17,000 and US$175,000 respectively, primarily due to foreign exchange transaction gains on H.K. dollars and foreign exchange transaction losses on New Taiwan dollars. Other non-operating income for the six months ended June 30, 2010 was US$1.0 million.

Income tax credit

Our negative effective income tax rate was 0.33% for the six months ended June 30, 2010, as compared to our positive effective income tax rate of 0.07% for the six months ended June 30, 2009. The negative effective income tax rate and positive effective income tax rate for the six months ended June 30, 2010 and 2009 differed from the statutory Macau Complementary Tax rate of 12%, primarily due to the effect of change in valuation allowance on the net deferred tax assets for the six months ended June 30, 2010 and 2009, the impact of the effect of a tax holiday of US$5.0 million on the net income of Macau gaming operations during the six months ended June 30, 2010 due to our income tax exemption in Macau, which is set to expire in 2011, and the net loss of Macau gaming operations during the six months ended June 30, 2009. Our management does not anticipate recording an income tax benefit related to deferred tax assets generated by our Macau operations; however, to the extent that the financial results of our Macau operations improve and it becomes more likely than not that the deferred tax assets are realizable, we will be able to reduce the valuation allowance through earnings.

Net loss

As a result primarily of the foregoing, there was a net loss of US$42.6 million for the six months ended June 30, 2010, compared to a net loss of US$179.3 million for the six months ended June 30, 2009.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenues

Consolidated net revenues in 2009 were US$1.33 billion, a decrease of US$83.3 million (or 5.9%) from US$1.42 billion for 2008. The decrease in net revenues was driven by a decline in global economic conditions combined with low rolling chip hold percentages at Altira Macau and City of Dreams and was partially offset by the opening of City of Dreams in June 2009, which contributed US$552.1 million in net revenues.

Consolidated net revenues in 2009 were comprised of US$1.30 billion in casino revenues (97.9% of total net revenues) and US$28.2 million of net non-casino revenues (2.1% of total net revenues). Consolidated net revenues in 2008 were comprised of US$1.41 billion in casino revenues (99.3% of total net revenues) and US$10.2 million of net non-casino revenues (0.7% of total net revenues).

Casino.  Casino revenues for the year ended December 31, 2009 of US$1.30 billion represented a US$101.3 million (or 7.2%) decrease from casino revenues of US$1.41 billion for the year ended December 31, 2008 due to decrease in casino revenue at Altira Macau by US$651.0 million to US$653.0 million, primarily driven by a decline in rolling chip volume combined with lower rolling chip hold percentage, partially offset by revenue of US$532.5 million attributable to the opening of City of Dreams in June 2009 with approximately 500 gaming tables and approximately 1,300 gaming machines.

Altira Macau’s rolling chip volume for 2009 of US$37.5 billion represented a decrease of US$24.8 billion from US$62.3 billion for 2008. Altira Macau’s hold percentage for rolling chip table games (calculated before discounts and commissions) was 2.55% for 2009, below our expected level of 2.85% and a decrease from 2.85% for 2008. In the mass market table games segment, drop (non-rolling chip) was US$273.0 million for 2009 which decreased by 22.7% from US$353.2 million for 2008. The mass market hold percentage was 16.0% for 2009, within our expected range of 16.0% to 20.0% and an increase from 14.6% for 2008.

City of Dreams’ rolling chip volume was US$20.3 billion and hold percentage for rolling chip table games (calculated before discounts and commissions) was 2.65% for 2009, below the expected level of 2.85%. In the mass table games segment, drop (non-rolling chip) totaled US$912.6 million and the hold percentage was 16.3%, which was in line with the expected range of 16.0% to 20.0% for the year ended December 31, 2009. Average net win per gaming machine per day was US$137.

Mocha Club’s average net win per gaming machine per day for 2009 was US$182, a decrease of approximately US$54 over 2008.

Rooms.  Room revenue of US$41.2 million for the year ended December 31, 2009 represented a US$24.1 million (or 141.2%) increase from room revenue of US$17.1 million for the year ended December 31, 2008 due to the opening at City of Dreams, with approximately 1,650 hotel rooms across both properties. Altira Macau’s ADR, occupancy and REVPAR were US$219, 92% and US$201, respectively, for the year ended December 31, 2009. This compares with the ADR, occupancy and REVPAR of US$236, 94% and US$222, respectively for 2008. City of Dreams’ ADR, occupancy and REVPAR were US$159, 84% and US$133, respectively.

Food, beverage and others.  Other non-casino revenues for the year ended December 31, 2009 included food and beverage revenue of US$28.2 million, and entertainment, retail and other revenue of approximately US$11.9 million. Other non-casino revenue for the year ended December 31, 2008 included food and beverage revenue of US$16.1 million, and entertainment, retail and other revenue of approximately US$5.4 million. The increase of US$18.6 million was primarily due to opening of City of Dreams and was offset by decrease in revenue at Altira Macau as a result of reduced visitation.

Operating costs and expenses

Total operating costs and expenses were US$1.60 billion for the year ended December 31, 2009, an increase of US$190.0 million (or 13.4%) from US$1.41 billion for the year ended December 31, 2008. The increase in operating costs of US$190.0 million was primarily related to the commencement of operations at City of Dreams in June 2009 and was partially offset by a decrease in operating costs at Altira Macau due to cost-savings initiatives.

Casino.  Casino expenses decreased by US$29.6 million (or 2.6%) to US$1.13 billion in 2009 from US$1.16 billion in 2008 primarily due to a decrease in the gaming tax of US$328.3 million and US$140.9 million in casino-related expenses associated with payroll-related expenses and our rolling chip program at Altira Macau. This decrease was offset by an increase of US$440.7 million in casino expenses attributable to the opening of City of Dreams.

Rooms.  Room expenses, which represent the costs in operating the hotel facilities at Altira Macau and City of Dreams, increased by 373.7% to US$6.4 million in 2009 from US$1.3 million in 2008, primarily due to the commencement of operations at City of Dreams in June 2009.

Food, beverage and others.  Food, beverage and other expenses increased by US$6.9 million (or 49.1%) to US$20.9 million in 2009 from US$14.0 million in 2008, primarily due to the commencement of operations at City of Dreams and offset by decrease in expenses at Altira Macau driven by the associated decrease in revenue as described above.

General and administrative.  General and administrative expenses increased by US$40.3 million (or 44.4%) to US$131.0 million in 2009 from US$90.7 million in 2008, primarily due to the commencement of operations at City of Dreams in June 2009.

Pre-opening costs.  Pre-opening costs of US$91.9 million were incurred in 2009 relating to the opening of City of Dreams. In 2008 we incurred pre-opening costs associated with City of Dreams of US$21.8 million. Such costs relate primarily to personnel training, equipment, marketing, advertising and other administrative costs in connection with the opening of the property.

Amortization of gaming subconcession.  Amortization of gaming subconcession recorded on a straight-line basis remained stable at US$57.2 million in 2009 and 2008.

Amortization of land use rights.  Amortization of land use rights expenses for 2009 of US$18.4 million remained relatively consistent with 2008 of US$18.3 million.

Depreciation and amortization.  Depreciation and amortization expense increased by US$90.5 million (or 176.1%) to US$141.9 million in 2009 from US$51.4 million in 2008 primarily due to depreciation of assets of City of Dreams following its opening in June 2009.

Property charges and others.  Property charges and others generally includes costs related to the remodeling and rebranding of a property which might include the retirement, disposal or write-off of assets. Property charges and others for the year ended December 31, 2009 was US$7.0 million, which primarily included US$4.1 million related to the re-branding of Altira Macau and US$2.9 million related to asset write-offs as a result of our termination of the Macau Peninsula project. Property charges and others for the year ended December 31, 2008 was US$0.3 million related to a minor reconfiguration of the casino at Altira Macau.

Non-operating (expenses) income

Non-operating (expenses) income consists of interest income and expenses, amortization of deferred financing costs, loan commitment fees, foreign exchange gain and loss as well as other non-operating income.

Interest income decreased by US$7.7 million (or 93.9%) to US$0.5 million in 2009, mainly due to a decline in interest rates and a decrease in average cash balances as a result of increased investment in completing the construction of City of Dreams.

Total interest expenses, which primarily included interest paid or payable on shareholders’ loans, the US$1.75 billion City of Dreams Project Facility, and interest rate swap agreements for 2009 and 2008 totaled

US$82.3 million and US$49.6 million respectively, of which US$50.5 million and US$49.6 million was capitalized. Interest expenses net of capitalized interest increased by US$31.8 million, primarily due to cessation of capitalizable interest following the opening of City of Dreams together with additional borrowings under the City of Dreams Project Facility.

Other finance costs included US$6.0 million of amortization of deferred financing costs net of capitalization and US$2.3 million of loan commitment fees related to the US$1.75 billion City of Dreams Project Facility. The decrease from 2008 was attributable to decreases in the undrawn commitments as a result of drawdowns on the City of Dreams Project Facility during the second half of 2008 and the first half of 2009.

Net foreign exchange gains for 2009 were US$491,000, mainly resulting from foreign exchange transaction gains on Australian dollars, compared to US$1.4 million of net foreign exchange gains for 2008. Other non-operating income increased to US$2.5 million in 2009 from US$972,000 in 2008.

Income tax credit

Our negative effective income tax rate was 0.04% for the year ended December 31, 2009, as compared to 37.4% for the year ended December 31, 2008. The negative effective income tax rate for the years ended December 31, 2009 and 2008 differed from the statutory Macau Complementary Tax rate of 12% primarily due to the effect of a change in valuation allowance on the net deferred tax assets in 2009 and 2008, the impact of the net loss of Macau gaming operations during the year ended December 31, 2009 and the effect of a tax holiday of US$8.9 million on the net income of Macau gaming operations during the year ended December 31, 2008 due to our income tax exemption in Macau, which is set to expire in 2011. Our management does not anticipate recording an income tax benefit related to deferred tax assets generated by our Macau operations; however, to the extent that the financial results of our Macau operations improve and it becomes more likely than not that the deferred tax assets are realizable, we will be able to reduce the valuation allowance through earnings.

Net loss

As a result primarily of the foregoing, there was a net loss of US$308.5 million for 2009, compared to a net loss of US$2.5 million in 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues

Consolidated net revenues were US$1.42 billion for 2008, an increase of US$1.06 billion (or 295.0%) from US$358.5 million for 2007. The increase in net revenues was driven by improved operating performance and a full year of operations at Altira Macau, which opened on May 12, 2007 and was fully operational by July 14, 2007.

Consolidated net revenues in 2008 were comprised of US$1.41 billion in casino revenues (99.3% of total net revenues) and US$10.2 million of net non-casino revenues (0.7% of total net revenues). Consolidated net revenues in 2007 were comprised of US$348.7 million in casino revenues (97.3% of total net revenues) and US$9.8 million of net non-casino revenues (2.7% of total net revenues).

Casino.  Casino revenues for the year ended December 31, 2008 of US$1.41 billion represented a US$1.06 billion (or 303.2%) increase from casino revenues of US$348.7 million for the year ended December 31, 2007. Altira Macau’s rolling chip volume for 2008 of US$62.3 billion represented an increase of US$47.9 billion from US$14.4 billion for 2007. Altira Macau’s hold percentage for rolling chip table games (calculated before discounts and commissions) was 2.85% for 2008, in line with our expected level and an increase from 2.37% for 2007. In the mass table games segment, drop (non-rolling chip) totaled US$353.2 million for 2008, which increased by 46.8% from US$240.6 million for 2007. The mass market hold percentage was 14.6%, below the expected range of 16% to 18%, a decrease from 16.5% for 2007. Altira Macau’s gaming machine handle (volume) was US$166.9 million for 2008, an increase of US$24.8 million from US$142.1 million for 2007, and gaming machine revenue was increased by 36.7% to US$13.4 million for 2008. Mocha Club’s average net win per gaming machine per day for 2008 was US$236, an increase of approximately US$16 over 2007.

Rooms.  Room revenue of US$17.1 million for the year ended December 31, 2008 represented a US$11.4 million (or 201.3%) increase from room revenue of US$5.7 million for the year ended December 31, 2007, due to a full year of operations, at Altira Macau in 2008. Altira Macau’s ADR, occupancy and REVPAR were US$236, 94% and US$222, respectively, for the year ended December 31, 2008. This compares with the ADR, occupancy and REVPAR of US$266, 66% and US$174, respectively, for the year ended December 31, 2007.

Food, beverage and others.  Other non-casino revenues for the year ended December 31, 2008 included food and beverage revenue of US$16.1 million, and entertainment, retail and other revenue of approximately US$5.4 million. Other non-casino revenue for the year ended December 31, 2007 included food and beverage revenue of US$11.1 million and entertainment, retail and other revenue of approximately US$2.0 million.

Operating costs and expenses

Total operating costs and expenses were US$1.41 billion for the year ended December 31, 2008, an increase of US$860.6 million (or 155.3%) from US$554.3 million for the year ended December 31, 2007. The increase in operating costs of US$860.6 million was primarily related to a full year of operations of Altira Macau with increases in expenses commensurate with the increase in revenues and offset by a decrease in pre-opening costs relating to Altira Macau as more fully described below.

Casino.  Casino expenses increased by US$856.0 million (or 281.7%) to US$1.16 billion in 2008 from US$303.9 million in 2007, primarily due to an increase in gaming tax of US$574.3 million and US$257.6 million in casino-related expenses associated with additional payroll-related expenses and our rolling chip program at Altira Macau.

Rooms.  Room expenses, which represent the costs in operating the hotel facility at Altira Macau, decreased by 39.6% to US$1.3 million in 2008 from US$2.2 million in 2007, primarily due to an increase in complementary sales and recording the related costs under casino expenses.

Food, beverage and others.  Food, beverage and other expenses increased by US$3.0 million (or 26.6%) to US$14.0 million in 2008 from US$11.0 million in 2007, primarily due to related increases in the revenue for these segments.

General and administrative.  General and administrative expenses increased by US$7.9 million (or 9.6%) to US$90.7 million in 2008 from US$82.8 million in 2007, primarily due to growth in our operations, which included US$1.6 million in additional share-based compensation expense.

Pre-opening costs.  Pre-opening costs of US$21.8 million were incurred in 2008 relating to the opening of City of Dreams. In 2007 we incurred pre-opening costs associated with both Altira Macau, which opened on May 12, 2007, and City of Dreams of US$37.0 million and US$3.0 million, respectively. Such costs related to personnel training, equipment and other administrative costs, in connection with the future opening of these properties.

Amortization of gaming subconcession.  Amortization of gaming subconcession recorded on a straight-line basis remained stable at US$57.2 million in 2008 and 2007.

Amortization of land use rights.  Amortization of land use rights expenses increased by US$1.0 million (or 5.7%) to US$18.3 million in 2008 from US$17.3 million in 2007, primarily due to a full year of amortization expense related to the revised land concession cost for City of Dreams by US$41.7 million in October 2007, which in turn increased the amount of monthly amortization.

Depreciation and amortization.  Depreciation and amortization expense increased by US$11.9 million (or 30.2%) to US$51.4 million in 2008 from US$39.5 million in 2007 primarily due to a full year of operation of Altira Macau.

Property charges and others.  Property charges and others generally includes costs related to the remodeling and rebranding of a property which might include the retirement, disposal or write-off of assets. Property charges and others for the year ended December 31, 2008 was US$0.3 million related to a minor reconfiguration of the casino at Altira Macau.

Non-operating (expenses) income

Non-operating (expenses) income consists of interest income and expenses, amortization of deferred financing costs, loan commitment fees, foreign exchange gain and loss as well as other non-operating income.

Interest income decreased to US$8.2 million in 2008 from US$18.6 million in 2007, mainly due to a decline in interest rates and a decrease in average cash balances due to increased investment in City of Dreams.

Interest expenses, which included interest paid or payable on shareholders’ loans, the US$1.75 billion City of Dreams Project Facility, and interest rate swap agreements in 2008, totaled US$49.6 million and was fully capitalized. The increase from US$14.5 million in 2007 was primarily due to additional borrowings drawn under the City of Dreams Project Facility together with a full year of interest charges for the City of Dreams Project Facility incurred in 2008 as compared with only three months in 2007.

Other finance costs included US$0.8 million of amortization of deferred financing costs net of capitalization and US$15.0 million of loan commitment fees related to the US$1.75 billion City of Dreams Project Facility. The increase from 2007 was attributable to additional fees incurred on the undrawn commitment of this facility.

Net foreign exchange gains for 2008 were US$1.4 million, mainly resulting from foreign exchange transaction gains on H.K. dollars, compared to US$3.8 million of net foreign exchange gains for 2007. Other non-operating income increased to US$972,000 in 2008 from US$275,000 in 2007.

Income tax credit

Our negative effective tax rate was 37.4% for the year ended December 31, 2008, as compared to 0.8% for the year ended December 31, 2007. The negative effective income tax rate for the years ended December 31, 2008 and 2007 differed from statutory Macau Complementary Tax rate of 12% primarily due to the effect of change in valuation allowance on the net deferred tax assets in 2008 and 2007, the effect of a tax holiday of US$8.9 million on the net income of Macau gaming operations during the year ended December 31, 2008 and the impact of net loss of Macau gaming operations during the year ended December 31, 2007 due to our income tax exemption in Macau, which is set to expire in 2011. Management does not anticipate recording an income tax benefit related to deferred tax assets generated by our Macau operations; however, to the extent that the financial results of our Macau operations improve and it becomes more likely than not that the deferred tax assets are realizable, we will be able to reduce the valuation allowance through earnings.

Net loss

As a result primarily of the foregoing, there was a net loss of US$2.5 million for 2008, compared to a net loss of US$178.2 million in 2007.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements. Our consolidated financial statements were prepared in conformity with U.S. GAAP. Certain of our accounting policies require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management evaluates those estimates, including those relating to the estimated lives of depreciable assets, asset impairment, fair value of restricted shares and shares options granted, allowances for doubtful accounts, accruals for customer loyalty rewards, revenue recognition, income tax and fair value of derivative instruments and hedging activities. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates.

We believe that the critical accounting policies discussed below affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Property and equipment and other long-lived assets

We depreciate property and equipment on a straight-line basis over their estimated useful lives commencing from the time they are placed in service. The estimated useful lives are based on the nature of the assets as well as current operating strategy and legal considerations such as contractual life. Future events, such as property expansions, property developments and refurbishments, new competition, or new regulations, could result in a change in the manner in which we use certain assets requiring a change in the estimated useful lives of such assets.

Our land use rights in Macau under the land concession contracts for Altira Macau and City of Dreams are being amortized over the estimated lease term of the land on a straight-line basis. The expiry dates of the leases of the land use rights of Altira Macau and City of Dreams are March 2031 and August 2033, respectively. The maximum useful life of assets at Altira Macau and City of Dreams is therefore deemed to be the remaining life of the land concession contract.

Costs of repairs and maintenance are charged to expense when incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating income or loss.

We also evaluate the recoverability of our property and equipment and other long-lived assets with finite lives whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the carrying value of those assets to be held and used, is measured by first grouping our long-lived assets into asset groups and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. We define an asset group as the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and estimate the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, we record an impairment loss to the extent the carrying value of the long-lived asset exceeds its fair value with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. All recognized impairment losses, whether for assets to be disposed of or assets to be held and used, are recorded as operating expenses.

During the six months ended June 30, 2009 and the years ended December 31, 2009, 2008 and 2007, impairment losses amounting to US$282,000, US$282,000, US$17,000 and US$421,000, respectively, were recognized to write off gaming equipment due to the reconfiguration of the casino at Altira Macau to meet the evolving demands of gaming patrons and target specific segments. During the six months ended June 30, 2009 and the year ended December 31, 2009, an impairment loss amounting to US$2.9 million was recognized to write off the construction in progress carried out at the Macau Peninsula site following termination of the related acquisition agreement in December 2009. No impairment loss was recognized during the six months ended June 30, 2010.

Goodwill and purchased intangible assets

We review the carrying value of goodwill and purchased intangible assets with indefinite useful lives, representing the trademarks of Mocha Clubs, for impairment at least on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To assess potential impairment of goodwill, we perform an assessment of the carrying value of our reporting units at least on an annual basis or when events and changes in circumstances occur that would more likely than not reduce the fair value of our reporting units below their carrying value. If the carrying value of a reporting unit exceeds its fair value, we would perform the second step in our assessment process and record an impairment loss to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. We estimate the fair value of our reporting units through internal analysis and external valuations, which utilize income and market valuation approaches through the application of capitalized earnings, discounted cash flow and market comparable methods. These valuation techniques are based on a number of estimates and assumptions, including the projected future operating results of the reporting unit, appropriate discount rates, long-term growth rates and appropriate market comparables.

A detailed evaluation was performed as of December 31, 2009 and the computed fair value of our reporting unit was significantly in excess of the carrying amount. As a result of this evaluation, we determined that no impairment of goodwill existed as of December 31, 2009. There was no event or change in circumstances as of June 30, 2010 and we determined that no impairment of goodwill existed as of June 30, 2010.

Trademarks of Mocha Clubs are tested for impairment using the relief-from-royalty method and we determined that no impairment of trademarks existed as of December 31, 2009. Under this method, we estimate the fair value of the intangible assets through internal and external valuations, mainly based on the after-tax cash flow associated with the revenue related to the royalty. These valuation techniques are based on a number of estimates and assumptions, including the projected future revenues of the trademarks, appropriate royalty rates, appropriate discount rates, and long-term growth rates. There was no event or change in circumstances as of June 30, 2010 and we determined that no impairment of trademarks existed as of June 30, 2010.

Share-based compensation

We issued restricted shares and share options under our share incentive plan during the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognize the cost over the service period in accordance with applicable accounting standards. We use the Black-Scholes valuation model to value the equity instruments issued. The Black-Scholes valuation model requires the use of highly subjective assumptions of expected volatility of the underlying stock, risk-free interest rates and the expected term of options granted. Management determines these assumptions through internal analysis and external valuations utilizing current market rates, making industry comparisons and reviewing conditions relevant to our company.

The expected volatility and expected term assumptions can impact the fair value of restricted shares and share options. Because of our limited trading history as a public company, we estimate the expected volatility based on the historical volatility of a peer group of publicly traded companies, and estimate the expected term based upon the vesting term or the historical expected term of publicly traded companies. We believe that the valuation techniques and the approach utilized in developing our assumptions are reasonable in calculating the fair value of the restricted shares and share options we granted. For 2009 awards (excluding our stock option exchange program), a 10% change in the volatility assumption would have resulted in a US$223,000 change in fair value and a 10% change in the expected term assumption would have resulted in a US$90,000 change in fair value. These assumed changes in fair value would have been recognized over the vesting schedule of such awards. It should be noted that a change in expected term would cause other changes, since the risk-free rate and volatility assumptions are specific to the term; we did not attempt to adjust those assumptions in performing the sensitivity analysis above.

Revenue recognition

We recognize revenue at the time persuasive evidence of an arrangement exists, the service is provided or the retail goods are sold, prices are fixed or determinable and collection is reasonably assured.

Casino revenues are measured by the aggregate net difference between gaming wins and losses less accruals for the anticipated payouts of progressive slot jackpots, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession.

We follow the accounting standards on reporting revenue gross as a principal versus net as an agent, when accounting for the operations of the Taipa Square Casino and the Grand Hyatt Macau hotel. For the operations of Taipa Square Casino, given that we operate the casino under a right to use agreement with the owner of the casino premises and have full responsibility for the casino operations in accordance with our gaming subconcession, we are the principal and casino revenue is therefore recognized on a gross basis. For the operations of Grand Hyatt Macau hotel, we are the owner of the hotel property and Hyatt operates the hotel under a management agreement as hotel manager, providing management services to us, and we receive all rewards and take substantial risks associated with the hotel business. As such, we are the principal and the transactions of the hotel are therefore recognized on a gross basis.

Rooms, food and beverage, entertainment, retail and other revenues are recognized when services are provided. Advance deposits on rooms are recorded as customer deposits until services are provided to the customer. Minimum operating and right to use fee, adjusted for contractual base fee and operating fee escalations, are included in entertainment, retail and other revenues and are recognized on a straight-line basis over the terms of the related agreement.

Revenues are recognized net of certain sales incentives which are required to be recorded as a reduction of revenue; consequently, our casino revenues are reduced by discounts, commissions and points earned in customer loyalty programs, such as the player’s club loyalty program.

The retail value of rooms, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing such promotional allowances is primarily included in casino expenses.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject our company to concentrations of credit risk consist principally of casino receivables. We issue credit in the form of markers to approved casino customers following investigations of creditworthiness. At June 30, 2010, December 31, 2009 and 2008, a substantial portion of our markers were due from customers residing in foreign countries. Accounts are written off when management deems it is probable the receivable is uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful debts is maintained to reduce our receivables to their carrying amounts, which approximate fair values. The allowance is estimated based on the specific review of customer accounts as well as management’s experience with collection trends in the casino industry and current economic and business conditions. In determining our allowance for estimated doubtful debts, we apply industry standard reserve percentages to aged account balances and we specifically analyze the collectability of each account with a balance over a specified dollar amount, based upon the age of the account balance, the customer’s financial condition, collection history and any other known information. The standard reserve percentages applied are based on our historical experience and take into consideration current industry and economic conditions. At June 30, 2010, a 100 basis-point change in the estimated allowance for doubtful debts as a percentage of casino receivables would change the provision for doubtful debts by approximately US$3.4 million.

Income Tax

Deferred income taxes are recognized for all significant temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As of June 30, 2010, December 31, 2009 and 2008, we recorded valuation allowances of US$33.8 million, US$33.1 million and US$16.1 million, respectively, as management does not believe that it is more likely than not that the deferred tax assets will be realized. Our assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, and the duration of statutory carryforward periods. To the extent that the financial results of our operations improve and it becomes more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

Derivative Instruments and Hedging Activities

We seek to manage market risk, including interest rate risk associated with variable rate borrowings, through balancing fixed-rate and variable-rate borrowings with the use of derivative financial instruments. We account for derivative financial instruments in accordance with applicable accounting standards. All derivative instruments are recognized in the consolidated financial statements at fair value at the balance sheet date. Any changes in fair value are recorded in the consolidated statement of operations or in other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated:

				Six Months Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010	2009
	(In thousands of US$)

Net cash (used in) provided by operating activities	$(112,257)	$(11,158)	$147,372	$73,339	$(49,559)
Net cash used in investing activities	(1,143,639)	(913,602)	(972,620)	(117,471)	(554,260)
Net cash provided by financing activities	653,350	904,485	1,076,671	126,766	444,307

Net (decrease) increase in cash and cash equivalents	(602,546)	(20,275)	251,423	82,634	(159,512)
Cash and cash equivalents at beginning of year/period	815,144	835,419	583,996	212,598	815,144

Cash and cash equivalents at end of year/period	$212,598	$815,144	$835,419	$295,232	$655,632

We have been able to meet our working capital needs, and we believe that we will be able to meet our working capital needs for the next 12 months. We plan to meet our liquidity needs in the next 12 months with our operating cash flow, existing cash balances which include approximately US$133.0 million of restricted cash to settle upcoming amortization payments on our City of Dreams Project Facility, possible additional financings, and availability under our City of Dreams Project Facility.

Operating activities

Operating cash flows are generally affected by changes in operating income and accounts receivable with VIP table games play and hotel operations conducted on a cash and credit basis and the remainder of the business including mass table games play, slot machine play, food and beverage, and entertainment conducted primarily on a cash basis.

Net cash provided by operating activities was US$73.3 million for the six months ended June 30, 2010, compared to cash used in operating activities of US$49.6 million for the six months ended June 30, 2009. There was an increase in operating cash flow mainly attributable to the opening of City of Dreams in June 2009. Net cash used in operating activities was US$112.3 million in 2009, compared to US$11.2 million in 2008. There was a decrease in operating cash flow mainly attributable to a decline in gaming revenue as described in the foregoing section, increased working capital for City of Dreams and Altira Macau and increased pre-opening activities for City of Dreams. Net cash used in operating activities was US$11.2 million in 2008, compared to US$147.4 million net cash provided by operating activities in 2007. This was primarily attributable to the decrease of outstanding gaming chips and tokens, customer deposits, commission payables and other gaming related accruals resulting from a decline in gaming activity at the end of 2008 as compared to 2007.

Investing activities

Net cash used in investing activities was US$117.5 million for the six months ended June 30, 2010, compared to US$554.3 million for the six months ended June 30, 2009, primarily due to a reduction in construction and development activity relating to City of Dreams contributing to our total capital expenditures of US$118.9 million, offset by an increase in the payment of City of Dreams’ land use rights of US$22.5 million and the net increase of restricted cash of US$41.8 million due to an increase of US$133.0 million generated from the Initial Notes offset by settlement of US$91.2 million of City of Dreams costs in accordance with the City of Dreams Project Facility. Net cash used in investing activities was US$1.14 billion in 2009, compared to US$913.6 million in 2008, primarily due to a reduction in construction and development activity relating to City of Dreams contributing to our total capital expenditures for the year ended December 31, 2009 of US$937.1 million, offset by an increase in the payment of City of Dreams’ land use rights of US$30.6 million and an increase of US$168.1 million in the amount of restricted cash, due to a deposit of cash generated from the follow-on public offerings in May and August 2009 into bank accounts restricted in accordance with the City of Dreams Project Facility and available for use as required for the City of Dreams’ costs under the disbursement terms specified in the City of Dreams Project Facility.

Net cash used in investing activities was US$913.6 million in 2008, compared to US$972.6 million in 2007 primarily due to increased construction and development activity relating to City of Dreams, with capital expenditure for the year ended December 31, 2008 of US$1.05 billion and payment of the City of Dreams’ land use rights deposit of US$42.1 million. This increase was offset by a decrease of US$231.0 million in the amount of restricted cash due to the utilization of funds on additional loan drawdowns from the City of Dreams Project Facility in 2008. Drawdown proceeds from the facilities must be deposited into restricted accounts and pledged to the credit facility lenders.

Financing activities

Proceeds from Our Financing.  Net cash provided by financing activities amounted to US$126.8 million for the six months ended June 30, 2010, primarily related to proceeds from the issuance of the Initial Notes amounting to US$592.0 million and after deducting the repayment of long term debt of US$444.1 million and payment of deferred financing costs of US$21.2 million. Net cash provided by financing activities amounted to US$444.3 million for the six months ended June 30, 2009 primarily related to drawdown proceeds of US$270.7 million from the City of Dreams Project Facility and proceeds from our follow-on public offering in May 2009 of US$174.5 million after deducting the offering expenses. Net cash provided by financing activities amounted to US$653.4 million for the year ended December 31, 2009, primarily due to drawdown proceeds of US$270.7 million from the City of Dreams Project Facility and proceeds from our follow-on public offerings in May 2009 and August 2009 totaling US$383.5 million after deducting the offering expenses. Net cash provided by financing activities amounted to US$904.5 million for the year ended December 31, 2008, primarily due to drawdown proceeds of US$912.3 million from the City of Dreams Project Facility.

We have been able to meet our working capital needs for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, despite our earnings being insufficient to cover fixed charges associated with our financing activities, such as interest expensed and capitalized related to indebtedness, amortization of deferred financing costs, and the estimated portion of operating lease rental expense deemed to be representative of the interest factor.

Shareholder Loans and Contributions.  As of June 30, 2010, we had approximately US$115.7 million of outstanding shareholder loans from Melco and Crown, of which US$115.6 million was in the form of fixed term loans repayable in May 2012. The fixed term loan from Crown is at an interest rate of 3-months HIBOR per annum and the fixed term loan from Melco is at 3-months HIBOR per annum and at 3-months HIBOR plus 1.5% per annum only during the period from May 16, 2008 to May 15, 2009 with the remaining balance of US$11,000 repayable on demand and non-interest bearing.

No fees or proceeds are payable to Melco and Crown in return for their contributions to us or our subsidiaries and their future economic interest in us is solely based on their share ownership in forming our company.

City of Dreams Project Facility.  On September 5, 2007, Melco Crown Gaming and certain other subsidiaries specified as guarantors under the City of Dreams Project Facility, or the Borrowing Group, entered into the US$1.75 billion City of Dreams Project Facility to finance a portion of the total project costs of City of Dreams. On September 24, 2007, the first drawdown which comprised both H.K. dollars and U.S. dollars totaling the equivalent of US$500.2 million was made under the City of Dreams Project Facility. Subsequent drawdowns took place in 2008 and 2009, which comprised of both H.K. dollars and U.S. dollars totaling the equivalent of US$912.3 million and US$270.7 million, respectively, under the City of Dreams Project Facility. Financing costs of US$21.2 million, US$0.9 million, US$0.9 million, US$7.6 million and US$49.7 million in relation to the City of Dreams Project Facility were paid accordingly during the six months ended June 30, 2010 and 2009, and the years ended

December 31, 2009, 2008 and 2007, respectively. Subject to satisfaction of the relevant conditions precedent, a further US$100.5 million remained available for future drawdowns as at June 30, 2010 and as of the date of this prospectus.

See “Description of Other Material Indebtedness — City of Dreams Project Facility.”

Initial Notes.  On May 17, 2010, MCE Finance issued US$600,000,000 aggregate principal amount of senior notes with an interest rate of 10.25% per annum and a maturity date of May 15, 2018. The Initial Notes are listed on the Official List of the SGX-ST and the initial purchasers’ purchase price was 98.671% of the principal amount. The proceeds from the offering were used to reduce our indebtedness under the City of Dreams Project Facility.

See “Description of Exchange Notes.”

We, when permitted, may obtain financing in the form of, among other things, equity or debt, including additional bank loans or high yield, mezzanine or other debt, or rely on our operating cash flow to fund the development of our projects.

Sources and Uses

We have been able to meet our working capital needs, and we believe that we will be able to meet our working capital needs in the foreseeable future, with our operating cash flow, existing cash balances which include approximately US$133.0 million of restricted cash to settle upcoming amortization payments on our City of Dreams Project Facility, possible additional financings and availability under our City of Dreams Project Facility.

New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

Ratings

Melco Crown Gaming has a corporate rating of “BB-” by Standard & Poor’s and a rating of “Ba3” by Moody’s Investors Service. For future borrowings, any decrease in our corporate rating could result in an increase in borrowing costs.

Research and Development, Patents and Licenses

We have entered into a license agreement with Crown Melbourne Limited and obtained an exclusive and non-transferable license to use the Crown trademark in Macau. Our hotel management agreements for the use of the Grand Hyatt and Hyatt Regency trademarks on a non-exclusive and non-transferable basis were terminated in August 2008 and replaced by a management agreement for the use of the Grand Hyatt trademarks to reflect the branding of the twin-tower hotels under the “Grand Hyatt” brand. In January 2007, we entered into a casino trademark license agreement and a hotel trademark license agreement (which was subsequently novated and amended by a Novation Agreement on August 20, 2008) with Hard Rock Holdings Limited, or Hard Rock, to use the Hard Rock brand in Macau at the City of Dreams. Pursuant to the agreements, we have the exclusive right to use the Hard Rock brand for the hotel and casino facility at City of Dreams for a term of ten years based on percentages of revenues generated at the property payable to Hard Rock. We also purchase gaming tables and gaming machines and enter into licensing agreements for the use of certain tradenames and, in the case of the gaming machines, the right to use software in connection therewith. These include a license to use a jackpot system for the gaming machines. In addition, we have registered the trademarks “Mocha Club” and “City of Dreams” in Macau. We have registered in Macau certain trademarks and are currently in the process of applying for the registration of certain other trademarks and service marks to be used in connection with the operations of our hotel casino projects in Macau.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material adverse effect on our net revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

Off-Balance Sheet Arrangements

Except as disclosed in Note 11(d) to the unaudited condensed consolidated financial statements included elsewhere in this prospectus, we have not entered into any material financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements.

Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Tabular Disclosure of Contractual Obligations

Our total long-term indebtedness and other known contractual obligations are summarized below as of December 31, 2009.

	Payments Due by Period
	Less than	1-3	3-5	More than
	1 Year	Years	Years	5 Years	Total
	(In millions of US$)

Contractual obligations
Long-term debt obligations:
Loans from shareholders(1)	$—	$115.6	$—	$—	$115.6
Other long-term debt(2)	44.5	793.1	845.6	—	1,683.2
Operating lease obligations:
Leases for office space, VIP lounge, recruitment and training center, staff quarter and Mocha Clubs locations	10.0	11.6	9.0	9.7	40.3
Other contractual commitments:
Government land use fees payable for Altira Macau land(3)	0.2	0.3	0.3	2.8	3.6
Government land use fees payable for City of Dreams land(4)	1.2	2.4	2.4	22.0	28.0
Interest on land premium for City of Dreams land(4)	1.1	2.8	0.2	—	4.1
Construction, plant and equipment acquisition commitments(5)	32.6	—	—	—	32.6
Buses and limousines services commitments	2.6	—	—	—	2.6
Fixed premium on gaming subconcession	3.7	7.5	7.5	28.0	46.7
Trademark and memorabilia license fee commitments	0.9	1.8	1.8	4.0	8.5
Consultancy and other services commitments	2.7	1.3	0.8	—	4.8

Total contractual obligations	$99.5	$936.4	$867.6	$66.5	$1,970.0

(1)	Excludes the working capital loans provided by Melco and Crown, which had an outstanding balance of US$25,000 as of December 31, 2009. As of December 31, 2009, the balance of the outstanding term loans from Melco and Crown, amounting to approximately US$115.6 million was repayable in May 2011. The term loan from Melco as of December 31, 2009 is bearing interest at 3-months HIBOR per annum and at three months HIBOR plus 1.5% per annum only during the period from May 16, 2008 to May 15, 2009. The term loan from Crown as of December 31, 2009 is bearing interest at 3-months HIBOR.

(2)	Other long-term debt represents US$1.75 billion under the City of Dreams Project Facility. The City of Dreams Project Facility consists of a US$1.5 billion term loan facility and a US$250 million revolving credit facility. The term loan facility matures in September 2014 and is subject to quarterly amortization payments commencing in December 2010. The revolving credit facility matures in September 2012 or, if earlier, the date of repayment, prepayment or cancellation in full of the term loan facility and has no interim amortization payment. On May 17, 2010, MCE Finance issued the Initial Notes with an interest rate of 10.25% per annum and a maturity of May 15, 2018, which are listed on the Official List of the SGX-ST. Additionally, in May 2010, we entered into a fourth amendment agreement to the City of Dreams Project Facility (the “Amendment Agreement”). The Amendment Agreement, among other things, (i) amends the date of the first covenant test date to December 31, 2010; (ii) provides additional flexibility to the financial covenants; (iii) removes the obligation but retains the right to enter into any new interest rate or foreign currency swaps or other hedging arrangements; and (iv) restricts the use of the net proceeds received from the Initial Notes to repayment of certain amounts outstanding under the City of Dreams Project Facility, including prepaying the term loan facility in an amount of US$293.7 million and the revolving credit facility in an amount of US$150.4 million, as well as providing for a permanent reduction of the revolving credit facility of US$100 million.

(3)	Annual government land use fees payable is approximately MOP 1.4 million (US$171,000) and is adjusted every five years as agreed between the Macau government and Altira Developments Limited in accordance with the applicable market rates from time to time.

(4)	In April 2005, the Macau government offered to grant a medium-term lease of 25 years for City of Dreams to Melco Crown (COD) Developments Limited, and Melco Crown (COD) Developments Limited preliminarily accepted the offer on May 10, 2005. In February 2008, Melco Crown (COD) Developments Limited and Melco Crown Gaming accepted the final terms of the land lease agreement, which required us to pay a land premium of approximately MOP 842.1 million (US$105.1 million). We paid MOP 300.0 million (US$37.4 million) of the land premium upon our acceptance of the final terms on February 11, 2008. On August 13, 2008 the Macau government formally granted the land concession to Melco Crown (COD) Developments Limited of which approximately MOP 467.5 million (US$58.3 million) has been paid as of December 31, 2009 and the remaining amount of approximately MOP 374.6 million (US$46.8 million), accrued with 5% interest per annum, will be paid in six biannual installments. In November 2009, Melco Crown (COD) Developments Limited and Melco Crown Gaming accepted in principle the initial terms for the revision of the land lease agreement from the Macau government for the increased developable gross floor area for City of Dreams and recognized additional land premium of approximately MOP 257.4 million (US$32.1 million) payable to the Macau government. In March 2010, Melco Crown (COD) Developments Limited and Melco Crown Gaming accepted the final terms for the revision of the land lease agreement and fully paid the additional land premium to the Macau government. The total outstanding balances of the land use right have been included in accrued expenses and other current liabilities and land use right payable as of December 31, 2009. We have also provided a guarantee deposit of approximately MOP 3.4 million (US$424,000), upon signing of the government lease in February 2008. According to the terms of the revised offer from the Macau government, payment in the form of government land use fees in an aggregate amount of approximately MOP 9.5 million (US$1.2 million) per annum is payable to the Macau government and such amount may be adjusted every five years as agreed between the Macau government and Melco Crown (COD) Developments Limited in accordance with the market rates from time to time.

(5)	The amount as of December 31, 2009 mainly represents construction contracts for the design and construction, plant and equipment acquisitions of City of Dreams of approximately US$31.4 million. The balance includes the remaining payment obligations for Altira Macau and Mocha Clubs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. We believe our primary exposure to market risk will be interest rate risk associated with our substantial indebtedness.

Interest Rate Risk

We entered into interest rate swaps in connection with our drawdowns under the City of Dreams Project Facility in accordance with our lenders’ requirements at such time under the City of Dreams Project Facility. We incurred substantial indebtedness which bore interest at floating rates based on LIBOR and HIBOR plus a margin of 2.75% per annum until December 31, 2009, at which time, the floating interest rate was reduced to LIBOR or HIBOR plus a margin of 2.50% per annum. The City of Dreams Project Facility also provides for further reductions in the margin if the Borrowing Group satisfy certain prescribed leverage ratio tests upon completion of the City of Dreams. Accordingly, we are subject to fluctuations in HIBOR and LIBOR. We may hedge our exposure to floating interest rates in a manner we deem prudent. Interests in security we provide to the lenders under our credit facilities, or other security or guarantees, are required by the counterparties to our hedging transactions, which could increase our aggregate secured indebtedness. We do not intend to engage in transactions in derivatives or other financial instruments for trading or speculative purposes and we expect the provisions of our existing and any future credit facilities to restrict or prohibit the use of derivatives and financial instruments for purposes other than hedging.

As of June 30, 2010, approximately 31% of our long-term debt was based on fixed rates due to the issuance of the Initial Notes in May 2010 and all of our borrowings were at floating rates as of December 31, 2009. Based on June 30, 2010 and December 31, 2009 debt and interest rate swap levels, an assumed 100 basis point change in the HIBOR and LIBOR would cause our annual interest cost to change by approximately US$5.1 million and US$9.6 million, respectively.

Foreign Exchange Risk

The Hong Kong dollar is the predominant currency used in gaming transactions in Macau and is often used interchangeably with the Pataca in Macau. The Hong Kong dollar is pegged to the U.S. dollar within a narrow range and the Pataca is in turn pegged to the Hong Kong dollar. Although we will have certain expenses and revenues denominated in Patacas in Macau, our revenues and expenses will be denominated predominantly in Hong Kong dollars and in connection with most of our indebtedness and certain expenses, U.S. dollars. We cannot assure you that the current peg or linkages between the U.S. dollar, Hong Kong dollar and Pataca will not be broken or modified. See “Risk Factors — Risks Relating to Our Business and Operations in Macau — Any fluctuation in the value of the H.K. dollar, U.S. dollar or Pataca may adversely affect our indebtedness, expenses and profitability.” In addition, Altira Macau and Mocha Clubs accept foreign exchange for their cage cash. We do not engage in hedging transactions with respect to foreign exchange risk.

Credit Risk

We have conducted, and expect to continue to conduct, our table gaming activities at our casinos on a credit basis as well as a cash basis. It is a common practice in Macau for gaming promoters to bear the responsibility for issuing and subsequently collecting credit. While most of our gaming credit play is, and we expect that most of our gaming credit play will be, via certain gaming promoters, who therefore bear and will bear the credit risk related to their direct players, we also grant and may continue to grant gaming credit directly to certain customers. We may not be able to collect all of our gaming receivables from our credit customers. We expect that we will be able to enforce our gaming receivables only in a limited number of jurisdictions, including Macau. As most of our gaming customers are expected to be visitors from other jurisdictions, principally Hong Kong and the PRC, we may not have access to a forum in which we will be able to collect all of our gaming receivables. The collectability of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We currently conduct and plan to continue to conduct credit evaluations of customers and generally do not require collateral or other security from our customers. We have established an allowance for doubtful receivables primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers. In the event a customer has been extended credit and has lost back to us the amount borrowed and the receivable from that customer is deemed uncollectible, Macau gaming tax will still be payable.

BUSINESS

Overview

We are a developer, owner and, through our subsidiary Melco Crown Gaming, operator of casino gaming and entertainment resort facilities focused on the Macau market. Melco Crown Gaming is one of six companies licensed, through concessions or subconcessions, to operate casinos in Macau.

We have chosen to focus on the Macau gaming market because we believe that Macau will continue to be one of the largest gaming destinations in the world. In 2009, 2008 and 2007, Macau generated approximately US$14.9 billion, US$13.6 billion and US$10.4 billion of gaming revenue, respectively, according to the DICJ, compared to the US$5.5 billion, US$6.0 billion and US$6.7 billion (excluding sports book and race book) of gaming revenue, respectively, generated on the Las Vegas Strip, according to the Nevada Gaming Control Board, and compared to the US$3.9 billion, US$4.5 billion and US$4.9 billion of gaming revenue (excluding sports book and race book), respectively, generated in Atlantic City, according to the New Jersey Casino Control Commission. Gaming revenue in Macau has increased at a five-year CAGR from 2004 to 2009 of 23.60% compared to five-year CAGRs of 0.86% and -3.89% for the Las Vegas Strip and Atlantic City, respectively (excluding sports book and race book). Macau benefits from its proximity to one of the world’s largest pools of existing and potential gaming patrons and is currently the only market in Greater China, and one of only several in Asia, to offer legalized casino gaming.

The gaming table play in Macau is heavily skewed to baccarat, which historically has accounted for more than 85% of all gaming revenues generated in Macau. There are two distinct forms or programs of baccarat which exist in Macau: rolling chip baccarat and non-rolling chip baccarat. A baccarat patron wagering under the rolling chip program will generally require credit in order to be able to buy-in to non-negotiable rolling chips and will earn a rebate derived from the volume of roll that the patron generates. The rebate has the effect of reducing the house advantage that exists to the favor of the casino on baccarat. Baccarat is also played in Macau on a non-rolling chip (or traditional cash chip) basis, which does not provide the patron with a rebate based on volume of play, and does not involve the provision of credit.

A substantial majority of the rolling chip baccarat segment revenue generated by the casino operators in Macau is derived from patrons who collaborate with gaming promoters, primarily in order to access the credit that is then available. A gaming promoter, also known as a junket representative, is a person who, for the purpose of promoting rolling chip gaming activity, arranges customer transportation and accommodation, and provides credit in their sole discretion, food and beverage services and entertainment in exchange for commissions or other compensation from a concessionaire or subconcessionaire. In 2009, the Macau government fixed the maximum commission based on net rolling that can be paid to junket operators, although such ceiling is not currently being applied to commission based on revenue share arrangements.

Rolling chip program baccarat is referred to as the “rolling chip segment” in Macau and non-rolling chip baccarat, together with all other forms of gaming table and all gaming machines play, is collectively referred to as the “mass segment” in Macau.

Rolling chip volume and non-rolling chip volume are not equivalent. Rolling chip volume is a measure of amounts wagered and lost. Non-rolling chip volume measures buy-in. Therefore, rolling chip volume will generally be substantially higher than non-rolling chip volume.

Macau experiences many peaks and seasonal effects. The “Golden Week” and “Chinese New Year” holidays are the key periods where business and visitation fluctuate considerably.

Through our operations, we cater to a broad spectrum of potential gaming patrons, including high stake rolling chip gaming patrons, as well as gaming patrons seeking a broader entertainment experience. We seek to attract these patrons from throughout Asia and in particular from Greater China.

Our leadership and vision have been evidenced over recent years through the early development of the Mocha brand, the evolution of the Altira Macau (formerly known as Crown Macau) property, the ability to diversify our portfolio of properties and supporting our staff through what we believe are market leading business models.

Our Mocha Clubs and Altira Macau operations have successfully established a solid market share in their respective markets. We believe that introduction of City of Dreams has resulted in a diversified gaming and entertainment mix within Macau.

We aim to leverage the complimentary nature of and gain maximum benefit from each of our core assets which will, we believe, enhance our market leadership position and strengthen our competitive advantage.

Operations

City of Dreams

City of Dreams, an integrated resort development in Macau, opened in Cotai in June 2009. The resort brings together a collection of brands, such as Crown, Grand Hyatt, Hard Rock and Dragone, to create an experience that aims to appeal to a broad spectrum of visitors from around Asia and the world. The initial opening of City of Dreams featured a 420,000 sq. ft. casino with approximately 500 gaming tables and approximately 1,300 gaming machines; over 20 restaurants and bars; an array of retail brands; and The Bubble, an audio visual multimedia experience. The Crown Towers and the Hard Rock Hotel offer approximately 300 guest rooms each. Grand Hyatt Macau offers approximately 800 guest rooms. A Dragone inspired theater production opened on September 17, 2010 in the wet stage performance theater known as the Theater of Dreams. A second planned phase of development at City of Dreams will feature an apartment hotel consisting of approximately 800 units, which will be financed separately from the rest of the City of Dreams. The development of the apartment hotel is subject to the availability of additional financing, the Macau government’s approval and the approval of our lenders under our existing and any future debt facilities. Our project costs, including the casinos, the Hard Rock Hotel, the Crown Towers hotel, the Grand Hyatt twin-tower hotel, the wet stage performance theater, all retail space together with food and beverage outlets, were US$2.4 billion, consisting primarily of construction and fit-out costs, design and consultation fees, and excluding the cost of land, capitalized interest and pre-opening expenses. Dragon’s Treasure, the show offered in the Bubble at City of Dreams received the 2009 THEA Award for “Outstanding Achievement” from the Themed Entertainment Association (TEA). City of Dreams also won the “Best in Leisure Development in Asia Pacific” award in the International Property Awards 2010 which recognizes distinctive innovation and outstanding success in leisure development.

Altira Macau

Altira Macau is designed to provide a casino and hotel experience which primarily meets the cultural preferences and expectations of Asian rolling chip customers and the gaming promoters who collaborate with Altira Macau. We believe that gaming venues traditionally available to high-end patrons in Macau have not offered the level of accommodation and facilities we offer at Altira Macau, and instead have focused primarily on gaming during day trips and short visits to Macau. Altira Macau won the “Best Casino Interior Design Award” in the first International Gaming Awards in 2008, which recognizes outstanding design in the casino sector. Altira Macau has been awarded the Forbes Five Star rating in both Lodging and Spa categories by the 2010 Forbes Travel Guide (formerly Mobil Travel Guide). Altira Macau also won the “Best Business Hotel in Macau” award in TTG China Travel Awards 2009 and the “Best Luxury Hotel in Macau” award in the TTG China Travel Awards 2010.

The casino at Altira Macau has approximately 173,000 sq. ft. of gaming space and features approximately 210 gaming tables. The multi-floor layout provides general gaming areas as well as limited access high-limit private gaming areas and private gaming rooms catering to high-end patrons. High-limit tables located in the limited access private gaming areas provide our high-end patrons with a gaming experience in a private environment. The table limits on our main casino floors accommodate a range of casino patrons. Due to the flexibility of our multi-floor layout, we are able to reconfigure our casino to meet the changing demands of our patrons and target specific segments we deem attractive on a periodic basis.

We consider Altira Hotel, located within the 38-story Altira Macau, to be one of the leading hotels in Macau. The top floor of the hotel serves as the hotel lobby and reception area, providing guests with views of the surrounding area. The hotel comprises approximately 216 hotel rooms, including 24 suites and 8 villas, and features in-room entertainment and communication facilities.

A number of restaurants and dining facilities are available at Altira Macau, including Tenmasa, a well-known Japanese restaurant in Tokyo, several Chinese and international restaurants, dining areas and restaurants focused around the gaming areas and a range of bars across multiple levels of the property. Altira Hotel also offers high-quality non-gaming entertainment venues, including a spa, gymnasium, outdoor garden podium and a sky terrace lounge.

We introduced experienced local management to the Altira Macau property in 2008 to further our understanding of its customers and will continue to hone the operational effectiveness of our property through the development of a tailored experience for its customers.

Altira is a property brand that has been developed in-house by the Company to target the Asian rolling chip market. The brand supports our primary business objective at the Altira Macau property, which is to develop our position as the premier Asian rolling chip casino. The rebranding of Crown Macau as Altira Macau reinforces two key strategies for the property: first, to align the brand positioning of the property with its market focus on Asian rolling chip customers, which has prevailed since late 2007; and second, to focus the Crown property brand solely at the City of Dreams property, which targets premium rolling chip customers sourced through the regional marketing networks operated by us. The Altira brand was launched in April 2009. In late 2009, Altira transitioned from a gaming promoter aggregator model to one where we contract directly with all of our gaming promoters.

Mocha Clubs

Mocha Clubs first opened in September 2003 and has expanded operations to eight clubs with a total of approximately 1,600 gaming machines, each club with an average of approximately 200 gaming machines and gaming space ranging from approximately 3,000 sq. ft. to 11,000 sq. ft. The clubs comprise the largest non-casino-based operations of electronic gaming machines in Macau and are located in areas with strong pedestrian traffic, typically within three-star hotels. Each club site offers electronic tables without dealers. Our Mocha Club gaming facilities include what we believe is the latest technology for gaming machines and offer both single player machines with a variety of games, including progressive jackpots, and multi-player games where players on linked machines play against each other in electronic roulette, baccarat and sicbo, a traditional Chinese dice game.

Mocha Clubs focus on mass market and casual gaming patrons, including local residents and day-trip customers, outside the conventional casino setting. The Mocha Club at Mocha Square, which was temporarily closed for renovations from the end of 2007, resumed operations on February 20, 2009. We re-decorated the ground and first floors of the Hotel Taipa Square Mocha Club to facilitate easier access by customers during January 2009. As of June 30, 2010, Mocha had 1,576 gaming machines in operation, representing 11% of total machine installation in the market.

Taipa Square Casino

Taipa Square Casino held its grand opening on June 12, 2008. The casino has approximately 18,950 sq. ft. of gaming space and features approximately 31 gaming tables servicing mass market patrons. Taipa Square Casino operates within Hotel Taipa Square located on Taipa Island, opposite the Macau Jockey Club. Taipa Square Casino is designated as an Excluded Project under our City of Dreams Project Facility.

Development Projects

General

In the ordinary course of our business, in response to market developments and customer preferences, we have made and continue to make certain changes to our properties. We have incurred and will continue to incur these capital expenditures at our properties.

Future Pipeline Projects

We continually seek out new opportunities for additional gaming or related businesses in Macau and will continue to target the development of a future project pipeline in Macau in order to maximize the business and revenue potential of Melco Crown Gaming’s investment in its subconcession. This remains a core strategy for us.

We will also maintain our focus on three principles in defining and setting the pace, form and structure for any future pipeline development. The three principles we adhere to are: (i) securing financing for any project before commencing construction; (ii) ensuring that our existing portfolio of properties benefit from the new development through a developed understanding of how the market for our properties and services has continued to change and segment; and (iii) pacing new supply in accordance with the demands of the market.

City of Dreams Phase II

We have concluded the revision to our land lease agreement for City of Dreams, pursuant to which we increased the developed gross floor area by approximately 1.6 million square feet. It is our current plan to develop an apartment hotel tower at City of Dreams and we continue to assess market conditions and other operating factors to ascertain whether this plan represents the best use of the potential development opportunity at City of Dreams.

Macau Studio City Project

Melco Crown Gaming has entered into a services agreement with New Cotai Entertainment (Macau) Limited and New Cotai Entertainment, LLC, under which Melco Crown Gaming will operate the casino portions of the Macau Studio City project, a large integrated resort development. The project is being developed by a joint venture between eSun Holdings Limited, CapitaLand Integrated Resorts Pte Ltd and New Cotai Holdings, LLC, which is primarily owned by investment funds and David Friedman, a former senior executive of Las Vegas Sands. Under the terms of the services agreement, Melco Crown Gaming will retain a percentage of the gross gaming revenues from the casino operations of Macau Studio City. We will not be responsible for any of the project’s capital development costs, and the operating expenses of the casino will be substantially borne by New Cotai Entertainment (Macau) Limited. The formal opening of Macau Studio City has not yet been announced. Factors influencing the opening of this project include consensus amongst the joint venturers regarding the development of this project and the timing for the completion of financing for this project. Macau Studio City Project is designated as an Excluded Project under our City of Dreams Project Facility.

Macau Peninsula Site

In May 2006, we entered into a conditional agreement to acquire a third development site, which is located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal, or Macau Peninsula site. The acquisition price for the site was HK$1.5 billion (US$192.8 million), of which we paid a deposit of HK$100 million (US$12.9 million). The targeted purchase completion date of July 27, 2009 for the acquisition of the peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement has been refunded to us. Our decision to terminate the agreement to acquire the Macau Peninsula site was based on our view that Cotai has established itself as the primary location for future development projects.

Our Objective and Strategies

Our objective is to become a leading provider of gaming, leisure and entertainment services capitalizing on the expected future growth opportunities in Macau. To achieve our objective, we have developed the following core business strategies:

Maintain a Strong Balance Sheet and Conservative Capital Structure, De-Leverage and Remain Alert to Opportunistic Growth Opportunities

We believe that a strong balance sheet is a core foundation for our future growth strategy. We will continue to monitor and effectively manage our liquidity needs and raise development funds when favorable market conditions permit us to do so, and we will, as priority, apply surplus cash generated from our operations to de-leveraging. Where applicable, we will plan our developments to include marketable non-core assets that can be sold to aid the financing of our core assets. Our time horizon for the future growth and development of the business is long and we understand that our history of development remains short. We believe that patience is an important attribute in monitoring the development of the markets in which we operate, and in identifying and executing future development. We will endeavor to manage our business with this attitude and frame of mind.

Develop a Targeted Product Portfolio of Well-Recognized Branded Experiences

We believe that building strong, well-recognized branded experiences is critical to our success, especially in the brand-conscious Asian market. We intend to develop our brands by building and maintaining high quality properties that differentiate from others throughout Asia and by providing a set of experiences tailored to meet the cultural preferences and expectations of Asian customers.

Although we strive to have all of our properties consistently adhere to the standards above, we have incorporated design elements at our properties that cater to specific customer segments. By utilizing a more focused strategy, we believe we can better service specific segments of the Macau gaming market.

Utilize Melco Crown Gaming’s Subconcession to Maximize Our Business and Revenue Potential

We intend to utilize Melco Crown Gaming’s subconcession, which, like the other concessions and subconcessions, does not limit the number of casinos we can operate in Macau, to capitalize on the potential growth of the Macau gaming market provided by the independence, flexibility and economic benefits afforded by being a subconcessionaire. Possession of a subconcession gives us the ability to negotiate directly with the Macau government to develop and operate new projects without the need to partner with other concessionaires or subconcessionaires. Furthermore, concessionaires and subconcessionaires such as SJM and Galaxy have demonstrated that they can leverage their licensed status by entering into arrangements with developers and hotel operators that do not hold concessions or subconcessions to operate the gaming activities at their casinos under leasing or services arrangements and keep a percentage of the revenues. In 2008, the Macau government imposed a moratorium on new gaming services agreements. In the event such moratorium is lifted, we may consider entering into other, similar arrangements with other such developers and hotel operators, subject to obtaining the relevant approvals.

Develop Comprehensive Marketing Programs

We will continue to seek to attract customers to our properties by leveraging our brands and utilizing our own marketing resources and those of our founders. We have combined our brand recognition with customer management techniques and programs in order to build a database of repeat customers and loyalty club members. In addition, our international marketing network has established marketing offices in Beijing, Singapore, Taiwan and Malaysia and plans on establishing further marketing offices elsewhere in Asia. Through Mocha Clubs’ share of the Macau electronic gaming market, we have also developed a customer database and have developed a customer loyalty program, which we believe has successfully enhanced repeat play and further built the Mocha brand.

We will seek to continue to grow and maintain our customer base through the following sales and marketing activities:

•	create a cross-platform sales and marketing department to promote all of our brands to potential customers throughout Asia in accordance with applicable laws;

•	utilize special product offers, special events, tournaments and promotions to build and maintain relationships with our guests, in order to increase repeat visits and help fill capacity during lower-demand periods;

•	refine our own customer loyalty programs to further build a database of repeat customers, which we closely modeled on Crown’s “Crown Club” program; and

•	implement complimentary incentive programs and commission based programs with selected promoters to attract high-end customers.

Focus on Operating First Class Facilities

We have assembled a dedicated management team with experience in operating large scale, high quality resort facilities.

We believe that service quality and memorable experiences will continue to grow as a key differentiator among the operators in Macau. As the depth and quality of product offerings continue to develop and more memorable properties and experiences are created, we believe that tailored services will drive competitive advantage. As such, our focus remains on creating service experiences for the tastes and expectations of segmented and demanding consumer.

We believe the continued development of our staff and supporting resources are central to our success in this regard. We will invest in the long term development of our people through relevant training and experience sharing.

Leverage the Experiences and Resources of Our Founders

We believe one of our great strengths is the combined resources of our majority shareholders, Melco and Crown. We intend to leverage their experiences and resources in the gaming industry in Asia and particularly with Chinese and other Asian patrons.

Our Properties

We operate our gaming business in accordance with the terms and conditions of our gaming subconcession. In addition, our operations and development projects are also subject to the terms and conditions of land concessions and lease agreements for leased premises.

City of Dreams

The City of Dreams site is located on two adjacent land parcels in Cotai, Macau with a combined area of 113,325 square meters (approximately 1.2 million sq. ft.). On August 13, 2008, the Macau government formally granted a land concession for the City of Dreams site to Melco Crown (COD) Developments Limited for a period of 25 years, renewable for further consecutive periods of up to ten years each. The premium is approximately MOP 842.1 million (equivalent to US$105.1 million), of which approximately MOP 467.5 million (equivalent to US$58.3 million) has been paid as of December 31, 2009 and the remaining premium of approximately MOP 374.6 million (equivalent to US$46.8 million), accrued with 5% interest, will be paid in six biannual installments. We have also provided a guarantee deposit of approximately MOP 3.4 million (US$424,000), subject to adjustments, in accordance with the relevant amount of government land use fees payable during the year. The land concession enables Melco Crown (COD) Developments Limited to develop five star hotels, four star hotels, apartment hotels and a parking area with a total gross floor area of 515,156 square meters (approximately 5,545,093 sq. ft.). We have applied for an amendment to the land concession to enable the increase of the total developable gross floor area and on October 16, 2009 we received from the Macau government the initial terms for the revision of the land lease agreement pursuant to which we would be able to increase the developable gross floor area to 668,574 square meters (approximately 7,196,470 sq. ft.). In March 2010, our subsidiaries Melco Crown (COD) Developments Limited and Melco Crown Gaming accepted the final terms for the revision of the land lease agreement and fully paid the additional premium in the amount of MOP 257.4 million (equivalent to US$32.1 million) to the Macau government. The land grant amendment process was completed on September 15, 2010. Under the revised land concession, the developable gross floor area at the site is 668,574 square meters (approximately 7,196,470 sq. ft.).

During the construction period, we paid the Macau government land use fees at an annual rate of MOP 30.0 (US$3.74) per square meter of land, or an aggregate annual amount of approximately MOP 3.4 million (US$424,000). According to the terms of the revised land concession, the annual government land use fees payable are approximately MOP 9.5 million (US$1.2 million). The government land use fee amounts may be adjusted every five years.

The equipment utilized by City of Dreams in the casino and hotel is owned by us and held for use on the City of Dreams site and includes the main gaming equipment and software to support its table games and gaming machine operations, cage equipment, security and surveillance equipment, casino and hotel furniture, fittings, and equipment.

Our approximately 2,000-seat Theater of Dreams, which opened on September 17, 2010, stages “The House of Dancing Water” show. The production incorporates costumes, sets and audio and visual special effects. The cast of 77 international performance artists and the team of 130 production and technical staff have been recruited from 18 countries around the world. We believe The House of Dancing Water will become the live entertainment centerpiece of City of Dreams’ overall leisure and entertainment offering. We also believe the production will highlight City of Dreams as an innovative and diverse entertainment-focused destination and strengthen the diversity of Macau as a multi-day stay market and one of Asia’s premier leisure and entertainment destinations.

Altira Macau

The Altira Macau property and equipment is located on a plot of land of approximately 5,230 square meters (56,295 sq. ft.) under a 25-year land lease agreement with the Macau government which is renewable for successive periods of up to ten years until 2049, subject to obtaining approvals from the Macau government. The terms and conditions of the land lease agreement entered into in March 2006 by Altira Developments Limited, our wholly-owned subsidiary through which Altira Macau was developed, require a land premium payment of approximately MOP 149.7 million (US$18.7 million). The initial land premium payment of MOP 50.0 million (US$6.2 million) was paid on November 25, 2005 upon acceptance of the terms and conditions of the agreement and the balance was paid in four equal semi-annual installments bearing interest at 5% per annum. We paid the outstanding balance in July 2006. A guarantee deposit of approximately MOP 157,000 (US$20,000) was also paid upon signing of the lease and is subject to adjustments in accordance with the relevant amount of government land use fees payable during the year. We pay the Macau government land use fees of approximately MOP 1.4 million (US$171,000) per annum. The amounts may be adjusted every five years as agreed between the Macau government and us using applicable market rates in effect at the time of the adjustment.

The Macau government approved total gross floor area for development for the Altira Macau site of approximately 95,000 square meters (1,022,600 sq. ft.).

The equipment utilized by Altira Macau in the casino and hotel is owned by us and held for use on the Altira Macau site and includes the main gaming equipment and software to support its table games and gaming machine operations, cage equipment, security and surveillance equipment, casino and hotel furniture, fittings, and equipment.

Mocha Clubs

Mocha Clubs operate at premises with a total floor area of approximately 52,500 sq. ft. at the following locations:

			Gaming
Mocha Club	Opening Date	Location	Area
			(In sq. ft.)

Mocha Altira	December 2008	Level 1 of Altira Macau	2,950
Mocha Square	October 2007	1/F, 2/F and 3/F of Mocha Square	3,400
Marina Plaza	December 2006	1/F and 2/F of Marina Plaza	10,800
Hotel Taipa	January 2006	G/F of Hotel Taipa	6,000
Sintra	November 2005	G/F and 1/F of Hotel Sintra	5,000
Taipa Square	March 2005	G/F, 1/F and 2/F of Hotel Taipa Square	9,200
Kingsway	April 2004	G/F of Kingsway Commercial Centre	6,700
Royal	September 2003	Lobby and 1/F of Hotel Royal	8,450

Total			52,500

For locations operating at leased or subleased premises, the lease and sublease terms are pursuant to lease agreements that expire at various dates through December 2021, which are renewable upon our giving notice prior to expiration and subject to incremental increases in monthly rentals, except for the Marina Plaza lease, which will expire in 2011.

In addition to leasehold improvements to Mocha Club premises, the onsite equipment utilized at the Mocha Clubs is owned and held for use to support the gaming machines operations.

Taipa Square Casino

Taipa Square Casino premises, including the fit-out and gaming related equipment, located on the ground floor and level one within Hotel Taipa Square and having a floor area of approximately 1,760 square meters (approximately 18,950 sq. ft.), is operated under a Right-to-Use Agreement signed on June 12, 2008 with the owner, Hotel Taipa Square (Macau) Company Limited. The agreement is for a term of one year from the date of execution and is automatically renewable subject to certain contractual provisions for successive periods of one year under the same terms and conditions until June 26, 2022.

Other Premises

Apart from the property sites for Altira Macau and City of Dreams, we maintain various offices and storage locations in Macau and Hong Kong. We lease all of our office and storage premises, except for five units located at Zhu Kuan Building whose property rights belong to us. The five units have a total area of approximately 839 square meters (approximately 9,029 sq. ft.) and we operate a Recruitment Center there. The five units were purchased by MPEL Properties Macau Limited, our indirect wholly owned subsidiary, for approximately HK$79.7 million (US$10.2 million) on August 15, 2008. The Zhu Kuan Building is erected on a plot of land under a land lease grant that expires on July 27, 2015. Such land lease grant is renewable for successive periods of up to ten years until 2049, subject to obtaining certain approvals from the Macau government.

Advertising and Marketing

We seek to attract customers to our properties and to grow our customer base over time by undertaking several types of advertising and marketing activities and plans. We utilize local and regional media to publicize our projects and operations. We have built a public relations and advertising team that cultivates media relationships, promotes our brands and directly liaises with customers within target Asian countries in order to explore media opportunities in various markets. Advertising uses a variety of media platforms that include digital, print, television, online, outdoor, on property (as permitted by Macau, PRC and other regional laws), collateral and direct mail pieces. We hold various promotions and special events, operate loyalty programs, and have developed a series of commission and other incentive-based programs for offer to both gaming promoters and individuals alike, in order to be competitive in the Macau gaming environment.

Competition

We believe that the gaming market in Macau is and will continue to be intensely competitive. Our competitors in Macau and elsewhere in Asia include all the current concession and subconcession holders and many of the largest gaming, hospitality, leisure and property development companies in the world. Some of these current and future competitors are larger than us and have significantly longer track records of operation of major hotel casino resort properties.

Gaming in Macau is administered through government-sanctioned concessions awarded to three different concessionaires — SJM, which is controlled by Dr. Stanley Ho, the father of Mr. Lawrence Ho, our co-chairman and chief executive officer, Wynn Macau, a subsidiary of Wynn Resorts Ltd., and Galaxy, a consortium of Hong Kong and Macau businessmen. SJM has granted a subconcession to MGM Grand Paradise, a joint venture formed by MGM-Mirage and Ms. Pansy Ho, Dr. Stanley Ho’s daughter and the sister of Mr. Lawrence Ho. Galaxy has granted a subconcession to The Venetian Macau, a subsidiary of US-based Las Vegas Sands Corporation, the developer of Sands Macao and the Venetian Macao. Melco Crown Gaming obtained its subconcession under the concession of Wynn Macau.

The existing concessions and subconcessions do not place any limit on the number of gaming facilities that may be operated. In addition to facing competition from existing operations of these concessionaires and subconcessionaires, we will face increased competition when any of them constructs new, or renovates pre-existing, casinos in Macau or enters into leasing, services or other arrangements with hotel owners, developers or other parties for the operation of casinos and gaming activities in new or renovated properties, as SJM and Galaxy have done. The Macau government had agreed under the existing concessions that it would not grant any additional gaming concessions until April 2009 and has publicly stated that each concessionaire will only be permitted to grant one subconcession. Moreover, the Macau government announced that until further assessment of the economic situation in Macau, there would be no increase in the number of concessions and subconcessions. The Macau government further announced that the number of gaming tables operating in Macau should not exceed 5,500 by the end of 2012. In accordance with the DICJ the number of gaming tables operating in Macau as of December 2009 was 4,770. The Macau government has reiterated further that it does not intend to authorize the operation of any new casino that was not previously authorized by the Government. However, the policies and laws of the Macau government could change and permit the Macau government to grant additional gaming concessions or subconcessions. Such change in policies may also result in a change of the number of gaming tables and casinos that the Government is prepared to authorize to operate.

SJM holds one of the three gaming concessions in Macau and currently operates multiple casinos throughout Macau. SJM has recently opened new facilities at Ponte 16 and Oceanus. Controlled by Dr. Stanley Ho, SJM has extensive experience in operating in the Macau market and long-established relationships in Macau.

Wynn Resorts (Macau), S.A. holds a gaming concession and opened the Wynn Macau in September 2006 on the Macau Peninsula. An extension to Wynn Macau called Encore opened on April 21, 2010.

Galaxy, the third concessionaire in Macau, currently operates multiple casinos in Macau. In October 2006, Galaxy opened the Galaxy StarWorld, a hotel and casino resort in Macau’s central business and tourism district. Galaxy has also announced that their Galaxy Macau resort development in Cotai is scheduled to launch in early 2011.

With a subconcession under Galaxy’s concession, The Venetian Macau Limited operates Sands Macao, together with the Venetian Macao and The Four Seasons Macau, which are both located in Cotai.

MGM Grand Paradise, a joint venture, has been granted a subconcession under SJM’s concession. In December 2007, MGM Grand Paradise opened the MGM Grand Macau, which is located next to Wynn Macau on the Macau Peninsula.

We may also face competition from casinos and gaming resorts located in other Asian destinations together with cruise ships. Genting Highlands is a popular international gaming resort in Malaysia, approximately a one-hour drive from Kuala Lumpur. South Korea has allowed gaming for some time but these offerings are available primarily to foreign visitors. There are also casinos in the Philippines, although they are relatively small compared to those in Macau. In addition, there are a number of casino complexes in Cambodia. We believe Australia currently offers the closest gaming facilities in Asia comparable to Macau casinos. The major gaming markets in Australia are located in Melbourne, Perth, Sydney and the Gold Coast.

Singapore has legalized casino gaming and awarded casino licenses to Las Vegas Sands Corporation and Genting International Bhd. in 2006. Genting opened its resort in Sentosa, Singapore in February 2010 and Las Vegas Sands opened its casino on April 27, 2010. In addition, several other Asian countries are considering or are in the process of legalizing gambling and establishing casino-based entertainment complexes.

Employees

We had 9,631, 4,803, and 4,928 employees as of December 31, 2009, 2008 and 2007, respectively. The following table sets forth the number of employees categorized by the areas of operations and as a percentage of our workforce as of December 31, 2009, 2008 and 2007.

	December 31,
	2009		2008		2007
	Number of	Percentage of	Number of	Percentage of	Number of	Percentage of
	Employees	Total	Employees	Total	Employees	Total

Mocha	757	7.8%	615	12.8%	545	11.1%
Altira Macau	2,753	28.6	3,540	73.7	4,201	85.2
City of Dreams	5,718	59.4	317	6.6	83	1.7
Corporate and centralized services	403	4.2	331	6.9	99	2.0

Total	9,631	100%	4,803	100%	4,928	100%

None of our employees are members of any labor union and we are not party to any collective bargaining or similar agreement with our employees. We believe that our relationship with our employees is good. We recruited a significant number of employees in 2009 to cater for the opening of City of Dreams in June 2009 for which we developed human resources outreach programs in Macau and hosted several recruitment events in cities throughout China. See “Risk Factors — Risks Relating to the Operation of Our Properties — We have recruited a substantial number of new employees for each of our properties and competition may limit our ability to attract or retain suitably qualified management and personnel.”

We have implemented a number of human resource initiatives over recent years for the benefit of our employees and their families. These initiatives include a unique in-house learning academy, an on-site high school diploma program, scholarship awards, corporate management trainee programs as well as fast track promotion training initiatives jointly coordinated with the School of Continuing Study of Macau University of Science & Technology and Macao Technology Committee.

Intellectual Property

We have registered the trademarks “Altira,” “Mocha Club” and “City of Dreams” in Macau. We have also registered in Macau certain other trademarks and service marks used in connection with the operations of our hotel casino projects in Macau. We have entered into a license agreement with Crown Melbourne Limited and obtained an exclusive and non-transferable license to use the Crown brand in Macau. Our hotel management agreements provide us the right to use the Grand Hyatt trademarks on a non-exclusive and non-transferable basis. Our trademark license agreements with Hard Rock Holdings Limited provide us the right to use the Hard Rock brand in Macau, which we use at City of Dreams. Pursuant to these agreements, we have the exclusive right to use the Hard Rock brand for a hotel and casino facility at City of Dreams for a term of ten years based on percentages of revenues generated at the property payable to Hard Rock Holdings Limited. We also purchase gaming tables and gaming machines and enter into licensing agreements for the use of certain trade names and, in the case of the gaming machines, the right to use software in connection therewith. These include a license to use a jackpot system for the gaming machines. Crown Melbourne Limited, the owner of a number of “Crown” trademarks in Macau licensed to us, has an ongoing legal proceeding regarding a number of “Crown” trademarks in Macau. For more information, see “— Legal and Administrative Proceedings” below.

Legal and Administrative Proceedings

We are currently a party to certain legal proceedings which relate to matters arising out of the ordinary course of our business. Our management does not believe that the outcome of such proceedings will have a material adverse effect on our company’s financial position or results of operations. Crown Melbourne Limited, a wholly-owned subsidiary of Crown and the owner of the “Crown” brand, registered a number of “Crown” based trademarks in Macau in 1996 and in 2005, sought to register other trademarks for the “Crown” brand. In August 2005, a company called Tin Fat Gestão e Investimentos Limitada, or Tin Fat, sought to have the registration of the registered marks removed on the basis of non-use and opposed the application for registration of the additional marks. These challenges mainly relate to the “accommodation” class of registration, not the gaming class. Tin Fat is the operator of a hotel adjacent to the Macau airport, which changed its name in 2004/2005 to Golden Crown China Hotel (Macau). Tin Fat has applied to register Golden Crown China Hotel (Macau) and the Chinese and Portuguese equivalents. Crown Melbourne Limited has successfully opposed these registrations and has defended a number of oppositions in the Macau Intellectual Property Department and the Court of First Instance in Macau. To date Tin Fat’s applications and oppositions have all been unsuccessful and they have lodged numerous appeals in these actions. In some of the key opposition matters (such as the CROWN trademark), Crown Melbourne Limited has succeeded in the final Court of Appeal in Macau (Tin Fat cannot appeal further).

REGULATION

Gaming Regulations

The ownership and operation of casino gaming facilities in Macau are subject to the general laws (e.g., the Civil Code and the Commercial Code) and to specific gaming laws, in particular, Law No. 16/2001, and various regulations govern the different aspects of the gaming activity. Macau’s gaming operations are subject to the grant of a concession or subconcession by and regulatory control of the Macau government (“Dispatch” of the Chief Executive).

The laws, regulations and supervisory procedures of the Macau gaming authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the adequate operation and exploitation of games of fortune and chance;

•	the fair and honest operation and exploitation of games of fortune and chance free of criminal influence;

•	the protection of Macau’s interest in receiving the taxes resulting from the gaming operation; and

•	the development of the tourism industry, social stability and economic development of Macau.

If we violate the Macau gaming laws, Melco Crown Gaming’s subconcession could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, and the persons involved, could be subject to substantial fines for each separate violation of Macau gaming laws or of the subconcession contract at the discretion of the Macau government. Further, if we terminate or suspend the operation of all or a part of the conceded business without permission, which is not caused by force majeure or the occurrence of serious chaos in our overall organization and operation, or in the event of insufficiency of our facilities and equipment which may affect the normal operation of the conceded business, the Macau government would be entitled to replace Melco Crown Gaming directly or through a third party during the aforesaid termination or suspension or subsistence of the aforesaid chaos and insufficiency and to ensure the operation of the conceded business and cause the adoption of necessary measures to protect the subject matter of the subconcession contract. Under such circumstances, the expenses required for maintaining the normal operation of the conceded business would be borne by us. Limitation, conditioning or suspension of any gaming registration or license or the appointment of a supervisor could, and revocation of Melco Crown Gaming’s subconcession would, materially adversely affect our gaming operations.

Any person who fails or refuses to apply for a finding of suitability after being ordered to do so by the Macau government may be found unsuitable. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond the period of time prescribed by the Macau government may lose his rights to the shares. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

•	pay that person any dividend or interest upon our shares;

•	allow that person to exercise, directly or indirectly, any voting right conferred through shares held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require that unsuitable person to relinquish his or her shares.

Additionally, the Macau government, pursuant to its regulatory and supervisory control of suitability, has the authority to reject any person owning or controlling the stock of any corporation holding a concession or subconcession.

The Macau government also requires prior approval for the creation of a lien over real property, shares, gaming equipment and utensils of a concession or subconcession holder and restrictions on its stock in connection with any financing. In addition, the creation of a lien over real property, shares, gaming equipment and utensils of a concession or subconcession holder and restrictions on its stock in respect of any public offering also require the approval of the Macau government to be effective.

The Macau government must give its prior approval to changes in control through a merger, consolidation, stock or asset acquisition, or any act or conduct by any person whereby he or she obtains such control. Entities seeking to acquire control of a corporation must satisfy the Macau government concerning a variety of stringent standards prior to assuming control. The Macau government may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated for suitability as part of the approval process of the transaction.

The Macau government also has the power to supervise subconcessionaires in order to assure financial stability and capacity.

The subconcession premiums and taxes, computed in various ways depending upon the type of gaming or activity involved, are payable to the Macau government. The method for computing these fees and taxes may be changed from time to time by the Macau government. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly or annually and are based upon either:

•	a percentage of the gross revenues received; or

•	the number and type of gaming devices operated.

In addition to special gaming taxes, we are also required to contribute to the Macau government an amount equivalent to 1.6% of the gross revenue of our gaming business. Such contribution must be delivered to a public foundation designated by the Macau government whose goal is to promote, develop or study culture, society, economy, education and science and engage in academic and charitable activities.

Furthermore, we are also obligated to contribute to Macau an amount equivalent to 2.4% of the gross revenue of the gaming business for urban development, tourism promotion and the social security of Macau.

We are required to collect and pay, through withholding, statutory taxes on commissions or other remunerations paid to gaming intermediaries.

In August 2009 the Macau government amended the legislation on gaming promoter activity (Administrative Regulation 6/2002) permitting the imposition of a cap on the percentage of commissions payable by casino operators to gaming promoters. In September 2009 the Secretary for Economy and Finance issued a dispatch implementing a commission cap of 1.25% of net rolling effective as of September 22, 2009. The commission cap regulations impose fines (ranging from 100,000.00 patacas up to 500,000.00 patacas) on casino operators that do not comply with the cap and other fines (ranging from 50,000.00 patacas up to 250,000.00 patacas) on casino operators that do not comply with their reporting obligations regarding commission payments. If breached, the legislation on commission caps has a sanction enabling the relevant government authority to make public a government decision imposing a fine on a gaming operator, by publishing such decision on the DICJ website and in two Macau newspapers (in Chinese and Portuguese respectively).

We are also required to collect and pay employment taxes in connection with our staff through withholding and all payable and non-exemptible taxes, levies, expenses and handling fees provided by the laws and regulations of Macau.

Non-compliance with these obligations could lead to the revocation of Melco Crown Gaming’s subconcession and could materially adversely affect our gaming operations.

Anti-Money Laundering Regulations in Macau

In conjunction with current gaming laws and regulations, we are required to comply with the laws and regulations relating to anti-money laundering activities in Macau. Law 2/2006 of April 3, 2006, which came into effect on April 4, 2006, the Administrative Regulation (AR) 7/2006 of May 15, 2006, which came into effect on November 12, 2006, and the DICJ Instruction 2/2006 of November 13, 2006 govern our compliance requirements with respect to identifying, reporting and preventing anti-money laundering and terrorism financing crimes at our casinos.

Under these laws and regulations, we are required to:

•	identify any customer or transaction where there is a sign of money laundering or financing of terrorism or which involves significant sums of money in the context of the transaction, even if any sign of money laundering is absent;

•	refuse to deal with any of our customers who fail to provide any information requested by us;

•	keep records on the identification of a customer for a period of five years;

•	notify the Finance Information Bureau if there is any sign of money laundering or financing of terrorism; and

•	cooperate with the Macau government by providing all required information and documentation requested in relation to anti-money laundering activities.

Under Article 2 of AR 7/2006 and the DICJ Instruction 2/2006, we are required to track and mandatorily report cash transactions and granting of credit in a minimum amount of MOP 500,000 (US$62,000). Pursuant to the legal requirements above, if the customer provides all required information, after submitting the reports, we may continue to deal with those customers that we reported to the DICJ and, in case of suspicious transactions, to the Finance Information Bureau.

We use an integrated IT system to track and automatically generate significant cash transaction reports and, if permitted by the DICJ and the Finance Information Bureau, to submit those reports electronically. We also train our staff on identifying and following correct procedures for reporting “suspicious transactions” and make our guidelines and training modules available for our employees on our intranet and internet sites.

Subconcession Contract

A summary of the key terms of Melco Crown Gaming’s subconcession contract is as follows:

Subconcession Term.  The subconcession contract will expire in June 2022, the current expiration date of Wynn Macau’s concession, or, if the Macau government exercises its redemption right, in 2017. Based on information from the Macau government, proposed amendments to the relevant legislation are being considered. We expect that if such amendments take effect, on the expiration date of Melco Crown Gaming’s subconcession, unless the subconcession term is extended, only that portion of casino premises within our developments to be designated with the approval of the Macau government, including all equipment, would automatically revert to the Macau government without compensation to us. Until such amendments come into effect, all of our casino premises and gaming equipment would revert automatically to the Macau government without compensation to us. The Macau government may exercise its redemption right by providing us one year’s prior notice and paying fair compensation or indemnity to us. The amount of such compensation or indemnity will be determined based on the amount of gaming revenue generated by City of Dreams during the tax year prior to the redemption. It would not reimburse us for any portion of the US$900.0 million paid to Wynn Macau for the subconcession.

Development of Gaming Projects/Financial Obligations.  The subconcession contract requires us to make a minimum investment in Macau of MOP 4.0 billion (US$499.2 million), including investment in fully developing Altira Macau and the City of Dreams, by December 2010. In June 2010, we obtained confirmation from the Macau government that we have invested in our project in Macau over MOP4.0 billion (US$499.2 million).

Payments.  In addition to the initial US$900.0 million that we paid to Wynn Macau when we obtained the subconcession, we are required to make certain payments to the Macau government, including a fixed annual premium per year of MOP 30.0 million (US$3.7 million) and a variable premium depending on the number and type of gaming tables and gaming machines that we operate. The variable premium is calculated as follows: (1) MOP 300,000 (US$37,437) per year for each gaming table (subject to a minimum of 100 tables) located in special gaming halls or areas reserved exclusively for certain kinds of games or to certain players; (2) MOP 150,000 (US$18,719) per year for each gaming table (subject to a minimum of 100 tables) not reserved exclusively for certain kinds of games or to certain players; and (3) MOP 1,000 (US$125) per year for each electrical or mechanical gaming machine, including slot machines.

Termination Rights.  The Macau government has the right, after notifying Wynn Macau, to unilaterally terminate Melco Crown Gaming’s subconcession in the event of non-compliance by us with our basic obligations under the subconcession and applicable Macau laws. The Macau government may be able to unilaterally rescind the subconcession contract upon the following termination events:

•	the operation of gaming without permission or operation of business which does not fall within the business scope of the subconcession;

•	abandonment of approved business or suspension of operations of our gaming business in Macau without reasonable grounds for more than seven consecutive days or more than 14 non-consecutive days within one calendar year;

•	transfer of all or part of Melco Crown Gaming’s operation in Macau in violation of the relevant laws and administrative regulations governing the operation of games of fortune or chance and other casino games in Macau and without Macau government approval;

•	failure to pay taxes, premiums, levies or other amounts payable to the Macau government;

•	refusal or failure to resume operations following the temporary assumption of operations by the Macau government;

•	repeated opposition to the supervision and inspection by the Macau government and failure to comply with decisions and recommendations of the Macau government, especially those of the DICJ, applicable to us;

•	failure to provide or supplement the guarantee deposit or the guarantees specified in the subconcession within the prescribed period;

•	bankruptcy or insolvency of Melco Crown Gaming;

•	fraudulent activity harming the public interest;

•	serious and repeated violation of the applicable rules for carrying out casino games of chance or games of other forms or damage to the fairness of casino games of chance or games of other forms;

•	systematic non-compliance with the Macau Gaming Law’s basic obligations;

•	the grant to any other person of any managing power over the gaming business of Melco Crown Gaming or the grant of a subconcession or entering into any agreement to the same effect; or

•	failure by a controlling shareholder in Melco Crown Gaming to dispose of its interest in Melco Crown Gaming, within 90 days, following notice from the gaming authorities of another jurisdiction in which such controlling shareholder is licensed to operate casino games of chance to the effect that such controlling shareholder no longer wishes to own shares in Melco Crown Gaming.

These events could lead to the termination of Melco Crown Gaming’s subconcession without compensation to us regardless of whether any such event occurred with respect to us or with respect to our subsidiaries which will operate our Macau projects. Upon such termination, the designated casino gaming premises and related equipment in Macau would automatically revert to the Macau government without compensation to us and we would cease to generate any revenues from these operations. In many of these instances, the subconcession contract does not provide a specific cure period within which any such events may be cured and, instead, we may be dependent on consultations and negotiations with the Macau government to give us an opportunity to remedy any such default.

Ownership and Capitalization.  (1) Any person who directly acquires voting rights in Melco Crown Gaming will be subject to authorization from the Macau government, (2) Melco Crown Gaming will be required to take the necessary measures to ensure that any person who directly or indirectly acquires more than 5% of the shares in Melco Crown Gaming would be subject to authorization from the Macau government, except when such acquisition is wholly made through the shares of publicly listed companies, (3) any person who directly or indirectly acquires more than 5% of the shares in Melco Crown Gaming will be required to report the acquisition to the Macau government (except when such acquisition is wholly made through shares tradable on a stock exchange as a publicly listed company), (4) the Macau government’s prior approval would be required for any recapitalization plan of Melco Crown Gaming, and (5) the Chief Executive of Macau could require the increase of Melco Crown Gaming’s share capital if he deemed it necessary. Under the authorization for the transfer of obligations, the Macau government has imposed that the transfer of shares in any direct or indirect shareholders of Altira Hotel Limited, Altira Developments Limited and Melco Crown (COD) Developments Limited is subject to authorization from the Macau government.

Others.  In addition, the subconcession contract contains various general covenants and obligations and other provisions, with respect to which the determination as to compliance is subjective. For example, compliance with general and special duties of cooperation, special duties of information, and with obligations foreseen for the execution of our investment plan may be subjective.

Tax

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we and our subsidiaries incorporated in the Cayman Islands (including MCE Finance) are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands. However, we and our Cayman Islands subsidiaries are subject to Hong Kong profits tax on our activities conducted in Hong Kong.

Our subsidiaries incorporated in the British Virgin Islands are not subject to tax in the British Virgin Islands, but in the case of Mocha Slot Group Limited, it was subject to Macau complementary tax of 12% on activities conducted in Macau before the transfer of all of the Mocha Clubs assets and business to Melco Crown Gaming.

Our subsidiaries incorporated in Macau are subject to Macau complementary tax of 12% on their activities conducted in Macau. Having obtained a subconcession, Melco Crown Gaming has applied for and has been granted the benefit of a corporate tax holiday on Macau complementary tax (but not gaming tax). This tax holiday exempts us from paying the Macau complementary tax for five years from 2007 to 2011 on income from gaming generated by Altira Macau, Mocha Clubs and City of Dreams, but we will remain subject to Macau complementary tax on profits from our non-gaming businesses. When this tax exemption expires, we cannot assure you that it will be extended beyond the expiration date.

Melco Crown Gaming is subject to Macau gaming tax based on gross gaming revenue in Macau. These gaming taxes are an assessment on Melco Crown Gaming’s gaming revenue and are recorded as an expense within the “Casino” line item in the consolidated statements of operations.

Our subsidiaries incorporated in Hong Kong are subject to Hong Kong profits tax on any profits arising in or derived from Hong Kong. One of our subsidiaries incorporated in Hong Kong is also subject to Macau complementary tax on its activities conducted in Macau and another one is subject to corporate tax in Beijing, Singapore and Taiwan on its activities conducted in Beijing, Singapore and Taiwan, respectively through its marketing offices located in these jurisdictions.

Our subsidiaries incorporated in New Jersey and Delaware in the United States are subject to US federal and relevant state and local taxes.

Dividend Distribution

Restrictions on Distributions.  We are a holding company with no material operations of our own. Our assets consist, and will continue to consist, of our shareholdings in our subsidiaries. Our subsidiaries’ current and future financing facilities will restrict our subsidiaries’ ability to pay dividends to us and any financings we may enter into will likely restrict our ability to pay dividends to our shareholders. There is a blanket prohibition on paying dividends during the construction phase of the City of Dreams. Upon completion of the construction of City of Dreams, the relevant subsidiaries will only be able to pay dividends if they satisfy certain financial tests and conditions.

Distribution of Profits.  All of our subsidiaries incorporated in Macau are required to set aside a minimum ranging from 10% to 25% of the entity’s profit after taxation to the legal reserve until the balance of the legal reserve reaches a level equivalent to 25% to 50% of the entity’s share capital in accordance with the provisions of the Macau Commercial Code. The legal reserve sets aside an amount from the statement of operations and is not available for distribution to the shareholders of such subsidiaries. The appropriation of legal reserve is recorded in the financial statements in the year in which it is approved by the boards of directors of the subsidiaries. As of June 30, 2010, December 31, 2009 and 2008, the balance of the reserve amounted to US$3,000 in each of these periods.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position/Title

Lawrence (Yau Lung) Ho	33	Co-Chairman and Chief Executive Officer
James D. Packer	43	Co-Chairman
John Wang	50	Director
Clarence Chung	47	Director
Todd Nisbet	43	Director
Rowen B. Craigie	55	Director
James A. C. MacKenzie	57	Independent Director
Thomas Jefferson Wu	38	Independent Director
Alec Tsui	61	Independent Director
Robert Mactier	46	Independent Director
Leanne Palmer	36	Acting Chief Financial Officer
Geoffrey Davis	42	Deputy Chief Financial Officer and Treasurer
Stephanie Cheung	48	Executive Vice President and Chief Legal Officer
Nigel Dean	57	Executive Vice President and Chief Internal Audit Officer
Akiko Takahashi	57	Executive Vice President and Chief Human Resources/Corporate Social Responsibility Officer
Ted (Ying Tat) Chan	38	Co-Chief Operating Officer, Gaming
Nicholas Naples	52	Co-Chief Operating Officer, Operations
Constance (Ching Hui) Hsu	37	President of Mocha Clubs

Directors

Mr. Lawrence (Yau Lung) Ho has served as our co-chairman and chief executive officer since December 2004. Since November 2001, Mr. Ho has also served as the group managing director and, since March 2006, the chairman and chief executive officer of Melco. Mr. Ho serves on numerous boards and committees in Hong Kong, Macau and mainland China. In recognition of Mr. Ho’s excellent directorship and entrepreneurial spirit, the Institutional Investor, a leading research and publishing organization, honored him as the “Best CEO” in the Conglomerates category in 2005. As a socially responsible young entrepreneur in Hong Kong, Mr. Ho was elected as one of the “Ten Outstanding Young Persons Selection 2006”, organized by the Junior Chamber International HK. In 2009, Mr. Ho was selected by FinanceAsia as one of the “Best CEO” in Hong Kong, “China Top Ten Financial and Intelligent Persons” judged by a panel led by the Beijing Cultural Development Study Center, and was named “Young Entrepreneur of the Year” at Hong Kong’s first Asia Pacific Entrepreneurship Awards in 2009. Mr. Ho worked at Jardine Fleming from September 1999 to October 2000 and iAsia Technology Limited (the predecessor of Value Convergence Holdings Limited) from October 2000 to November 2001. Mr. Ho graduated with a bachelor of arts degree in commerce from the University of Toronto, Canada and was awarded the Honorary Doctor of Business Administration degree by Edinburgh Napier University, Scotland for his contribution to business, education and the community in Hong Kong, Macau and China.

Mr. James D. Packer has served as our co-chairman since March 2005. Mr. Packer is the Executive Chairman of Crown, having been appointed on its formation in 2007, and a member of the Crown Investment Committee since February 2008. Mr. Packer is also Executive Chairman of Consolidated Press Holdings Limited (the largest shareholder of Crown), having been appointed in May 1992, and Executive Deputy Chairman of Consolidated Media Holdings Limited, having been appointed in April 1992. Mr. Packer is also a director of Crown Melbourne

Limited, having been appointed on July 22, 1999, and Ellerston Capital Limited, having been appointed on August 6, 2004. Mr. Packer is also a director of Burswood Limited, having been appointed in September 2004.

Mr. John Peter Ben Wang has served as our director since November 2006. Mr. Wang has served as a non-executive director of Oriental Ginza Holdings Limited since August 2009 and MelcoLot Limited since November 2009, companies listed on the Stock Exchange of Hong Kong. He was the chief financial officer of Melco from 2004 to September 2009. Prior to joining Melco in 2004, Mr. Wang had over 18 years of professional experience in the securities and investment banking industry. He was the managing director of JS Cresvale Securities International Limited (HK) from 1998 to 2004 and prior to 1998, he worked for Deutsche Morgan Grenfell (HK), CLSA (HK), Barclays (Singapore), SG Warburg (London), Salomon Brothers (London), the London Stock Exchange and Deloitte Haskins & Sells (London). Mr. Wang qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales in 1985. He graduated from the University of Kent at Canterbury in the United Kingdom with a bachelor degree in Accounting.

Mr. Clarence (Yuk Man) Chung has served as our director since November 2006. Mr. Chung has also been an executive director of Melco since May 2006. Mr. Chung joined Melco in December 2003 and assumed the role of chief financial officer. Before joining Melco, he was the chief financial officer at Megavillage Group from September 2000 to November 2003, an investment banker at Lazard managing an Asian buy-out fund from June 1998 to September 2000, a vice-president at Pacific Century Group from July 1994 to February 1998, and a qualified accountant with Arthur Andersen from June 1991 to June 1992. Mr. Chung has been the chairman and chief executive officer of Entertainment Gaming Asia Inc. (formerly known as Elixir Gaming Technologies, Inc.), a company listed on the New York Stock Exchange (NYSE-Amex), since August 2008 and October 2008, respectively. Mr. Chung holds a masters degree in business administration from the Kellogg School of Management at Northwestern University and is a member of the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales.

Mr. Todd Nisbet has served as our director since October 14, 2009. Mr. Nisbet joined the Crown Limited team in October of 2007. In his role as Executive Vice President — Strategy and Development, Mr. Nisbet is responsible for all international project development and construction operations of Crown Limited. From August 2000 through July 2007, Mr. Nisbet held the position of Executive Vice President — Project Director for Wynn Design and Development, a development subsidiary of Wynn Resorts Limited (“Wynn”). Serving this role with Wynn, Mr. Nisbet was responsible for all project development and construction operations undertaken by Wynn. Prior to joining Wynn, Mr. Nisbet was the Vice President of Operations for Marnell Corrao Associates. During his 14 years at Marnell Corrao from 1986 to 2000, he was responsible for managing various aspects of the construction of some of Las Vegas’ most elaborate and industry-defining properties. Mr. Nisbet holds a Bachelor of Science degree in Finance from the University of Nevada, Las Vegas.

Mr. Rowen B. Craigie has served as our director since March 2005. Mr. Craigie is the Chief Executive Officer and Managing Director of Crown, having been appointed on its formation in 2007. Mr. Craigie is also a director of Crown Melbourne Limited, having been appointed in January 2001, and Burswood Limited, having been appointed in September 2004. Mr. Craigie previously served from 2007 to 2008 as the Chief Executive Officer of PBL Gaming and from 2002 to 2007 as the Chief Executive Officer of Crown Melbourne Limited. Mr. Craigie joined Crown Melbourne Limited in 1993, was appointed as the Executive General Manager of its Gaming Machines department in 1996, and was promoted to Chief Operating Officer in 2000. Prior to joining Crown Melbourne Limited, Mr. Craigie was the Group General Manager for Gaming at the TAB in Victoria from 1990 to 1993, and held senior economic policy positions in Treasury and the Department of Industry in Victoria from 1984 to 1990. He holds a Bachelor of Economics (Honors) degree from Monash University, Melbourne, Australia.

Mr. James A. C. MacKenzie has served as our director since April 2008. Mr. MacKenzie has also served as chairman of Mirvac Group since 2005, Pacific Brands Ltd since 2008, and Gloucester Coal Limited since 2009. He led the transformation of the Victorian Government’s Personal Injury Schemes from 2000 to 2007 and prior to 2005 he held senior executive positions with ANZ Banking Group, Standard Chartered Bank and Norwich Union plc. A chartered accountant by profession, Mr. MacKenzie was, prior to 2005, a partner in both the Melbourne and Hong Kong offices of an international accounting firm now part of Deloitte. In 2003 Mr. MacKenzie was awarded the Australian Centenary Medal for services to public administration. He holds a Bachelor of Business (Accounting and

Quantitative Methods) degree from the Swinburne University of Technology and has completed the Advanced Management Program at the University of Oxford and the Making Corporate Boards More Effective Course at the Harvard Business School. He is a Fellow of both the Institute of Chartered Accountants in Australia and the Australian Institute of Company Directors. He is the chairman of our audit committee.

Mr. Thomas Jefferson Wu has served as our independent director since our Nasdaq listing in December 2006. Mr. Wu has been the managing director of Hopewell Holdings Limited, a Hong Kong Stock Exchange-listed business conglomerate, since October 2009. He has served in various roles with the Hopewell Holdings group since 1999, including group controller from March 2000 to June 2001, executive director since June 2001, chief operating officer from January 2002 to August 2003, deputy managing director from August 2003 to June 2007, and co-managing director from July 2007 to September 2009. He has served as the managing director of Hopewell Highway Infrastructure Limited since July 2003. He has been a member of the Huadu District Committee of The Chinese People’s Political Consultative Conference and a member of its Standing Committee since March 2004, a member of the Advisory Committee of the Hong Kong Securities and Futures Commission since June 2007, a member of the 11th National Committee of the All -China Youth Federation since August 2010, a member of the Hong Kong Japan Business Co-operation Committee of the Hong Kong Trade Development Council since January 2010, a member of the Hong Kong SAR Government Steering Committee on the Promotion of Electric Vehicles since April 2009, a council member of The Hong Kong Polytechnic University since April 2009, a member of the Court of The Hong Kong University of Science and Technology since July 2009, and a member of the board of directors of The Community Chest of Hong Kong since June 2008 and The Hong Kong Sports Institute Limited since April 2009. He has also acted as the honorary consultant of the Institute of Accountants Exchange since May 2006, the honorary president of the Association of Property Agents and Realty Developers of Macau since June 2005, the vice chairman of the Chinese Ice Hockey Association since July 2008 and was the vice chairman of The Chamber of Hong Kong Listed Companies from October 2003 to August 2010. He holds an MBA from Stanford University and a Bachelor’s degree in mechanical and aerospace engineering from Princeton University. He is the chairman of our compensation committee, a member of our audit committee and a member of our nominating and corporate governance committee.

Mr. Alec Tsui has served as our independent director since our Nasdaq listing in December 2006. Mr. Tsui has extensive experience in finance and administration, corporate and strategic planning, information technology and human resources management, having served at various international companies. He held key positions at the Securities and Futures Commission of Hong Kong from 1989 to 1993, joined the Hong Kong Stock Exchange in 1994 as an executive director of the finance and operations services division and was its chief executive from 1997 to July 2000. He was also the chief operating officer of Hong Kong Exchanges and Clearing Limited from March to July 2000. He was the chairman of the Hong Kong Securities Institute from 2001 to 2004. He was an advisor and a council member of the Shenzhen Stock Exchange from July 2001 to June 2002. Mr. Tsui has been the Chairman of WAG Worldsec Corporate Finance Limited since 2002 and an independent non-executive director of a number of listed companies in Hong Kong and Nasdaq, including Industrial and Commercial Bank of China (Asia) Limited since August 2000, China Chengtong Development Group Limited, a property development and investment company, since 2003, COSCO International Holdings Limited, a conglomerate engaging in various businesses including ship trading, property development and investment, since 2004, China Power International Development Limited since 2004, China Blue Chemical Limited, a fertilizer manufacturer, since 2006, Pacific Online Ltd. since 2007, ATA Inc., an online educational testing provider, since 2008, and China Oilfield Services Limited, an oilfield services provider, since 2009. Mr. Tsui graduated from the University of Tennessee with a Bachelor of Science degree and a Master of Engineering degree in industrial engineering. He completed a program for senior managers in government at the John F. Kennedy School of Government at Harvard University. He is the chairman of our nominating and corporate governance committee, a member of our audit committee and a member of our compensation committee.

Mr. Robert W. Mactier has served as our independent director since our Nasdaq listing in December 2006. Mr. Mactier joined the board of directors of STW Communications Group Limited, a publicly listed Australian communications and advertising company, in December 2006 and became its independent, non-executive Chairman in July 2008. He has been a director of Aurora Community Television Limited since 2005. Since 1990 Mr. Mactier has held a variety of roles across the Australian investment banking and securities markets. He has been a consultant to UBS Investment Bank in Australia since June 2007. From March 1997 to January 2006, Mr. Mactier worked with Citigroup Pty Limited and its predecessor firms in Australia, and prior to this he worked with Ord Minnett Securities Limited from May 1990 to October 1994 and E.L.& C. Baillieu Limited from November 1994 to February 1997. During this time, he has gained broad advisory and capital markets transaction experience and specific industry expertise within the telecommunications, media, gaming, entertainment and technology sector and across the private equity sector. Prior to joining the investment banking industry, Mr. Mactier qualified as a chartered accountant, working with KPMG from January 1986 to April 1990 across their audit, management consulting and corporate finance practices. He holds a Bachelor’s degree in economics from the University of Sydney, Australia and is a Member of the Australian Institute of Company Directors. Mr. Mactier is a member of our compensation committee and nominating and corporate governance committee.

Executive Officers

Ms. Leanne Palmer is our acting chief financial officer and she was appointed to her current role in August 2010. Prior to that, she served as our vice president, financial compliance from November 2007, when she joined the Company. Prior to joining us, Ms. Palmer was a senior manager for Grant Thornton from April 2007, specializing in enterprise risk, corporate governance, Sarbanes Oxley 404 compliance and internal control. She held other similar management positions at Grant Thornton from February 2005 to March 2007. She previously held positions at Westpac Banking Corporation Limited from July 2004 to January 2005, Jones Lang LaSalle from January 2001 to December 2003, Shandwick International Limited from October 1998 to December 2000, and Arthur Andersen & Co. from February 1995 to September 1998. Ms. Palmer holds a Bachelor of Commerce from the University of Queensland, Australia and is qualified as a member of the Institute of Chartered Accountants in Australia.

Mr. Geoffrey Davis is our deputy chief financial officer and he was appointed to his current role in August 2010. Prior to that, he served as our senior vice president, corporate finance from 2007, when he joined the Company. Prior to joining us, Mr. Davis was the senior gaming analyst for Citigroup Investment Research from 2001 to 2007, where he covered the U.S. gaming industry. From 1996 to 2001, he was vice president — finance for Park Place Entertainment, the largest gaming company in the world at the time. Park Place was spun off from Hilton Hotels Corporation and subsequently renamed Caesars Entertainment. Mr. Davis is a CFA charterholder and holds a BA in Economics from Brown University.

Ms. Stephanie Cheung is our executive vice president and chief legal officer and she was appointed to her current role in December 2008. Prior to that, she held the title general counsel from November 2006, when she joined the Company. She also acts as the secretary to our board of directors since she joined the Company. Prior to joining us, Ms. Cheung was Of Counsel at Troutman Sanders from 2005 to 2006. She has practiced law with various international law firms. Ms. Cheung holds a Bachelor of Arts degree from the University of Toronto, Ontario, Canada, a Bachelor of Laws degree from Osgoode Hall Law School, Ontario, Canada, and an MBA (finance) from York University, Ontario, Canada.

Mr. Nigel Dean is our executive vice president and chief internal audit officer and he was appointed to his current role in December 2008. Prior to that he held the title director of internal audit from December 2006, when he joined the Company. Prior to joining us, Mr. Dean was general manager-corporate governance at Coles Myer Ltd from 2003 to 2006, where he was responsible for the implementation of the Sarbanes-Oxley Act of 2002 and other corporate governance compliance programs. Other positions held at Coles Myer included the head of group internal audit from 1995 to 2002 and head of internal audit of the Supermarkets Division from 1990 to 1995. Previous experience in external and internal audit included positions with Peat Marwick Mitchell & Co (now KPMG) from 1973 to 1975, Australian Federal Government Auditor-General’s Office from 1975 to 1976, Ford Asia-Pacific from 1976 to 1982, CRA (now RioTinto) from 1982 to 1986, and Elders IXL Group from 1986 to 1990. Mr. Dean is a Fellow of the Australian Institute of CPA’s and a Certified Internal Auditor. He holds a Bachelor of Laws degree from Deakin University, a Diploma of Business Studies (accounting) from Swinburne College and an MBA from Monash University.

Ms. Akiko Takahashi is our executive vice president and chief officer, human resources/corporate social responsibility and she was appointed to her current role in 2008. Prior to that, she held the title group human resources director from December 2006, when she joined the Company. Prior to joining us, Ms. Takahashi worked as a human resources consultant in her own consultancy company from 2005 to 2006. She was the global group director, human resources for Shangri-la Hotels and Resorts, an international luxury hotel group headquartered in

Hong Kong, from 1995 to 2003. Between 1993 and 1995, she was senior vice president, human resources and services for Bank of America, Hawaii, FSB, where her last assignment was to lead the human resources integration for the largest international hotel joint venture in Japan. She began her career in the fashion luxury retail industry in merchandising, operations, training and human resources. Ms. Takahashi attended the University of Hawaii.

Mr. Ted (Ying Tat) Chan is our co-chief operating officer, gaming, overseeing gaming activities across the entire organization, and he was appointed to his current role in September 2010. Prior to that, he served as president of Altira Macau from November 2008. Prior to his appointment as president of Altira Macau, Mr. Chan was the chief executive officer of Amax Entertainment Holdings Limited from December 2007 until November 2008. Before joining Amax, Mr. Chan worked with our chief executive officer on special projects from September 2007 to November 2007 and was the general manager of Mocha Clubs from 2004 to 2007. From June 2002 to November 2006, Mr. Chan was the assistant to Mr. Lawrence Ho at Melco, and he was involved in the overall strategic development and management of the company. Mr. Chan served as a director of development at First Shanghai Financial Holding Limited from 1998 to May 2002, specializing in internet trading solutions and China business development. He graduated with a bachelor’s degree in business administration from the Chinese University of Hong Kong and with a master’s degree in financial management from the University of London, the United Kingdom.

Mr. Nicholas Naples is our co-chief operating officer, operations, responsible for the operating activities of all our leisure and hospitality businesses, including our marketing and brand strategies, across the entire organization, and he was appointed to his current role in July 2010. With 25 years of experience in the hospitality industry, Mr. Naples has held executive leadership positions with several luxury hotel and casino companies, including Harrah’s Entertainment from 1998 to 2004, Four Seasons from 1992 to 1998 and Ritz-Carlton from 1987 to 1992. Mr. Naples also has extensive experience in Asia. Prior to joining us, Mr. Naples was the Consulting Executive Vice President at Sands China from 2009 to 2010, and was previously the Chief Operating Officer at Macau Studio City from 2006 to 2009. He holds degrees in economics, business and a master’s of management from Cornell University Graduate School of Hotel Administration.

Ms. Constance (Ching Hui) Hsu is our president of Mocha Clubs, and she was appointed to her current role in December 2008. Ms. Hsu has worked for Mocha Clubs since September 2003. She was Mocha’s former financial controller from September 2003 to September 2006 and its chief administrative officer from October 2006 to November 2008, overseeing finance, treasury, audit, legal compliance, procurement and administration and human resources functions. Ms. Hsu obtained her Bachelor of Arts degree in business administration with major in accounting in the United States and an MBA (with concentration on financial services) from University of Science and Technology in Hong Kong. Ms. Hsu is qualified as a Certified Public Accountant in the State of Washington, United States; a member of the American Institute of Certified Public Accountants; and an associate member of Hong Kong Institute of Certified Public Accountants.

Compensation of Directors and Executive Officers

In addition to the equity awards granted as described below, we paid aggregate remuneration of approximately US$5.3 million to all the directors and senior executive officers of our Company as a group in relation to the year ended December 31, 2009.

Pursuant to our 2006 Share Incentive Plan (See “Share Ownership — 2006 Share Incentive Plan”), we may grant either restricted shares or options to purchase our ordinary shares. In 2009, we issued options to acquire 4,003,062 of our ordinary shares pursuant to our 2006 Share Incentive Plan to the directors and senior executive officers of our Company with exercise prices of US$1.09 per share (US$3.26 per ADS) and 3,337,770 restricted shares with grant date fair value ranging from US$1.01 to US$1.09 per share (US$3.03 to US$3.26 per ADS). The options expire ten years after the date of grant. In 2009, options to acquire 180,507 of our ordinary shares and 34,497 restricted shares held by the directors and senior executive officers were forfeited. In 2009, the Company cancelled certain options granted in 2007 and 2008 to acquire 3,864,509 of our ordinary shares held by senior executive officers. The exercise price of these options ranged from US$4.01 to US$5.06 per share (US$12.04 to US$15.19 per ADS). These cancelled options were re-issued at a ratio of 1.5 cancelled options to 1 re-issued option at the exercise price of US$1.43 per share (US$4.28 per ADS).

Composition of Board of Directors

Our board of directors consists of ten directors, including three directors nominated by each of Melco and Crown and four independent directors. Nasdaq Marketplace Rule 4350(c) generally requires that a majority of an issuer’s board of directors must consist of independent directors, but provides for certain phase-in periods under Nasdaq Marketplace Rule 4350(a)(5). However, Nasdaq Marketplace Rule 4350(a)(1) permits foreign private issuers like us to follow “home country practice” in certain corporate governance matters. Walkers, our Cayman Islands counsel, has provided a letter to the Nasdaq certifying that under Cayman Islands law, we are not required to have a majority of independent directors serving on our board of directors. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. An individual shareholder or we, as the company have (as applicable) the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares of our company, including the registering of such shares in our share register.

On March 18, 2008, our board of directors adopted corporate governance guidelines with the intention of strengthening our corporate governance practice.

Terms of Directors and Executive Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be or becomes of unsound mind.

Committees of the Board of Directors

Our board of directors established an audit committee, a compensation committee and a nominating and corporate governance committee in December 2006.

Audit Committee

Our audit committee consists of Messrs. Thomas Jefferson Wu, Alec Tsui and James MacKenzie, and is chaired by Mr. MacKenzie. All of them satisfy the “independence” requirements of the Nasdaq corporate governance rules. We believe that Mr. MacKenzie qualifies as an “audit committee financial expert”. The charter of the audit committee was adopted by our board on November 28, 2006. It was amended and restated on several occasions, with the last amendment on November 25, 2009 to provide the audit committee members with clearer guidance to enable them to carry out their functions with regards to oversight of the independent auditors and internal audit. The purpose of the committee is to assist our board in overseeing and monitoring:

•	the integrity of the financial statements of our company;

•	the qualifications and independence of our independent auditors;

•	the performance of our independent auditors;

•	the integrity of our systems of internal accounting and financial controls;

•	legal and regulatory issues relating to the financial statements of our company, including the oversight of the independent auditor, the review of the financial statements and related material, the internal audit process and the procedure for receiving complaints regarding accounting, internal accounting controls, auditing or other related matters;

•	the disclosure, in accordance with our relevant policies, of any material information regarding the quality or integrity of our financial statements, which is brought to its attention by our disclosure committee, which we expect to set up and will comprise certain members of our senior management; and

•	the integrity and effectiveness of our internal audit function and risk management policies, procedures and practices.

The duties of the audit committee include:

•	considering a tendering process for the appointment of the independent auditor every five years, selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•	at least annually, obtaining a written report from our independent auditor describing matters relating to its independence, undertaking a performance evaluation of the independent auditor on an annual basis and reporting the results of such evaluation to the Chief Executive Officer;

•	discussing with our independent auditor, among other things, issues regarding accounting and auditing principles and practices and the management’s internal control report;

•	approving related-party transactions, amounting to more than US$256,000 per transaction or series of transactions, or of an unusual or non standard nature which are brought to its attention;

•	Establishing and overseeing procedures for the handling of complaints and whistle blowing;

•	deciding whether any material information regarding the quality or integrity of the Company’s financial statements, which is brought to its attention by our disclosure committee, should be disclosed;

•	approving the internal audit charter and annual audit plans;

•	assessing and approving any policies and procedures to identify, accept, mitigate, allocate or otherwise manage various types of risks presented by management, and making recommendations with respect to our risk management process;

•	together with our board, evaluating the performance of the audit committee;

•	assessing the adequacy of its charter; and

•	cooperating with the other board committees in any areas of overlapping responsibilities.

Compensation Committee

Our compensation committee consists of Messrs. Thomas Jefferson Wu, Alec Tsui and Robert Mactier, and is chaired by Mr. Wu. All of them satisfy the “independence” requirements of the Nasdaq corporate governance rules. The charter of the compensation committee was adopted by our board on November 28, 2006. It was amended and restated on several occasions with the latest amendment on December 16, 2008 to clarify the purpose, duties and powers of the compensation committee and to provide the compensation committee members with clearer guidance to enable them to carry out their functions.

The purpose of the compensation committee is to discharge the responsibilities of the board relating to compensation of our executives, including by designing (in consultation with management and our board), recommending to our board for approval, and evaluating the compensation plans, policies and programs of our company.

Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any compensation committee meeting during which his compensation is deliberated.

The duties of the compensation committee include:

•	in consultation with senior management, making recommendations on our general compensation philosophy and overseeing the development and implementation of our compensation programs;

•	making recommendation to the board with respect to the compensation packages of our directors and approving the compensation package of our senior executive officers, including the chief executive officer;

•	overseeing our regulatory compliance with respect to compensation matters;

•	together with the board, evaluating the performance of the compensation committee;

•	assessing the adequacy of its charter; and

•	cooperating with the other board committees in any areas of overlapping responsibilities.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Thomas Jefferson Wu, Alec Tsui and Robert Mactier, and is chaired by Mr. Tsui. All of them satisfy the “independence” requirements of the Nasdaq Marketplace Rules. The charter of the nominating and corporate governance committee was adopted by our board on November 28, 2006. It was amended and restated on several occasions, with the latest on December 16, 2008 to clarify the purpose, duties and powers of the nominating and corporate governance committee and to provide the nominating and corporate governance committee members with clearer guidance to enable them to carry out their functions.

The purpose of the nominating and corporate governance committee is to assist our board in discharging its responsibilities regarding:

•	the identification of qualified candidates to become members and chairs of the board committees and to fill any such vacancies;

•	oversight of our compliance with legal and regulatory requirements, in particular the legal and regulatory requirements of the Macau SAR (including the relevant laws related to the gaming industry), of the Cayman Islands, of the SEC and of the Nasdaq;

•	the development and recommendation to our board of a set of corporate governance principles applicable to our company; and

•	the disclosure, in accordance with our relevant policies, of any material information (other than that regarding the quality or integrity of our financial statements), which is brought to its attention by the disclosure committee.

The duties of the committee include:

•	identifying and recommending to the board nominees for election or re-election to the board committees, or for appointment to fill any such vacancy;

•	developing a set of corporate governance principles and reviewing such principles at least annually;

•	deciding whether any material information (other than that regarding the quality or integrity of our financial statements), which is brought to its attention by the disclosure committee, should be disclosed;

•	together with the board, evaluating the performance of the committee;

•	assessing the adequacy of its charter; and

•	cooperating with the other board committees in any areas of overlapping responsibilities.

Interested Transactions

A director may vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Remuneration and Borrowing

The directors may determine remuneration to be paid to the directors. The compensation committee assists the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.

Qualification

There is no shareholding qualification for directors.

Benefits upon Termination

Our directors are not currently entitled to benefits when they cease to be directors.

Employment Agreements

We have entered into an employment agreement with each of our executive officers. The terms of the employment agreements are substantially similar for each executive officer, except as noted below. We may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts of the officer, including, but not limited to, a serious criminal act, willful misconduct to our detriment or a failure to perform agreed duties. Furthermore, either we or an executive officer may terminate employment at any time without cause upon advance written notice to the other party. Except in the case of Mr. Lawrence Ho, upon notice to terminate employment from either the executive officer or our company, our company may limit the executive officer’s services for a period until the termination of employment. Each executive officer is entitled to unpaid compensation upon termination due to disability or death. We will indemnify an executive officer for his or her losses based on or related to his or her acts and decisions made in the course of his or her performance of duties within the scope of his or her employment.

Each executive officer has agreed to hold, both during and after the termination of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or as compelled by law, any of our or our customers’ confidential information or trade secrets. Each executive officer also agrees to comply with all material applicable laws and regulations related to his or her responsibilities at our company as well as all material written corporate and business policies and procedures of our company.

Each executive officer is prohibited from gambling at any of our company’s facilities during the term of his or her employment and six months following the termination of such employment agreement.

Each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and six months following the termination of such employment agreement. Specifically, each executive officer has agreed not to (i) assume employment with or provide services as a director for any of our competitors who operate in a restricted area; (ii) solicit or seek any business orders from our customers; or (iii) seek directly or indirectly, to solicit the services of any of our employees. The restricted area is defined as Asia or Australasia or any other country or region in which our company operates.

Share Ownership

Except as disclosed below, each director and member of senior management individually owns less than 1% of our outstanding ordinary shares.

2006 Share Incentive Plan

We have adopted a share incentive plan, or 2006 Plan, to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentives to employees, directors and consultants and to promote the success of our business. Under the 2006 Plan, the maximum aggregate number of shares which may be issued pursuant to all awards (including shares issuable upon exercise of options) is 100,000,000 over ten years. Our Board has recently approved the removal of the maximum award amount of 50,000,000 shares over the first five years. The removal of such maximum limit for the first five years was approved by our shareholders at our general meeting held in May 2009. As of June 30, 2010, 63,374,277 out of 100,000,000 shares remain available for the grant of stock options or restricted shares.

The following paragraphs describe the principal terms included in our 2006 plan.

Types of Awards.  The awards we may grant under our 2006 plan include:

•	options to purchase our ordinary shares; and

•	restricted shares.

Plan Administration.  The compensation committee will administer the plan and will determine the provisions and terms and conditions of each award grant.

Award Agreement.  Awards granted will be evidenced by an award agreement that sets forth the terms, conditions and limitations for each award.

Eligibility.  We may grant awards to employees, directors and consultants of our company or any of our related entities, including Melco, Crown, other joint venture entities of Melco or Crown, our own subsidiaries or any entities in which we hold a substantial ownership interest. However, we may grant options that are intended to qualify as incentive share options only to our employees.

Exercise Price and Term of Awards.  In general, the plan administrator will determine the exercise price of an option and set forth the price in the award agreement. The exercise price may be a fixed or variable price related to the fair market value of our common shares. If we grant an incentive share option to an employee who, at the time of that grant, owns shares representing more than 10% of the voting power of all classes of our share capital, the exercise price cannot be less than 110% of the fair market value of our common shares on the date of that grant.

The term of each award shall be stated in the award agreement. The term of an award shall not exceed ten years from the date of the grant.

Vesting Schedule.  In general, the plan administrator determines, or the award agreement will specify, the vesting schedule.

A summary of the awards pursuant to the 2006 Plan as of December 31, 2009, is presented below:

		Number of
	Exercise	Unvested
	Price/Grant Date	Share Options/
	Fair Value per	Restricted	Vesting
	ADS	Shares	Period

Share Options
2007 Long Term Incentive Plan	$14.15 - $15.19	335,181	4 to 5 years
2008 Long Term Incentive Plan	$12.04 - $14.08	373,101	4 years
2008 Retention Program	$3.04	13,002,339	3 years
2009 Cancel and Re-issue Program	$4.28	3,612,327	4 years
2009 Long Term Incentive Plan	$3.04 - $3.26	4,654,500	4 years

		21,977,448

Restricted Shares
2008 Long Term Incentive Plan	$3.99 - $12.04	434,794	3 to 4 years
2008 Retention Program	$3.04	2,167,059	3 years
2009 Long Term Incentive Plan	$3.26	644,178	4 years

		3,246,031

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our ordinary shares and ordinary shares represented by ADSs (exclusive of any ordinary shares represented by ADSs held by the SPV) as of November 5, 2010 by all persons who are known to us to be the beneficial owners of 5% or more of our share capital.

	Ordinary Shares
	and Ordinary Shares
	Represented by ADSs
	Beneficially Owned(1)
Name	Number	%

Melco Leisure and Entertainment Group Limited(2)(3)(4)	534,538,846	33.53
Crown Asia Investments Pty. Ltd.(5)	534,538,846	33.53

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes voting or investment power with respect to the securities. Melco and Crown continue to have a shareholders’ agreement relating to certain aspects of the voting and disposition of our ordinary shares held by them, and may accordingly constitute a “group” within the meaning of Rule 13d-3. However, Melco and Crown each disclaim beneficial ownership of the shares of our company owned by the other.

(2)	Melco Leisure and Entertainment Group Limited is incorporated in the British Virgin Islands and is a wholly owned subsidiary of Melco. The address of Melco and Melco Leisure and Entertainment Group Limited is c/o The Penthouse, 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong. Melco is listed on the Main Board of the Hong Kong Stock Exchange.

(3)	Mr. Lawrence Ho, our Co-Chairman and Chief Executive Officer and the Chairman, Chief Executive Officer and Executive Director of Melco, personally holds 8,087,112 ordinary shares of Melco, representing approximately 0.66% of Melco’s ordinary shares outstanding as of November 4, 2010. In addition, 115,509,024 shares are held by Lasting Legend Ltd., 288,532,606 shares are held by Better Joy Overseas Ltd. and 7,294,000 shares are held by The L3G Capital Trust, all of which companies are owned by persons and or trusts affiliated with Mr. Lawrence Ho. Therefore, we believe that for purposes of Rule 13d-3, Mr. Ho beneficially owns 419,422,742 ordinary shares of Melco, representing approximately 34.08% of Melco’s ordinary shares outstanding as of November 4, 2010. This does not include 298,982,188 shares which may be issued by Melco to Great Respect Limited as a result of any future conversion of conversion rights in full by Great Respect Limited under the amended convertible loan notes held by Great Respect Limited, a company controlled by a discretionary trust formed for the benefit of members of the Ho family (including Mr. Ho and Dr. Ho), upon the issuance of the land certificate for the City of Dreams site.

(4)	As of November 4, 2010, Dr. Stanley Ho personally held 18,587,789 ordinary shares of Melco. In addition, 3,127,107 shares of Melco are held by Lanceford Company Limited, a company 100% owned by Dr. Stanley Ho. Therefore, for purposes of Rule 13d-3, Dr. Ho may be deemed to beneficially own 21,714,896 ordinary shares representing approximately 1.76% of Melco’s outstanding shares. Dr. Ho’s beneficial ownership does not include 298,982,188 shares which may be issued by Melco to Great Respect Limited as a result of any future conversion of conversion rights in full by Great Respect Limited under the amended convertible loan notes held by Great Respect Limited upon the issuance of the land certificate for the City of Dreams site.

(5)	Crown Asia Investments Pty. Ltd., formerly PBL Asia Investments Limited, was incorporated in the Cayman Islands but is now a registered Australian company and is 100% indirectly owned by Crown. The address of Crown and Crown Asia Investments Pty. Ltd. is Level 3, Crown Towers, 8 Whiteman Street, Southbank, Victoria 3006, Australia. Crown is listed on the Australian Stock Exchange. As of November 5, 2010, Crown was approximately 43.0% owned by Consolidated Press Holdings Group, which is a group of companies owned by the Packer family.

RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, we entered into the following material related party transactions:

				Six Months
				Ended
	Year Ended December 31,			June 30,
	2009	2008	2007	2010
	(In thousands of US$)

Amounts paid/payable to affiliated companies
Advertising and promotional expenses	$211	$597	$65	$39
Consultancy fee capitalized in construction in progress	1,312	246	2,294	—
Consultancy fee recognized as expense	1,301	1,168	4,150	265
Management fees	45	1,698	—	9
Network support fee	28	52	238	—
Office rental	2,354	1,466	1,114	1,127
Operating and office supplies	257	255	707	114
Project management fees capitalized in construction in progress	—	—	1,442	—
Property and equipment	59,482	16,327	12,141	1,206
Repairs and maintenance	87	655	41	237
Service fee expense	748	781	—	248
Traveling expense capitalized in construction in progress	65	66	—	3
Traveling expense recognized as expense	2,809	1,387	746	1,887

Amounts received/receivable from affiliated companies
Other service fee income	896	276	—	97
Rooms and food and beverage income	23	100	41	15
Sales proceeds for disposal of property and equipment	—	2,788	—	—

Amounts paid/payable to shareholders
Interest charges capitalized in construction in progress	963	3,367	4,167	—
Interest charges recognized as expense	215	—	758	88

Amounts received/receivable from a shareholder
Other service fee income	—	—	—	25
Rooms and food and beverage income	—	—	—	26

Details of those material related party transactions provided in the table above are as follows:

(a)	Amounts Due From Affiliated Companies

Melco’s subsidiary and its associated company — Melco’s subsidiary and its associated company purchased rooms and food and beverage services from us during the years ended December 31, 2009, 2008 and 2007. Property and equipment was purchased from Melco’s associated company during the year ended December 31, 2009. The outstanding balances due from Melco’s subsidiary and its associated company as of June 30, 2010, December 31,

2009 and 2008 were nil, US$1,000 and US$28,000, respectively, and the amounts were unsecured, non-interest bearing and repayable on demand.

(b)	Amounts Due To Affiliated Companies

Elixir International Limited, or Elixir — We purchased property and equipment and services including repairs and maintenance, operating and office supplies and consultancy from Elixir, a wholly-owned subsidiary of Melco, primarily related to the Altira Macau and City of Dreams during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007. Certain gaming machines were sold to Elixir during the year ended December 31, 2008. We paid network support fee to Elixir during the years ended December 31, 2009, 2008 and 2007. Elixir purchased rooms and food and beverage services from us during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007. As of June 30, 2010 and December 31, 2009, the outstanding balances due to Elixir were US$2.1 million and US$5.0 million, respectively, and as of December 31, 2008, the outstanding balance was a receivable from Elixir of US$622,000. These amounts were unsecured, non-interest bearing and repayable on demand.

Sociedade de Turismo e Diversões de Macau, S.A.R.L., or STDM and its subsidiaries (together with STDM, referred to as STDM Group) and Shun Tak Holdings Limited and its subsidiaries (referred to as Shun Tak Group) — We incurred expenses associated with our use of STDM and Shun Tak Group ferry and hotel accommodation services within Hong Kong and Macau during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007. Relatives of Mr. Lawrence Ho, our Co-Chairman and Chief Executive Officer, have beneficial interests within those companies. The traveling expenses in connection with construction of the Altira Macau and City of Dreams were capitalized as costs related to construction in progress during the construction period. We paid advertising and promotional expenses to STDM Group during the six months ended June 30, 2010 and paid such expenses to both STDM Group and Shun Tak Group during the years ended December 31, 2009, 2008 and 2007. We incurred rental expenses from leasing office premises from STDM Group and Shun Tak Group during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007. As of June 30, 2010, December 31, 2009 and 2008, the outstanding balances due to STDM Group of US$71,000, US$171,000 and US$215,000 and Shun Tak Group of US$284,000, US$440,000 and US$8,000, respectively, were unsecured, non-interest bearing and repayable on demand.

Melco’s subsidiaries and its associated companies — Melco’s subsidiaries and its associated companies provided services to us primarily for the construction of Altira Macau and City of Dreams and their operations which included management of general and administrative matters for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, consultancy during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008, and advertising and promotion, network support, system maintenance and administration support and repairs and maintenance during the years ended December 31, 2008 and 2007. We incurred rental expenses from leasing office premises from Melco’s subsidiaries during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007. We purchased property and equipment from Melco’s subsidiaries and its associated companies during the years ended December 31, 2009, 2008 and 2007 and purchased operating and office supplies during the years ended December 31, 2008 and 2007. We reimbursed Melco’s subsidiaries for service fees incurred on our behalf for rental, office administration, travel and security coverage for the operation of the office of our Chief Executive Officer during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008. Other service fee income was received from Melco’s subsidiary during the six months ended June 30, 2010 and the year ended December 31, 2009. Melco’s subsidiaries and its associated companies purchased rooms and food and beverage services from us during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007. Melco’s subsidiaries’ fees charged for management of general administrative services, project management and consultancy, were determined based on actual cost incurred during the year ended December 31, 2007. The project management fee and consultancy fee in connection with the construction of Altira Macau and City of Dreams were capitalized as costs related to construction in progress during the construction period during the year ended December 31, 2007 and no further project management fee incurred after 2007.

As of June 30, 2010, December 31, 2009 and 2008, the outstanding balances due to Melco’s subsidiaries and its associated companies of US$478,000, US$720,000 and US$1.5 million, respectively, were unsecured, non-interest bearing and repayable on demand.

Lisboa Holdings Limited, or Lisboa and Sociedade de Jogos de Macau S.A., or SJM — We paid rental expenses and service fees for Mocha Clubs, gaming premises to Lisboa during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007 and SJM during the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, companies in which a relative of Mr. Lawrence Ho has beneficial interest. There were no outstanding balances due to Lisboa and SJM as of June 30, 2010, December 31, 2009 and 2008.

Crown’s subsidiary — We paid rental expenses to Crown’s subsidiary during the six months ended June 30, 2010. Crown’s subsidiary provided services to us primarily for the construction of Altira Macau and City of Dreams and their operations which included general consultancy and management of sale representative offices during the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007. Part of the consultancy charges was capitalized as costs related to construction in progress during construction period for the years ended December 31, 2009, 2008 and 2007. We reimbursed Crown’s subsidiary for associated costs including traveling expenses during the years ended December 31, 2009, 2008 and 2007. We purchased property and equipment from Crown’s subsidiary during the years ended December 31, 2009, 2008 and 2007. We received other service fee income from Crown’s subsidiary during the six months ended June 30, 2010 and the years ended December 31, 2009 and 2008. Crown’s subsidiary purchased rooms and food and beverage services from us during the years ended December 31, 2008 and 2007. As of June 30, 2010, December 31, 2009 and 2008, the outstanding balances due to Crown’s subsidiary of US$120,000, US$975,000 and US$241,000, respectively, were unsecured, non-interest bearing and repayable on demand.

Shuffle Master Asia Limited, or Shuffle Master, and Stargames Corporation Pty. Limited, or Stargames — We purchased spare parts, property and equipment and lease of equipment with Shuffle Master during the years ended December 31, 2009, 2008 and 2007. We incurred repairs and maintenance expense with Shuffle Master and Stargames during the year ended December 31, 2008 and purchased property and equipment and lease of equipment with Stargames during the year ended December 31, 2007, companies in which our former Chief Operating Officer who resigned this position in May 2009, was an independent non-executive director of its parent company during this period. There were no outstanding balances with Stargames as of December 31, 2009 and 2008. As of December 31, 2009 and 2008, the outstanding balances due to Shuffle Master of nil and US$4,000, respectively, were unsecured, non-interest bearing and repayable on demand.

Chang Wah Garment Manufacturing Company Limited, or Chang Wah — We purchased uniforms from Chang Wah during the years ended December 31, 2009 and 2008, a company in which a relative of Mr. Lawrence Ho had beneficial interest until end of December 2009, for Altira Macau and City of Dreams. The outstanding balances due to Chang Wah as of December 31, 2009 and 2008, of US$32,000 and US$10,000, respectively, were unsecured, non-interest bearing and repayable on demand.

MGM Grand Paradise Limited, or MGM — We paid rental expenses and purchased property and equipment from MGM during the year ended December 31, 2009, a company in which a relative of Mr. Lawrence Ho has beneficial interest, for City of Dreams. There were no outstanding balances with MGM as of June 30, 2010 and December 31, 2009.

(c)	Amounts Due From (To) Shareholders/Loans From Shareholders

Melco and Crown provided loans to us mainly used for working capital purposes, for the acquisition of the Altira Macau and the City of Dreams sites and for construction of Altira Macau and City of Dreams.

The outstanding loan balances due to Melco as of October 31, 2010, June 30, 2010, December 31, 2009 and 2008 amounted to US$74.4 million in each of those periods, were unsecured and interest bearing at 3-months HIBOR per annum and at 3-months HIBOR plus 1.5% per annum only during the period from May 16, 2008 to May 15, 2009. The maximum amount of outstanding loan balance due to Melco for the period from January 1, 2007 to June 30, 2010 was US$74.4 million. As of June 30, 2010, the loan balance due to Melco was repayable in May 2012.

We received other service fee income from Melco during the six months ended June 30, 2010 and Melco purchased rooms and food and beverage services from us during the six months ended June 30, 2010 and the year ended December 31, 2009. As of June 30, 2010, December 31, 2009 and 2008, the outstanding balances were a receivable from Melco of US$8,000 and payables to Melco of US$17,000 and US$916,000, respectively, mainly related to interest payable on the outstanding loan balances, and they were unsecured, non-interest bearing and repayable on demand.

The outstanding loan balances due to Crown as of October 31, 2010, June 30, 2010, December 31, 2009 and 2008 amounted to US$41.3 million in each of those periods, and they were unsecured and interest bearing at 3-months HIBOR per annum. The maximum amount of outstanding loan balance due to Crown during the period from January 1, 2007 to June 30, 2010 was US$41.3 million. As of June 30, 2010, the loan balance due to Crown was repayable in May 2012.

The amounts of US$11,000, US$8,000 and US$116,000 due to Crown as of June 30, 2010, December 31, 2009 and 2008, respectively, related to interest payable on the outstanding loan balances, and they were unsecured, non-interest bearing and repayable on demand.

(d)  On May 17, 2006, we entered into a conditional agreement to acquire a third development site located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal or Macau Peninsula site. The acquisition was through the purchase of the entire issued share capital of a company holding title to the Macau Peninsula site. Dr. Stanley Ho was one of the directors but held no shares in such company. Dr. Stanley Ho is the father of Mr. Lawrence Ho, the Chairman of Melco until he resigned this position in March 2006. The title holding company holds the rights to the land lease of Macau Peninsula site which was approximately 6,480 square meters. The aggregate consideration was US$192.8 million, payable in cash, of which a deposit of US$12.9 million was paid upon signing of the sale and purchase agreement, financed from Melco and Crown, equally. The targeted completion date of July 27, 2009 for the acquisition of the Macau Peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement was refunded to us in December 2009.

Employment Agreements

We have entered into employment agreements with key management and personnel of our company and our subsidiaries. See “Management — Employment Agreements.”

Equity Incentive Plan

See “Management — 2006 Share Incentive Plan.”

Certain Related Party Agreements

Certain of our subsidiaries provide services, including human resources management, internal controls, marketing and promotions, public relations, customer relations, reception services, property services (including utilities, cleaning and maintenance), financial services (including tax planning and financial management), IT services, scheduling and bank account management, to one another pursuant to the following services agreements: (i) an agreement, with an execution date of January 1, 2007, between Melco Crown Gaming and MPEL Services Limited; (ii) an agreement, with an execution date of January 1, 2007, between Melco Crown Gaming and the Parent; (iii) an agreement, with an execution date of January 1, 2007, between Melco Crown (COD) Developments Limited and MPEL Services Limited; (iv) an agreement, with an execution date of May 29, 2007, between Melco Crown (COD) Hotels Limited and MPEL Services Limited; (v) an agreement, with an execution date of January 1, 2007, between Altira Hotel Limited and MPEL Services Limited; (vi) an agreement, with an execution date of January 1, 2007, between Altira Developments Limited and MPEL Services Limited; (vii) an agreement, with an execution date of January 1, 2007, between Golden Future (Management Services) Limited and MPEL Services Limited; (viii) an agreement, with an execution date of August 10, 2009, between MCE International Limited and MPEL Services Limited; (ix) an agreement, with an execution date of August 10, 2009, between MPEL Services Limited and MCE International Limited; (x) an agreement, with an execution date of August 10, 2009, between MPEL Services Limited and MCE International Limited (Taiwan Branch); (xi) an agreement, with an execution date of March 25, 2010, between Golden Future (Management Services) Limited and MPEL Properties (Macau) Limited; (xii) an agreement, with an execution date of October 27, 2009, between Melco Crown Gaming and Melco Crown Security Services Limited; (xiii) an agreement, with an execution date of October 27, 2009, between Golden Future (Management Services) Limited and Melco Crown Security Services Limited; (xiv) an agreement, with an execution date of October 27, 2009, between Altira Hotel Limited and Melco Crown Security Services Limited; and (xv) an agreement, with an execution date of October 27, 2009, between Melco Crown (COD) Hotels Limited and Melco Crown Security Services Limited.

DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

City of Dreams Project Facility

The budgeted cost of construction and development of City of Dreams was funded from a combination of the following sources:

•	cashflow generated from the operations of our existing businesses;

•	borrowings under the US$1.75 billion City of Dreams Project Facility; and

•	a portion of the net proceeds from our initial offering and our follow-on offering in December 2006 and November 2007, respectively.

Drawdowns

The final maturity date of the term loan facility is September 5, 2014 and the final maturity date of the revolving credit facility is September 5, 2012 or, if earlier, the date of repayment, prepayment or cancellation in full of the term loan facility.

We have fully drawn down the term loan facility and the availability period for this has expired. The revolving credit facility is available on a fully revolving basis from, in the case of any drawing for general working capital purposes or for purposes of meeting cost overruns associated with the City of Dreams project, the date upon which the term loan facility has been fully drawn, to the date that is one month prior to the revolving credit facility’s final maturity date. In May 2010, the revolving credit facility commitment was reduced from US$250 million to US$150 million. As of June 30, 2010 we had drawn down a total of approximately US$49.4 million from the revolving credit facility with a further US$100.5 million still available for further utilization.

All drawings under the City of Dreams Project Facility are to be paid into a disbursement account that is subject to security. On September 24, 2007, the first drawdown which comprised both H.K. dollars and U.S. dollars totaling the equivalent of US$500.2 million was made under the City of Dreams Project Facility. Subsequent drawdowns took place in 2008 and 2009, which comprised of both H.K. dollars and U.S. dollars totaling the equivalent of US$912.3 million and US$270.7 million, respectively, under the City of Dreams Project Facility. On May 26, 2010, we applied a portion of the net proceeds from the sale of the Initial Notes (approximately US$578.9 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us) to reduce our indebtedness under our City of Dreams Project Facility by US$444.1 million. As of June 30, 2010, total outstanding borrowings, which comprised both H.K. dollars and U.S. dollars totaling the equivalent of approximately US$1.24 billion, have been made under the City of Dreams Project Facility. The rollover of existing revolving loans drawn under the City of Dreams Project Facility is subject to compliance with covenants and satisfaction of conditions precedent. Melco Crown Gaming will have the right to undertake a program to hedge exposures to interest rate fluctuations under the City of Dreams Project Facility and in certain circumstances, currency fluctuations. The interests of the hedging counterparties under the hedging agreements are secured on a pari passu basis with the lenders.

Repayment

The term loan facility will be repaid in quarterly installments according to an amortization schedule commencing December 5, 2010. Each revolving credit facility loan will be repaid in full on the last day of an agreed upon interest period ranging from one to six months, or it will be rolled over.

Melco Crown Gaming may make voluntary prepayments in respect of the term loan facility and the revolving credit facility, subject to certain conditions, without premium or penalty other than (if not made on an interest payment date) break costs, in minimum amounts of US$20 million following the completion of City of Dreams. Voluntary prepayments will be applied to the term loan principal outstanding on the City of Dreams Project Facility and to maturities on a pro-rata basis and amounts prepaid will not be available for redrawing.

We must make mandatory prepayments in respect of the following amounts within the Borrowing Group under the City of Dreams Project Facility: (1) 50% of the net proceeds of any permitted equity issuance of any member of the Borrowing Group and all of the net proceeds of any permitted debt issuance of any member of the Borrowing Group; (2) the net proceeds of any asset sale, subject to reinvestment rights and certain exceptions; (3) net termination proceeds paid under Melco Crown Gaming’s subconcession or the group’s land concessions, any lease agreement, the hotel management agreements, construction contracts or certain other material contracts or agreements (subject to certain exceptions); (4) net claim proceeds paid in relation to default or breach under certain documents relating to City of Dreams and other Borrowing Group businesses; (5) insurance proceeds net of expenses to obtain such proceeds, subject to reinvestment rights and certain exceptions; and (6) excess cashflow (as defined under various financial ratio tests).

Accounts

The terms of the City of Dreams Project Facility require that all of the revenues of the Altira Macau, City of Dreams and Mocha Slot gaming businesses operated by Melco Crown Gaming be paid into bank accounts established by Melco Crown Gaming, and secured in favor of the security agent for the benefit of the lenders. In addition, subject to certain exceptions, all of the accounts of all of the members of the Borrowing Group have been pledged as security for the indebtedness and all of their revenues and receipts are required to be deposited thereto. Subject to such security, such revenues will be paid out in order of priority, in accordance with specified cash waterfall arrangements. Payments under or relating to the City of Dreams Project Facility rank at the top of the waterfall. These arrangements will affect our ability to make payments under the Intercompany Note and the Notes.

Interest and Fees

The U.S. dollar and H.K. dollar denominated drawdowns bore an initial interest rate of LIBOR and HIBOR plus a margin of 2.75% per annum. As of December 31, 2009, the margin was reduced to 2.50% per annum. The interest rate margin will be further adjusted in accordance with the total debt to EBITDA ratio on a consolidated basis in respect of the Borrowing Group. We are obligated to pay a commitment fee quarterly in arrears from September 5, 2007 throughout the availability period. The commitment fee is payable on the daily undrawn amount under the available portion of the City of Dreams Project Facility.

Melco and Crown Support

In connection with the signing of the City of Dreams Project Facility in September 2007, Melco and PBL (Crown’s predecessor) each provided an undertaking to Deutsche Bank AG, Hong Kong Branch, as agent under the City of Dreams Project Facility, to contribute additional equity up to an aggregate of US$250 million (divided equally between Melco and PBL) to Melco Crown Gaming to pay any costs (i) associated with construction of City of Dreams and (ii) for which Deutsche Bank AG, Hong Kong Branch as agent has determined there is no other available funding. When Crown acquired the gaming businesses and investments of PBL, it also acquired this obligation. In support of such contingent equity commitment, Melco and Crown each agreed to maintain a direct or standby letter of credit in favor of the security agent for the City of Dreams Project Facility in an amount equal to the amount of contingent equity it is obliged to ensure is provided to Melco Crown Gaming until the final completion date of City of Dreams has occurred, and when certain debt service reserve accounts have been funded. Their letters of credit in the aggregate amount of US$250 million were released and replaced by short-term deposits placed into bank accounts restricted in accordance with the City of Dreams Project Facility by Melco Group Gaming in May and September 2009, respectively. The balance of this restricted cash will be immediately released upon the final completion for City of Dreams (and may be released earlier subject to lender determination that the full amount is not required to meet remaining costs) and compliance with other release conditions under the City of Dreams Project Facility; until this time it is, subject to lender approval, available for use as required for the payment of City of Dreams’ project construction costs based on disbursement terms under the City of Dreams Project Facility. As of June 30, 2010, the balance of US$61.2 million remained in the bank account that was restricted to meet the remaining City of Dreams’ project costs under the disbursement terms.

Security

Security for the City of Dreams Project Facility and hedging agreements and the BNU Subconcession Guarantee Facility include, among others:

•	a first priority mortgage over all land and all present and future buildings on and fixtures to such land, and an assignment of land use rights under land concession agreements or equivalent held by the relevant entities in the Borrowing Group;

•	the letters of credit described above in “— Description of Other Material Indebtedness — City of Dreams Project Facility — Melco and Crown Support”;

•	charges over the bank accounts in respect of the Borrowing Group;

•	assignment of the Borrowing Group’s rights under certain insurance policies and other contracts;

•	first priority security over the Borrowing Group’s chattels, receivables and other assets which are not subject to any security under any other security documentation;

•	subordination and assignment of shareholder and other intra-group loans;

•	pledges over certain intellectual property used by the group and pledge over equipment and tools used in the gaming business by Melco Crown Gaming; and

•	first priority charges over the issued share capital of the Borrowing Group.

Covenants

The Borrowing Group must comply with certain negative and affirmative covenants. These covenants include, among others, that, without obtaining consent from the Majority Lenders (as defined in the City of Dreams Project Facility) or, in certain circumstances, the facility agent, they may not:

•	create or permit to subsist further charge or any form of encumbrance over its assets, property or revenues except as permitted under the City of Dreams Project Facility;

•	sell, transfer or dispose of any of its assets unless (subject to certain exceptions) such sale is conducted on an arm’s length basis at a fair market value permitted in accordance with the terms of the City of Dreams Project Facility and the proceeds from the sale shall be credited to the relevant accounts over which the lenders have a first priority charge on;

•	make any payment of fees under any agreement with Melco or Crown (or their affiliates) other than fees approved by the Majority Lenders or, after a certain date, in accordance with the waterfall, or enter into agreements with Melco or Crown (or their affiliates) except in certain limited circumstances;

•	make any loan or incur or guarantee indebtedness except for certain identified indebtedness and guarantees permitted (which include the Guarantees provided by the Subsidiary Group Guarantors);

•	subject to certain exceptions, enter into or vary contracts (excluding the Intercompany Note or the Guarantees);

•	create any subsidiaries except as permitted under the City of Dreams Project Facility, such as those necessary for completion and operation of City of Dreams; or

•	make investments other than within agreed upon limitations.

In addition, the Borrowing Group is required to comply with certain financial ratios and financial covenants each quarter, such as the:

•	Consolidated Leverage Ratio, as defined in the City of Dreams Project Facility, which cannot exceed 4.50 to 1 for the reporting periods ending December 31, 2010, March 31, 2011 and June 30, 2011, cannot exceed 4.00 to 1 for the reporting periods ending September 30, 2011, December 31, 2011 and March 31, 2012, and cannot exceed 3.75 to 1 for the reporting periods ending June 30, 2012 onwards;

•	Consolidated Interest Cover Ratio, as defined in the City of Dreams Project Facility, which must be greater than or equal to 2.50 to 1 for the reporting periods ending December 31, 2010 and March 31, 2011, and must be greater than or equal to 3.00 to 1 for the reporting periods ending June 30, 2011 onwards; and

•	Consolidated Cash Cover Ratio, as defined in the City of Dreams Project Facility, which must be greater than or equal to 1.05 to 1 for the reporting periods ending December 31, 2010 onwards.

Events of Default

The City of Dreams Project Facility contains customary events of default including: (1) the failure to make any payment when due; (2) the breach of financial covenants; (3) a cross-default triggered by any other event of default in the facility agreements or other documents forming the indebtedness of the borrowers and/or guarantors; (4) the failure by Crown and Melco to maintain the letters of credit according to the terms of the City of Dreams Project Facility; (5) the breach of the credit facility documents, gaming subconcession, land concessions, lease agreements for the provision of gaming services or hotel management agreements, intellectual property licenses and other material contracts; (6) insolvency or bankruptcy events; (7) misrepresentations on the part of the borrowers and guarantors in statements made in the loan documents delivered to the lenders; and (8) various change of control events involving us.

Additional Information

On December 7, 2007, the City of Dreams Facility was amended to introduce a U.S. borrower, Melco PBL (Delaware) LLC, now MPEL (Delaware) LLC, a wholly-owned subsidiary of Melco Crown Gaming.

The amendments contained in an amendment agreement between the facility agent, the security agent, Melco Crown Gaming and the Borrowing Group (the “Amendment Agreement”) executed on May 10, 2010, became effective on or about the date of the indenture. The Amendment Agreement includes amendments required to permit the entry into the Intercompany Note and the issuance of the Subsidiary Group Guarantees, amendments to the financial ratios and covenants and how they are calculated, and certain other amendments which correct anomalies in the City of Dreams Project Facility documents and allow the Borrowing Group greater operational flexibility. The Amendment Agreement also includes provisions approving entry into the Intercompany Note and Subsidiary Group Guarantees, consequential amendments to security documents and provisions which mandated the way in which net proceeds from the offering of the Initial Notes were applied to repayment and cancellation of the revolving credit facility and prepayment and repayment of the term loan facility.

Other Financing

We may obtain financing in the form of, among other things, equity or debt, including additional bank loans or high yield, mezzanine or other debt, or rely on our operating cash flow to fund the development of our projects.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the term “MCE Finance” refers only to MCE Finance Limited and not to any of its subsidiaries.

MCE Finance issued the Initial Notes and will issue the Exchange Notes under an indenture dated as of May 17, 2010 among itself, the Guarantors and The Bank of New York Mellon as Trustee (the “Indenture”).

The terms of the Exchange Notes are substantially identical to the terms of the Initial Notes, except that the Exchange Notes are registered under the Securities Act and therefore will not contain restrictions on transfer and will not entitle their holders to registration rights. The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture, the Note Guarantees, the Registration Rights Agreement (as defined herein), the Intercompany Note, the Pledge of Intercompany Note and the Subordination Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture, the Registration Rights Agreement, the Pledge of Intercompany Note and the Subordination Agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture, the Note Guarantees, the Registration Rights Agreement, the Pledge of Intercompany Note and the Subordination Agreement are filed as exhibits to the registration statement of which this prospectus forms a part and are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. Any reference to “Notes” in this description refers to the Initial Notes and the Exchange Notes.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Exchange Notes and the Note Guarantees

The Exchange Notes

The Exchange Notes:

•	will be general obligations of MCE Finance;

•	will be secured by a first priority pledge of the Intercompany Note;

•	will be pari passu in right of payment to all existing and future senior Indebtedness of MCE Finance;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of MCE Finance; and

•	will be unconditionally guaranteed by the Guarantors.

The Guarantees

The guarantee of the Exchange Notes by Parent:

•	will be a general obligation of Parent;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of Parent; and

•	will be senior in right of payment to any existing and future subordinated Indebtedness of Parent.

Each guarantee of the Exchange Notes by a Subsidiary Guarantor that is not a borrower or guarantor under the Senior Credit Agreement:

•	will be a general obligation of such Subsidiary Guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of such Subsidiary Guarantor; and

•	will be senior in right of payment to any existing and future subordinated Indebtedness of such Subsidiary Guarantor.

Each guarantee of the Exchange Notes by a Subsidiary Guarantor that is a borrower or guarantor under the Senior Credit Agreement:

•	will be a general obligation of such Subsidiary Guarantor;

•	will be subordinated in right of payment to such Subsidiary Guarantor’s obligations under the Designated Senior Indebtedness Documents as described below;

•	will be pari passu in right of payment with all other existing and future senior Indebtedness of such Subsidiary Guarantor; and

•	will be senior in right of payment to any existing and future subordinated Indebtedness of such Subsidiary Guarantor.

As of June 30, 2010, an aggregate of US$1,307.8 million was outstanding under Designated Senior Indebtedness and an additional US$100.5 million of borrowings was available thereunder. As indicated above and as discussed in detail below under the caption “— Note Guarantees,” payments under the guarantees given by the Subsidiary Group Guarantors will be subordinated to the payment of Designated Senior Indebtedness.

As of the date of the Indenture, certain of our Subsidiaries will be “Unrestricted Subsidiaries.” In addition, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our other Subsidiaries as “Unrestricted Subsidiaries.” Although interactions between us and our Restricted Subsidiaries, on the one hand, and our Unrestricted Subsidiaries, on the other hand, will be restricted by the covenants set forth in the Indenture, our Unrestricted Subsidiaries will not be restricted by those covenants and will not guarantee the Exchange Notes.

Principal, Maturity and Interest

MCE Finance will issue US$600 million in aggregate principal amount of Exchange Notes in this offering. MCE Finance may issue additional Exchange Notes under the Indenture from time to time after this offering. Any issuance of additional Exchange Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Exchange Notes and any additional Exchange Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that, if any issuance of additional Exchange Notes is not fungible with the Exchange Notes for U.S. federal income tax purposes, such additional Exchange Notes shall have a different CUSIP number than any previously issued Exchange Notes but shall otherwise be treated as a single class with all other Exchange Notes issued under the Indenture. MCE Finance will issue Exchange Notes in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The Exchange Notes will mature on May 15, 2018.

Interest on the Exchange Notes will accrue at the rate of 10.25% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2010. Interest on overdue principal, interest, Additional Amounts and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Exchange Notes. MCE Finance will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.

Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Amounts

All payments by or on behalf of MCE Finance of principal of, and premium (if any) and interest on the Notes and all payments by or on behalf of any Guarantor under the Note Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by the Cayman Islands or Macau (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law. In such event, MCE Finance or the applicable Guarantor, as the case may be, will make such withholding or deduction, make payment of the amount so withheld or deducted to the appropriate governmental authority as required by applicable law and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holder of such amounts as would have been received by such holder had no such withholding or deduction been required, provided that no Additional Amounts will be payable with respect to any Exchange Note or Note Guarantee:

(1)	for or on account of:

(a)	any Taxes that would not have been imposed but for:

(i)	the existence of any present or former connection between the holder or beneficial owner of such Note or Note Guarantee, as the case may be, and the Relevant Jurisdiction, including without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction, being or having been treated as a resident of such Relevant Jurisdiction, being or having been present or engaged in a trade or business in such Relevant Jurisdiction or having or having had a permanent establishment in such Relevant Jurisdiction, other than merely holding such Note or the receipt of payments thereunder or under the Note Guarantee;

(ii)	the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium (if any) or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(iii)	the failure of the holder or beneficial owner of such Note or Note Guarantee to comply with a timely request of MCE Finance or any Guarantor addressed to such holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Jurisdiction; or

(iv)	the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(b)	any estate, inheritance, gift, sale, transfer, excise, personal property, net income or similar Tax;

(c)	any withholding or deduction where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC (or any amendment thereof) or any other Directive (or any amendment thereof) implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives or amendments;

(d)	any Taxes that are payable other than by withholding or deduction from payments of principal of, or premium (if any) or interest on the Note or payments under the Note Guarantees; or

(e)	any combination of Taxes referred to in the preceding clauses (a), (b), (c) and (d); or

(2)	with respect to any payment of the principal of, or premium (if any) or interest on, such Note or any payment under such Note Guarantee to or for the account of a fiduciary, partnership or other fiscally transparent entity or any other person (other than the sole beneficial owner of such payment) to the extent that a beneficiary or settlor with respect to that fiduciary, or a partner or member of that partnership or fiscally transparent entity or a beneficial owner with respect to such other person, as the case may be, who would not have been entitled to such Additional Amounts had such beneficiary, settlor, partner, member or beneficial owner held directly the Note with respect to which such payment was made.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest, on any Note or under any Note Guarantee, such mention will be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Methods of Receiving Payments on the Exchange Notes

If a holder of Notes has given wire transfer instructions to MCE Finance, MCE Finance will pay all principal, interest and premium, Additional Amounts and Liquidated Damages, if any, on that holder’s Notes in accordance with those instructions and shall so notify the Trustee and each paying agent thereof. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless MCE Finance elects to make interest payments by check mailed to holders of the Notes, at their address set forth in the register of holders.

Paying Agent and Registrar for the Exchange Notes

The Trustee will initially act as paying agent and registrar. MCE Finance may change the paying agent or registrar with prior notice to the Trustee but without prior notice to the holders of the Notes, and MCE Finance or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. MCE Finance will not be required to transfer or exchange any Exchange Note selected for redemption. Also, MCE Finance will not be required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

The Notes and MCE Finance’s obligations under the Notes and the Indenture will be guaranteed by Parent and each of our existing Restricted Subsidiaries, other than MPEL Nominee Two Limited and MPEL Nominee Three Limited, and each of our future Restricted Subsidiaries as set forth under “— Additional Note Guarantees.” The Note Guarantees will be joint and several obligations of the Guarantors. The obligations under the Note Guarantee of Parent and each Subsidiary Guarantor that is not a borrower or guarantor under the Senior Credit Agreement will rank pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor. The obligations of each Subsidiary Guarantor that is a borrower or guarantor under the Senior Credit Agreement (each a “Subsidiary Group Guarantor”) will (1) be subordinated as described below to such Subsidiary Guarantor’s obligations under the Designated Senior Indebtedness and (2) rank pari passu in right of payment with all other existing and future senior Indebtedness of that Subsidiary Guarantor.

The obligations of a Subsidiary Group Guarantor under its Note Guarantee will be subordinated to the prior payment in full in cash to such Subsidiary Group Guarantor’s Obligations under the Designated Senior Indebtedness Documents. Each creditor under the Designated Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due in respect thereof (including interest after the commencement of any bankruptcy proceeding at the rate specified therein) before the holders of Exchange Notes will be entitled to receive any payment with respect to a Note Guarantee provided by a Subsidiary Group Guarantor (except that holders of Notes may receive and retain payments made from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge” to the extent such trusts have been funded otherwise than by the Subsidiary Group Guarantors), in the event of any distribution to creditors of such Subsidiary Group Guarantor:

(1)	in a liquidation or dissolution of such Subsidiary Group Guarantor;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Group Guarantor or its property;

(3)	in an assignment for the benefit of creditors of such Subsidiary Group Guarantor; or

(4)	in any marshaling of such Subsidiary Group Guarantor’s assets and liabilities (or an equivalent action under the applicable governing law).

The Subsidiary Group Guarantors will promptly notify the Agent (under the Senior Credit Agreement) and the Subconcession Bank Guarantor if payment on the Notes is accelerated because of an Event of Default.

If the Trustee or any holder of the Notes receives a payment in respect of the Notes (except from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the holder receives written notice that the payment is prohibited,

the Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Designated Senior Indebtedness. Upon the proper written request of the holders of Designated Senior Indebtedness, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Designated Senior Indebtedness or their proper representatives. Such amounts will be payable to the Security Agent (as defined under the relevant Designated Senior Indebtedness Documents.)

The Note Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) MCE Finance or a Restricted Subsidiary of MCE Finance, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) MCE Finance or a Restricted Subsidiary of MCE Finance, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3)	if MCE Finance designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

The Subordination Agreement

On the date of the Indenture, the Parent, MCE Finance and MPEL International entered into a subordination agreement (the “Subordination Agreement”) with the Trustee providing for the contractual subordination in favor of the Trustee and the holders of the Notes of the Parent’s rights to receive payments with respect to all loans made prior to the issuance of the Initial Notes by the Parent to MPEL International under any loan agreement between the Parent and MPEL International, as well as any loan that is made after the date of the Indenture between the Parent, MCE Finance, MPEL International or any other subsidiary of the Parent that is not an obligor under the Senior Credit Agreement, the proceeds of which are on-lent by the borrower under such loan to a Subsidiary Group Guarantor by way of a Shareholders Subordinated Loan. In addition, upon the repayment or refinancing of the Senior Credit Agreement and the Subconcession Bank Guarantee Facility Agreement, and the release of the 2007 Subordination Deed, the intra-group loans and Sponsor Group Loans (as defined in the Senior Credit Agreement) that are subordinated in right of payment to the indebtedness under the Senior Credit Agreement shall also become contractually subordinated to the Notes. The rights of the lenders under such subordinated loans are subordinated to the prior payment in full in cash to holders of the Notes of all Obligations due in respect of the Notes. The holders of the Notes are entitled to receive payment in full in cash of all Obligations due in respect of the Notes before such lenders are entitled to receive any payment or amounts due to them under and in respect of such subordinated loans, other than payments permitted under the Indenture as provided below under the caption “— Certain Covenants — Restricted Payments.”

The Indenture requires future creditors or lenders to MCE Finance or any Subsidiary Guarantor in respect of certain indebtedness (including a refinancing of the existing Senior Credit Agreement) accede to the Subordination Agreement or share the benefit of any subordination on equal terms with the Notes.

If the Parent or an intra-group lender receives a payment in respect of the Subordinated Loans or an intra-group loan when the payment is prohibited by the Subordination Agreement, the Parent or such intra-group lender will hold the payment in trust for the benefit of the Trustee on behalf of the holders of the Notes (and, where relevant, such future creditors or lenders) and will promptly deliver such amounts in trust to the Trustee (and, where relevant, such future creditors or lenders).

The Intercompany Note

On the date of the Indenture, MCE Finance on-lent to MPEL Investments under the Intercompany Note an aggregate amount necessary to reduce our indebtedness under the City of Dreams Project Facility in the manner described in the section headed “Use of Proceeds.” The face value of the Intercompany Note is US$600 million. Interest accrues on the Intercompany Note at a rate at least equal to the interest rate payable on the Notes, with such adjustments as may be agreed between the parties or necessary to match any additional amounts due thereunder or any default or special interest payable with respect to the Notes and to comply with applicable law. The Intercompany Note is repayable at the same time as the repayment in full or in part of amounts due under the Notes, whether at maturity, on early redemption or mandatory repurchase or upon acceleration.

As described below under “— Pledge of Intercompany Note”, the obligations of MCE Finance under the Notes are secured by a first-priority pledge of the Intercompany Note. In the event that Additional Notes or debt securities of MCE Finance substantially identical to the Notes and Notes Guarantees are issued by MCE Finance, MCE Finance may loan an amount equal to the gross proceeds of such issuance to MPEL Investments Limited or one or more of its Restricted Subsidiaries under an additional intercompany note, which shall also be subject to a first priority pledge. Unless the context otherwise requires, in this “Description of the Exchange Notes” section, the term “Intercompany Note” will include any Additional Intercompany Note.

Pledge of Intercompany Note

MCE Finance’s obligations under the Indenture and the Notes is secured by an assignment of MCE Finance’s interests in the Intercompany Note pursuant to a Pledge of Intercompany Note among MCE Finance, the Trustee and The Bank of New York Mellon, as collateral agent.

So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions, MCE Finance is entitled to receive all payments made upon or with respect to the Intercompany Note and to exercise any rights pertaining to the Intercompany Note.

Upon the occurrence and during the continuance of a Default or Event of Default:

(1)	all rights of MCE Finance to exercise such rights will cease, and all such rights will become vested in the collateral agent, which, to the extent permitted by law, will have the sole right to exercise such rights; and

(2)	all rights of MCE Finance to receive payments made upon or with respect to the Intercompany Note will cease and such payments will be paid to the collateral agent.

Upon occurrence of an Event of Default and the exercise by the Trustee of its remedies under the Indenture, the collateral agent will also have the right to foreclose under the Pledge of Intercompany Note, sell the Intercompany Note and demand repayment thereof.

The collateral agent in accordance with the provisions of the Indenture will distribute to the Trustee all funds distributed to the collateral agent under the Pledge of Intercompany Note and received by the collateral agent for the benefit of the Trustee and the holders of the Notes. The collateral agent will determine the circumstances and manner in which the Intercompany Note will be disposed of, including, but not limited to, the determination of whether to foreclose on the Intercompany Note following an Event of Default and the Trustee may seek direction from Noteholders with respect to any such action.

The Liens on the Intercompany Note will be released:

(1)	upon the full and final payment and performance of all Obligations of MCE Finance under the Indenture and the Notes; and

(2)	upon legal defeasance or satisfaction and discharge of the Notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

MCE Finance will otherwise comply with the provisions of TIA §314.

To the extent applicable, MCE Finance will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Pledge of Intercompany Note, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of MCE Finance except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, MCE Finance will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released collateral.

Optional Redemption

At any time prior to May 15, 2013, MCE Finance may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 110.25% of the principal amount, plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by MCE Finance and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 45 days of the date of the closing of such Equity Offering.

At any time prior to May 15, 2014, MCE Finance may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at MCE Finance’s option prior to May 15, 2014.

On or after May 15, 2014, MCE Finance may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2014	105.125%
2015	102.563%
2016 and thereafter	100.000%

Unless MCE Finance defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Gaming Redemption

Each holder, by accepting a Note, shall be deemed to have agreed that if the gaming authority of any jurisdiction in which Parent, MCE Finance or any of their respective Subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of Notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such Person fails to apply or become licensed or qualified or is found unsuitable, MCE Finance shall have the right, at its option:

(1)	to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of MCE Finance’s election or such earlier date as may be requested or prescribed by such gaming authority; or

(2)	to redeem such Notes, which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority, at a redemption price equal to:

(a)	the lesser of:

(1)	the person’s cost, plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; and

(2)	100% of the principal amount thereof, plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; or

(b)	such other amount as may be required by applicable law or order of the applicable gaming authority.

MCE Finance shall notify the Trustee in writing of any such redemption as soon as practicable. MCE Finance shall not be responsible for any costs or expenses any holder of Notes may incur in connection with its application for a license, qualification or a finding of suitability.

Redemption for Taxation Reasons

The Notes may be redeemed, at the option of MCE Finance, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts and Liquidated Damages), if any, to the date fixed by MCE Finance for redemption (the “Tax Redemption Date”) if, as a result of:

(1)	any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2)	any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment became effective on or after the date of the Indenture with respect to any payment due or to become due under the Notes, the Indenture or a Note Guarantee, MCE Finance or a Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by MCE Finance or a Guarantor, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of MCE Finance or a Guarantor is not a reasonable measure for the purposes of this section; provided, further, that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which MCE Finance or a Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, MCE Finance or a Guarantor, as the case may be, will deliver to the Trustee:

(1)	an Officers’ Certificate stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by MCE Finance or a Guarantor, as the case may be, taking reasonable measures available to it; and

(2)	an Opinion of Counsel or an opinion of a tax consultant of recognized international standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Any Notes that are redeemed will be cancelled.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require MCE Finance to repurchase all or any part (equal to US$2,000 or an integral multiple of US$1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. Any Change of Control Offer made by MCE Finance will comply with all applicable regulations under the federal securities laws, including Rule 14e-1. In the Change of Control Offer, MCE Finance will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, MCE Finance will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. MCE Finance will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, MCE Finance will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, MCE Finance will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by MCE Finance.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. MCE Finance will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require MCE Finance to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that MCE Finance repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

MCE Finance will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by MCE Finance and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of MCE Finance and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require MCE Finance to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of MCE Finance and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

MCE Finance will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	MCE Finance (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by MCE Finance or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on MCE Finance’s most recent consolidated balance sheet, of MCE Finance or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases MCE Finance or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by MCE Finance or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by MCE Finance or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

The preceding paragraph will not apply to any Asset Sale pursuant to clause (3) of the definition of Asset Sale.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, MCE Finance (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay (a) Indebtedness incurred under clause (1) of the second paragraph of the covenant set forth under the heading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” (b) other Indebtedness of MCE Finance or a Subsidiary Guarantor secured by the asset that is the subject of such Asset Sale or (c) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, and in each case if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, a Person undertaking another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of MCE Finance (provided that (a) such acquisition funded with any proceeds from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss to the extent that a binding agreement to acquire such assets or Capital Stock is entered into on or prior to the date that is 360 days after receipt of the Net Proceeds from the relevant Event of Loss, and (b) if such acquisition is not consummated within the period set forth in clause (a), the Net Proceeds not so applied will be deemed to be Excess Proceeds);

(3)	to make a capital expenditure (provided that (a) such capital expenditure funded with any proceeds from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss to the extent that filings with the relevant Macau authorities have been made within 360 days of such Event of Loss, and (b) if such capital expenditure is not commenced in the time period set forth in clause (a), the Net Proceeds not so applied will be deemed to be Excess Proceeds); or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (provided that (a) such acquisition funded from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss to the extent that a binding agreement to acquire such assets is entered into on or prior to the date that is 360 days after receipt of the Net Proceeds from the relevant Event of Loss, and (b) if such acquisition is not consummated within the period set forth in clause (a), the Net Proceeds not so applied will be deemed to be Excess Proceeds).

Pending the final application of any Net Proceeds, MCE Finance may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds US$5.0 million, within five days thereof, MCE Finance will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MCE Finance may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

MCE Finance will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, MCE Finance will comply with the comply with applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The agreements governing MCE Finance’s and its Subsidiaries’ other Indebtedness contain, and future agreements of Parent, MCE Finance and its Subsidiaries may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require MCE Finance to repurchase the Notes upon a Change of Control or an Asset Sale may cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on MCE Finance. In the event a Change of Control or Asset Sale may occurs at a time when MCE Finance is prohibited from purchasing Notes, MCE Finance could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If MCE Finance does not obtain a consent or repay those borrowings, MCE Finance will remain prohibited from purchasing Notes. In that case, MCE Finance’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, MCE Finance’s ability to pay cash to the holders of Notes upon a repurchase may be limited by MCE Finance’s then existing financial resources. See “Risk Factors — MCE Finance may not be able to repurchase the Notes upon a Change of Control.”

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable clearing system or stock exchange requirements.

No Notes of US$2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants

Restricted Payments

MCE Finance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of MCE Finance’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MCE Finance or any of its Restricted Subsidiaries) or to the direct or indirect holders of MCE Finance’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of MCE Finance and other than dividends or distributions payable to MCE Finance or a Restricted Subsidiary of MCE Finance);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving MCE Finance) any Equity Interests of MCE Finance or any direct or indirect parent of MCE Finance;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of MCE Finance or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among MCE Finance and/or any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	MCE Finance would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MCE Finance and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	75% of the Consolidated Cash Flow of MCE Finance less 2.25 times Fixed Charges for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of MCE Finance’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Cash Flow for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds received by MCE Finance since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of MCE Finance (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of MCE Finance that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of MCE Finance); plus

(c)	to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary of MCE Finance designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the Fair Market Value of MCE Finance’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture; plus

(e)	50% of any dividends received by MCE Finance or a wholly-owned Restricted Subsidiary of MCE Finance that is a Guarantor after the date of the Indenture from an Unrestricted Subsidiary of MCE Finance, to the extent that such dividends were not otherwise included in the Consolidated Cash Flow of MCE Finance for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of MCE Finance) of, Equity Interests of MCE Finance (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to MCE Finance; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of MCE Finance or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of MCE Finance to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MCE Finance or any Restricted Subsidiary of MCE Finance held by any current or former officer, director or employee of MCE Finance or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed US$1.0 million in any twelve-month period;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of MCE Finance or any Restricted Subsidiary of MCE Finance issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	any Restricted Payment made from net revenues or receipts derived from Excluded Projects; and

(9)	any other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (9), not to exceed US$15.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MCE Finance or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of MCE Finance whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds US$30.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

MCE Finance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and MCE Finance will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that MCE Finance may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for MCE Finance’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by MCE Finance and any Subsidiary Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of MCE Finance and its Restricted Subsidiaries thereunder) not to exceed US$1,400.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by MCE Finance or any of its Restricted Subsidiaries since the date of the Indenture to repay any term Indebtedness incurred pursuant to this clause (1) or to repay any revolving credit indebtedness incurred under this clause (1) and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Options of Holders — Asset Sales;” notwithstanding the foregoing, for the period from the date of the Indenture to the date that is six Hong Kong business days after the date of the

Indenture, the aggregate principal amount outstanding under Credit Facilities under this clause (1) did not exceed US$1,700.0 million;

(2)	the incurrence by MCE Finance and its Restricted Subsidiaries of Existing Indebtedness;

(3)	the incurrence by MCE Finance and the Subsidiary Guarantors of Indebtedness represented by the Initial Notes and the related Note Guarantees issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)	the incurrence by MCE Finance or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of MCE Finance or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed US$25.0 million at any time outstanding;

(5)	the incurrence by MCE Finance or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (12) of this paragraph;

(6)	the incurrence by MCE Finance or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MCE Finance and/or any of its Restricted Subsidiaries; provided, however, that:

(a)	if MCE Finance or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not MCE Finance or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of MCE Finance, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MCE Finance or a Restricted Subsidiary of MCE Finance and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either MCE Finance or a Restricted Subsidiary of MCE Finance, will be deemed, in each case, to constitute an incurrence of such Indebtedness by MCE Finance or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of MCE Finance’s Restricted Subsidiaries to MCE Finance or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than MCE Finance or a Restricted Subsidiary of MCE Finance; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either MCE Finance or a Restricted Subsidiary of MCE Finance,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by MCE Finance or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)	the guarantee by MCE Finance or any of the Subsidiary Guarantors of Indebtedness of MCE Finance or a Restricted Subsidiary of MCE Finance that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by MCE Finance or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)	the incurrence by MCE Finance or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; and

(12)	the incurrence by MCE Finance or the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed US$50.0 million.

Other than Shareholders Subordinated Loans or other Indebtedness to which the 2007 Subordination Deed applies, MCE Finance will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of MCE Finance or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of MCE Finance solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MCE Finance will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Initial Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of MCE Finance as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that MCE Finance or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Layering of Debt

MCE Finance will not permit any Subsidiary Group Guarantor to incur, create, issue, assume, guarantee or otherwise become liable for any Subsidiary Group Guarantor Senior Indebtedness (other than (i) Designated Senior Indebtedness or (ii) Permitted Debt that is equal in right of payment to the Notes), unless such Subsidiary Group Guarantor Senior Indebtedness is subordinated to the Designated Senior Indebtedness on substantially identical terms that the Note Guarantee of such Subsidiary Group Guarantor is subordinated to the Designated Senior Indebtedness.

Liens

MCE Finance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

MCE Finance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to MCE Finance or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to MCE Finance or any of its Restricted Subsidiaries;

(2)	make loans or advances to MCE Finance or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to MCE Finance or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the Initial Notes, the Exchange Notes, the Note Guarantees, the Subordination Agreement and the Pledge of Intercompany Note;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by MCE Finance or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of MCE Finance’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

MCE Finance.  MCE Finance will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not MCE Finance is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MCE Finance and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) MCE Finance is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than MCE Finance) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the Cayman Islands, the European Union, Singapore, the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than MCE Finance) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of MCE Finance under the Notes, the Indenture, the Registration Rights Agreement, the Subordination Agreement, and the Pledge of Intercompany Note pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	MCE Finance or the Person formed by or surviving any such consolidation or merger (if other than MCE Finance), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

Parent Guarantor.  Parent will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Parent in one or more related transactions, to another Person, unless:

(1)	either: (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the Cayman Islands, the European Union, Singapore, the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Parent) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Parent under the Notes, the Indenture, Note Guarantees, the Registration Rights Agreement and the Subordination Agreement pursuant to agreements reasonably satisfactory to the Trustee; and

(3)	immediately after such transaction, no Default or Event of Default exists.

Subsidiary Guarantors.  MCE Finance will not permit any Subsidiary Guarantor that is a Significant Subsidiary to, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such

Subsidiary Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Subsidiary Guarantor in one or more related transactions, to another Person, unless:

(1)	either: (a) such Subsidiary Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the Cayman Islands, Hong Kong, Macau, Singapore, the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Subsidiary Guarantor under the Notes, the Indenture, the Note Guarantees, the Registration Rights Agreement, the Subordination Agreement and the Pledge of Intercompany Note pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	with respect to the consolidation, or merger of, or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of a Subsidiary Guarantor that is a Significant Subsidiary, MCE Finance would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

provided, however, that the provisions of this paragraph shall not apply if such Subsidiary Guarantor is released from its Note Guarantee pursuant to clause (1) of the fifth paragraph set forth under the caption “— Note Guarantees” as a result of such consolidation, merger, sale or other disposition.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of MCE Finance or a Guarantor, as the case may be, with an Affiliate solely for the purpose of reincorporating or reorganizing MCE Finance or a Guarantor, as the case may be, in another jurisdiction, provided such jurisdiction is a jurisdiction listed in clause (1) of the preceding paragraph; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among MCE Finance and the Guarantors or between or among Guarantors.

Transactions with Affiliates

MCE Finance will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of MCE Finance (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to MCE Finance or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MCE Finance or such Restricted Subsidiary with an unrelated Person; and

(2)	MCE Finance delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$30.0 million, a resolution of the Board of Directors of MCE Finance set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of MCE Finance; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$45.0 million, an opinion as to the fairness to MCE Finance or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by MCE Finance or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among MCE Finance and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of MCE Finance) that is an Affiliate of MCE Finance solely because MCE Finance owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of MCE Finance;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of MCE Finance to Affiliates of MCE Finance;

(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments;”

(7)	the grant of a lease of, the right to use or equivalent interest under Macau law of that portion of real property granted to Melco Crown (COD) Developments Limited pursuant to the applicable land concession granted by the government of the Macau SAR in connection with the development of an apart-hotel on such real property in accordance with such applicable land concession to an Affiliate;

(8)	transactions or arrangements pursuant to any services agreements in effect as of the date of the Indenture as disclosed in the prospectus; and

(9)	loans or advances to employees in the ordinary course of business not to exceed US$1.0 million in the aggregate at any one time outstanding.

Business Activities

MCE Finance will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to MCE Finance and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If MCE Finance or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the Indenture, MCE Finance will cause that newly acquired or created Restricted Subsidiary to become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel satisfactory to the Trustee within 10 business days of the date on which it was acquired or created; provided that this covenant will not apply to a Restricted Subsidiary that is an “investment company” (an “Investment Company Subsidiary”) as such term is defined in the Investment Company Act of 1940 so long as, at the time such Restricted Subsidiary is acquired or created, the aggregate assets of all Investment Company Subsidiaries do not exceed of 5% of the assets of MCE Finance and its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of MCE Finance may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by MCE Finance and its

Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by MCE Finance. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of MCE Finance may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of MCE Finance as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of MCE Finance as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” MCE Finance will be in default of such covenant. The Board of Directors of MCE Finance may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of MCE Finance; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MCE Finance of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the reference period; and (2) no Default or Event of Default would be in existence following such designation.

No Amendment to Subordination Provisions

Without the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding, none of MCE Finance or any its Restricted Subsidiaries will amend, modify or alter any Shareholders Subordinated Loan or the subordination deed governing Indebtedness subordinated to the Senior Credit Agreement (“Credit Agreement Subordinated Indebtedness”) in any way to:

(1)	add any additional creditors (other than a Sponsor, the Parent, MCE Finance, any Guarantors or any Finance Party (as defined in the Senior Credit Agreement)); or

(2)	amend the subordination provisions of any Shareholders Subordinated Loan or the 2007 Subordination Deed or any equivalent article of any future subordination deed governing any Credit Agreement Subordinated Indebtedness in a manner that adversely affects the ranking of Notes or the Note Guarantees.

Payments for Consent

MCE Finance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, MCE Finance will furnish to the holders of Notes or cause the Trustee to furnish to the holders of Notes:

(1)	within 120 days after the end of each fiscal year, copies of its financial statements (on a consolidated basis) in respect of such financial year (including a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally-recognized firm of independent accountants; and

(2)	within 60 days after the end of each of the first three fiscal quarters of each fiscal year, copies of its unaudited financial statements (on a consolidated basis) in respect of such quarterly period (including a statement of income, balance sheet and cash flow statement).

If MCE Finance has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of MCE Finance and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MCE Finance.

In addition, MCE Finance and the Guarantors agree that, for so long as any Notes remain outstanding, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, Additional Amounts or Liquidated Damages, if any, with respect to, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3)	failure by MCE Finance or any of its Restricted Subsidiaries to comply with its obligations under the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4)	failure by MCE Finance or any of its Restricted Subsidiaries for 60 days after notice to MCE Finance by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture, the Note Guarantees, the Intercompany Note, the Pledge of Intercompany Note or the Subordination Agreement;

(5)	default under any mortgage, indenture or instrument (other than the Designated Senior Indebtedness Documents) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by MCE Finance or any of its Restricted Subsidiaries (or the payment of which is guaranteed by MCE Finance or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates US$10.0 million or more;

(6)	default under the Designated Senior Indebtedness Documents that results in the acceleration thereof prior to the final maturity thereof;

(7)	any direct or indirect parent of Melco Crown Gaming becomes an obligor under any Designated Senior Indebtedness (other than any such parent that was an obligor under any Designated Senior Indebtedness on the date of the Indenture or that was required to become an obligor under the Designated Senior Indebtedness, as such Indebtedness was in effect on the date of the Indenture);

(8)	failure by MCE Finance or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of US$10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(9)	breach by MCE Finance of any representation or warranty or agreement in the Pledge of Intercompany Note, the repudiation by MCE Finance of any of its obligations under the Pledge of Intercompany Note or the unenforceability of the Pledge of Intercompany Note against MCE Finance for any reason;

(10)	except as permitted by the Indenture or the Note Guarantee, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(11)	certain events of bankruptcy or insolvency described in the Indenture with respect to MCE Finance or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(12)	revocation, termination, temporary administrative intervention or other cessation of effectiveness of any Gaming License.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to MCE Finance, any Restricted Subsidiary of MCE Finance that is a Significant Subsidiary or any group of Restricted Subsidiaries of MCE Finance that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, Additional Amounts or Liquidated Damages, if any.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. The collateral agent is also not required to take any action unless it is indemnified or offered security to its satisfaction in its sole discretion, against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, Additional Amounts or Liquidated Damages, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, premium, Additional Amounts or Liquidated Damages, if any, on, or the principal of, the Notes.

MCE Finance is required to deliver to the Trustee (i) annually and (ii) within 5 Business Days of receipt of a written request from the Trustee, a statement regarding compliance with the Indenture. Promptly upon becoming aware of any Default or Event of Default, MCE Finance is required to deliver to the Trustee a statement specifying such Default or Event of Default.

The Trustee shall not be deemed to have knowledge of a Default or Event of Default (other than a payment default on a scheduled interest payment date) unless a Responsible Officer of the Trustee receives written notice thereof, stating it is a notice of default and referencing the applicable section of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of MCE Finance or any Guarantor, as such, will have any liability for any obligations of MCE Finance or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Subordination Agreement, the Pledge of Intercompany Note or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

MCE Finance may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, Additional Amounts and Liquidated Damages, if any, on, such Notes when such payments are due from the trust referred to below;

(2)	MCE Finance’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and MCE Finance’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, MCE Finance may, at its option and at any time, elect to have the obligations of MCE Finance and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	MCE Finance must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government securities, or a combination of cash in U.S. dollars and non-callable U.S. Government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, Additional Amounts and Liquidated Damages, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and MCE Finance must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, MCE Finance must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) MCE Finance has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, MCE Finance must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which MCE Finance or any Guarantor is a party or by which MCE Finance or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which MCE Finance or any of its Subsidiaries is a party or by which MCE Finance or any of its Subsidiaries is bound;

(6)	MCE Finance must deliver to the Trustee an officers’ certificate stating that the deposit was not made by MCE Finance with the intent of preferring the holders of Notes over the other creditors of MCE Finance with the intent of defeating, hindering, delaying or defrauding any creditors of MCE Finance or others; and

(7)	MCE Finance must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Note Guarantees, the Subordination Agreement, the Intercompany Note or the Pledge of Intercompany Note may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees, the Subordination Agreement, the Intercompany Note or the Pledge of Intercompany Note may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter or waive any provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, Additional Amounts or Liquidated Damages, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, Additional Amounts or Liquidated Damages, if any, on, the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	make any change in the subordination provisions of the Note Guarantee in a manner adverse to the holders of Notes or to the Subordination Agreement in a manner that adversely affects the ranking of the Notes or the Note Guarantees;

(9)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, or release MCE Finance or any relevant Guarantor from its obligations under the Pledge of Intercompany Note or the Subordination Agreement, except in accordance with the terms of the Indenture and the Note Guarantee; or

(10)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, MCE Finance, the Guarantors, the Trustee and the Collateral Agent, as the case may be, may amend or supplement the Indenture, the Notes, the Note Guarantees, the Intercompany Note, the Pledge of Intercompany Note, or the Subordination Agreement:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of MCE Finance’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of MCE Finance’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture, the Note Guarantees, the Subordination Agreement, the Intercompany Note, the Pledge of Intercompany Note or the Notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, the Subordination Agreement, the Intercompany Note, the Pledge of Intercompany Note or the Notes;

(7)	to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(8)	to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Notes.

Notwithstanding the above, any amendment to, or waiver of, the provisions of the Indenture or the Pledge of Intercompany Note that has the effect of (i) releasing all or substantially all of the collateral from the Liens securing the Notes or (ii) making any changes to the priority of the Liens created under the Pledge of Intercompany Note that would adversely affect the holders of the Notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to MCE Finance, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and MCE Finance or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government securities, or a combination of cash in U.S. dollars and non-callable U.S. Government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which MCE Finance or any Guarantor is a party or by which MCE Finance or any Guarantor is bound;

(3)	MCE Finance or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	MCE Finance has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, MCE Finance must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of MCE Finance or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture, the Note Guarantees, the Subordination Agreement, the Pledge of Intercompany Note and Registration Rights Agreement without charge by writing to Melco Crown Entertainment Limited, 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong, attention: Company Secretary.

Book-Entry, Delivery and Form

The Notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”) in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC (as described below) including, without limitation, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). All interests in the Global Notes may be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. None of MCE Finance, the Parent Guarantor or the Subsidiary Guarantors take responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised MCE Finance that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised MCE Finance that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, Additional Amounts and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, MCE Finance and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither MCE Finance, the Trustee nor any agent of MCE Finance or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised MCE Finance that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or MCE Finance. Neither MCE Finance nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and MCE Finance and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised MCE Finance that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of MCE Finance, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies MCE Finance that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, MCE Finance fails to appoint a successor depositary;

(2)	MCE Finance, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes.

If there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

MCE Finance will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest, Additional Amounts and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. MCE Finance will make all payments of principal, interest and premium, if any, Additional Amounts and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. MCE Finance expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised MCE Finance that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of these Notes. See “— Additional Information.”

MCE Finance, the Guarantors and the initial purchasers entered into the Registration Rights Agreement on the closing of the offering of the Initial Notes. Pursuant to the Registration Rights Agreement, MCE Finance and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, MCE Finance and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the Registration Rights Agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

If:

(1)	MCE Finance and the Guarantors are not:

(a)	required to file the Exchange Offer Registration Statement; or

(b)	permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2)	any holder of Transfer Restricted Securities notifies MCE Finance prior to the 20th business day following consummation of the Exchange Offer that:

(a)	it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b)	it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns Notes acquired directly from MCE Finance or an affiliate of MCE Finance,

MCE Finance and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the Registration Rights Agreement) to cover resales of the Notes by the holders of the Notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

For purposes of the preceding, “Transfer Restricted Securities” means each Note until the earliest to occur of:

(1)	the date on which such Note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2)	following the exchange by a broker-dealer in the Exchange Offer of a Note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3)	the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4)	the date on which such Note is resold to the public pursuant to Rule 144 under the Securities Act.

The Registration Rights Agreement provides that:

(1)	MCE Finance and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the closing of the offering of the Initial Notes;

(2)	MCE Finance and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the closing of the offering of the Initial Notes;

(3)	unless the Exchange Offer would not be permitted by applicable law or SEC policy or action, MCE Finance and the Guarantors will:

(a)	commence the Exchange Offer; and

(b)	use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(4)	if obligated to file the Shelf Registration Statement, MCE Finance and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

If:

(1)	MCE Finance and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(3)	MCE Finance and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then MCE Finance and the Guarantors will pay Liquidated Damages to each holder of Transfer Restricted Securities.

With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Liquidated Damages will be paid in an amount equal to US$.05 per week per US$1,000 principal amount of Transfer Restricted Securities. The amount of the Liquidated Damages will increase by an additional US$.05 per week per US$1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of US$.50 per week per US$1,000 principal amount of Transfer Restricted Securities.

All accrued Liquidated Damages will be paid by MCE Finance and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of Notes will be required to make certain representations to MCE Finance (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify MCE Finance and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from MCE Finance.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2007 Subordination Deed” means the subordination deed, dated September 13, 2007 among Melco Crown Gaming and others as subordinated creditors, Melco Crown Gaming and others as obligors and DB Trustees (Hong Kong) Limited, as security agent, as amended or supplemented from time to time.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Altira Macau Business” means the operation, ownership, leasing and/or management of a hotel, entertainment and casino or gaming area as described in the prospectus.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at May 15, 2014, (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the Note through May 15, 2014, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note, if greater.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of MCE Finance and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant;

(2)	the issuance of Equity Interests in any of MCE Finance’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries; and

(3)	any Event of Loss.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$5.0 million;

(2)	a transfer of assets between or among MCE Finance and/or its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of MCE Finance to MCE Finance or to a Restricted Subsidiary of MCE Finance;

(4)	the sale, license, transfer, lease or other disposal of products, services or accounts receivable in the ordinary course of business, and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	operating leases, licenses, right to use or equivalent interest under Macau law entered into in the ordinary course of business in connection with the operation of a Permitted Business;

(6)	the lease of, right to use or equivalent interest under Macau law of that portion of real property granted to Melco Crown (COD) Developments Limited pursuant to the applicable land concession granted by the government of the Macau SAR in connection with the development of an apart-hotel on such real property in accordance with such applicable land concession;

(7)	the sale or other disposition of cash or Cash Equivalents; and

(8)	a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	U.S. dollars, Hong Kong dollars, Patacas, Australian dollars and Taiwan dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank organized under the laws of Macau, Hong Kong, a member state of the European Union or of the United States of America or any state thereof having capital and surplus in excess of US$500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s or “A−” or higher by S&P or the equivalent rating category or another internationally recognized rating agency;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of MCE Finance and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than a Sponsor or a Related Party of a Sponsor);

(2)	the adoption of a plan relating to the liquidation or dissolution of MCE Finance;

(3)	subject to the proviso below, the Sponsors cease collectively to beneficially own, directly or indirectly, at least 51% of the outstanding Capital Stock of Melco Crown Gaming (including any and all agreements, warrants, rights or options to acquire any Capital Stock) (measured in each case, by both voting power and size of equity interests); or

(4)	the first day on which Parent ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of MCE Finance,

provided that clause (3) will only result in a Change of Control upon the occurrence of the events set forth in clause (3) and a Ratings Decline.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“City of Dreams Business” means the operation, ownership, leasing, and/or management of hotel, entertainment and casino or gaming area as described in the prospectus (and, for the avoidance of doubt, shall not include the construction and development of any apartment hotel tower).

“Condemnation” means any taking by a Governmental Authority of assets or property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of period cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(5)	the Net Income attributable to any Excluded Projects will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Indebtedness” means any Indebtedness outstanding under the (i) Senior Credit Agreement, as amended from time to time, so long as the principal amount of Indebtedness outstanding thereunder does not exceed (x) US$1,700 million for the period from the date of the Indenture to the date that is six Hong Kong business days after the date of the Indenture and (y) US$1,400 million thereafter, or (ii) Subconcession Bank Guarantee Facility Agreement, as amended, so long as any such amendment does not increase the Obligations thereunder.

“Designated Senior Indebtedness Documents” means the Senior Credit Agreement and the Subconcession Bank Guarantee Facility Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require MCE Finance to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that MCE Finance may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that MCE Finance and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public sale or private issuance of Capital Stock (other than Disqualified Stock) of (1) MCE Finance or (2) a direct or indirect parent of MCE Finance to the extent the net proceeds from such issuance are contributed in cash to the common equity capital of MCE Finance (in each case other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of MCE Finance).

“Event of Loss” means, with respect to Melco Crown Gaming, Melco Crown (Cafe) Limited, Melco Crown (COD) Hotels Limited, Melco Crown (COD) Developments Limited, Altira Hotel Limited, and Altira Developments Limited or any Restricted Subsidiary that is a Significant Subsidiary, any (1) Casualty, (2) Condemnation or seizure (other than pursuant to foreclosure) or (3) settlement in lieu of clause (2) above, in each case having a fair market value in excess of US$10.0 million.

“Excluded Projects” means projects designated as excluded projects by a Restricted Subsidiary in accordance with the Senior Credit Agreement, including those described in this prospectus.

“Existing Indebtedness” means the Indebtedness of MCE Finance and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement) in existence on the date of the Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of MCE Finance (unless otherwise provided in the Indenture).

“Fitch” means Fitch, Inc., a subsidiary of Fimalac, S.A.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge

Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of MCE Finance (other than Disqualified Stock) or to MCE Finance or a Restricted Subsidiary of MCE Finance, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Gaming License” means any license, concession, subconcession or other authorization from any governmental authority required on the date of the Indenture or at any time thereafter to own or operate casino games of fortune and chance by Melco Crown Gaming or any permitted transferee.

“Governmental Authority” means the government of the Macau SAR or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)	Parent, MPEL International, Melco Crown Gaming, MPEL Nominee One Limited, MPEL Investments Limited, Altira Hotel Limited, Altira Developments Limited, Melco Crown (COD) Hotels Limited, Melco Crown (COD) Developments Limited, Melco Crown (Cafe) Limited, Golden Future (Management Services) Limited, MPEL (Delaware) LLC, Melco Crown Hospitality and Services Limited, Melco Crown (COD) Retail Services Limited, Melco Crown (COD) Ventures Limited, COD Theatre Limited, Melco Crown COD (HR) Hotel Limited, Melco Crown COD (CT) Hotel Limited and Melco Crown COD (GH) Hotel Limited; and

(2)	any other Subsidiary of MCE Finance that executes a Note Guarantee in accordance with the provisions of the Note Guarantee,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture and the Note Guarantee.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Intercompany Note” means any note dated as of the date of the Indenture representing the on-lending of, or loan of, the gross proceeds from the issuance of the Notes on the date of the Indenture advanced by MCE Finance.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), and the equivalent ratings of any other “nationally recognized statistical rating organization” that is registered as such pursuant to Section 15E of the Exchange Act and Rule 17g thereunder selected by the Parent Guarantor as having been substituted as a Rating Agency for S&P, Fitch or Moody’s, as the case may be.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If MCE Finance or any Subsidiary of MCE Finance sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of MCE Finance such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of MCE Finance, MCE Finance will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of MCE Finance’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by MCE Finance or any Subsidiary of MCE Finance of a Person that holds an Investment in a third Person will be deemed to be an Investment by MCE Finance or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Melco Crown Gaming” means Melco Crown Gaming (Macau) Limited.

“Mocha Club Business” means the operation, ownership, leasing and/or management of the Mocha Clubs as described in the prospectus.

“Moody’s” means Moody’s Investors Service, Inc.

“MPEL Investments” means MPEL Investments Limited.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by MCE Finance or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither MCE Finance nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of MCE Finance or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of MCE Finance or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of MCE Finance’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Note Guarantee.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means Melco Crown Entertainment Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Parent Guarantee” means the Guarantee provided by Parent.

“Permitted Business” means:

(1)	ownership, operation and management of casinos and gaming areas in accordance with the Subconcession;

(2)	the City of Dreams Business, the Altira Macau Business and the Mocha Club Business;

(3)	the Excluded Projects;

(4)	provision of credit to gaming patrons, food and beverage, spa, entertainment, entertainment production, convention, advertising, marketing, retail, foreign exchange, transportation, travel and outsourcing of in-house facilities and other businesses and activities which are necessary for, incidental to, arising out of, supportive of or connected to any Permitted Business; and

(5)	without limiting the foregoing, (a) owning the shares of any of MCE Finance’s Restricted Subsidiaries, (b) the making of any investments permitted by clause (1) of the definition of “Permitted Investments,” or

(c) the provision of administrative services to MCE Finance or any of its Restricted Subsidiaries, so long as such actions are otherwise permitted by the terms of the Indenture.

“Permitted Investments” means:

(1)	any Investment in MCE Finance or in a Restricted Subsidiary of MCE Finance that is a Subsidiary Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by MCE Finance or any Restricted Subsidiary of MCE Finance in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of MCE Finance and a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MCE Finance or a Restricted Subsidiary of MCE Finance that is a Guarantor;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of MCE Finance;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of MCE Finance or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of MCE Finance or any Restricted Subsidiary of MCE Finance in an aggregate principal amount not to exceed US$1.0 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)	any Investments consisting of gaming credit extended to customers in the ordinary course of business and consistent with applicable law; and

(11)	other Investments in any Person other than an Affiliate of MCE Finance having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed US$5.0 million.

“Permitted Liens” means:

(1)	Liens on assets of MCE Finance or any of its Restricted Subsidiaries securing Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant set forth under the heading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2)	Liens created by the Indenture and the Pledge of Intercompany Note with respect to the Notes and Note Guarantees issued on the date of the Indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(3)	Liens in favor of MCE Finance or the Subsidiary Guarantors;

(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with MCE Finance or any Subsidiary of MCE Finance; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with MCE Finance or the Subsidiary;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by MCE Finance or any Subsidiary of MCE Finance; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, any netting or set-off arrangement entered into by MCE Finance or any Restricted Subsidiary with Citibank, N.A., Banco Nacional Ultramarino, S.A. or Bank of China, Macau Branch in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of MCE Finance or any Restricted Subsidiary but only so long as: (i) such arrangement does not permit credit balances of MCE Finance or the Restricted Subsidiaries to be netted or set off against debit balances of persons which are other Persons; and (ii) such arrangement does not give rise to other Liens over the assets of MCE Finance or any Restricted Subsidiary in support of liabilities of persons other than MCE Finance or its Restricted Subsidiaries;

(7)	Liens created in favor of a plaintiff or defendant in any proceedings as security for costs or expenses;

(8)	Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to MCE Finance or its Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by MCE Finance or its Restricted Subsidiaries, provided that the aggregate value of all assets subject to any such Liens shall not exceed US$5.0 million;

(9)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(10)	Liens existing on the date of the Indenture (other than Liens securing the Senior Credit Agreement);

(11)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12)	Liens over goods, documents of title to goods and related documents and insurances and their proceeds to secure liabilities of MCE Finance or any of its Restricted Subsidiaries in respect of letters of credit, trust receipts, import loans or shipping guarantees issued or granted for all or part of the purchase price and costs of shipment, insurance and storage of goods acquired by MCE Finance or any of its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(14)	Liens or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation of all applicable laws provided that such Liens are contested in good faith by appropriate measures and sufficient reserves in cash or other liquid assets are available to discharge such Liens;

(15)	Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under the Indenture;

(16)	Liens arising, subsisting or imposed by law, including but not limited to carrier’s, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(17)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(18)	Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(19)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(20)	Liens incurred in the ordinary course of business of MCE Finance or any Subsidiary of MCE Finance with respect to obligations that do not exceed US$10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of MCE Finance or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of MCE Finance or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes with subordination terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by MCE Finance or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge of Intercompany Note” means the Pledge of Intercompany Note executed by MCE Finance and the collateral agent on the date of the Indenture with respect to the Intercompany Note.

“Rating Agencies” means any of (i) S&P, (ii) Moody’s, (iii) Fitch or (iv) if any or all of them shall not make a rating of the Notes publicly available, any other “nationally recognized statistical rating organization” that is registered as such pursuant to Section 15E of the Exchange Act and Rule 17g thereunder selected by Parent as a replacement agency.

“Rating Category” means (1) with respect to S&P, any of the following categories: “AAA,” “AA,” “A,” “BBB,” “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: “Aaa,” “Aa,” “A,” “Baa,” “Ba,” “B,” “Caa,” “Ca,” “C” and “D” (or equivalent successor categories); (3) with respect to Fitch, any of the following categories “AAA,” “AA,” “A,” “BBB,” “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories) and (4) the equivalent of any such category of S&P, Moody’s or Fitch used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “−” for S&P and Fitch; “1,” “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from “BB+” to “BB,” as well as from “B+” to “B−,” will constitute a decrease of one gradation).

“Rating Date” means that date which is 90 days prior to the earlier of (x) a Change of Control and (y) a public notice of the occurrence of a Change of Control or of the intention by Parent or any other Person or Persons to effect a Change of Control.

“Ratings Decline” means the occurrence on, or within six months after, the date, or public notice of the occurrence of the events set forth in clause (3) of the definition of Change of Control or the announcement by Parent or any other Person or Persons of the intention by Parent or such other Person or Persons to effect a Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of any of the events listed below:

(1)	in the event either of the Notes or Parent is rated by two Rating Agencies on the Rating Date as Investment Grade, such rating of the Notes or Parent by either such Rating Agency shall be below Investment Grade;

(2)	in the event either of the Notes or Parent is rated by one, and only one, of the Rating Agencies on the Rating Date as Investment Grade, such rating of the Notes or Parent by such Rating Agency shall be below Investment Grade; or

(3)	in the event either of the Notes or Parent is rated below Investment Grade by any two Rating Agencies on the Rating Date, such rating of the Notes or Parent by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

“Related Party” means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Sponsor; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Sponsors and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Credit Agreement” means the Senior Credit Agreement, dated as of September 5, 2007, by and among Melco Crown Gaming, as Original Borrower, arranged by Australia and New Zealand Banking Group Limited, Bank of America Securities Asia Limited, Barclays Capital, Deutsche Bank AG, Hong Kong Branch, and UBS AG Hong Kong Branch as Coordinating Lead Arrangers, with Deutsche Bank AG, Hong Kong Branch acting as Agent and DB Trustees (Hong Kong) Limited acting as Security Agent, as amended pursuant to a transfer agreement between, inter alios, the parties thereto dated October 17, 2007, a supplemental deed in respect of the deed of appointment between, inter alios, the parties thereto, dated November 19, 2007, an amendment agreement between the parties thereto dated December 7, 2007, a second amendment agreement between the parties thereto dated September 1, 2008, a third amendment agreement between the parties thereto dated December 1, 2008, a letter agreement between the parties thereto dated October 8, 2009, and as further amended pursuant to a fourth amendment agreement between the parties thereto dated on or before the date of the Indenture, providing for up to US$1,750,000,000 of revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Shareholders Subordinated Loans” means Indebtedness advanced by one or more of the Sponsor Group Shareholders to a relevant obligor under the Senior Credit Agreement (as amended from time to time so long as the principal amount of Indebtedness outstanding does not exceed (x) US$1,700 million for the period from the date of the Indenture to the date that is six Hong Kong business days after the date of the Indenture and (y) US$1,400 million thereafter) and that is subordinated in accordance with the terms provided for by the agreement governing such Shareholders Subordinated Loan and any relevant subordination deed entered into pursuant to the Senior Credit Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Sponsors” means Melco International Development Limited and Crown Limited.

“Sponsor Group Shareholder” means the Parent or any direct or indirect shareholder of the MPEL Nominee One Limited which is a Sponsor, a Subsidiary of a Sponsor or which would be a Subsidiary of a Sponsor were the rights and interests of each Sponsor in respect thereof combined.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subconcession” means the trilateral agreement dated September 9, 2006 entered into between the government of the Macau SAR, Wynn Resorts (Macau), S.A. (as concessionaire for the operation of casino games of chance and other casino games in Macau, under the terms of the concession contract dated June 24, 2002 between the government of the Macau SAR and Wynn Resorts (Macau), SA, and Melco Crown Gaming.

“Subconcession Bank Guarantee Facility Agreement” means the subconcession bank guarantee request letter, dated 1 September 2006, issued by Melco Crown Gaming and the bank guarantee number 269/2006, dated 6 September 2006, extended by Banco Nacional Ultramarino, S.A. in favor of the government of the Macau SAR at the request of Melco Crown Gaming, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection thereunder.

“Subconcession Bank Guarantor” means Banco Nacional Ultramarino, S.A.

“Subordination Agreement” means the subordination agreement dated as of the date of the Indenture among Parent, MCE Finance, MPEL International Limited and The Bank of New York Mellon (or a successor agent).

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee provided by a Subsidiary Guarantor.

“Subsidiary Guarantor” means a Guarantor that is a Subsidiary of MCE Finance.

“Subsidiary Group Guarantor” means each Subsidiary Guarantor that is a borrower or guarantor under the Senior Credit Agreement.

“Subsidiary Group Guarantor Senior Indebtedness” means any Indebtedness and Obligations with respect thereto of a Subsidiary Group Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Note Guarantee of such Subsidiary Group Guarantor, other than:

(1)	any liability for federal, state, local or other taxes owed or owing by such Subsidiary Group Guarantor;

(2)	any intercompany Indebtedness of Subsidiary Group Guarantor to MCE Finance or any other Subsidiary Guarantor; or

(3)	any trade payables.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2014; provided, however, that if the period from the redemption date to May 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of MCE Finance that is designated by the Board of Directors of MCE Finance as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with MCE Finance or any Restricted Subsidiary of MCE Finance unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MCE Finance or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MCE Finance;

(3)	is a Person with respect to which neither MCE Finance nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MCE Finance or any of its Restricted Subsidiaries,

provided that, as of the date of the Indenture, the only Unrestricted Subsidiaries are Melco Crown (Macau Peninsula) Hotel Limited and Melco Crown (Macau Peninsula) Developments Limited.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

TAXATION

The following discussion of certain Cayman Islands, Macau and U.S. federal income tax consequences is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the Notes.

It is the responsibility of all investors in the Notes to inform themselves as to any tax consequences relating to an investment in the Notes and our operations or management, as well as any foreign exchange or other fiscal or legal restrictions, which are relevant to their particular circumstances in connection with an investment in the Notes.

Investors should, therefore, seek their own separate tax advice relating to their investments in the Notes, and, accordingly, we shall not accept any responsibility for any tax consequences relating to any investment in the Notes by any investor.

Certain Cayman Islands Tax Considerations

There is, at present, no direct taxation in the Cayman Islands and interest, dividends and gains payable to MCE Finance will be received free of all Cayman Islands taxes. MCE Finance has obtained an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of twenty years from June 20, 2006, no law that thereafter is enacted in the Cayman Islands imposing any tax to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property comprised in or any income arising under MCE Finance, or to the prospective purchasers thereof, in respect of any such property or income.

Certain Macau Tax Considerations

It is not expected that the Notes will be subject to tax in Macau.

Certain U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to beneficial owners of the Initial Notes relating to the exchange offer. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the tax consequences that may be relevant to specific beneficial owners of the Notes in light of their particular circumstances, nor does it address any other U.S. federal tax consequences or any U.S. state or local or non-U.S. tax consequences.

The exchange of an Initial Note for an Exchange Note pursuant to the exchange offer will not result in a taxable exchange to a beneficial owner of such Initial Note for U.S. federal income tax purposes. Accordingly, a beneficial owner of an Initial Note will not recognize any gain or loss upon the exchange of an Initial Note for an Exchange Note pursuant to the exchange offer. Such beneficial owner’s holding period for such Exchange Note will include the holding period for such Initial Note, and such beneficial owner’s adjusted tax basis in such Exchange Note will be the same as such beneficial owner’s adjusted tax basis in such Initial Note. Similarly, there will be no U.S. federal income tax consequences to a beneficial owner of an Initial Note that does not participate in the exchange offer.

Investors should consult their own tax advisors regarding the U.S. federal, state and local and any other tax consequences to them relating to their investments in the Notes, including the tax consequences of exchanging Initial Notes for Exchange Notes pursuant to the exchange offer or not participating in the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Initial Notes, where such Initial Notes were acquired as a result of market-making activities or other trading activities (other than Initial Notes acquired directly from MCE Finance or any of its Affiliates). We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer who holds Initial Notes acquired for its own account as a result of market-making activities or other trading activities, and who resells the Exchange Notes that were received by it pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Initial Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Notice to Singapore Investors

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Exchange Notes to be issued from time to time by MCE Finance pursuant to the Exchange Offer may not be circulated or distributed, nor may the Exchange Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Exchange Notes are subscribed or purchased in reliance of an exemption under Sections 274 or 275 of the SFA, the Exchange Notes shall not be sold within the period of six months from the date of the initial acquisition of the Exchange Notes, except to any of the following persons:

(a)	an institutional investor (as defined in Section 4A of the SFA);

(b)	a relevant person (as defined in Section 275 (2) of the SFA); or

(c)	any person pursuant to an offer referred to in Section 275 (1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA.

Where the Exchange Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Exchange Notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor (under Section 274 of the SFA), or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions specified in Section 275 of the SFA;

(2)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(3)	where no consideration is or will be given for the transfer;

(4)	where the transfer is by operation of law; or

(5)	as specified in Section 276(7) of the SFA.

LEGAL MATTERS

The validity of the Notes and the related Guarantees for MCE Finance and the Guarantors will be passed upon with respect to New York law by Debevoise & Plimpton LLP. Certain matters with respect thereto under Cayman law will be passed upon by Walkers and under Macau law will be passed upon by Manuela António Law Office.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the related financial statements included in Schedule 1 included in this prospectus, and the effectiveness of Melco Crown Entertainment Limited’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements and financial statements included in Schedule 1 are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the Exchange Notes to be issued in the exchange offer. This prospectus, filed as a part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Copies of reports and other information, when so filed, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website at www.sec.gov that contains reports, information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

INCORPORATION OF DOCUMENTS BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The following documents filed with the SEC are incorporated in this prospectus by reference:

(1)	Our annual report on Form 20-F for the year ended December 31, 2009 (File No. 001-33178) which we filed with the SEC on March 31, 2010 excluding F-pages which are included herein; and

(2)	Our reports on Form 6-K furnished to the SEC since March 31, 2010, including the reports on Form 6-K furnished to the SEC on April 21, April 28, April 30, May 5, May 7, May 12 , May 18, July 23, July 28, August 13, October 26, and November 2, 2010.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the termination of the exchange offer under this prospectus.

In addition, all reports and other documents filed or submitted by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the exchange offer pursuant to this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing or submission of such reports and documents.

You can obtain any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus through us or from the SEC through the SEC’s internet site or at the addresses listed above. You may request orally or in writing, without charge, a copy of any or all of the documents which are incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to MCE Finance Limited, c/o Melco Crown Entertainment Limited, 36th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong, Attn: Company Secretary, telephone number: (852) 2598 3600.

MELCO CROWN ENTERTAINMENT LIMITED

Consolidated Financial Statements
For the years ended December 31, 2009, 2008 and 2007
Report of Independent Registered Public Accounting Firm

MELCO CROWN ENTERTAINMENT LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 and 2007

Page

Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-4
Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007	F-5
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2009, 2008 and 2007	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007	F-7
Notes to Consolidated Financial Statements for the years ended December 31, 2009, 2008 and 2007	F-9
Schedule 1 — Melco Crown Entertainment Limited Condensed Financial Statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007	F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Melco Crown Entertainment Limited:

We have audited the internal control over financial reporting of Melco Crown Entertainment Limited and subsidiaries (the “Company”) as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, including in the accompanying Management’s Annual Report on Internal Control over Financing Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and related financial statements included in Schedule 1 as of and for the year ended December 31, 2009 of the Company and our report dated March 31, 2010 expressed an unqualified opinion on those consolidated financial statements and financial statement schedule.

/s/ Deloitte Touche Tohmatsu
Certified Public Accountants

Hong Kong
March 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Melco Crown Entertainment Limited:

We have audited the accompanying consolidated balance sheets of Melco Crown Entertainment Limited and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2009, 2008 and 2007. Our audits also included the related financial statements included in Schedule 1. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years ended December 31, 2009, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such related financial statements included in Schedule 1, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth herein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte Touche Tohmatsu
Certified Public Accountants

Hong Kong
March 31, 2010, except for Note 21 which is as of October 21, 2010

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$212,598	$815,144
Restricted cash	236,119	67,977
Accounts receivable, net (Note 3)	299,700	72,755
Amounts due from affiliated companies (Note 19(a))	1	650
Inventories	6,534	2,170
Prepaid expenses and other current assets	19,768	17,556

Total current assets	774,720	976,252

PROPERTY AND EQUIPMENT, NET (Note 4)	2,786,646	2,107,722
GAMING SUBCONCESSION, NET (Note 5)	713,979	771,216
INTANGIBLE ASSETS, NET (Note 6)	4,220	4,220
GOODWILL (Note 6)	81,915	81,915
LONG-TERM PREPAYMENT AND DEPOSITS	52,365	60,894
DEFERRED TAX ASSETS (Note 14)	—	28
DEFERRED FINANCING COST	38,948	49,336
DEPOSIT FOR ACQUISITION OF LAND INTEREST (Note 7)	—	12,853
LAND USE RIGHTS, NET (Note 8)	447,576	433,853

TOTAL	$4,900,369	$4,498,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$8,719	$2,494
Accrued expenses and other current liabilities (Note 9)	497,767	442,671
Income tax payable	768	1,954
Current portion of long-term debt (Note 10)	44,504	—
Amounts due to affiliated companies (Note 19(b))	7,384	1,985
Amounts due to shareholders (Note 19(c))	25	1,032

Total current liabilities	559,167	450,136

LONG-TERM DEBT (Note 10)	1,638,703	1,412,516
OTHER LONG-TERM LIABILITIES (Note 11)	20,619	38,304
DEFERRED TAX LIABILITIES (Note 14)	17,757	19,191
LOANS FROM SHAREHOLDERS (Note 19(c))	115,647	115,647
LAND USE RIGHT PAYABLE (Note 18(a))	39,432	53,891
COMMITMENTS AND CONTINGENCIES (Note 18)

SHAREHOLDERS’ EQUITY
Ordinary shares at US$0.01 par value per share
(Authorized — 2,500,000,000 and 1,500,000,000 shares and issued — 1,595,617,550 and 1,321,550,399 shares as of December 31, 2009 and 2008 (Note 13))	15,956	13,216
Treasury shares, at US$0.01 par value per share
(471,567 and 385,180 shares as of December 31, 2009 and 2008 (Note 13))	(5)	(4)
Additional paid-in capital	3,088,768	2,689,257
Accumulated other comprehensive losses	(29,034)	(35,685)
Accumulated losses	(566,641)	(258,180)

Total shareholders’ equity	2,509,044	2,408,604

TOTAL	$4,900,369	$4,498,289

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2009	2008	2007

OPERATING REVENUES
Casino	$1,304,634	$1,405,932	$348,725
Rooms	41,215	17,084	5,670
Food and beverage	28,180	16,107	11,121
Entertainment, retail and others	11,877	5,396	1,964

Gross revenues	1,385,906	1,444,519	367,480
Less: promotional allowances	(53,033)	(28,385)	(8,984)

Net revenues	1,332,873	1,416,134	358,496

OPERATING COSTS AND EXPENSES
Casino	(1,130,302)	(1,159,930)	(303,922)
Rooms	(6,357)	(1,342)	(2,222)
Food and beverage	(16,853)	(12,745)	(10,541)
Entertainment, retail and others	(4,004)	(1,240)	(504)
General and administrative	(130,986)	(90,707)	(82,773)
Pre-opening costs	(91,882)	(21,821)	(40,032)
Amortization of gaming subconcession	(57,237)	(57,237)	(57,190)
Amortization of land use rights	(18,395)	(18,269)	(17,276)
Depreciation and amortization	(141,864)	(51,379)	(39,466)
Property charges and others	(7,040)	(290)	(387)

Total operating costs and expenses	(1,604,920)	(1,414,960)	(554,313)

OPERATING (LOSS) INCOME	(272,047)	1,174	(195,817)

NON-OPERATING (EXPENSES) INCOME
Interest income	498	8,215	18,640
Interest expenses, net of capitalized interest	(31,824)	—	(770)
Amortization of deferred financing costs	(5,974)	(765)	(1,005)
Loan commitment fees	(2,253)	(14,965)	(4,760)
Foreign exchange gain, net	491	1,436	3,832
Other income, net	2,516	972	275

Total non-operating (expenses) income	(36,546)	(5,107)	16,212

LOSS BEFORE INCOME TAX	(308,593)	(3,933)	(179,605)
INCOME TAX CREDIT (Note 14)	132	1,470	1,454

NET LOSS	$(308,461)	$(2,463)	$(178,151)

LOSS PER SHARE:
Basic and diluted	$(0.210)	$(0.002)	$(0.145)

SHARES USED IN LOSS PER SHARE CALCULATION:
Basic and diluted	1,465,974,019	1,320,946,942	1,224,880,031

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands of U.S. dollars, except share and per share data)

						Accumulated
					Additional	Other		Total
	Common Shares		Treasury Shares		Paid-in	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Losses	Equity	Loss

BALANCE AT JANUARY 1, 2007	1,180,931,146	$11,809	—	$—	$1,955,383	$740	$(77,566)	$1,890,366
Net loss for the year	—	—	—	—	—	—	(178,151)	(178,151)	$(178,151)
Foreign currency translation adjustment	—	—	—	—	—	(1,685)	—	(1,685)	(1,685)
Change in fair value of interest rate swap agreements	—	—	—	—	—	(10,131)	—	(10,131)	(10,131)
Share-based compensation (Note 15)	—	—	—	—	5,346	—	—	5,346
Shares issued, net of offering expenses (Note 13)	139,612,500	1,396	—	—	721,400	—	—	722,796
Shares issued upon restricted shares vested (Note 13)	395,256	4	—	—	(4)	—	—	—

BALANCE AT DECEMBER 31, 2007	1,320,938,902	13,209	—	—	2,682,125	(11,076)	(255,717)	2,428,541	$(189,967)

Net loss for the year	—	—	—	—	—	—	(2,463)	(2,463)	$(2,463)
Change in fair value of interest rate swap agreements	—	—	—	—	—	(24,609)	—	(24,609)	(24,609)
Reversal of over-accrued offering expenses	—	—	—	—	117	—	—	117
Share-based compensation (Note 15)	—	—	—	—	7,018	—	—	7,018
Shares issued upon restricted shares vested (Note 13)	226,317	3	—	—	(3)	—	—	—
Shares issued for future exercises of share options (Note 13)	385,180	4	(385,180)	(4)	—		—	—

BALANCE AT DECEMBER 31, 2008	1,321,550,399	13,216	(385,180)	(4)	2,689,257	(35,685)	(258,180)	2,408,604	$(27,072)

Net loss for the year	—	—	—	—	—	—	(308,461)	(308,461)	$(308,461)
Foreign currency translation adjustment	—	—	—	—	—	(11)	—	(11)	(11)
Change in fair value of interest rate swap agreements	—	—	—	—	—	6,662	—	6,662	6,662
Share-based compensation (Note 15)	—	—	—	—	11,807	—	—	11,807
Shares issued, net of offering expenses (Note 13)	263,155,335	2,631	—	—	380,898	—	—	383,529
Shares issued upon restricted shares vested (Note 13)	8,297,110	83	—	—	6,831	—	—	6,914
Shares issued for future vesting of restricted shares (Note 13)	2,614,706	26	(2,614,706)	(26)	—	—	—	—
Issuance of shares for restricted shares vested (Note 13)	—	—	2,528,319	25	(25)	—	—	—

BALANCE AT DECEMBER 31, 2009	1,595,617,550	$15,956	(471,567)	$(5)	$3,088,768	$(29,034)	$(566,641)	$2,509,044	$(301,810)

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Year Ended December 31,
	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(308,461)	$(2,463)	$(178,151)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	217,496	126,885	113,932
Amortization of deferred financing costs	5,974	765	1,005
Impairment loss recognized on property and equipment	3,137	17	421
Loss (gain) on disposal of property and equipment	640	(328)	585
Allowance for doubtful debts	16,757	5,378	2,733
Share-based compensation	11,385	6,855	5,256
Changes in operating assets and liabilities:
Accounts receivable	(243,702)	(28,743)	(51,711)
Amounts due from affiliated companies	649	89	151
Inventories	(4,364)	(686)	(1,288)
Prepaid expenses and other current assets	(5,824)	(1,503)	(13,924)
Long-term prepayment and deposits	(1,712)	1,219	(7,899)
Deferred tax assets	28	(28)	—
Accounts payable	6,225	(3,670)	3,172
Accrued expenses and other current liabilities	193,009	(110,567)	273,166
Income tax payable	(1,186)	394	1,301
Amounts due to affiliated companies	(1,220)	(3,461)	428
Amounts due to shareholders	25	—	—
Other long-term liabilities	321	784	950
Deferred tax liabilities	(1,434)	(2,095)	(2,755)

Net cash (used in) provided by operating activities	(112,257)	(11,158)	147,372

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(937,074)	(1,053,992)	(668,281)
Deposits for acquisition of property and equipment	(2,712)	(34,699)	(5,356)
Prepayment of show production cost	(21,735)	(16,127)	—
Changes in restricted cash	(168,142)	231,006	(298,983)
Payment for land use rights	(30,559)	(42,090)	—
Proceeds from sale of property and equipment	3,730	2,300	—
Refund of deposit for acquisition of land interest	12,853	—	—

Net cash used in investing activities	(1,143,639)	(913,602)	(972,620)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	(870)	(7,641)	(49,735)
Loans from shareholders	—	(181)	(96,583)
Payment of principal of capital leases	—	—	(16)
Proceeds from issue of share capital	383,529	—	722,796
Proceeds from long-term debt	270,691	912,307	500,209

Net cash provided by financing activities	653,350	904,485	1,076,671

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(602,546)	(20,275)	251,423
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	815,144	835,419	583,996

CASH AND CASH EQUIVALENTS AT END OF YEAR	$212,598	$815,144	$835,419

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands of U.S. dollars)

	Year Ended December 31,
	2009	2008	2007

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for interest (net of capitalized interest)	$(27,978)	$(181)	$(596)
Cash paid for tax	$(2,457)	$—	$—

NON-CASH INVESTING ACTIVITIES
Construction costs and property and equipment funded through accrued expenses and other current liabilities	$91,648	$246,998	$132,356
Land use right cost funded through land use right payable, accrued expenses and other current liabilities and loans from shareholders	$22,462	$—	$41,680
Costs of property and equipment funded through amounts due from (to) affiliated companies	$4,427	$1,562	$1,598
Disposal of property and equipment through amount due from an affiliated company	$—	$(2,788)	$—
Deferred financing costs funded through accounts payable and accrued expenses and other current liabilities	$—	$1,427	$575
Provision of bonus funded through restricted shares issued and vested	$6,914	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except share and per share data)

1.	COMPANY INFORMATION

Melco Crown Entertainment Limited (“the Company” together with its subsidiaries, “MCE”) was incorporated in the Cayman Islands on December 17, 2004 and completed an initial public offering of its ordinary shares in December 2006. MCE is a developer, owner and, through its subsidiary, Melco Crown Gaming (Macau) Limited (“Melco Crown Gaming”), operator of casino gaming and entertainment resort facilities focused on the Macau Special Administrative Region of the People’s Republic of China (“Macau”) market. MCE currently owns and operates City of Dreams — an integrated urban entertainment resort which opened in June 2009, Taipa Square Casino which opened in June 2008, Altira Macau (formerly known as Crown Macau) — a casino and hotel resort which opened in May 2007, and Mocha Clubs — a non-casino-based operations of electronic gaming machines which has been in operation since September 2003. MCE’s American depository shares (“ADS”) are traded on the Nasdaq Global Select Market under the symbol “MPEL”. The Company changed its name from Melco PBL Entertainment (Macau) Limited to Melco Crown Entertainment Limited pursuant to shareholders’ resolutions passed on May 27, 2008.

As of December 31, 2009 and 2008, the major shareholders of the Company are Melco International Development Limited (“Melco”), a company listed in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and Crown Limited (“Crown”), an Australian-listed corporation, which completed its acquisition of the gaming businesses and investments of Publishing and Broadcasting Limited (“PBL”) on December 12, 2007. PBL, an Australian-listed corporation, is now known as Consolidated Media Holdings Limited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Accordingly, actual results could differ from those estimates.

(c)	Fair Value Measurements

Fair values are measured in accordance with the accounting standards for fair value measurements. The Company partially adopted by the provisions effective on January 1, 2008 for financial assets, financial liabilities and non-financial assets and non-financial liabilities recognized or disclosed at fair value in the consolidated financial statements, and adopted the remaining provisions effective on January 1, 2009 for all non-recurring fair value measurements of non-financial assets and non-financial liabilities. These accounting standards define fair value as the price that would be received to sell the asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(c)	Fair Value Measurements — (Continued)

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other current assets, amounts due from (to) affiliated companies, accounts payable, accrued expenses and other current liabilities, amounts due to shareholders, loans from shareholders, land use right payable, interest rate swap agreements and debt instruments approximate their fair values.

(d)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and highly liquid investments which are unrestricted as to withdrawal and use, and which have maturities of three months or less when purchased.

Cash equivalents are placed with financial institutions with high-credit ratings and quality.

(e)	Restricted Cash

Restricted cash consists of cash deposited into bank accounts and restricted in accordance with the Company’s senior secured credit facility (“City of Dreams Project Facility”) as disclosed in Note 10 to the consolidated financial statements. This restricted cash will be immediately released upon the final completion of the City of Dreams Project and until this time is available for use as required for the City of Dreams project costs under disbursement terms specified in the City of Dreams Project Facility. As of December 31, 2009 and 2008, the restricted cash balance was $236,119 and $67,977, respectively.

(f)	Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino receivables. The Company issues credit in the form of markers to approved casino customers following investigations of creditworthiness. As of December 31, 2009 and 2008, a substantial portion of the Company’s markers were due from customers residing in foreign countries.

Accounts receivable, including casino and hotel receivables, is typically non-interest bearing and is initially recorded at cost. Amounts are written off when management deems it is probable the receivable is uncollectible. Recoveries of amounts previously written off are recorded when received. An estimated allowance for doubtful debts is maintained to reduce the Company’s receivables to their carrying amounts, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as management’s experience with collection trends in the casino industry and current economic and business conditions.

(g)	Inventories

Inventories consist of retail merchandise, food and beverage items, which are stated at the lower of cost or market value, and certain operating supplies. Cost is calculated using the first-in, first-out, average and specific identification methods. Write downs of potentially obsolete or slow-moving inventory are recorded based on management’s specific analysis of inventory.

(h)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and impairment losses. Gains or losses on dispositions of property and equipment are included in operating income (loss). Major additions, renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(h)	Property and Equipment — (Continued)

Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service. Estimated useful lives are as follows:

Classification	Estimated Useful Life

Buildings	7 to 25 years or over the term of the land use right agreement, whichever is shorter
Furniture, fixtures and equipment	2 to 7 years
Plant and gaming machinery	3 to 5 years
Leasehold improvements	10 years or over the lease term, whichever is shorter
Motor vehicles	5 years

Direct and incremental costs related to the construction of assets, including costs under the construction contracts, duties and tariffs, equipment installation and shipping costs, are capitalized.

(i)	Capitalization of Interest and Amortization of Deferred Financing Costs

Interest and amortization of deferred financing costs incurred on funds used to construct the Company’s casino gaming and entertainment resort facilities during the active construction period are capitalized. Interest subject to capitalization primarily includes interest paid or payable on loans from shareholders, City of Dreams Project Facility and interest rate swap agreements. The capitalization of interest and amortization of deferred financing costs ceases once a project is substantially complete or development activity is suspended for more than a brief period. The amount to be capitalized is determined by applying the weighted-average interest rate of the Company’s outstanding borrowings to the average amount of accumulated capital expenditures for assets under construction during the year and is added to the cost of the underlying assets and amortized over their respective useful lives. Total interest expenses incurred amounted to $82,310, $49,629 and $14,490, of which $50,486, $49,629 and $13,720 were capitalized for the years ended December 31, 2009, 2008 and 2007, respectively. Additionally, deferred financing costs of $4,414, $7,262 and $1,011 were capitalized for the years ended December 31, 2009, 2008 and 2007, respectively.

(j)	Gaming Subconcession, Net

The gaming subconcession is capitalized based on the fair value of the gaming subconcession agreement as of the date of acquisition of Melco Crown Gaming, and amortized using the straight-line method over the term of agreement which is due to expire in June 2022.

(k)	Goodwill and Intangible Assets, Net

Goodwill represents the excess of acquisition costs over the fair value of tangible and identifiable intangible net assets of any business acquired. Goodwill is not amortized, but is tested for impairment at the reporting unit level on an annual basis, and between annual tests in certain circumstances that indicate the carrying value of the goodwill may not be recoverable, and written down when impaired.

Intangible assets other than goodwill are amortized over their useful lives unless their lives are determined to be indefinite in which case they are not amortized. Intangible assets are carried at cost, less accumulated amortization. The Company’s finite-lived intangible asset consists of the gaming subconcession. Finite-lived intangible assets are amortized over the shorter of their contractual terms or estimated useful lives. The Company’s intangible assets with indefinite lives represent Mocha Clubs trademarks.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(l)	Impairment of Long-Lived Assets (Other Than Goodwill)

The Company evaluates the recoverability of long-lived assets with finite lives whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. During the years ended December 31, 2009, 2008 and 2007, impairment losses amounting to $282, $17 and $421, respectively, were recognized to write off gaming equipment due to the reconfiguration of the casino at Altira Macau to meet the evolving demands of gaming patrons and target specific segments. During the year ended December 31, 2009, an impairment loss amounting to $2,855 was recognized to write off the construction in progress carried out at the Macau Peninsula site following termination of the related acquisition agreement as disclosed in Note 7 to the consolidated financial statements. These impairment losses were included in “Property Charges and Others” line item in the consolidated statements of operations.

(m)	Deferred Financing Costs

Direct and incremental costs incurred in obtaining loans are capitalized and amortized over the terms of the related debt agreements using the effective interest method. Approximately $10,388, $8,027 and $2,016 were amortized during the years ended December 31, 2009, 2008 and 2007, respectively, of which a portion was capitalized as mentioned in Note 2(i) to the consolidated financial statements.

(n)	Land Use Rights, Net

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the estimated lease term of the land on a straight-line basis.

(o)	Revenue Recognition and Promotional Allowances

The Company recognizes revenue at the time persuasive evidence of an arrangement exists, the service is provided or the retail goods are sold, prices are fixed or determinable and collection is reasonably assured.

Casino revenues are measured by the aggregate net difference between gaming wins and losses less accruals for the anticipated payouts of progressive slot jackpots, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession.

The Company follows the accounting standards for reporting revenue gross as a principal versus net as an agent, when accounting for operations of Taipa Square Casino and Grand Hyatt Macau hotel. For the operations of Taipa Square Casino, given the Company operates the casino under a right to use agreement with the owner of the casino premises and has full responsibility for the casino operations in accordance with its gaming subconcession, it is the principal and casino revenue is therefore recognized on a gross basis. For the operations of Grand Hyatt Macau hotel, the Company is the owner of the hotel property, and the hotel manager operates the hotel under a management agreement providing management services to the Company, and the Company receives all rewards and takes substantial risks associated with the hotel business, it is the principal and the transactions of the hotel are therefore recognized on a gross basis.

Rooms, food and beverage, entertainment, retail and other revenues are recognized when services are provided. Advance deposits on rooms are recorded as customer deposits until services are provided to the customer. Minimum operating and right to use fee, adjusted for contractual base fee and operating fee

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(o)	Revenue Recognition and Promotional Allowances — (Continued)

escalations, are included in entertainment, retail and other revenues and are recognized on a straight-line basis over the terms of the related agreement.

Revenues are recognized net of certain sales incentives which are required to be recorded as a reduction of revenue; consequently, the Company’s casino revenues are reduced by discounts, commissions and points earned in customer loyalty programs, such as the player’s club loyalty program.

The retail value of rooms, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing such promotional allowances for the years ended December 31, 2009, 2008 and 2007, is primarily included in casino expenses as follows:

	Year Ended December 31,
	2009	2008	2007

Rooms	$6,778	$4,240	$903
Food and beverage	17,296	9,955	7,029
Entertainment, retail and others	3,448	—	—

	$27,522	$14,195	$7,932

(p)	Point-Loyalty Programs

The Company operates different loyalty programs in certain of its properties to encourage repeat business from loyal slot machine customers and table games patrons. Members earn points based on gaming activity and such points can be redeemed for free play and other free goods and services. The Company accrues for loyalty program points expected to be redeemed for cash and free play as a reduction to gaming revenue and accrues for loyalty program points expected to be redeemed for free goods and services as casino expense. The accruals are based on management’s estimates and assumptions regarding the redemption value, age and history with expiration of unused points results in a reduction of the accruals.

(q)	Gaming Tax

The Company is subject to taxes based on gross gaming revenue in Macau. These gaming taxes are an assessment on the Company’s gaming revenue and are recorded as an expense within the “Casino” line item in the consolidated statements of operations. These taxes totaled $737,485, $767,544 and $187,875 for the years ended December 31, 2009, 2008 and 2007, respectively.

(r)	Pre-Opening Costs

Pre-opening costs, consist primarily of marketing expenses and other expenses related to new or start-up operations and are expensed as incurred. The Company incurred pre-opening costs in connection with Altira Macau prior to its opening in May 2007 and City of Dreams prior to its opening in June 2009 and continues to incur such costs related to remaining portion of City of Dreams project and other one-off activities related to the marketing of new facilities and operations.

(s)	Advertising Expenses

The Company expenses all advertising costs as incurred. Advertising costs incurred during development periods are included in pre-opening costs. Once a project is completed, advertising costs are mainly included in

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(s)	Advertising Expenses — (Continued)

general and administrative expenses. Total advertising costs were $29,018, $5,283 and $26,854 for the years ended December 31, 2009, 2008 and 2007, respectively.

(t)	Foreign Currency Transactions and Translations

All transactions in currencies other than functional currencies of the Company during the year are remeasured at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than functional currencies are remeasured at the exchange rates existing on that date. Exchange differences are recorded in the consolidated statements of operations.

The functional currencies of the Company and its major subsidiaries are the U.S. dollars and, Hong Kong dollars or the Macau Patacas, respectively. All assets and liabilities are translated at the rates of exchange prevailing at the balance sheet date and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of comprehensive loss.

(u)	Share-Based Compensation Expenses

The Company issued restricted shares and share options under its share incentive plan during the years ended December 31, 2009, 2008 and 2007.

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes that cost over the service period. Compensation is attributed to the periods of associated service and such expense is being recognized on a straight-line basis over the vesting period of the awards. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

Further information on the Company’s share-based compensation arrangements is included in Note 15 to the consolidated financial statements.

(v)	Income Tax

The Company is subject to income taxes in Hong Kong, Macau, the United States of America and other jurisdictions where it operates.

Deferred income taxes are recognized for all significant temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The Company’s income tax returns are subject to examination by tax authorities in the jurisdictions where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes which the Company adopted on January 1, 2007. These accounting standards utilize a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(v)	Income Tax — (Continued)

second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations.

(w)	Loss Per Share

Basic loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the year.

Diluted loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding adjusted to include the potentially dilutive effect of outstanding stock-based awards.

The weighted-average number of ordinary and ordinary equivalent shares used in the calculation of basic and diluted loss per share consisted of the following:

	Year Ended December 31,
	2009	2008	2007

Weighted-average number of ordinary shares outstanding used in the calculation of basic loss per share	1,465,974,019	1,320,946,942	1,224,880,031
Incremental weighted-average number of ordinary shares from assumed exercised of restricted shares and share options using the treasury stock method	—	—	—

Weighted-average number of ordinary shares outstanding used in the calculation of diluted loss per share	1,465,974,019	1,320,946,942	1,224,880,031

During the years ended December 31, 2009, 2008 and 2007, the Company had securities which would potentially dilute basic loss per share in the future, but which were excluded from the computation of diluted loss per share as their effect would have been anti-dilutive. Such outstanding securities consist of restricted shares and share options which result in an incremental weighted-average number of 13,931,088, 3,897,756 and 2,380,112 ordinary shares from the assumed conversion of these restricted shares and share options using the treasury stock method for the years ended December 31, 2009, 2008 and 2007, respectively.

(x)	Accounting for Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments such as floating-for-fixed interest rate swap agreements to hedge its risks associated with interest rate fluctuations in accordance with lenders’ requirements under the City of Dreams Project Facility. The Company accounts for derivative financial instruments in accordance with applicable accounting standards. All derivative instruments are recognized in the consolidated financial statements at fair value at the balance sheet date. Any changes in fair value are recorded in the consolidated statement of operations or in other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(x)	Accounting for Derivative Instruments and Hedging Activities — (Continued)

Further information on the Company’s outstanding financial instrument arrangements as of December 31, 2009 is included in Note 11 to the consolidated financial statements.

(y)	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) represents foreign currency translation adjustments and changes in the fair value of interest rate swap agreements. As of December 31, 2009 and 2008, the Company’s accumulated other comprehensive income (loss) consisted of the following:

	December 31,
	2009	2008

Foreign currency translation adjustment	$(956)	$(945)
Changes in the fair value of interest rate swap agreements	(28,078)	(34,740)

	$(29,034)	$(35,685)

(z)	Reclassifications

The consolidated financial statements for prior years reflect certain reclassifications, which have no effect on previously reported net loss or other subtotals of the Company’s consolidated financial statements, to conform to the current year presentation.

(aa)	Recent Changes in Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting standards regarding the FASB accounting standards codification and the hierarchy of generally accepted accounting principles. FASB accounting standards codification (“Codification”) is to be the single source of authoritative on governmental US GAAP recognized by FASB although rules and interpretive releases of the U.S. Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. These new accounting standards are effective for interim and annual periods ending after September 15, 2009. On the effective date of these new accounting standards, the Codification will supersede all then-existing non-SEC accounting and reporting standards. The adoption of these new accounting standards did not have a material impact on the Company’s financial position, results of operations and cash flows.

In January 2010, the FASB issued new accounting standards regarding new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. Those accounting standards also clarify existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value and are effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The adoption of these new accounting standards is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

3.	ACCOUNTS RECEIVABLE, NET

Components of accounts receivable, net are as follows:

	December 31,
	2009	2008

Casino	$320,789	$78,649
Hotel	2,457	1,647
Other	681	572

Sub-total	$323,927	$80,868
Less: allowance for doubtful debts	(24,227)	(8,113)

	$299,700	$72,755

During the years ended December 31, 2009 and 2008, the Company has provided allowance for doubtful debts of $16,114 and $5,378 and has written off accounts receivables of $643 and nil, respectively.

4.	PROPERTY AND EQUIPMENT, NET

	December 31,
	2009	2008

Cost
Buildings	$2,219,127	$312,007
Furniture, fixtures and equipment	307,305	77,289
Plant and gaming machinery	114,983	69,104
Leasehold improvements	97,188	36,770
Motor vehicles	3,375	1,502

Sub-total	$2,741,978	$496,672
Less: accumulated depreciation	(249,780)	(107,847)

Sub-total	$2,492,198	$388,825
Construction in progress	294,448	1,718,897

Property and equipment, net	$2,786,646	$2,107,722

As of December 31, 2009 and 2008, construction in progress primarily included interest paid or payable on loans from shareholders, City of Dreams Project Facility and interest rate swap agreements, amortization of deferred financing costs and other direct incidental costs capitalized (representing insurance, salaries and wages and certain other professional charges incurred directly in relation to the City of Dreams project). As of December 31, 2009 and 2008, total cost capitalized for construction in progress amounted to $35,713 and $114,700, respectively, for the City of Dreams project.

5.	GAMING SUBCONCESSION, NET

	December 31,
	2009	2008

Deemed cost	$900,000	$900,000
Less: accumulated amortization	(186,021)	(128,784)

Gaming subconcession, net	$713,979	$771,216

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

5.	GAMING SUBCONCESSION, NET — (Continued)

The deemed cost was determined based on the estimated fair value of the gaming subconcession. The gaming subconcession is amortized on a straight-line basis over the term of the gaming subconcession agreement which expires in June 2022. The Company expects that amortization of the gaming subconcession will be approximately $57,237 each year from 2010 through 2021, and approximately $27,135 in 2022.

6.	GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill and other intangible assets with indefinite useful lives, representing trademarks of Mocha Clubs, are not amortized. The Company has performed annual tests for impairment of goodwill and trademarks in accordance with the accounting standards regarding goodwill and other intangible assets and concluded that there was no impairment.

To assess potential impairment of goodwill, the Company performs an assessment of the carrying value of the reporting units at least on an annual basis or when events and changes in circumstances occur that would more likely than not reduce the fair value of our reporting units below their carrying value. If the carrying value of a reporting unit exceeds its fair value, the Company would perform the second step in its assessment process and record an impairment loss to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. The Company estimates the fair value of our reporting units through internal analysis and external valuations, which utilize income and market valuation approaches through the application of capitalized earnings, discounted cash flow and market comparable methods. These valuation techniques are based on a number of estimates and assumptions, including the projected future operating results of the reporting unit, appropriate discount rates, long-term growth rates and appropriate market comparables.

Trademarks of Mocha Clubs are tested for impairment using the relief-from-royalty method. Under this method, the Company estimates the fair value of the intangible assets through internal and external valuations, mainly based on the after-tax cash flow associated with the revenue related to the royalty. These valuation techniques are based on a number of estimates and assumptions, including the projected future revenues of the trademarks, appropriate royalty rates, appropriate discount rates, and long-term growth rates.

7.	DEPOSIT FOR ACQUISITION OF LAND INTEREST

On May 17, 2006, a subsidiary of the Company, MPEL (Macau Peninsula) Limited (“MPEL Macau Peninsula”) entered into a conditional agreement to acquire a third development site located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal or Macau Peninsula site. The acquisition was through the purchase of the entire issued share capital of a company holding title to the Macau Peninsula site which was approximately 6,480 square meters. The aggregate consideration was $192,802, payable in cash of which a deposit of $12,853 was paid upon signing of the sale and purchase agreement, financed from Melco and Crown, equally, and was included in deposit for acquisition of land interest as of December 31, 2008. The balance was payable on completion of the acquisition, which was subject to conditions that were not under the control of the Company. The targeted completion date of July 27, 2009 for the acquisition of the Macau Peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement was refunded to the Company in December 2009.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

8.	LAND USE RIGHTS, NET

Land use rights consisted of the following:

	December 31,
	2009	2008

Altira Macau	$141,543	$141,543
City of Dreams	376,021	343,903

	517,564	485,446
Less: accumulated amortization	(69,988)	(51,593)

Land use rights, net	$447,576	$433,853

Land use rights are recorded at cost less accumulated amortization. Amortization is provided over the estimated lease term of the land on a straight-line basis. The expiry date of the leases of the land use rights of the Altira Macau and City of Dreams projects were March 2031 and August 2033, respectively.

In November 2009, the Company’s subsidiaries, Melco Crown (COD) Developments Limited (“Melco Crown (COD) Developments”) and Melco Crown Gaming accepted in principle the initial terms for the revision of the land lease agreement from the Macau government and recognized additional land premium of $32,118 payable to the Macau government for the increased developable gross floor area of Cotai Land in Macau, where the City of Dreams site located. In March 2010, Melco Crown (COD) Developments and Melco Crown Gaming accepted the final terms for the revision of the land lease agreement and fully paid the additional premium to the Macau government. Following the publication in the Macau official gazette of such revision, the land grant amendment process will be complete.

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,
	2009	2008

Construction costs payable	$80,668	$246,998
Customer deposits	50,829	9,808
Outstanding gaming chips and tokens	136,774	54,758
Other gaming related accruals	53,294	32,699
Gaming tax accruals	67,376	42,038
Land use right payable	29,781	13,763
Operating expense accruals	67,701	42,607
Interest rate swap liabilities	11,344	—

	$497,767	$442,671

10.	LONG-TERM DEBT

On September 5, 2007, Melco Crown Gaming (“Borrower”) entered into the City of Dreams Project Facility with certain lenders in the aggregate amount of $1,750,000 to fund the City of Dreams project. The City of Dreams Project Facility consists of a $1,500,000 term loan facility (the “Term Loan Facility”) and a $250,000 revolving credit facility (the “Revolving Credit Facility”). The Term Loan Facility matures on September 5, 2014 and is subject to quarterly amortization payments commencing on December 5, 2010. The Revolving Credit Facility matures on September 5, 2012 or, if earlier, the date of repayment, prepayment or cancellation in full of the Term Loan Facility and has no interim amortization payment. Drawdowns on the Term Loan Facility are, subject to

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

10.	LONG-TERM DEBT — (Continued)

satisfaction of conditions precedent specified in the City of Dreams Project Facility agreement, including registration of the land concession and execution of construction contracts, compliance with affirmative, negative and financial covenants and the provision of certificates from technical consultants, available until January 5, 2010. The Revolving Credit Facility will be made available on a fully revolving basis from the date upon which the Term Loan Facility has been fully drawn, to the date that is one month prior to the Revolving Credit Facility’s final maturity date.

The indebtedness under the City of Dreams Project Facility is guaranteed by certain subsidiaries of the Company (together with the Borrower collectively referred to as the “Borrowing Group”). Security for the City of Dreams Project Facility includes a first-priority mortgage over the lands where Altira Macau and the City of Dreams is located which are held by the subsidiaries of the Company, such mortgages also cover all present and any future buildings on, and fixtures to, the relevant land; an assignment of any land use rights under land concession agreements, leases or equivalent; charges over the bank accounts in respect of the Borrowing Group, subject to certain exceptions; assignment of the rights under certain insurance policies; first priority security over the chattels, receivables and other assets of the Borrowing Group which are not subject to any security under any other security documentation; first priority charges over the issued share capital of the Borrowing Group; equipment and tools used in the gaming business by the Borrowing Group; as well as other customary security.

The City of Dreams Project Facility agreement contains certain affirmative and negative covenants customary for such financings, including, but not limited to, limitations on incurring additional liens, incurring additional indebtedness, (including guarantees), making certain investment, paying dividends and other restricted payments, creating any subsidiaries and selling assets. The City of Dreams Project Facility also requires the Borrowing Group to comply with certain financial covenants, including, but not limited to, a consolidated leverage ratio, a consolidated interest cover ratio and a consolidated cash cover ratio.

In addition, there are provisions that limit or prohibit certain payment of dividends and other distributions by the Borrowing Group to the Company. As of December 31, 2009 and 2008, the net assets of the Borrowing Group of approximately $1,543,000 and $1,832,000 were restricted from being distributed under the terms of the City of Dreams Project Facility, respectively.

Melco Crown Gaming is also required to undertake a program to hedge 50% of the outstanding indebtedness on the City of Dreams Project Facility, which is achieved through interest rate swap agreements to limit the impact of increases in interest rates on its floating rate debt derived from the City of Dreams Project Facility. Details of the hedging agreements are included in Note 11 to the consolidated financial statements.

Borrowings under the City of Dreams Project Facility bear interest at the London Interbank Offered Rate (“LIBOR”) or Hong Kong Interbank Offered Rate (“HIBOR”) plus a margin of 2.75% per annum until substantial completion of the City of Dreams project, at which time the interest rate is reduced to LIBOR or HIBOR plus a margin of 2.50% per annum. The City of Dreams Project Facility also provides for further reductions in the margin if the Borrowing Group satisfy certain prescribed leverage ratio tests upon completion of the City of Dreams project. Melco Crown Gaming is obligated to pay a commitment fee quarterly in arrears on the undrawn amount of the City of Dreams Project Facility throughout the availability period. During the years ended December 31, 2009, 2008 and 2007, the Company incurred loan commitment fees of $2,253, $14,965 and $4,760, respectively.

In connection with the signing of the City of Dreams Project Facility in September 2007, Melco and Crown each provided an undertaking to the agent under the City of Dreams Project Facility, to contribute additional equity up to an aggregate of $250,000 (divided equally between Melco and Crown) to Melco Crown Gaming to pay any costs (i) associated with construction of the City of Dreams project and (ii) for which the agent has determined there is no other available funding. In support of such contingent equity commitment, Melco and Crown each provided letters of credit in favor of the security agent for the City of Dreams Project Facility to the amount of $250,000.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

10.	LONG-TERM DEBT — (Continued)

Balance of the contingent equity that Melco and Crown would be obliged to provide to Melco Crown Gaming is required to be maintained until the final completion date of the City of Dreams project, and when certain debt service reserve accounts are funded. The letters of credit amounting to $174,000 and $76,000 were released and replaced by short-term deposits placed by Melco Crown Gaming in May and September 2009, respectively.

Melco Crown Gaming drew down a total of $70,951, which includes $12,685 and HK$453,312,004 (equivalent to $58,266), during the year ended December 31, 2009 (2008: a total of $912,307, which includes $176,384 and HK$5,725,483,618 (equivalent to $735,923)) on the Term Loan Facility and a total of $199,740, which includes $32,469 and HK$1,301,364,572 (equivalent to $167,271) (2008: nil), were drawn on the Revolving Credit Facility, respectively.

As of December 31, 2009 and 2008, total outstanding borrowings relating to the City of Dreams Project Facility was $1,683,207 and $1,412,516, respectively. Management believes the Company is in compliance with all covenants as of December 31, 2009 and 2008. As of December 31, 2009, approximately $50,349 of the City of Dreams Project Facility remains available for future drawdown.

Total interest incurred on long-term debt for the years ended December 31, 2009, 2008 and 2007 were $50,824, $40,178 and $9,695, respectively, of which $37,374, $40,178 and $9,552, were capitalized as discussed in Note 2(i) to the consolidated financial statements.

During the years ended December 31, 2009 and 2008, the Company’s average borrowing rates were approximately 5.73% and 5.58% per annum, respectively.

Maturities of the Company’s long-term debt as of December 31, 2009 are as follows:

Year Ending December 31,

2010	$44,504
2011	267,024
2012	526,102
2013	385,702
2014	459,875

1,683,207
Current portion of long-term debt	(44,504)

$1,638,703

11.	OTHER LONG-TERM LIABILITIES

	December 31,
	2009	2008

Interest rate swap liabilities	$16,727	$34,733
Deferred rent liabilities	3,613	3,371
Other deposits received	279	200

	$20,619	$38,304

In connection with the signing of the City of Dreams Project Facility in September 2007 as disclosed in Note 10 to the consolidated financial statements, Melco Crown Gaming entered into floating-for-fixed interest rate swap agreements to limit its exposure to interest rate risk. In addition to the eight interest rate swap agreements

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

11.	OTHER LONG-TERM LIABILITIES — (Continued)

entered in 2007 that expire in 2010, Melco Crown Gaming entered into six and another three interest rate swap agreements in 2008 and 2009 that expire in 2011 and 2012, respectively. Under the interest rate swap agreements, Melco Crown Gaming pays a fixed interest rate ranging from 1.96% to 4.74% per annum of the notional amount, and receives variable interest which is based on the applicable HIBOR for each on the payment date. As of December 31, 2009 and 2008, the notional amounts of the outstanding interest rate swap agreements amounted to $842,127 and $714,235, respectively.

These interest rate swap agreements were and are expected to remain highly effective in fixing the interest rate and qualify for cash flow hedge accounting. Therefore, there was no impact on consolidated statements of operations from changes in the fair value of the hedging instruments. Instead, the fair value of the instruments were recorded as assets or liabilities on the Company’s consolidated balance sheets, with an offsetting adjustment to the accumulated other comprehensive income (loss).

As of December 31, 2009 and 2008, the fair values of interest rate swap agreements were recorded as interest rate swap liabilities, of which $11,344 and nil were included in accrued expenses and other current liabilities and $16,727 and $34,733 were included in other long-term liabilities, respectively. The Company estimates that over the next twelve months, $23,855 of the net unrealized losses on the interest rate swaps will be reclassified from accumulated other comprehensive income (loss) into interest expenses.

12.	FAIR VALUE MEASUREMENTS

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other current assets, amounts due from (to) affiliated companies and shareholders, accounts payable, accrued expenses and other current liabilities approximate their fair values due to the short-term nature of these instruments. The carrying values of long-term debt, loans from shareholders and land use right payable approximate their fair values as they carry market interest rates. As of December 31, 2009, the Company did not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the consolidated financial statements. The Company’s financial assets and liabilities recorded at fair value have been categorized based upon the fair value in accordance with the accounting standards. The following fair value hierarchy table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

	Quoted Prices
	in Active	Significant
	Market for	Other	Significant
	Identical	Observable	Unobservable	Balance as of
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2009

Interest rate swap liabilities	$—	$28,071	$—	$28,071

The Company has seventeen interest rate swap agreements. Eight of the interest rate swap agreements which expire in 2010 with an aggregate fair value of $11,344 were recorded as accrued expenses and other current liabilities. The remaining nine interest rate swap agreements with an aggregate fair value of $16,727 which expire in 2011 and 2012 accordingly were recorded as other long-term liabilities in the consolidated balance sheet. The fair values of the interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields. Since significant observable inputs are used in the valuation model, the interest rate swap arrangements are considered a level 2 item in the fair value hierarchy.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

13.	CAPITAL STRUCTURE

On January 8, 2007, the Company issued 9,037,500 ADSs, representing 27,112,500 ordinary shares, pursuant to the underwriters’ option to subscribe these ADSs from the Company to cover over-allotments of the ADSs in its initial public offering in December 2006.

On November 6, 2007, the Company offered 37,500,000 ADSs, representing 112,500,000 ordinary shares, to the public in a follow-on offering.

On May 1, 2009, the Company issued 67,500,000 ordinary shares and 22,500,000 ADSs, representing a total of 135,000,000 ordinary shares, to the public in a follow-on offering with a net proceed after deducting the offering expenses amounted to $174,417.

On May 19, 2009, the Company approved the resolution to increase the authorized share capital from 1.5 billion ordinary shares of a nominal or par value of USD0.01 each to 2.5 billion ordinary shares of a nominal or par value of USD0.01 each.

On August 18, 2009, the Company issued an additional 42,718,445 ADSs, representing 128,155,335 ordinary shares, to the public in a further follow-on offering with a net proceed after deducting the offering expenses amounted to $209,112.

In connection with the Company’s restricted shares granted as disclosed in Note 15 to the consolidated financial statements, 8,297,110, 226,317 and 395,256 ordinary shares were vested and issued during the years ended December 31, 2009, 2008 and 2007, respectively.

The Company issued 2,614,706 and 385,180 ordinary shares to its depository bank for issuance to employees upon their future exercise of vested restricted shares and share options during the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, 2,528,319 of these ordinary shares have been issued to employees and the balance of 471,567 ordinary shares continues to be held by the Company for future issuance.

As of December 31, 2009 and 2008, the Company had 1,595,145,983 and 1,321,165,219 ordinary shares issued and outstanding, respectively.

14.	INCOME TAX CREDIT

The Company and certain subsidiaries are exempt from tax in the Cayman Islands or British Virgin Islands, where they are incorporated, however, the Company is subject to Hong Kong Profits Tax on its activities conducted in Hong Kong. Certain subsidiaries incorporated or conducting businesses in Hong Kong, Macau, the United States of America and other jurisdictions are subject to Hong Kong Profits Tax, Macau Complementary Tax, income tax in the United States of America and in other jurisdictions, respectively during the years ended December 31, 2009, 2008 and 2007.

Pursuant to the approval notices issued by Macau government dated June 7, 2007, Melco Crown Gaming has been exempted from Macau Complementary Tax for income generated from gaming operations for five years commencing from 2007 to 2011.

The Macau government has granted to a subsidiary of the Company, Altira Hotel Limited, the declaration of utility purpose benefit in 2007, pursuant to which, for a period of 12 years, it is entitled to a vehicle and property tax holiday on any vehicles and immovable property that it owns or has been granted. Under such tax holiday, it will also be allowed to double the maximum rates applicable regarding depreciation and reintegration for purposes of assessment of Macau Complementary Tax.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	INCOME TAX CREDIT — (Continued)

The provision for income tax consisted of:

	Year Ended December 31,
	2009	2008	2007

Income tax provision for current year:
Macau Complementary Tax	$190	$—	$—
Hong Kong Profits Tax	731	892	1,301

Sub-total	921	892	1,301

Under (over) provision of income tax in prior years:
Macau Complementary Tax	$2	$—	$—
Hong Kong Profits Tax	351	(239)	—

Sub-total	353	(239)	—

Deferred tax (credit) charge:
Macau Complementary Tax	$(1,537)	$(2,038)	$(2,812)
Hong Kong Profits Tax	131	(85)	57

Sub-total	(1,406)	(2,123)	(2,755)

Total income tax credit	$(132)	$(1,470)	$(1,454)

A reconciliation of the income tax credit to loss before income tax per the consolidated statements of operations is as follows:

	Year Ended December 31,
	2009	2008	2007

Loss before income tax	$(308,593)	$(3,933)	$(179,605)
Macau Complementary Tax rate	12%	12%	12%
Income tax credit at Macau Complementary Tax rate	(37,031)	(472)	(21,553)
Effect of different tax rates of subsidiaries operating in other jurisdiction	235	126	641
Under (over) provision in prior year	353	(239)	—
Effect of income for which no income tax expense is payable	(633)	(1,102)	(2,671)
Effect of expense for which no income tax benefit is receivable	2,978	779	1,048
Effect of tax holiday granted by Macau government	—	(8,855)	—
Losses that cannot be carried forward	15,639	—	20,045
Change in valuation allowance	18,327	8,293	1,036

	$(132)	$(1,470)	$(1,454)

Macau Complementary Tax and Hong Kong Profits Tax have been provided at 12% (2008 and 2007: 12%) and 16.5% (2008: 16.5% and 2007: 17.5%) on the estimated taxable income earned in or derived from Macau and Hong Kong, respectively during the relevant years, if applicable. No provision of the income tax in the United States of America and other jurisdictions as the subsidiaries incurred tax loss for the years ended December 31, 2009, 2008 and 2007 where they operate.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	INCOME TAX CREDIT — (Continued)

Melco Crown Gaming has been granted with tax holidays on casino gaming profits by the Macau government in 2007. Melco Crown Gaming reported net loss during the years ended December 31, 2009 and 2007 which had no impact to the basic and diluted loss per share of the Company. During the year ended December 31, 2008, Melco Crown Gaming reported net income and had the Company been required to pay such taxes, the Company’s consolidated net loss for the year ended December 31, 2008 would have been increased by $8,855 and basic and diluted loss per share would have reported additional loss of $0.007 per share. The Company’s non-gaming profits remain subject to the Macau Complementary Tax and its casino revenues remain subject to the Macau special gaming tax and other levies in accordance with its concession agreement.

The negative effective tax rates for the years ended December 31, 2009, 2008 and 2007 were 0.04%, 37.4% and 0.8%, respectively. The negative effective tax rate for the years ended December 31, 2009, 2008 and 2007 differ from the statutory Macau Complementary Tax rate of 12% primarily due to the effect of change in valuation allowance for the relevant years together with impact of net loss of Melco Crown Gaming during the years ended December 31, 2009 and 2007 and tax exemption granted by the Macau government as described in the preceding paragraph during the year ended December 31, 2008.

The deferred income tax assets and liabilities as of December 31, 2009 and 2008, consisted of the following:

	December 31,
	2009	2008

Deferred income tax assets
Net operating loss carryforwards	$33,085	$16,088
Depreciation and amortization	—	28

Sub-total	33,085	16,116

Valuation allowance
Current	(7,311)	(1,330)
Long-term	(25,774)	(14,758)

Sub-total	(33,085)	(16,088)

Total net deferred income tax assets	$—	$28

Deferred income tax liabilities
Land use rights	$(17,149)	$(18,686)
Intangible assets	(505)	(505)
Unrealized capital allowance	(103)	—

Net deferred income tax liabilities	$(17,757)	$(19,191)

As of December 31, 2009 and 2008, valuation allowance of $33,085 and $16,088 were provided respectively, as management does not believe that it is more likely than not that these deferred tax assets will be realized. As of December 31, 2009, operating loss carry forwards amounting to $60,930, $62,055 and $152,725 will expire in 2010, 2011 and 2012, respectively. Operating tax loss of $11,085 has expired during the year ended December 31, 2009.

Deferred tax, where applicable, is provided under the liability method at the enacted statutory income tax rate of the respective tax jurisdictions, applicable to the respective financial years, on the difference between the consolidated financial statements carrying amounts and income tax base of assets and liabilities.

An evaluation of the tax position for recognition was conducted by the Company by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	INCOME TAX CREDIT — (Continued)

resolution of related appeals or litigation processes, if any. Uncertain tax benefits associated with the tax positions were measured based solely on the technical merits of being sustained on examinations. The Company concluded that there was no significant uncertain tax position requiring recognition in the consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and there is no material unrecognized tax benefit which would favourably affect the effective income tax rate in future periods. As of December 31, 2009 and 2008, there was no interest and penalties related to uncertain tax positions being recognized in the consolidated financial statements. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefit within the next twelve months.

The positions for tax years 2009, 2008 and 2007 remain open and subject to examination by the Hong Kong, Macau, and the United States of America and other jurisdictions’ tax authorities until the statue of limitations expire in each corresponding jurisdiction.

15.	SHARE-BASED COMPENSATION

The Company has adopted a share incentive plan in 2006, to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants and to promote the success of its business. Under the share incentive plan, the Company may grant either options to purchase the Company’s ordinary shares or restricted shares. The plan administrator will determine the exercise price of an option and set forth the price in the award agreement. The exercise price may be a fixed or variable price related to the fair market value of the Company’s ordinary shares. If the Company grants an incentive share option to an employee who, at the time of that grant, owns shares representing more than 10% of the voting power of all classes of its share capital, the exercise price cannot be less than 110% of the fair market value of its ordinary shares on the date of that grant. The term of an award shall not exceed 10 years from the date of the grant. The maximum aggregate number of shares which may be issued pursuant to all awards (including shares issuable upon exercise of options) is 100,000,000 over 10 years. The Board of Directors of the Company has approved the removal of the maximum award amount of 50,000,000 shares over the first five years. The removal of such maximum limit for the first five years was approved by the shareholders of the Company at the general meeting held in May 2009. As of December 31, 2009 and 2008, 62,964,552 shares and 69,570,105 shares out of 100,000,000 shares remain available for the grant of stock options or restricted shares respectively.

The Company granted ordinary share options to certain personnel during the years ended December 31, 2009 and 2008 with exercise price determined at the closing price of the date of grant. During the year ended December 31, 2007, the exercise price of share options granted in September 2007 were determined at the closing price preceding the date of grant; and exercise price of share options granted in November 2007 were determined at the higher of the average of the closing price for the five trading days following from the date of grant and the closing price on the fifth trading day. These ordinary share options became exercisable over different vesting periods ranging from three years to five years with different vesting scale. The ordinary share options granted expire 10 years after the date of grant, except for options granted in the exchange program, described below, which have a range of 7.7 to 8.3 year life.

During the year ended December 31, 2009, the Board of Directors of the Company approved a proposal to allow for a one-time stock option exchange program, designed to provide eligible employees an opportunity to exchange certain outstanding underwater stock options for a lesser amount of new stock options to be granted with lower exercise prices. Stock options eligible for exchange were those that were granted on or prior to April 11, 2008 under the Company’s share incentive plan in 2006. A total of approximately 5.4 million eligible stock options were tendered by employees, representing 94% of the total stock options eligible for exchange. The Company granted an aggregate of approximately 3.6 million new stock options in exchange for the eligible stock options surrendered. The exercise price of the new stock options was $1.43, which was the closing price of the Company’s ordinary share

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

15.	SHARE-BASED COMPENSATION — (Continued)

on the grant date. No incremental stock option expense was recognized for the exchange because the fair value of the new options, using Black-Scholes valuation model, was approximately equal to the fair value of the surrendered options they replaced. The significant assumptions used to determine the fair value of the new options includes expected dividend of nil, expected stock price volatility of 87.29%, risk-free interest rate of 2.11% and expected average life of 5.6 years.

During the year ended December 31, 2009, the Company settled bonus provision related to the year ended December 31, 2008 to senior level employees with approximately 6.4 million restricted shares granted and vested on the same date in 2009. The total fair value of those restricted shares amounted to $6,914 and approximated the bonus balance accrued as of December 31, 2008 in the consolidated balance sheet.

The Company has also granted restricted shares to certain personnel during the years ended December 31, 2009, 2008 and 2007. These restricted shares have a vesting period ranging from six months to five years. The grant date fair value is determined with reference to the market closing price at date of grant as adjusted by the factor that these restricted shares are not entitled to dividends during the vesting period.

The Company uses the Black-Scholes valuation model to determine the estimated fair value for each option grant issued, with highly subjective assumptions, changes in which could materially affect the estimated fair value. Expected volatility is based on the historical volatility of a peer group of publicly traded companies. Expected term is based upon the vesting term or the historical of expected term of publicly traded companies. The risk-free interest rate used for each period presented is based on the United States of America Treasury yield curve at the time of grant for the period equal to the expected term.

The fair value per option was estimated at the date of grant using the following weighted-average assumptions (excludes options granted in the 2009 stock option exchange program described above):

	December 31,
	2009	2008	2007

Expected dividend yield	—	—	—
Expected stock price volatility	74.60%	57.65%	38.26%
Risk-free interest rate	1.45%	1.67%	3.96%
Forfeiture rate	—	—	—
Expected average life of options (years)	5.5	4.7	5.2

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

15.	SHARE-BASED COMPENSATION — (Continued)

Share Options

A summary of share options activity under the share incentive plan as of December 31, 2009 and 2008, and changes during the years ended December 31, 2009, 2008 and 2007 are presented below:

			Weighted-
		Weighted-	Average
	Number of	Average	Remaining	Aggregate
	Share	Exercise Price	Contractual	Intrinsic
	Options	per Share	Term	Value

Outstanding at January 1, 2007	—	—
Granted	3,908,390	$5.02
Exercised	—	—
Forfeited	(191,514)	$5.06
Expired	—	—

Outstanding at December 31, 2007	3,716,876	$5.02
Granted	20,558,343	$1.83
Exercised	—	—
Forfeited	(2,003,178)	$4.34
Expired	(1,795)	$5.06

Outstanding at December 31, 2008	22,270,246	$2.14
Granted	4,792,536	$1.07
Granted under option exchange program	3,612,327	$1.43
Exercised	—	—
Forfeited	(2,809,419)	$1.93
Expired	(104,738)	$4.58
Cancelled under option exchange program	(5,418,554)	$4.39

Outstanding at December 31, 2009	22,342,398	$1.26	8.8	$1,600

Exercisable at December 31, 2009	364,950	$4.62	7.9	—

A summary of share options vested and expected to vest at December 31, 2009 are presented below:

Vested
Weighted-
		Weighted-	Average
	Number of	Average	Remaining	Aggregate
	Share	Exercise Price	Contractual	Intrinsic
	Options	per Share	Term	Value

Range of exercise prices per share ($4.01-$5.06) (Note)	364,950	$4.62	7.9	—

Note:  1,593,810 share options vested during the year ended December 31, 2009 of which 104,738 share options expired. In addition, 1,507,507 vested share options were cancelled under the option exchange program during the year ended December 31, 2009.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

15.	SHARE-BASED COMPENSATION — (Continued)

Share Options — (Continued)

Expected to Vest
Weighted-
		Weighted-	Average
	Number of	Average	Remaining	Aggregate
	Share	Exercise Price	Contractual	Intrinsic
	Options	per Share	Term	Value

Range of exercise prices per share ($1.01-$5.06)	21,977,448	$1.21	8.8	$1,600

The weighted-average fair value of share options granted during the years ended December 31, 2009 (excludes options granted in the 2009 stock option exchange program), 2008 and 2007 were $0.67, $0.80 and $1.64, respectively. No share options were exercised during the years ended December 31, 2009, 2008 and 2007 and therefore no cash proceeds and tax benefits were recognized.

As of December 31, 2009, there was $16,782 unrecognized compensation costs related to unvested share options. The costs are expected to be recognized over a weighted-average period of 2.71 years.

Restricted Shares

A summary of the status of the share incentive plan’s restricted shares as of December 31, 2009, and changes during the years ended December 31, 2009, 2008 and 2007 are presented below:

		Weighted-
	Number of	Average
	Restricted	Grant Date
	Shares	Fair Value

Unvested at January 1, 2007	2,532,010	$6.33
Granted	—	—
Vested	(395,256)	6.33
Forfeited	(130,310)	6.33

Unvested at December 31, 2007 and January 1, 2008	2,006,444	$6.33
Granted	6,529,844	1.30
Vested	(226,317)	6.33
Forfeited	(771,895)	5.88

Unvested at December 31, 2008 and January 1, 2009	7,538,076	$2.02
Granted	7,071,741	1.09
Vested	(10,825,445)	1.61
Forfeited	(538,341)	1.61

Unvested at December 31, 2009	3,246,031	$1.41

The total fair values at date of grant of the restricted shares vested during the years ended December 31, 2009, 2008 and 2007 were $17,433, $1,433 and $2,502, respectively.

As of December 31, 2009, there was $2,901 of unrecognized compensation costs related to restricted shares. The costs are expected to be recognized over a weighted-average period of 2.3 years.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

15.	SHARE-BASED COMPENSATION — (Continued)

Restricted Shares — (Continued)

The impact of share options and restricted shares for the years ended December 31, 2009, 2008 and 2007 recognized in the consolidated financial statements were as follows:

	Year Ended December 31,
	2009	2008	2007

Share options	$5,169	$2,598	$518
Restricted shares	6,638	4,420	4,828

Total share-based compensation expenses	11,807	7,018	5,346
Less: share-based compensation expenses capitalized	(422)	(163)	(90)

Share-based compensation recognized in general and administrative expenses	$11,385	$6,855	$5,256

16.	EMPLOYEE BENEFIT PLANS

The Company provides defined contribution plans for their employees in Macau, Hong Kong, United States of America and Singapore. For the years ended December 31, 2009, 2008 and 2007, the Company’s contributions into the provident fund were $5,012, $4,584 and $1,495, respectively.

17.	DISTRIBUTION OF PROFITS

All subsidiaries incorporated in Macau are required to set aside a minimum of 10% to 25% of the entity’s profit after taxation to the legal reserve until the balance of the legal reserve reaches a level equivalent to 25% to 50% of the entity’s share capital in accordance with the provisions of the Macau Commercial Code. The legal reserve sets aside an amount from the subsidiaries’ statements of operations and is not available for distribution to the shareholders of the subsidiaries. The appropriation of legal reserve is recorded in the subsidiaries’ financial statements in the year in which it is approved by the boards of directors of the relevant subsidiaries. As of December 31, 2009 and 2008, the balance of the reserve amounted to $3 in each of those years.

The City of Dreams Project Facility signed in September 2007 contains restrictions on payment of dividends for the Borrowing Group. There is a restriction on paying dividends during the construction phase of the City of Dreams project. Upon completion of the construction of the City of Dreams, the relevant subsidiaries will only be able to pay dividends if they satisfy certain financial tests and conditions.

18.	COMMITMENTS AND CONTINGENCIES

(a)	Capital Commitments

As of December 31, 2009, the Company had capital commitments contracted for but not provided mainly for the construction and acquisition of property and equipment for the City of Dreams project totaling $32,602.

Melco Crown (COD) Developments and Melco Crown Gaming, subsidiaries of the Company, accepted in principle an offer from the Macau government to acquire the Cotai Land in Macau, where the City of Dreams site located, for approximately $105,091, with $37,437 paid at signing of the government lease in February 2008. In August 2008, Melco Crown (COD) Developments obtained the official title of this land use right for approximately $105,091, of which $58,340 has been paid as of December 31, 2009 and the remaining amount of $46,751, accrued with 5% interest per annum, will be paid in six biannual instalments. In November 2009, Melco Crown (COD) Developments and Melco Crown Gaming accepted in principle the initial terms for the revision of the land lease

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

18.	COMMITMENTS AND CONTINGENCIES — (Continued)

(a)	Capital Commitments — (Continued)

agreement from the Macau government and recognized additional land premium of $32,118 payable to the Macau government for the increased developable gross floor area of Cotai Land for City of Dreams. The total outstanding balances of the land use right has been included in accrued expenses and other current liabilities in an amount of $29,781 and in land use right payable in an amount of $39,432, respectively as of December 31, 2009. A guarantee deposit of approximately $424 was also paid upon signing of the government lease in February 2008. According to the terms of the revised offer from the Macau government, payment in the form of government land use fees in an aggregate amount of $1,185 per annum is payable to the Macau government and such amount may be adjusted every five years as agreed between the Macau government and Melco Crown (COD) Developments, using the applicable market rates in effect at the time of the adjustment. As of December 31, 2009, the Company’s total commitments of payment in form of government land use fees for the City of Dreams site was $27,938. In March 2010, Melco Crown (COD) Developments and Melco Crown Gaming accepted the final terms for the revision of the land lease agreement and fully paid the additional land premium to the Macau government. Following the publication in the Macau official gazette of such revision, the land grant amendment process will be complete.

In 2006, the Macau government had officially granted the Taipa Land to Altira Developments Limited (“Altira Developments”), a subsidiary of the Company. A guarantee deposit of approximately $20 was paid upon signing of the lease in 2006. Payment in the form of government land use fees in an aggregate amount of $171 per annum became payable to the Macau government and such amount may be adjusted every five years as agreed between the Macau government and Altira Developments, using the applicable market rates in effect at the time of the adjustment. As of December 31, 2009, the Company’s total commitments of payment in form of government land use fees for the Altira Macau site was $3,624.

(b)	Lease Commitments and Other Arrangements

Operating Leases — As a lessee

The Company leases office space, Mocha Club sites, staff quarters and certain equipment under non-cancellable operating lease agreements that expire at various dates through December 2021. Those lease agreements provide for periodic rental increases based on both contractual agreed incremental rates and on the general inflation rate once agreed by the Company and its lessor. During the years ended December 31, 2009, 2008 and 2007, the Company incurred rental expenses amounting to $14,557, $12,060 and $11,716, respectively.

As of December 31, 2009, minimum lease payments under all non-cancellable leases were as follows:

Year Ending December 31,

2010	$10,013
2011	6,306
2012	5,318
2013	5,182
2014	3,853
Over 2014	9,667

Total minimum lease payments	$40,339

As grantor of operating and right to use arrangement

The Company entered into non-cancellable operating and right to use agreements for mall spaces in the City of Dreams site with various retailers that expire at various dates through May 2016. Certain of the operating and right

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

18.	COMMITMENTS AND CONTINGENCIES — (Continued)

(b)	Lease Commitments and Other Arrangements — (Continued)

As grantor of operating and right to use arrangement — (Continued)

to use agreements include minimum base fee and operating fee with escalated contingent fee clauses. During the years ended December 31, 2009, 2008 and 2007, the Company received contingent fees amount to $5,547, nil and nil, respectively.

As of December 31, 2009, minimum future fees to be received under all non-cancellable operating and right to use agreements were as follows:

Year Ending December 31,

2010	$8,293
2011	8,287
2012	7,793
2013	7,185
2014	7,182
Over 2014	4,590

Total minimum future fees to be received	$43,330

The total minimum future fees do not include the escalated contingent fee clauses.

(c)	Other Commitments

On September 8, 2006, the Macau government granted a gaming subconcession to Melco Crown Gaming to operate the gaming business in Macau. Pursuant to the gaming subconcession agreement, Melco Crown Gaming has committed to the following:

i) To make a minimum investment in Macau of $499,164 (MOP 4,000,000,000) by December 2010.

ii) To pay the Macau government a fixed annual premium of $3,744 (MOP30,000,000) starting from June 26, 2009 or earlier, if the hotel, casino and resort projects operated by the Company’s subsidiaries are not completed by then.

iii) To pay the Macau government a variable premium depending on the number and type of gaming tables and gaming machines that the Company operates. The variable premium is calculated as follows:

•	$37 (MOP300,000) per year for each gaming table (subject to a minimum of 100 tables) reserved exclusively for certain kind of games or to certain players;

•	$19 (MOP150,000) per year for each gaming table (subject to a minimum of 100 tables) not reserved exclusively for certain kind of games or to certain players; and

•	$0.1 (MOP1,000) per year for each electrical or mechanical gaming machine, including the slot machine.

iv) To pay the Macau government a sum of 1.6% of the gross revenues of the gaming business operations on a monthly basis, that will be made available to a public foundation for the promotion, development and study of social, cultural, economic, educational, scientific, academic and charity activities, to be determined by the Macau government.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

18.	COMMITMENTS AND CONTINGENCIES — (Continued)

(c)	Other Commitments — (Continued)

v) To pay the Macau government a sum of 2.4% of the gross revenues of the gaming business operations on a monthly basis, which will be used for urban development, tourist promotion and the social security of Macau.

vi) To pay special gaming tax to the Macau government of an amount equal to 35% of the gross revenues of the gaming business operations on a monthly basis.

vii) Melco Crown Gaming must maintain two bank guarantees issued by a specific bank with the Macau government as the beneficiary in a maximum amount of $62,395 (MOP500,000,000) from September 8, 2006 to September 8, 2011 and a maximum amount of $37,437 (MOP300,000,000) from that date until the 180th day after the termination date of the gaming subconcession. A sum of 1.75% of the guarantee amount will be payable by Melco Crown Gaming quarterly to such bank.

As of December 31, 2009, the Company had other commitments contracted for but not provided in respect of shuttle buses and limousines services mainly for the operations of Altira Macau and the City of Dreams projects totaling $2,590. Expenses for the shuttle buses and limousines services during the years ended December 31, 2009 and 2008 amounted to $10,653 and $3,457, respectively.

As of December 31, 2009, the Company had other commitments contracted for but not provided in respect of cleaning, maintenance, consulting, marketing and other services mainly for the operations of Altira Macau and the City of Dreams projects totaling $4,786. Expenses for such services during the years ended December 31, 2009 and 2008 amounted to $5,561 and $2,432, respectively.

As of December 31, 2009, the Company had other commitments contracted but not provided in respect of trademark and memorabilia license fee for operations of City of Dreams hotels and casino totalling $8,479. Expenses for the trademark and memorabilia license fee during the years ended 31 December 2009 and 2008 amounted to $889 and nil, respectively.

(d)	Contingencies

As of December 31, 2009, the Melco Crown Gaming has issued a promissory note (“livranca”) of $68,635 (MOP550,000,000) to a bank in respect of bank guarantees issued to the Macau government as disclosed in Note
18(c)(vii) to the consolidated financial statements.

As of December 31, 2009, the Company has entered into two deeds of guarantee with third parties to guarantee certain payment obligations of the City of Dreams’ operations amounted to $10,000.

As of December 31, 2009, the Company has entered into a bank guarantee issued to the Macau government amounting to $22,462 (MOP180,000,000) to guarantee payment of additional land premium payable as disclosed in Note 8 to the consolidated financial statements.

(e)	Litigation

The Company is currently a party to certain legal proceedings which relate to matters arising out of the ordinary course of its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position or results of operations.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

19.	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2009, 2008 and 2007, the Company entered into the following material related party transactions:

	Year Ended December 31,
	2009	2008	2007

Amounts paid/payable to affiliated companies
Advertising and promotional expenses	$211	$597	$65
Consultancy fee capitalized in construction in progress	1,312	246	2,294
Consultancy fee recognized as expense	1,301	1,168	4,150
Management fees	45	1,698	—
Network support fee	28	52	238
Office rental	2,354	1,466	1,114
Operating and office supplies	257	255	707
Project management fees capitalized in construction in progress	—	—	1,442
Property and equipment	59,482	16,327	12,141
Repairs and maintenance	87	655	41
Service fee expense	748	781	—
Traveling expense capitalized in construction in progress	65	66	—
Traveling expense recognized as expense	2,809	1,387	746

Amounts received/receivable from affiliated companies
Other service fee income	896	276	—
Rooms and food and beverage income	23	100	41
Sales proceeds for disposal of property and equipment	—	2,788	—

Amounts paid/payable to shareholders
Interest charges capitalized in construction in progress	963	3,367	4,167
Interest charges recognized as expense	215	—	758

Details of those material related party transactions provided in the table above are as follows:

(a)	Amounts Due From Affiliated Companies

Melco’s subsidiary and its associated company — Melco’s subsidiary and its associated company purchased rooms and food and beverage services from the Company during the years ended December 31, 2009, 2008 and 2007. Property and equipment was purchased from Melco’s associated company during the year ended December 31, 2009. The outstanding balances due from Melco’s subsidiary and its associated company as of December 31, 2009 and 2008 were $1 and $28, respectively, and the amounts were unsecured, non-interest bearing and repayable on demand.

(b)	Amounts Due To Affiliated Companies

Elixir International Limited, or Elixir — The Company purchased property and equipment and services including repairs and maintenance, operating and office supplies, network support and consultancy from Elixir, a wholly-owned subsidiary of Melco, primarily related to the Altira Macau and City of Dreams projects during the years ended December 31, 2009, 2008 and 2007. Certain gaming machines were sold to Elixir during the year ended December 31, 2008 and Elixir purchased rooms and food and beverage services from the Company during the years ended December 31, 2009, 2008 and 2007. As of December 31, 2009, the outstanding balance due to Elixir of

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

19.	RELATED PARTY TRANSACTIONS — (Continued)

(b)	Amounts Due To Affiliated Companies — (Continued)

$5,046. As of December 31, 2008, the outstanding balance was a receivable from Elixir of $622. These amounts were unsecured, non-interest bearing and repayable on demand.

Sociedade de Turismo e Diversões de Macau, S.A.R.L., or STDM and its subsidiaries (together with STDM referred to STDM Group) and Shun Tak Holdings Limited and its subsidiaries (referred to Shun Tak Group) — The Company incurred expenses associated with its use of STDM and Shun Tak Group ferry and hotel accommodation services within Hong Kong and Macau during the years ended December 31, 2009, 2008 and 2007. Relatives of Mr. Lawrence Ho, the Company’s Co-Chairman and Chief Executive Officer, have beneficial interests within those companies. The traveling expenses in connection with construction of the Altira Macau and City of Dreams projects were capitalized as costs related to construction in progress during the construction period. STDM Group and Shun Tak Group provided advertising and promotional services to the Company during the years ended December 31, 2009, 2008 and 2007. The Company incurred rental expense from leasing office premises from STDM Group and Shun Tak Group during the years ended December 31, 2009, 2008 and 2007. As of December 31, 2009 and 2008, the outstanding balances due to STDM Group of $171 and $215 and Shun Tak Group of $440 and $8, respectively, were unsecured, non-interest bearing and repayable on demand.

Melco’s subsidiaries and its associated companies — Melco’s subsidiaries and its associated companies provided services to the Company primarily for the construction of Altira Macau and City of Dreams projects and the operations which included management of general and administrative matters for the years ended December 31, 2009, 2008 and 2007, consultancy fees during the years ended December 31, 2009 and 2008, and advertising and promotion, network support, system maintenance and administration support and repairs and maintenance fee during the years ended December 31, 2008 and 2007. The Company incurred rental expense from leasing office premises from Melco’s subsidiaries during the years ended December 31, 2009, 2008 and 2007. The Company purchased property and equipment from Melco’s subsidiaries and its associated companies during the years ended December 31, 2009, 2008 and 2007 and purchased operating and office supplies during the years ended December 31, 2008 and 2007. The Company reimbursed Melco’s subsidiaries for service fees incurred on its behalf for rental, office administration, travel and security coverage for the operation of the office of the Company’s Chief Executive Officer during the years ended December 31, 2009 and 2008. Melco’s subsidiaries and its associated companies purchased rooms and food and beverage services from the Company during the years ended December 31, 2009, 2008 and 2007. Other service fee income was received from Melco’s subsidiary during the year ended December 31, 2009. Melco’s subsidiaries fees charged for management of general administrative services, project management and consultancy, were determined based on actual cost incurred during the year ended December 31, 2007. The project management fee and consultancy fee in connection with the construction of Altira Macau and City of Dreams projects were capitalized as costs related to construction in progress during the construction period during the year ended December, 31, 2007 and no further project management fee incurred for 2008 and 2009.

As of December 31, 2009 and 2008, the outstanding balances due to Melco’s subsidiaries and its associated companies of $720 and $1,507, respectively, were unsecured, non-interest bearing and repayable on demand.

Lisboa Holdings Limited, or Lisboa and Sociedade de Jogos de Macau S.A., or SJM — During the years ended December 31, 2009, 2008 and 2007, the Company paid rental expenses and service fees for Mocha Clubs gaming premises to Lisboa and SJM, companies in which a relative of Mr. Lawrence Ho has beneficial interest. There was no outstanding balance as of December 31, 2009 and 2008.

Crown’s subsidiary — Crown’s subsidiary provided services to the Company primarily for the construction of Altira Macau and City of Dreams projects and the operations which included general consultancy and management of sale representative offices during the years ended December 31, 2009, 2008 and 2007. Part of the consultancy

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

19.	RELATED PARTY TRANSACTIONS — (Continued)

(b)	Amounts Due To Affiliated Companies — (Continued)

charges was capitalized as costs related to construction in progress during construction period for the years ended December 31, 2009, 2008 and 2007. The Company reimbursed Crown’s subsidiary for associated costs including traveling expenses during the years ended December 31, 2009, 2008 and 2007. The Company purchased property and equipment from Crown’s subsidiary during the years ended December 31, 2009, 2008 and 2007. The Company received other service fee income from Crown’s subsidiary during the years ended December 31, 2009 and 2008. Crown’s subsidiary purchased rooms and food and beverage services from the Company during the years ended December 31, 2008 and 2007. As of December 31, 2009 and 2008, the outstanding balances due to Crown’s subsidiary of $975 and $241, respectively, were unsecured, non-interest bearing and repayable on demand.

Shuffle Master Asia Limited, or Shuffle Master, and Stargames Corporation Pty. Limited, or Stargames — The Company purchased spare parts, property and equipment and lease of equipment with Shuffle Master during the years ended December 31, 2009, 2008 and 2007. The Company incurred repairs and maintenance expense with Shuffle Master and Stargames during the year ended December 31, 2008 and purchased property and equipment and lease of equipment with Stargames during the year ended December 31, 2007, in which the Company’s former Chief Operating Officer during this period was an independent non-executive director of its parent company. There was no outstanding balance with Stargames as of December 31, 2009 and 2008. As of December 31, 2009 and 2008, the outstanding balances due to Shuffle Master of nil and $4, respectively, were unsecured, non-interest bearing and repayable on demand.

Chang Wah Garment Manufacturing Company Limited, or Chang Wah — The Company purchased uniforms from Chang Wah during the years ended December 31, 2009 and 2008, a company in which a relative of Mr. Lawrence Ho has beneficial interest, for Altira Macau and the City of Dreams projects. As of December 31, 2009 and 2008, the outstanding balance due to Chang Wah of $32 and $10, respectively, were unsecured, non-interest bearing and repayable on demand.

MGM Grand Paradise Limited, or MGM — The Company paid rental expenses and purchased property and equipment from MGM during the year ended December 31, 2009, a company in which a relative of Mr. Lawrence Ho has beneficial interest, for the City of Dreams project. There was no outstanding balance with MGM as of December 31, 2009.

(c)	Amounts Due To/Loans From Shareholders

Melco and Crown provided loans to the Company mainly used for working capital purposes, for the acquisition of the Altira Macau and the City of Dreams sites and for construction of Altira Macau and City of Dreams.

The outstanding loan balances due to Melco as of December 31, 2009 and 2008 amounted to $74,367 in each of those years, were unsecured and interest bearing at 3-months HIBOR per annum and at 3-months HIBOR plus 1.5% per annum only during the period from May 16, 2008 to May 15, 2009. As of December 31, 2009, the loan balance due to Melco was repayable in May 2011.

Melco purchased rooms and food and beverage services from the Company during the year ended December 31, 2009. The amounts of $17 and $916 due to Melco as of December 31, 2009 and 2008, respectively, mainly related to interest payable on the outstanding loan balances, were unsecured, non-interest bearing and repayable on demand.

The outstanding loan balances due to Crown as of December 31, 2009 and 2008 amounted to $41,280 in each of those years, were unsecured and interest bearing at 3-months HIBOR per annum. As of December 31, 2009, the loan balance due to Crown was repayable in May 2011.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

19.	RELATED PARTY TRANSACTIONS — (Continued)

(c)	Amounts Due To/Loans From Shareholders — (Continued)

The amounts of $8 and $116 due to Crown as of December 31, 2009 and 2008, respectively, related to interest payable on the outstanding loan balances, were unsecured, non-interest bearing and repayable on demand.

(d)   As disclosed in Note 7 to the consolidated financial statements, on May 17, 2006, MPEL Macau Peninsula entered into a conditional agreement to acquire a third development site located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal or Macau Peninsula site. The acquisition was through the purchase of the entire issued share capital of a company holding title to the Macau Peninsula site. Dr. Stanley Ho was one of the directors but held no shares in such company. Dr. Stanley Ho is the father of Mr. Lawrence Ho, the chairman of Melco until he resigned this position in March 2006. The title holding company holds the rights to the land lease of Macau Peninsula site which was approximately 6,480 square meters. The aggregate consideration was $192,802, payable in cash of which a deposit of $12,853 was paid upon signing of the sale and purchase agreement, financed from Melco and Crown, equally. The targeted completion date of July 27, 2009 for the acquisition of the Macau Peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement was refunded to the Company in December 2009.

20.	SEGMENT INFORMATION

The Company is principally engaged in the gaming and hospitality business. The chief operating decision maker monitors its operations and evaluates earnings by reviewing the assets and operations of Mocha Clubs, Altira Macau and City of Dreams. As of December 31, 2008, Mocha Clubs and Altira Macau were the two primary businesses of the Company. Subsequent to the opening of City of Dreams in June 2009, City of Dreams has become one of the three primary businesses of the Company as of December 31, 2009. Taipa Square Casino is included within Corporate and Others. All revenues were generated in Macau.

Total Assets

	December 31,
	2009	2008

Mocha Clubs	$144,455	$166,241
Altira Macau	594,743	617,383
City of Dreams	3,093,310	2,117,951
Corporate and Others	1,067,861	1,596,714

Total consolidated assets	$4,900,369	$4,498,289

Capital Expenditures

	Year Ended December 31,
	2009	2008	2007

Mocha Clubs	$11,448	$15,491	$13,297
Altira Macau	6,712	6,275	203,845
City of Dreams	808,424	1,148,098	519,522
Corporate and Others	2,152	21,334	4,219

Total capital expenditures	$828,736	$1,191,198	$740,883

For the years ended December 31, 2009, 2008 and 2007, there was no single customer that contributed more than 10% of the total revenues.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

20.	SEGMENT INFORMATION — (Continued)

The Company’s segment information on its results of operations for the following years is as follows:

	Year Ended December 31,
	2009	2008	2007

NET REVENUES
Mocha Clubs	$97,984	$91,967	$81,343
Altira Macau	658,043	1,313,047	277,153
City of Dreams	552,141	—	—
Corporate and Others	24,705	11,120	—

Total net revenues	1,332,873	1,416,134	358,496

ADJUSTED PROPERTY EBITDA(1)
Mocha Clubs	25,416	25,805	22,056
Altira Macau	13,702	162,487	(22,444)
City of Dreams	56,666	(23)	(314)

Total adjusted property EBITDA	95,784	188,269	(702)

OPERATING COSTS AND EXPENSES
Pre-opening costs	(91,882)	(21,821)	(40,032)
Amortization of gaming subconcession	(57,237)	(57,237)	(57,190)
Amortization of land use rights	(18,395)	(18,269)	(17,276)
Depreciation and amortization	(141,864)	(51,379)	(39,466)
Share-based compensation	(11,385)	(6,855)	(5,256)
Marketing expense relating to Altira Macau opening	—	—	(11,959)
Property charges and others	(7,040)	(290)	(387)
Corporate and others expenses	(40,028)	(31,244)	(23,549)

Total operating costs and expenses	(367,831)	(187,095)	(195,115)

OPERATING (LOSS) INCOME	(272,047)	1,174	(195,817)

NON-OPERATING (EXPENSES) INCOME
Interest income	498	8,215	18,640
Interest expenses, net of capitalized interest	(31,824)	—	(770)
Amortization of deferred financing costs	(5,974)	(765)	(1,005)
Loan commitment fees	(2,253)	(14,965)	(4,760)
Foreign exchange gain, net	491	1,436	3,832
Other income, net	2,516	972	275

Total non-operating (expenses) income	(36,546)	(5,107)	16,212

LOSS BEFORE INCOME TAX	(308,593)	(3,933)	(179,605)
INCOME TAX CREDIT	132	1,470	1,454

NET LOSS	$(308,461)	$(2,463)	$(178,151)

Note

(1)	“Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, other expenses (including pre-opening costs, share-based compensation, marketing expense relating to Altira Macau opening in May 2007, property charges and others, corporate and other expenses and non-operating income (expenses)). The chief operating decision maker used Adjusted property EBITDA to measure the operating performance of Mocha Clubs, Altira Macau and City of Dreams.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

In May 2010, MCE Finance Limited (formerly known as MPEL Holdings Limited, Melco PBL Holdings Limited and MPBL Limited) (“Issuer”), a subsidiary of MCE (the “Parent”), issued US$600 million in 10.25% senior notes due in 2018 (“Senior Notes”) and listed those Senior Notes on the Official List of the Singapore Exchange Securities Trading Limited. The Parent and its subsidiary, MPEL International Limited, fully and unconditionally and jointly and severally guaranteed the Senior Notes issued by the Issuer on a senior secured basis. Certain other indirect subsidiaries of the Issuer, including Melco Crown Gaming, fully and unconditionally and jointly and severally guaranteed the Senior Notes on a senior subordinated secured basis.

The Issuer and all subsidiary guarantors except Melco Crown Gaming are 100% directly or indirectly owned by the Parent guarantor. Certain Macau laws require companies limited by shares (sociedade anónima) incorporated in Macau to have a minimum of three shareholders, and all gaming concessionaires and subconcessionaires to be managed by a Macau permanent resident, the managing director, who must hold at least 10% of the share capital of the concessionaire or subconcessionaire. In accordance with such Macau laws, approximately 90% of the share capital of Melco Crown Gaming is indirectly owned by the Parent. While MCE complies with the Macau laws, Melco Crown Gaming is considered an indirectly 100% owned subsidiary of the Parent for purposes of the consolidated financial statements of the Parent because the economic interest of the 10% holding of the managing director is limited to, in aggregate with other class A shareholders, MOP 1 on the winding up or liquidation of Melco Crown Gaming and to receive an aggregate annual dividend of MOP 1. The City of Dreams Project Facility and the gaming subconcession agreement significantly restrict the Parent’s, the Issuer’s and the subsidiary guarantors’ ability to obtain funds from each other guarantor subsidiary in the form of a dividend or loan.

Condensed consolidating financial statements for the Parent, Issuer, guarantor subsidiaries and non-guarantor subsidiaries as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008, and 2007 are presented in the following tables. Information has been presented such that investments in subsidiaries, if any, are accounted for under the equity method and the principal elimination entries eliminate the investments in subsidiaries and intercompany balances and transactions. Additionally, the guarantor and non-guarantor subsidiaries are presented on a combined basis.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,358	$—	$177,057	$1,183	$—	$212,598
Restricted cash	—	—	233,085	3,034	—	236,119
Accounts receivables, net	—	—	299,700	—	—	299,700
Amounts due from affiliated companies	—	—	14	31	(44)	1
Intercompany receivables	64,676	—	10,069	176,169	(250,914)	—
Inventories	—	—	6,534	—	—	6,534
Prepaid expenses and other current assets	12,605	—	15,101	1,718	(9,656)	19,768

Total current assets	111,639	—	741,560	182,135	(260,614)	774,720

PROPERTY AND EQUIPMENT, NET	—	—	2,773,321	13,325	—	2,786,646
GAMING SUBCONCESSION, NET	—	—	713,979	—	—	713,979
INTANGIBLE ASSETS, NET	—	—	4,220	—	—	4,220
GOODWILL	—	—	81,915	—	—	81,915
INVESTMENTS IN SUBSIDIARIES	2,697,541	1,665,989	4,058,121	6,301	(8,427,952)	—
LONG-TERM PREPAYMENT AND DEPOSITS	1,178	—	50,685	502	—	52,365
DEFERRED FINANCING COST	—	—	38,948	—	—	38,948
LAND USE RIGHTS, NET	—	—	447,576	—	—	447,576

TOTAL	$2,810,358	$1,665,989	$8,910,325	$202,263	$(8,688,566)	$4,900,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$—	$8,719	$—	$—	$8,719
Accrued expenses and other current liabilities	3,302	—	500,273	3,848	(9,656)	497,767
Income tax payable	387	—	—	381	—	768
Current portion of long-term debt	—	—	44,504	—	—	44,504
Intercompany payables	180,336	1	64,185	6,392	(250,914)	—
Amounts due to affiliated companies	1,620	—	5,655	153	(44)	7,384
Amounts due to shareholders	22	—	—	3	—	25

Total current liabilities	185,667	1	623,336	10,777	(260,614)	559,167

LONG-TERM DEBT	—	—	1,638,703	—	—	1,638,703
OTHER LONG-TERM LIABILITIES	—	—	20,606	13	—	20,619
DEFERRED TAX LIABILITIES	—	—	17,654	103	—	17,757
ADVANCE FROM ULTIMATE HOLDING COMPANY	—	—	1,021,869	11,254	(1,033,123)	—
LOANS FROM SHAREHOLDERS	115,647	—	—	—	—	115,647
LAND USE RIGHT PAYABLE	—	—	39,432	—	—	39,432

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,509,044	1,665,988	5,548,725	180,116	(7,394,829)	2,509,044

TOTAL	$2,810,358	$1,665,989	$8,910,325	$202,263	$(8,688,566)	$4,900,369

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2008

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$163,014	$—	$645,839	$6,291	$—	$815,144
Restricted cash	—	—	67,977	—	—	67,977
Accounts receivables, net	—	—	72,755	—	—	72,755
Amounts due from affiliated companies	—	—	650	46	(46)	650
Intercompany receivables	580,423	—	6,066	149,663	(736,152)	—
Inventories	—	—	2,170	—	—	2,170
Prepaid expenses and other current assets	720	—	16,736	100	—	17,556

Total current assets	744,157	—	812,193	156,100	(736,198)	976,252

PROPERTY AND EQUIPMENT, NET	—	—	2,091,618	16,104	—	2,107,722
GAMING SUBCONCESSION, NET	—	—	771,216	—	—	771,216
INTANGIBLE ASSETS, NET	—	—	4,220	—	—	4,220
GOODWILL	—	—	81,915	—	—	81,915
INVESTMENTS IN SUBSIDIARIES	1,967,503	1,955,392	4,058,337	6,176	(7,987,408)	—
LONG-TERM PREPAYMENT AND DEPOSITS	1,715	—	58,803	376	—	60,894
DEFERRED TAX ASSETS	—	—	—	28	—	28
DEFERRED FINANCING COST	—	—	49,336	—	—	49,336
DEPOSIT FOR ACQUISITION OF LAND INTEREST	—	—	—	12,853	—	12,853
LAND USE RIGHTS, NET	—	—	433,853	—	—	433,853

TOTAL	$2,713,375	$1,955,392	$8,361,491	$191,637	$(8,723,606)	$4,498,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$—	$2,494	$—	$—	$2,494
Accrued expenses and other current liabilities	4,907	—	435,907	1,863	(6)	442,671
Income tax payable	1,296	—	—	658	—	1,954
Intercompany payables	180,336	1	552,053	3,762	(736,152)	—
Amounts due to affiliated companies	1,553	—	313	159	(40)	1,985
Amounts due to shareholders	1,032	—	—	—	—	1,032

Total current liabilities	189,124	1	990,767	6,442	(736,198)	450,136

LONG-TERM DEBT	—	—	1,412,516	—	—	1,412,516
OTHER LONG-TERM LIABILITIES	—	—	38,268	36	—	38,304
DEFERRED TAX LIABILITIES	—	—	19,191	—	—	19,191
ADVANCE FROM ULTIMATE HOLDING COMPANY	—	—	8,368	—	(8,368)	—
LOANS FROM SHAREHOLDERS	115,647	—	—	—	—	115,647
LAND USE RIGHT PAYABLE	—	—	53,891	—	—	53,891

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,408,604	1,955,391	5,838,490	185,159	(7,979,040)	2,408,604

TOTAL	$2,713,375	$1,955,392	$8,361,491	$191,637	$(8,723,606)	$4,498,289

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$1,304,634	$—	$—	$1,304,634
Rooms	—	—	42,598	—	(1,383)	41,215
Food and beverage	—	—	29,450	—	(1,270)	28,180
Entertainment, retail and others	—	—	10,103	1	1,773	11,877

Gross revenues	—	—	1,386,785	1	(880)	1,385,906
Less: promotional allowances	—	—	(53,033)	—	—	(53,033)

Net revenues	—	—	1,333,752	1	(880)	1,332,873

OPERATING COSTS AND EXPENSES
Casino	—	—	(1,130,887)	—	585	(1,130,302)
Rooms	—	—	(6,402)	—	45	(6,357)
Food and beverage	—	—	(16,936)	—	83	(16,853)
Entertainment, retail and others	—	—	(4,283)	—	279	(4,004)
General and administrative	(21,089)	—	(122,884)	(22,584)	35,571	(130,986)
Pre-opening costs	—	—	(91,994)	(530)	642	(91,882)
Amortization of gaming subconcession	—	—	(57,237)	—	—	(57,237)
Amortization of land use rights	—	—	(18,395)	—	—	(18,395)
Depreciation and amortization	—	—	(139,875)	(1,989)	—	(141,864)
Property charges and others	—	—	(4,185)	(2,855)	—	(7,040)

Total operating costs and expenses	(21,089)	—	(1,593,078)	(27,958)	37,205	(1,604,920)

OPERATING LOSS	(21,089)	—	(259,326)	(27,957)	36,325	(272,047)

NON-OPERATING (EXPENSES) INCOME
Interest (expenses) income, net	(119)	—	(31,208)	1	—	(31,326)
Other finance costs	—	—	(8,227)	—	—	(8,227)
Foreign exchange (loss) gain, net	(115)	—	711	(98)	(7)	491
Other income, net	15,127	—	303	23,404	(36,318)	2,516
Share of results of subsidiaries	(301,368)	(296,065)	(216)	—	597,649	—

Total non-operating (expenses) income	(286,475)	(296,065)	(38,637)	23,307	561,324	(36,546)

LOSS BEFORE INCOME TAX	(307,564)	(296,065)	(297,963)	(4,650)	597,649	(308,593)
INCOME TAX (EXPENSES) CREDIT	(897)	—	1,536	(507)	—	132

NET LOSS	$(308,461)	$(296,065)	$(296,427)	$(5,157)	$597,649	$(308,461)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2008

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$1,405,932	$—	$—	$1,405,932
Rooms	—	—	17,575	—	(491)	17,084
Food and beverage	—	—	16,480	—	(373)	16,107
Entertainment, retail and others	—	—	5,396	—	—	5,396

Gross revenues	—	—	1,445,383	—	(864)	1,444,519
Less: promotional allowances	—	—	(28,385)	—	—	(28,385)

Net revenues	—	—	1,416,998	—	(864)	1,416,134

OPERATING COSTS AND EXPENSES
Casino	—	—	(1,159,974)	—	44	(1,159,930)
Rooms	—	—	(1,359)	—	17	(1,342)
Food and beverage	—	—	(12,748)	—	3	(12,745)
Entertainment, retail and others	—	—	(1,240)	—	—	(1,240)
General and administrative	(22,115)	—	(90,990)	(12,997)	35,395	(90,707)
Pre-opening costs	—	—	(21,901)	(3)	83	(21,821)
Amortization of gaming subconcession	—	—	(57,237)	—	—	(57,237)
Amortization of land use rights	—	—	(18,269)	—	—	(18,269)
Depreciation and amortization	—	—	(50,485)	(894)	—	(51,379)
Property charges and others	—	—	(290)	—	—	(290)

Total operating costs and expenses	(22,115)	—	(1,414,493)	(13,894)	35,542	(1,414,960)

OPERATING (LOSS) INCOME	(22,115)	—	2,505	(13,894)	34,678	1,174

NON-OPERATING INCOME (EXPENSES)
Interest income, net	5,755	—	2,438	22	—	8,215
Other finance costs	—	—	(15,730)	—	—	(15,730)
Foreign exchange (loss) gain, net	(409)	—	1,865	(20)	—	1,436
Other income, net	18,291	—	6	17,353	(34,678)	972
Share of results of subsidiaries	(3,866)	(6,862)	(46)	—	10,774	—

Total non-operating income (expenses)	19,771	(6,862)	(11,467)	17,355	(23,904)	(5,107)

(LOSS) INCOME BEFORE INCOME TAX	(2,344)	(6,862)	(8,962)	3,461	10,774	(3,933)
INCOME TAX (EXPENSES) CREDIT	(119)	—	2,038	(449)	—	1,470

NET (LOSS) INCOME	$(2,463)	$(6,862)	$(6,924)	$3,012	$10,774	$(2,463)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2007

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$348,725	$—	$—	$348,725
Rooms	—	—	5,924	—	(254)	5,670
Food and beverage	—	—	11,344	—	(223)	11,121
Entertainment, retail and others	—	—	1,964	—	—	1,964

Gross revenues	—	—	367,957	—	(477)	367,480
Less: promotional allowances	—	—	(8,984)	—	—	(8,984)

Net revenues	—	—	358,973	—	(477)	358,496

OPERATING COSTS AND EXPENSES
Casino	—	—	(303,957)	—	35	(303,922)
Rooms	—	—	(2,222)	—	—	(2,222)
Food and beverage	—	—	(10,541)	—	—	(10,541)
Entertainment, retail and others	—	—	(504)	—	—	(504)
General and administrative	(16,323)	(1)	(84,846)	(40,948)	59,345	(82,773)
Pre-opening costs	—	—	(40,470)	—	438	(40,032)
Amortization of gaming subconcession	—	—	(57,190)	—	—	(57,190)
Amortization of land use rights	—	—	(17,276)	—	—	(17,276)
Depreciation and amortization	—	—	(38,955)	(511)	—	(39,466)
Property charges and others	—	—	(387)	—	—	(387)

Total operating costs and expenses	(16,323)	(1)	(556,348)	(41,459)	59,818	(554,313)

OPERATING LOSS	(16,323)	(1)	(197,375)	(41,459)	59,341	(195,817)

NON-OPERATING (EXPENSES) INCOME
Interest income, net	10,401	—	7,378	91	—	17,870
Other finance costs	—	—	(5,765)	—	—	(5,765)
Foreign exchange gain (loss), net	5,138	—	(1,291)	(15)	—	3,832
Other income, net	16,106	—	1,180	42,330	(59,341)	275
Share of results of subsidiaries	(192,296)	(193,293)	37	—	385,552	—

Total non-operating (expenses) income	(160,651)	(193,293)	1,539	42,406	326,211	16,212

(LOSS) INCOME BEFORE INCOME TAX	(176,974)	(193,294)	(195,836)	947	385,552	(179,605)
INCOME TAX (EXPENSES) CREDIT	(1,177)	—	2,812	(181)	—	1,454

NET (LOSS) INCOME	$(178,151)	$(193,294)	$(193,024)	$766	$385,552	$(178,151)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used in operating activities	$(11,476)	$—	$(100,062)	$(719)	$—	$(112,257)

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to subsidiaries	(1,023,370)	—	—	—	1,023,370	—
Amounts due from subsidiaries	522,661	—	—	—	(522,661)	—
Acquisition of property and equipment	—	—	(934,961)	(2,113)	—	(937,074)
Deposits for acquisition of property and equipment	—	—	(2,712)	—	—	(2,712)
Prepayment of show production cost	—	—	(21,735)	—	—	(21,735)
Changes in restricted cash	—	—	(165,108)	(3,034)	—	(168,142)
Payment for land use rights	—	—	(30,559)	—	—	(30,559)
Refund of deposit for acquisition of land interest	—	—	—	12,853	—	12,853
Proceeds from sale of property and equipment	—	—	3,729	1	—	3,730

Net cash (used in) provided by investing activities	(500,709)	—	(1,151,346)	7,707	500,709	(1,143,639)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	—	—	(870)	—	—	(870)
Advance from ultimate holding company	—	—	1,012,114	11,256	(1,023,370)	—
Amount due to ultimate holding company	—	—	(499,309)	(23,352)	522,661	—
Proceeds from issue of share capital	383,529	—	—	—	—	383,529
Proceeds from long-term debt	—	—	270,691	—	—	270,691

Net cash provided by (used in) financing activities	383,529	—	782,626	(12,096)	(500,709)	653,350

NET DECREASE IN CASH AND CASH EQUIVALENTS	(128,656)	—	(468,782)	(5,108)	—	(602,546)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	163,014	—	645,839	6,291	—	815,144

CASH AND CASH EQUIVALENTS AT END OF YEAR	$34,358	$—	$177,057	$1,183	$—	$212,598

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2008

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$9,419	$(1)	$(23,030)	$2,454	$—	$(11,158)

CASH FLOWS FROM INVESTING ACTIVITIES
Amounts due from subsidiaries	(420,055)	—	—	—	420,055	—
Acquisition of property and equipment	—	—	(1,041,552)	(12,440)	—	(1,053,992)
Deposits for acquisition of property and equipment	—	—	(34,699)	—	—	(34,699)
Prepayment of show production cost	—	—	(16,127)	—	—	(16,127)
Changes in restricted cash	—	—	231,006	—	—	231,006
Payment for land use rights	—	—	(42,090)	—	—	(42,090)
Proceeds from sale of property and equipment	—	—	2,300	—	—	2,300

Net cash used in investing activities	(420,055)	—	(901,162)	(12,440)	420,055	(913,602)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	—	—	(7,641)	—	—	(7,641)
Loans from shareholders	—	—	(181)	—	—	(181)
Amount due to ultimate holding company	—	1	404,617	15,437	(420,055)	—
Proceeds from long-term debt	—	—	912,307	—	—	912,307

Net cash provided by financing activities	—	1	1,309,102	15,437	(420,055)	904,485

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(410,636)	—	384,910	5,451	—	(20,275)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	573,650	—	260,929	840	—	835,419

CASH AND CASH EQUIVALENTS AT END OF YEAR	$163,014	$—	$645,839	$6,291	$—	$815,144

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

21.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2007

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$17,885	$—	$(415,114)	$544,601	$—	$147,372

CASH FLOWS FROM INVESTING ACTIVITIES
Amounts due from subsidiaries	(399,878)	—	—	—	399,878	—
Acquisition of property and equipment	—	—	(664,063)	(4,218)	—	(668,281)
Deposits for acquisition of property and equipment	—	—	(5,356)	—	—	(5,356)
Changes in restricted cash	—	—	(298,983)	—	—	(298,983)

Net cash used in investing activities	(399,878)	—	(968,402)	(4,218)	399,878	(972,620)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	—	—	(49,735)	—	—	(49,735)
Loans from shareholders	(96,583)	—	—	—	—	(96,583)
Amount due to ultimate holding company	—	—	942,661	(542,783)	(399,878)	—
Payment of principal of capital leases	—	—	(16)	—	—	(16)
Proceeds from issue of share capital	722,796	—	—	—	—	722,796
Proceeds from long-term debt	—	—	500,209	—	—	500,209

Net cash provided by (used in) financing activities	626,213	—	1,393,119	(542,783)	(399,878)	1,076,671

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	244,220	—	9,603	(2,400)	—	251,423
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	329,430	—	251,326	3,240	—	583,996

CASH AND CASH EQUIVALENTS AT END OF YEAR	$573,650	$—	$260,929	$840	$—	$835,419

Note

(1)	The Guarantor subsidiaries column includes financial information of Melco Crown Gaming which is not 100% owned by the Parent.

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,358	$163,014
Amounts due from subsidiaries	64,676	580,423
Prepaid expenses and other current assets	12,605	720

Total current assets	111,639	744,157

INVESTMENTS IN SUBSIDIARIES	2,697,541	1,967,503
LONG-TERM PREPAYMENT AND DEPOSITS	1,178	1,715

TOTAL	$2,810,358	$2,713,375

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accrued expenses and other current liabilities	$3,302	$4,907
Income tax payable	387	1,296
Amounts due to affiliated companies	1,620	1,553
Amounts due to subsidiaries	180,336	180,336
Amounts due to shareholders	22	1,032

Total current liabilities	185,667	189,124

LOANS FROM SHAREHOLDERS	115,647	115,647

SHAREHOLDERS’ EQUITY
Ordinary shares at US$0.01 par value per share
(Authorized — 2,500,000,000 and 1,500,000,000 shares and issued — 1,595,617,550 and 1,321,550,399 shares as of December 31, 2009 and 2008 (Note 13))	15,956	13,216
Treasury shares, at US$0.01 par value per share
(471,567 and 385,180 shares as of December 31, 2009 and 2008 (Note 13))	(5)	(4)
Additional paid-in capital	3,088,768	2,689,257
Accumulated other comprehensive losses	(29,034)	(35,685)
Accumulated losses	(566,641)	(258,180)

Total shareholders’ equity	2,509,044	2,408,604

TOTAL	$2,810,358	$2,713,375

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2009	2008	2007

REVENUE	$—	$—	$—

OPERATING EXPENSES
General and administrative	(21,089)	(22,115)	(16,323)

Total operating expenses	(21,089)	(22,115)	(16,323)

OPERATING LOSS	(21,089)	(22,115)	(16,323)

NON-OPERATING (EXPENSES) INCOME
Interest income	96	5,755	11,159
Interest expenses	(215)	—	(758)
Foreign exchange (loss) gain, net	(115)	(409)	5,138
Other income, net	15,127	18,291	16,106
Share of results of subsidiaries	(301,368)	(3,866)	(192,296)

Total non-operating (expenses) income	(286,475)	19,771	(160,651)

LOSS BEFORE INCOME TAX	(307,564)	(2,344)	(176,974)
INCOME TAX EXPENSE	(897)	(119)	(1,177)

NET LOSS	$(308,461)	$(2,463)	$(178,151)

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands of U.S. dollars, except share and per share data)

						Accumulated
					Additional	Other		Total
	Common Shares		Treasury Shares		Paid-in	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Losses	Equity	Loss

BALANCE AT JANUARY 1, 2007	1,180,931,146	$11,809	—	$—	$1,955,383	$740	$(77,566)	$1,890,366
Net loss for the year	—	—	—	—	—	—	(178,151)	(178,151)	$(178,151)
Foreign currency translation adjustment	—	—	—	—	—	(1,685)	—	(1,685)	(1,685)
Change in fair value of interest rate swap agreements	—	—	—	—	—	(10,131)	—	(10,131)	(10,131)
Share-based compensation (Note 15)	—	—	—	—	5,346	—	—	5,346	—
Shares issued, net of offering expenses (Note 13)	139,612,500	1,396	—	—	721,400	—	—	722,796	—
Shares issued upon restricted shares vested (Note 13)	395,256	4	—	—	(4)	—	—	—	—

BALANCE AT DECEMBER 31, 2007	1,320,938,902	13,209	—	—	2,682,125	(11,076)	(255,717)	2,428,541	$(189,967)

Net loss for the year	—	—	—	—	—	—	(2,463)	(2,463)	$(2,463)
Change in fair value of interest rate swap agreements	—	—	—	—	—	(24,609)	—	(24,609)	(24,609)
Reversal of over-accrued offering expenses	—	—	—	—	117	—	—	117	—
Share-based compensation (Note 15)	—	—	—	—	7,018	—	—	7,018	—
Shares issued upon restricted shares vested (Note 13)	226,317	3	—	—	(3)	—	—	—	—
Shares issued for future exercises of share options (Note 13)	385,180	4	(385,180)	(4)	—	—	—	—	—

BALANCE AT DECEMBER 31, 2008	1,321,550,399	13,216	(385,180)	(4)	2,689,257	(35,685)	(258,180)	2,408,604	$(27,072)

Net loss for the year	—	—	—	—	—	—	(308,461)	(308,461)	$(308,461)
Foreign currency translation adjustment	—	—	—	—	—	(11)	—	(11)	(11)
Change in fair value of interest rate swap agreements	—	—	—	—	—	6,662	—	6,662	6,662
Share-based compensation (Note 15)	—	—	—	—	11,807	—	—	11,807	—
Shares issued, net of offering expenses (Note 13)	263,155,335	2,631	—	—	380,898	—	—	383,529	—
Shares issued upon restricted shares vested (Note 13)	8,297,110	83	—	—	6,831	—	—	6,914	—
Shares issued for future vesting of restricted shares (Note 13)	2,614,706	26	(2,614,706)	(26)	—	—	—	—	—
Issuance of shares for restricted shares vested (Note 13)	—	—	2,528,319	25	(25)	—	—	—	—

BALANCE AT DECEMBER 31, 2009	1,595,617,550	$15,956	(471,567)	$(5)	$3,088,768	$(29,034)	$(566,641)	$2,509,044	$(301,810)

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Year Ended December 31,
	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(308,461)	$(2,463)	$(178,151)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share-based compensation	11,385	6,855	5,256
Share of results of subsidiaries	301,368	3,866	192,296
Changes in operating assets and liabilities:
Amounts due from affiliated companies	—	2	28
Prepaid expenses and other current assets	(11,885)	2,753	(3,052)
Long-term prepayment and deposits	537	(1,715)	126
Accrued expenses and other current liabilities	(1,605)	2,119	(1,216)
Income tax payable	(909)	119	1,177
Amounts due to shareholders	(1,973)	—	—
Amounts due to affiliated companies	67	(2,108)	1,361
Amounts due to subsidiaries	—	(9)	60

Net cash (used in) provided by operating activities	(11,476)	9,419	17,885

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to subsidiaries	(1,023,370)	—	—
Amounts due from subsidiaries	522,661	(420,055)	(399,878)

Net cash used in investing activities	(500,709)	(420,055)	(399,878)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans from shareholders	—	—	(96,583)
Proceeds from issue of share capital	383,529	—	722,796

Cash provided by financing activities	383,529	—	626,213

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(128,656)	(410,636)	244,220
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	163,014	573,650	329,430

CASH AND CASH EQUIVALENTS AT END OF YEAR	$34,358	$163,014	$573,650

MELCO CROWN ENTERTAINMENT LIMITED

ADDITIONAL INFORMATION — FINANCIAL STATEMENTS SCHEDULE 1
FINANCIAL INFORMATION OF PARENT COMPANY

NOTES TO FINANCIAL STATEMENTS SCHEDULE 1
(In thousands of U.S. dollars, except share and per share data)

1. Schedule 1 has been provided pursuant to the requirements of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results and operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of end of the most recently completed fiscal year. As of December 31, 2009 and 2008, approximately $1,543,000 and $1,832,000, respectively of the restricted net assets not available for distribution, and as such, the condensed financial information of the Company has been presented for the years ended December 31, 2009, 2008 and 2007.

2. Basis of presentation

The condensed financial information has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used equity method to account for its investments in subsidiaries.

MELCO CROWN ENTERTAINMENT LIMITED

Unaudited Condensed Consolidated Financial Statements
For the six months ended June 30, 2010 and 2009

MELCO CROWN ENTERTAINMENT LIMITED

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 and 2009

Page(s)

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009	H-2
Unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 2010 and 2009	H-3
Unaudited Condensed Consolidated Statements of Shareholders’ Equity for the six months ended June 30, 2010 and 2009	H-4
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009	H-5
Notes to Unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2010 and 2009	H-7

MELCO CROWN ENTERTAINMENT LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	June 30,	December 31,
	2010	2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$295,232	$212,598
Restricted cash	194,274	236,119
Accounts receivable, net (Note 3)	312,131	299,700
Amount due from an affiliated company (Note 12(a))	—	1
Amount due from a shareholder (Note 12(c))	8	—
Inventories	7,881	6,534
Prepaid expenses and other current assets	17,547	19,768

Total current assets	827,073	774,720

PROPERTY AND EQUIPMENT, NET (Note 4)	2,736,580	2,786,646
GAMING SUBCONCESSION, NET	685,360	713,979
INTANGIBLE ASSETS, NET	4,220	4,220
GOODWILL	81,915	81,915
LONG-TERM PREPAYMENT, DEPOSITS AND OTHER ASSETS	84,249	52,365
DEFERRED TAX ASSETS	171	—
DEFERRED FINANCING COSTS	52,389	38,948
LAND USE RIGHTS, NET	437,816	447,576

TOTAL	$4,909,773	$4,900,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$9,273	$8,719
Accrued expenses and other current liabilities (Note 5)	402,995	497,767
Income tax payable	989	768
Current portion of long-term debt (Note 6)	130,873	44,504
Amounts due to affiliated companies (Note 12(b))	3,009	7,384
Amounts due to shareholders (Note 12(c))	11	25

Total current liabilities	547,150	559,167

LONG-TERM DEBT (Note 6)	1,700,376	1,638,703
OTHER LONG-TERM LIABILITIES	18,715	20,619
DEFERRED TAX LIABILITIES	17,430	17,757
LOANS FROM SHAREHOLDERS (Note 12(c))	115,647	115,647
LAND USE RIGHT PAYABLE	31,930	39,432
COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS’ EQUITY
Ordinary shares at US$0.01 par value per share
(Authorized — 2,500,000,000 shares and issued — 1,596,748,456 and 1,595,617,550 shares as of June 30, 2010 and December 31, 2009 (Note 8))	15,968	15,956
Treasury shares, at US$0.01 par value per share (1,359,576 and 471,567 shares as of June 30, 2010 and December 31, 2009 (Note 8))	(14)	(5)
Additional paid-in capital	3,091,268	3,088,768
Accumulated other comprehensive losses	(19,481)	(29,034)
Accumulated losses	(609,216)	(566,641)

Total shareholders’ equity	2,478,525	2,509,044

TOTAL	$4,909,773	$4,900,369

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data)

	Six Months Ended June 30,
	2010	2009

OPERATING REVENUES
Casino	$1,104,839	$424,409
Rooms	39,335	11,448
Food and beverage	27,406	8,391
Entertainment, retail and others	10,761	3,831

Gross revenues	1,182,341	448,079
Less: promotional allowances	(41,096)	(15,751)

Net revenues	1,141,245	432,328

OPERATING COSTS AND EXPENSES
Casino	(865,830)	(383,127)
Rooms	(6,767)	(2,060)
Food and beverage	(15,330)	(6,512)
Entertainment, retail and others	(4,143)	(1,014)
General and administrative	(91,349)	(48,352)
Pre-opening costs	(6,982)	(79,563)
Amortization of gaming subconcession	(28,619)	(28,619)
Amortization of land use rights	(9,760)	(9,085)
Depreciation and amortization	(113,733)	(43,837)
Property charges and others	34	(4,134)

Total operating costs and expenses	(1,142,479)	(606,303)

OPERATING LOSS	(1,234)	(173,975)

NON-OPERATING EXPENSES
Interest expenses, net	(36,766)	(3,730)
Other finance costs	(2,620)	(2,620)
Foreign exchange gain, net	17	175
Other income, net	1,041	1,000
Costs associated with debt modification	(3,156)	—

Total non-operating expenses	(41,484)	(5,175)

LOSS BEFORE INCOME TAX	(42,718)	(179,150)
INCOME TAX CREDIT (EXPENSE) (Note 9)	143	(134)

NET LOSS	$(42,575)	$(179,284)

LOSS PER SHARE:
Basic and diluted	$(0.027)	$(0.131)

SHARES USED IN LOSS PER SHARE CALCULATION:
Basic and diluted	1,595,281,416	1,370,943,132

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands of U.S. dollars, except share and per share data)

						Accumulated
					Additional	Other		Total
	Common Shares		Treasury Shares		Paid-in	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Losses	Losses	Equity	Loss

BALANCE AT JANUARY 1, 2009	1,321,550,399	$13,216	(385,180)	$(4)	$2,689,257	$(35,685)	$(258,180)	$2,408,604
Net loss for the period	—	—	—	—	—	—	(179,284)	(179,284)	$(179,284)
Change in fair value of interest rate swap agreements	—	—	—	—	—	2,943	—	2,943	2,943
Share-based compensation (Note 10)	—	—	—	—	6,518	—	—	6,518
Shares issued, net of offering expenses (Note 8)	135,000,000	1,350	—	—	173,136	—	—	174,486
Shares issued upon restricted shares vested (Note 8)	7,168,818	72	—	—	6,842	—	—	6,914
Shares issued for future vesting of restricted shares (Note 8)	2,598,321	26	(2,598,321)	(26)	—	—	—	—
Issuance of shares for restricted shares vested (Note 8)	—	—	916,659	9	(9)	—	—	—

BALANCE AT JUNE 30, 2009	1,466,317,538	$14,664	(2,066,842)	$(21)	$2,875,744	$(32,742)	$(437,464)	$2,420,181	$(176,341)

BALANCE AT JANUARY 1, 2010	1,595,617,550	$15,956	(471,567)	$(5)	$3,088,768	$(29,034)	$(566,641)	$2,509,044
Net loss for the period	—	—	—	—	—	—	(42,575)	(42,575)	$(42,575)
Foreign currency translation adjustment	—	—	—	—	—	(8)	—	(8)	(8)
Change in fair value of interest rate swap agreements	—	—	—	—	—	9,561	—	9,561	9,561
Share-based compensation (Note 10)	—	—	—	—	2,503	—	—	2,503
Shares issued upon restricted shares vested (Note 8)	199,160	2	—	—	(2)	—	—	—
Shares issued for future exercises of share options (Note 8)	931,746	10	(931,746)	(10)	—	—	—	—
Issuance of shares for restricted shares vested (Note 8)	—	—	43,737	1	(1)	—	—	—

BALANCE AT JUNE 30, 2010	1,596,748,456	$15,968	(1,359,576)	$(14)	$3,091,268	$(19,481)	$(609,216)	$2,478,525	$(33,022)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(42,575)	$(179,284)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	152,112	81,541
Amortization of deferred financing costs	6,944	1,075
Amortization of discount on senior notes payable	82	—
Impairment loss recognized on property and equipment	—	3,137
Loss on disposal of property and equipment	102	274
Allowance for doubtful debts	17,911	5,730
Written off deferred financing cost on modification of debt	1,992	—
Share-based compensation	2,503	6,200
Changes in operating assets and liabilities:
Accounts receivable	(45,320)	(100,356)
Amounts due from affiliated companies	1	26
Amount due from a shareholder	(8)	—
Inventories	(1,347)	(2,209)
Prepaid expenses and other current assets	156	(13,662)
Long-term prepayment, deposits and other assets	499	(1,057)
Deferred tax assets	(171)	28
Accounts payable	554	4,066
Accrued expenses and other current liabilities	(19,442)	147,498
Income tax payable	221	(1,374)
Amounts due to affiliated companies	(499)	(818)
Amounts due to shareholders	(14)	46
Other long-term liabilities	(35)	141
Deferred tax liabilities	(327)	(561)

Net cash provided by (used in) operating activities	73,339	(49,559)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(118,853)	(607,335)
Deposits for acquisition of property and equipment	(835)	(3,541)
Prepayment of show production cost	(17,157)	(5,364)
Changes in restricted cash	41,835	67,977
Payment for land use right	(22,462)	(6,796)
Proceeds from sale of property and equipment	1	799

Net cash used in investing activities	(117,471)	(554,260)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	(21,194)	(870)
Proceeds from issue of share capital	—	174,486
Proceeds from long-term debt	—	270,691
Principal payments on long-term debt	(444,066)	—
Proceeds from senior notes issuance	592,026	—

Net cash provided by financing activities	126,766	444,307

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	82,634	(159,512)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	212,598	815,144

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$295,232	$655,632

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2010	2009

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for interest (net of capitalized interest)	$(29,932)	$(1,121)
Cash paid for tax	$(134)	$(2,041)
NON-CASH INVESTING ACTIVITIES
Construction costs and property and equipment funded through accrued expenses and other current liabilities	$37,789	$257,060
Costs of property and equipment funded through amounts due to affiliated companies	$1,130	$11,573
Deferred financing costs funded through accrued expenses and other current liabilities	$1,634	$—
Provision of bonus funded through restricted shares issued and vested	$—	$6,914

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except share and per share data)

1.	COMPANY INFORMATION

Melco Crown Entertainment Limited (“the Company” together with its subsidiaries, “MCE”) was incorporated in the Cayman Islands on December 17, 2004 and completed an initial public offering of its ordinary shares in December 2006. MCE is a developer, owner and, through its subsidiary, Melco Crown Gaming (Macau) Limited (“Melco Crown Gaming”), operator of casino gaming and entertainment resort facilities focused on the Macau Special Administrative Region of the People’s Republic of China (“Macau”) market. MCE currently owns and operates City of Dreams — an integrated urban entertainment resort which opened in June 2009, Taipa Square Casino which opened in June 2008, Altira Macau — a casino and hotel resort which opened in May 2007, and Mocha Clubs — a non-casino-based operations of electronic gaming machines which has been in operation since September 2003. MCE’s American depository shares (“ADS”) are traded on the Nasdaq Global Select Market under the symbol “MPEL”.

The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and the accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial reporting. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results for the full year.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting only of normal recurring adjustments, which are necessary for a fair presentation of financial results of such periods.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Gaming Tax

The Company is subject to taxes based on gross gaming revenue in Macau. These gaming taxes are an assessment on the Company’s gaming revenue and are recorded as an expense within the “Casino” line item in the unaudited condensed consolidated statements of operations. These taxes totaled $595,603 and $243,515 for the six months ended June 30, 2010 and 2009, respectively.

(b)	Loss Per Share

Basic loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period.

Diluted loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding adjusted to include the potentially dilutive effect of outstanding stock-based awards.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

(b)	Loss Per Share — (Continued)

The weighted-average number of ordinary and ordinary equivalent shares used in the calculation of basic and diluted loss per share consisted of the following:

	Six Months Ended June 30,
	2010	2009

Weighted-average number of ordinary shares outstanding used in the calculation of basic loss per share	1,595,281,416	1,370,943,132
Incremental weighted-average number of ordinary shares from assumed exercised of restricted shares and share options using the treasury stock method	—	—

Weighted-average number of ordinary shares outstanding used in the calculation of diluted loss per share	1,595,281,416	1,370,943,132

During the six months ended June 30, 2010 and 2009, the Company had securities which would potentially dilute basic loss per share in the future, but which were excluded from the computation of diluted loss per share as their effect would have been anti-dilutive. Such outstanding securities consist of restricted shares and share options which result in an incremental weighted-average number of 8,033,799 and 13,721,515 ordinary shares from the assumed conversion of these restricted shares and share options using the treasury stock method for the six months ended June 30, 2010 and 2009, respectively.

(c)	Accounting for Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments such as floating-for-fixed interest rate swap agreements to hedge its risks associated with interest rate fluctuations in accordance with lenders’ requirements under the City of Dreams Project Facility as disclosed in Note 10 to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007.

Changes in fair value of these interest rate swap agreements are recorded in accumulated other comprehensive losses until the hedged interest expense is recognized in earnings, as they are designated and qualify for hedge accounting and are expected to remain highly effective in fixing the interest rate. The estimated fair values of interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields.

As of June 30, 2010, the notional amounts of the outstanding interest rate swap agreements amounted to $842,127 and their fair values were recorded as interest rate swap liabilities, of which $3,659 were included in accrued expenses and other current liabilities and $14,858 were included in other long-term liabilities, respectively. The Company estimates that over the next twelve months, $15,083 of the net unrealized losses on the interest rate swap agreements will be reclassified from accumulated other comprehensive losses into interest expenses.

(d)	Reclassifications

The unaudited condensed consolidated financial statements for prior period reflect certain reclassifications, which have no effect on previously reported net loss or other subtotals of the Company’s unaudited condensed consolidated financial statements, to conform to the current period presentation.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

3.	ACCOUNTS RECEIVABLE, NET

	June 30,	December 31,
	2010	2009

Components of accounts receivable, net are as follows:
Casino	$335,859	$320,789
Hotel	2,447	2,457
Other	982	681

Sub-total	$339,288	$323,927
Less: allowance for doubtful debts	(27,157)	(24,227)

	$312,131	$299,700

During the six months ended June 30, 2010 and 2009, the Company has provided allowance for doubtful debts of $17,908 and $5,087 and has written off accounts receivables of $3 and $643, respectively.

4.	PROPERTY AND EQUIPMENT, NET

	June 30,	December 31,
	2010	2009

Cost
Buildings	$2,220,834	$2,219,127
Furniture, fixtures and equipment	318,525	307,305
Plant and gaming machinery	120,217	114,983
Leasehold improvements	113,603	97,188
Motor vehicles	4,214	3,375

Sub-total	$2,777,393	$2,741,978
Less: accumulated depreciation	(362,830)	(249,780)

Sub-total	$2,414,563	$2,492,198
Construction in progress	322,017	294,448

Property and equipment, net	$2,736,580	$2,786,646

As of June 30, 2010, construction in progress in relation to the City of Dreams project primarily included interest paid or payable on loans from shareholders, City of Dreams Project Facility and interest rate swap agreements, amortization of deferred financing costs and other direct incidental costs capitalized (representing insurance, salaries and wages and certain other professional charges incurred). As of June 30, 2010, total cost capitalized for construction in progress amounted to $47,587 for the City of Dreams project.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	June 30,	December 31,
	2010	2009

Construction costs payable	$34,538	$80,668
Customer deposits	46,276	50,829
Outstanding gaming chips and tokens	120,436	136,774
Other gaming related accruals	21,566	53,294
Gaming tax accruals	94,319	67,376
Land use right payable	14,821	29,781
Operating expense accruals	67,380	67,701
Interest rate swap liabilities	3,659	11,344

	$402,995	$497,767

6.	LONG-TERM DEBT

Long-term debt consisted of the following:

	June 30,	December 31,
	2010	2009

City of Dreams Project Facility	$1,239,141	$1,683,207
$600,000 10.25% senior notes, due 2018, net	592,108	—

	$1,831,249	$1,683,207
Current portion of long-term debt	(130,873)	(44,504)

	$1,700,376	$1,638,703

City of Dreams Project Facility

On September 5, 2007, Melco Crown Gaming (“Borrower”) entered into the City of Dreams Project Facility with certain lenders in the aggregate amount of $1,750,000 to fund the City of Dreams project. The terms of the City of Dreams Project Facility are consistent with those disclosed in Note 10 to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007, except to the extent described below.

As of June 30, 2010, the $1,500,000 term loan facility (the “Term Loan Facility”) was fully drawn down and the availability period for this facility has expired.

In May 2010, the Company entered into a fourth amendment agreement to the City of Dreams Project Facility (the “Amendment Agreement”). The Amendment Agreement, among other things, (i) amends the date of the first covenant test date to December 31, 2010; (ii) provides additional flexibility to the financial covenants; (iii) removes the obligation but retains the right to enter into new interest rate or foreign currency swaps or other hedging arrangements; and (iv) restricts the use of the net proceeds received from the issuance of the $600,000 10.25% senior notes due 2018 to repayment of certain amounts outstanding under the City of Dreams Project Facility, including prepaying the Term Loan Facility in an amount of $293,714 and the revolving credit facility (the “Revolving Credit Facility”) in an amount of $150,352, as well as providing for a permanent reduction of the Revolving Credit Facility of $100,000.

As of June 30, 2010, the net assets of the Borrowing Group of approximately $1,512,000 was restricted from being distributed under the terms of the City of Dreams Project Facility.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

6.	LONG-TERM DEBT — (Continued)

City of Dreams Project Facility — (Continued)

The balance of $250,000 short-term deposits which were placed by Melco Crown Gaming in May and September 2009 to replace the letters of credit previously provided to support the contingent equity commitment of Melco and Crown were to be released upon the final completion for City of Dreams (or earlier subject to lender determination that the full amount is not required to meet remaining costs) and compliance with other release conditions under the City of Dreams Project Facility. As of June 30, 2010, the balance of $61,204 remained in the bank account that was restricted to meet the remaining City of Dreams project costs under the disbursement terms.

As of June 30, 2010, total outstanding borrowings relating to the City of Dreams Project Facility was $1,239,141. Management believes the Company is in compliance with all covenants as of June 30, 2010. As of June 30, 2010, approximately $100,488 of the City of Dreams Project Facility remains available for future drawdown.

$600,000 10.25% senior notes, due 2018

On May 17, 2010, MCE Finance Limited (formerly known as MPEL Holdings Limited, Melco PBL Holdings Limited and MPBL Limited) (“MCE Finance”), a subsidiary of MCE, issued an aggregate principal amount of $600,000 10.25% senior notes due 2018 (the “Senior Notes”) and listed the Senior Notes on the Official List of the Singapore Exchange Securities Trading Limited. The purchase price paid by the initial purchasers was 98.671% of the principal amount. The Senior Notes are general obligations of MCE Finance, rank equally in right of payment to all existing and future senior indebtedness of MCE Finance and rank senior in right of payment to any existing and future subordinated indebtedness of MCE Finance. The Senior Notes are effectively subordinated to all of MCE Finance’s existing and future secured indebtedness to the extent of the value of the assets securing such debt. MCE and one of its subsidiaries, MPEL International Limited (together, the “Senior Guarantors”), fully and unconditionally and jointly and severally guaranteed the Senior Notes on a senior secured basis. Certain other indirect subsidiaries of MCE Finance, including Melco Crown Gaming (together with the Senior Guarantors, the “Guarantors”), fully and unconditionally and jointly and severally guaranteed the Senior Notes on a senior subordinated secured basis. The Senior Notes mature on May 15, 2018. Interest on the Senior Notes is accrued at a rate of 10.25% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2010.

The net proceeds from the offering after deducting the original issue discount of approximately $8,000 and underwriting commissions and expenses of approximately $13,100 was approximately $578,900. MCE used the net proceeds from the offering to reduce the indebtedness under the City of Dreams Project Facility by approximately $444,100 and deposited the remaining $133,000 in a bank account that is restricted for use to pay future City of Dreams Project Facility amortization payments commencing December 2010. The Senior Notes have been reflected net of discount in the unaudited condensed consolidated balance sheet as of June 30, 2010.

At any time after May 15, 2014, MCE Finance may redeem some or all of the Senior Notes at the redemption prices set forth in the prospectus plus accrued and unpaid interest, additional amounts and liquidated damages, if any, to the redemption date. Prior to May 15, 2014, MCE Finance may redeem all or part of the Senior Notes at the redemption price set forth in the prospectus plus the applicable “make whole” premium described in the prospectus plus accrued and unpaid interest, additional amounts and liquidated damages, if any, to the redemption date. Prior to May 15, 2013, MCE Finance may redeem up to 35% of the principal amount of the Senior Notes with the net cash proceeds from one or more certain equity offerings at the redemption price set forth in the prospectus, plus accrued and unpaid interest, additional amounts and liquidated damages, if any, to the redemption date. In addition, subject to certain exceptions and as more fully described in the prospectus, MCE Finance may redeem the Senior Notes in whole, but not in part, at a price equal to 100% of their principal amount plus accrued interest and unpaid interest,

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

6.	LONG-TERM DEBT — (Continued)

$600,000 10.25% senior notes, due 2018 — (Continued)

additional amounts and liquidated damages, if any, to the date fixed by MCE Finance for redemption, if MCE Finance or any Guarantor would become obligated to pay certain additional amounts as a result of certain changes in withholding tax laws or certain other circumstances. MCE Finance may also redeem the Senior Notes if the gaming authority of any jurisdiction in which MCE, MCE Finance or any of their respective subsidiaries conducts or proposed to conduct gaming requires holders or beneficial owners of the Senior Notes to be licensed, qualified or found suitable under applicable gaming laws and such holder or beneficial owner, as the case may be, fails to apply or become licensed or qualified or is found unsuitable.

The indenture governing the Senior Notes contains certain covenants that, subject to certain exceptions and conditions, limit the ability of MCE Finance and its restricted subsidiaries’ ability to, among other things, (i) incur or guarantee additional indebtedness, (ii) make specified restricted payments, (iii) issue or sell capital stock, (iv) sell assets, (v) create liens, (vi) enter into agreements that restrict the restricted subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans, (vii) enter into transactions with shareholders or affiliates and (viii) effect a consolidation or merger. At June 30, 2010, MCE Finance was in compliance with each of the financial restrictions and requirements.

MCE Finance has entered into a registration rights agreement whereby MCE Finance must register notes to be issued in an exchange offer for the Senior Notes. If MCE Finance does not fulfill certain of its obligations under the registration rights agreement, it will be required to pay liquidated damages to the holders of the Senior Notes. No separate contingent obligation has been recorded as no liquidated damages have become probable. MCE Finance filed a registration statement with the U.S. Securities and Exchange Commission in August 2010 in connection with the exchange offer, which registration statement is not yet effective.

The Company incurred loan commitment fees of credit balance of $4,324, which include a commitment fee of $301 and a reversal of accrual not required of $4,625 during the six months ended June 30, 2010 and loan commitment fees of $1,546 during the six months ended June 30, 2009.

Total interest incurred on long-term debt for the six months ended June 30, 2010 and 2009 were $29,057 and $24,973 of which $8,192 and $23,382 were capitalized, respectively.

During the six months ended June 30, 2010 and 2009, the Company’s average borrowing rates were approximately 6.11% and 5.78% per annum, respectively.

Scheduled maturities of the Company’s long-term debt as of June 30, 2010 including the accretion of debt discounts of approximately $7,891 are as follows:

Six months ending December 31, 2010	$35,693
Year ending December 31, 2011	214,155
Year ending December 31, 2012	311,133
Year ending December 31, 2013	309,336
Year ending December 31, 2014	368,823
Thereafter	600,000

$1,839,140

7.	FAIR VALUE MEASUREMENTS

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, other current assets, amounts due from (to) affiliated companies and shareholders,

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

7.	FAIR VALUE MEASUREMENTS — (Continued)

accounts payable, accrued expenses and other current liabilities approximate their fair values due to the short-term nature of these instruments. The carrying values of the City of Dreams Project Facility, loans from shareholders and land use right payable approximate their fair values as they carry market interest rates. The estimated fair value of the Senior Notes, based on quoted market price, was approximately $614,250 as of June 30, 2010. As of June 30, 2010, the Company did not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the unaudited condensed consolidated financial statements. The Company’s financial assets and liabilities recorded at fair value have been categorized based upon the fair value in accordance with the accounting standards. The following fair value hierarchy table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2010:

	Quoted Prices
	In Active	Significant
	Market for	Other	Significant	Balance
	Identical	Observable	Unobservable	as of
	Assets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(level 3)	2010

Interest rate swap liabilities	$—	$18,517	$—	$18,517

The Company has seventeen interest rate swap agreements. Eight of the interest rate swap agreements which expire in 2010 with an aggregate fair value of $3,659 were recorded as accrued expenses and other current liabilities. The remaining nine interest rate swap agreements with an aggregate fair value of $14,858 which expire in 2011 and 2012 accordingly were recorded as other long-term liabilities in the unaudited condensed consolidated balance sheet. The fair values of the interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields. Since significant observable inputs are used in the valuation model, the interest rate swap arrangements are considered a level 2 item in the fair value hierarchy.

8.	CAPITAL STRUCTURE

In connection with the Company’s restricted shares granted as disclosed in Note 10 to the unaudited condensed consolidated financial statements, 199,160 ordinary shares were vested and issued during the six months ended June 30, 2010.

The Company issued 931,746 ordinary shares to its depository bank for issuance to employees upon their future exercise of vested share options and 43,737 of these ordinary shares have been issued to employees during the six months ended June 30, 2010. As of June 30, 2010, 1,359,576 ordinary shares continues to be held by the Company for future issuance.

As of June 30, 2010, the Company had 1,595,388,880 ordinary shares issued and outstanding.

9.	INCOME TAX CREDIT (EXPENSE)

The Company and certain subsidiaries are exempt from tax in the Cayman Islands or British Virgin Islands, where they are incorporated, however, the Company is subject to Hong Kong Profits Tax on its activities conducted in Hong Kong. Certain subsidiaries incorporated or conducting businesses in Hong Kong, Macau, the United States of America and other jurisdictions are subject to Hong Kong Profits Tax, Macau Complementary Tax, income tax in the United States of America and in other jurisdictions, respectively during the six months ended June 30, 2010 and 2009.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

9.	INCOME TAX CREDIT (EXPENSE) — (Continued)

Pursuant to the approval notices issued by the Macau government dated June 7, 2007, Melco Crown Gaming has been exempted from Macau Complementary Tax for income generated from gaming operations for five years commencing from 2007 to 2011.

During the six months ended June 30, 2010, Melco Crown Gaming reported net income and had the Company been required to pay such taxes, the Company’s consolidated net loss for the six months ended June 30, 2010 would have been increased by $4,983 and basic and diluted loss per share would have increased by $0.003 per ordinary share. During the six months ended June 30, 2009, Melco Crown Gaming reported net loss which had no impact to the basic and diluted loss per share of the Company. The Company’s non-gaming profits remain subject to the Macau Complementary Tax and its casino revenues remain subject to the Macau special gaming tax and other levies in accordance with its subconcession agreement.

The negative effective tax rate for the six months ended June 30, 2010 was 0.33% compared to the positive effective tax rate of 0.07% for the same period in 2009. The negative and positive effective tax rate for the six months ended June 30, 2010 and 2009, respectively, differ from the statutory Macau Complementary Tax rate of 12% primarily due to the effect of change in valuation allowance for both periods together with impact of tax exemption granted by the Macau government to Melco Crown Gaming as described in the preceding paragraph during the six months ended June 30, 2010 and net loss of Melco Crown Gaming during the six months ended June 30, 2009.

An evaluation of the tax position for recognition was conducted by the Company by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. Uncertain tax benefits associated with the tax positions were measured based solely on the technical merits of being sustained on examinations. The Company concluded that there was no significant uncertain tax position requiring recognition in the unaudited condensed consolidated financial statements for the six months ended June 30, 2010 and 2009 and there is no material unrecognized tax benefit which would favourably affect the effective income tax rate in future periods. As of June 30, 2010 and 2009, there was no interest and penalties related to uncertain tax positions being recognized in the unaudited condensed consolidated financial statements. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefit within the next twelve months.

The positions for tax years 2010, 2009, 2008, 2007 and 2006 remain open and subject to examination by the Hong Kong, Macau, and the United States of America and other jurisdictions’ tax authorities until the statue of limitations expire in each corresponding jurisdiction.

10.	SHARE-BASED COMPENSATION

The Company has adopted a share incentive plan in 2006, to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants and to promote the success of its business. The maximum aggregate number of shares which may be issued pursuant to all awards (including shares issuable upon exercise of options) is 100,000,000 over 10 years. The Board of Directors of the Company has approved the removal of the maximum award amount of 50,000,000 over the first five years. The removal of such maximum limit for the first five years was approved by the shareholders of the Company at the general meeting held in May 2009. As of June 30, 2010, 63,374,277 shares out of 100,000,000 shares remain available for the grant of stock options or restricted shares.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

10.	SHARE-BASED COMPENSATION — (Continued)

Share Options

A summary of share options activity under the share incentive plan as of June 30, 2010, and changes during the six months ended June 30, 2010 are presented below:

			Weighted-
		Weighted-	Average
	Number	Average	Remaining	Aggregate
	of Share	Exercise	Contractual	Intrinsic
	Options	Price per Share	Term	Value

Outstanding at January 1, 2010	22,342,398	$1.26
Granted	587,046	$1.25
Exercised	—	—
Forfeited	(1,078,092)	$1.73
Expired	(148,362)	$4.45

Outstanding at June 30, 2010	21,702,990	$1.22	8.33	$3,502

Exercisable at June 30, 2010	1,439,921	$1.82	8.43	$199

The weighted-average fair value of share options granted during the six months ended June 30, 2010 was $0.84. No share options were exercised during the six months ended June 30, 2010 and therefore no cash proceeds and tax benefits were recognized.

As of June 30, 2010, there was $14,564 unrecognized compensation costs related to unvested share options. The costs are expected to be recognized over a weighted-average period of 2.27 years.

Restricted Shares

A summary of the status of the share incentive plan’s restricted shares as of June 30, 2010, and changes during the six months ended June 30, 2010 are presented below:

	Number of	Weighted-
	Restricted	Average Grant
	Shares	Date Fair Value

Unvested at January 1, 2010	3,246,031	$1.41
Granted	390,090	1.33
Vested	(242,897)	3.62
Forfeited	(160,407)	1.27

Unvested at June 30, 2010	3,232,817	$1.24

The total fair values at the date of grant of the restricted shares vested during the six months ended June 30, 2010 was $880.

As of June 30, 2010, there was $2,625 of unrecognized compensation costs related to restricted shares. The costs are expected to be recognized over a weighted-average period of 1.9 years.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

10.	SHARE-BASED COMPENSATION — (Continued)

Restricted Shares — (Continued)

The impact of share options and restricted shares for the six months ended June 30, 2010 and 2009 recognized in the unaudited condensed consolidated financial statements were as follows:

	Six Months
	Ended June 30,
	2010	2009

Share options	$1,914	$2,828
Restricted shares	589	3,690

Total share-based compensation expenses	2,503	6,518
Less: share-based compensation expenses capitalized	—	(318)

Share-based compensation recognized in general and administrative expenses	$2,503	$6,200

11.	COMMITMENTS AND CONTINGENCIES

(a)	Capital Commitments

As of June 30, 2010, the Company had capital commitments contracted for but not provided mainly for the construction and acquisition of property and equipment for the City of Dreams project totaling $14,172.

In March 2010, the Company’s subsidiary, Melco Crown (COD) Developments Limited and Melco Crown Gaming accepted the final terms for the revision of the land lease agreement for the increased developable gross floor area of Cotai Land in Macau, where the City of Dreams site located and fully paid the additional land premium of $32,118 to the Macau government. The land grant amendment process was completed on September 15, 2010.

(b)	Lease Commitments and Other Arrangements

Operating Leases — As a lessee

During the six months ended June 30, 2010 and 2009, the Company incurred rental expenses of office space, Mocha Club sites, staff quarters and certain equipment under non-cancellable operating lease agreements amounting to $7,504 and $7,413, respectively. Those lease agreements provide for periodic rental increases based on both contractual agreed incremental rates and on the general inflation rate once agreed by the Company and its lessor.

As of June 30, 2010, minimum lease payments under all non-cancellable leases were as follows:

Six months ending December 31, 2010	$5,614
Year ending December 31, 2011	6,739
Year ending December 31, 2012	5,400
Year ending December 31, 2013	5,211
Year ending December 31, 2014	3,853
Over 2014	9,667

Total minimum lease payments	$36,484

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

11.	COMMITMENTS AND CONTINGENCIES — (Continued)

(b)	Lease Commitments and Other Arrangements — (Continued)

As grantor of operating and right to use arrangement

During the six months ended June 30, 2010 and 2009, the Company received contingent fees from various retailers for mall spaces in the City of Dreams site under non-cancellable operating and right to use agreements amounting to $6,063 and $677, respectively. Certain of the operating and right to use agreements include minimum base fee and operating fee with escalated contingent fee clauses.

As of June 30, 2010, minimum future fees to be received under all non-cancellable operating and right to use agreements were as follows:

Six months ending December 31, 2010	$4,821
Year ending December 31, 2011	9,652
Year ending December 31, 2012	9,200
Year ending December 31, 2013	8,696
Year ending December 31, 2014	8,677
Over 2014	5,592

Total minimum future fees to be received	$46,638

The total minimum future fees do not include the escalated contingent fee clauses.

(c)	Other Commitments

As of June 30, 2010, the Company’s total commitments of payment in form of government land use fees for the City of Dreams and Altira Macau sites were $27,346 and $3,538, respectively.

As of June 30, 2010, the Company had other commitments contracted for but not provided in respect of shuttle buses and limousines services mainly for the operations of Altira Macau and the City of Dreams totaling $2,506. Expenses for the shuttle buses and limousines services during the six months ended June 30, 2010 and 2009 amounted to $6,409 and $3,645, respectively.

As of June 30, 2010, the Company had other commitments contracted for but not provided in respect of cleaning, maintenance, consulting, marketing, and other services mainly for the operations of Altira Macau and the City of Dreams totaling $9,405. Expenses for such services during the six months ended June 30, 2010 and 2009 amounted to $6,536 and $1,867, respectively.

As of June 30, 2010, the Company had other commitments contracted for but not provided in respect of trademark and memorabilia license fee for operations of City of Dreams hotels and casino totaling $8,028. Expenses for the trademark and memorabilia license fee during the six months ended June 30, 2010 and 2009 amounted to $769 and $130, respectively.

The remaining commitments of the Company are consistent with those disclosed in Note 18 to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007.

(d)	Contingencies

As of June 30, 2010, the Melco Crown Gaming has issued a promissory note (“livranca”) of $68,635 (MOP550,000,000) to a bank in respect of bank guarantees issued to the Macau government as disclosed in Note 18(c)(vii) to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

11.	COMMITMENTS AND CONTINGENCIES — (Continued)

(d)	Contingencies — (Continued)

As of June 30, 2010, the Company has entered into two deeds of guarantee with third parties to guarantee certain payment obligations of the City of Dreams’ operations amounted to $10,000.

As of June 30, 2010, a bank guarantee issued to the Macau government amounting to $22,462 (MOP180,000,000) to guarantee payment of additional land premium payable as disclosed in Note 8 to MCE’s audited consolidated financial statements for the fiscal years ended December 31, 2009, 2008 and 2007 has been released.

(e)	Litigation

The Company is currently a party to certain legal proceedings which relate to matters arising out of the ordinary course of its business. Management does not believe that the outcome of such proceedings will have a material adverse effect on the Company’s financial position or results of operations.

12.	RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2010 and 2009, the Company entered into the following material related party transactions:

	Six Months Ended June 30,
	2010	2009

Amounts paid/payable to affiliated companies
Advertising and promotional expenses	$39	$195
Consultancy fee capitalized in construction in progress	—	1,312
Consultancy fee recognized as expense	265	367
Management fees	9	41
Network support fee	—	13
Office rental	1,127	1,107
Operating and office supplies	114	70
Property and equipment	1,206	49,812
Repairs and maintenance	237	39
Service fee expense	248	301
Traveling expense capitalized in construction in progress	3	47
Traveling expense recognized as expense	1,887	599
Amounts received/receivable from affiliated companies
Other service fee income	97	167
Rooms and food and beverage income	15	12
Amounts paid/payable to shareholders
Interest charges capitalized in construction in progress	—	963
Interest charges recognized as expense	88	51
Amounts received/receivable from a shareholder
Other service fee income	25	—
Rooms and food and beverage income	26	—

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

12.	RELATED PARTY TRANSACTIONS — (Continued)

Details of those material related party transactions provided in the table above are as follows:

(a)	Amount Due From An Affiliated Company

Melco’s associated company — The Company had no transaction with Melco’s associated company during the six months ended June 30, 2010. Property and equipment was purchased from Melco’s associated company during the six months ended June 30, 2009. The outstanding balances due from Melco’s associated company as of June 30, 2010 and December 31, 2009 were nil and $1, respectively, and the amounts were unsecured, non-interest bearing and repayable on demand.

(b)	Amounts Due To Affiliated Companies

Elixir International Limited, or Elixir — The Company purchased property and equipment and services including repairs and maintenance, operating and office supplies and consultancy from Elixir, a wholly-owned subsidiary of Melco, primarily related to the Altira Macau and City of Dreams during the six months ended June 30, 2010 and 2009. The Company paid network support fee to Elixir during the six months ended June 30, 2009. Elixir purchased rooms and food and beverage services from the Company during the six months ended June 30, 2010. As of June 30, 2010 and December 31, 2009, the outstanding balances due to Elixir were $2,056 and $5,046, respectively, and the amounts were unsecured, non-interest bearing and repayable on demand.

Sociedade de Turismo e Diversões de Macau, S.A.R.L., or STDM and its subsidiaries (together with STDM referred to STDM Group) and Shun Tak Holdings Limited and its subsidiaries (referred to Shun Tak Group) — The Company incurred expenses associated with its use of STDM and Shun Tak Group ferry and hotel accommodation services within Hong Kong and Macau during the six months ended June 30, 2010 and 2009. Relatives of Mr. Lawrence Ho, the Company’s Co-Chairman and Chief Executive Officer, have beneficial interests within those companies. The traveling expenses in connection with construction of the City of Dreams were capitalized as costs related to construction in progress during the construction period. The Company paid advertising and promotional expenses to STDM Group during the six months ended June 30, 2010 and 2009 and Shun Tak Group during the six months ended June 30, 2009, respectively. The Company incurred rental expenses from leasing office premises from STDM Group and Shun Tak Group during the six months ended June 30, 2010 and 2009. As of June 30, 2010 and December 31, 2009, the outstanding balances due to STDM Group of $71 and $171 and Shun Tak Group of $284 and $440, respectively, were unsecured, non-interest bearing and repayable on demand.

Melco’s subsidiaries and its associated companies — Melco’s subsidiaries and its associated companies provided services to the Company which included management of general and administrative matters and consultancy during the six months ended June 30, 2010 and 2009. The Company incurred rental expenses from leasing office premises from Melco’s subsidiaries during the six months ended June 30, 2010 and 2009. The Company purchased property and equipment from Melco’s subsidiaries and its associated companies primarily for City of Dreams during the six months ended June 30, 2009. The Company reimbursed Melco’s subsidiaries for service fees incurred on its behalf for rental, office administration, travel and security coverage for the operation of the office of the Company’s Chief Executive Officer during the six months ended June 30, 2010 and 2009. Melco’s subsidiaries and its associated companies purchased rooms and food and beverage services from the Company during the six months ended June 30, 2010 and 2009. Other service fee income was received from Melco’s subsidiary during the six months ended June 30, 2010.

As of June 30, 2010 and December 31, 2009, the outstanding balances due to Melco’s subsidiaries and its associated companies of $478 and $720, respectively, were unsecured, non-interest bearing and repayable on demand.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

12.	RELATED PARTY TRANSACTIONS — (Continued)

(b)	Amounts Due To Affiliated Companies — (Continued)

Lisboa Holdings Limited, or Lisboa and Sociedade de Jogos de Macau S.A., or SJM — The Company paid rental expenses and service fees for Mocha Clubs’ gaming premises to Lisboa during the six months ended June 30, 2010 and 2009 and SJM during the six months ended June 30, 2010, respectively, companies in which a relative of Mr. Lawrence Ho has beneficial interest. There were no outstanding balances due to Lisboa and SJM as of June 30, 2010 and December 31, 2009.

Crown’s subsidiary — The Company paid rental expenses to Crown’s subsidiary during the six months ended June 30, 2010. Crown’s subsidiary provided services to the Company primarily for the construction of the City of Dreams and the operations which included general consultancy and management of sale representative offices during the six months ended June 30, 2010 and 2009 and part of the consultancy charges was capitalized as costs related to construction in progress during construction period for the six months ended June 30, 2009. The Company purchased property and equipment from Crown’s subsidiary during the six months ended June 30, 2009. The Company received other service fee income from Crown’s subsidiary during the six months ended June 30, 2010 and 2009. As of June 30, 2010 and December 31, 2009, the outstanding balances due to Crown’s subsidiary of $120 and $975, respectively, were unsecured, non-interest bearing and repayable on demand.

Shuffle Master Asia Limited, or Shuffle Master — The Company purchased spare parts, property and equipment and lease of equipment with Shuffle Master during the six months ended June 30, 2009, a company in which the Company’s former Chief Operating Officer who resigned this position in May 2009, was an independent non-executive director of its parent company during this period. There was no outstanding balance with Shuffle Master as of December 31, 2009.

Chang Wah Garment Manufacturing Company Limited, or Chang Wah — The Company purchased uniforms from Chang Wah during the six months ended June 30, 2009, a company in which a relative of Mr. Lawrence Ho has beneficial interest until end of December 2009, for Altira Macau and City of Dreams. The outstanding balance due to Chang Wah as of December 31, 2009 of $32 was unsecured, non-interest bearing and repayable on demand.

MGM Grand Paradise Limited, or MGM — The Company paid rental expenses and purchased property and equipment from MGM during the six months ended June 30, 2009, a company in which a relative of Mr. Lawrence Ho has beneficial interest, for City of Dreams. There were no outstanding balances with MGM as of June 30, 2010 and December 31, 2009.

(c)	Amounts Due From (To) Shareholders/Loans From Shareholders

Melco and Crown provided loans to the Company mainly used for working capital purposes, for the acquisition of the Altira Macau and the City of Dreams sites and for construction of Altira Macau and City of Dreams.

The outstanding loan balances due to Melco as of June 30, 2010 and December 31, 2009 amounted to $74,367 in each of those periods, were unsecured and interest bearing at 3-months HIBOR per annum and at 3-months HIBOR plus 1.5% per annum only during the period from May 16, 2008 to May 15, 2009. As of June 30, 2010, the loan balance due to Melco was repayable in May 2012.

The Company received other service fee income from Melco during the six months ended June 30, 2010 and Melco purchased rooms and food and beverage services from the Company during the six months ended June 30, 2010. As of June 30, 2010 and December 31, 2009, the outstanding balances were a receivable from Melco of $8 and a payable to Melco of $17, respectively, mainly related to interest payable on the outstanding loan balances, were unsecured, non-interest bearing and repayable on demand.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

12.	RELATED PARTY TRANSACTIONS — (Continued)

(c)	Amounts Due From (To) Shareholders/Loans From Shareholders — (Continued)

The outstanding loan balances due to Crown as of June 30, 2010 and December 31, 2009 amounted to $41,280 in each of those periods, were unsecured and interest bearing at 3-months HIBOR per annum. As of June 30, 2010, the loan balance due to Crown was repayable in May 2012.

The amounts of $11 and $8 due to Crown as of June 30, 2010 and December 31, 2009, respectively, related to interest payable on the outstanding loan balances, were unsecured, non-interest bearing and repayable on demand.

(d) On May 17, 2006, MPEL (Macau Peninsula) Limited, a subsidiary of the Company, entered into a conditional agreement to acquire a third development site located on the shoreline of Macau Peninsula near the current Macau Ferry Terminal or Macau Peninsula site. The acquisition was through the purchase of the entire issued share capital of a company holding title to the Macau Peninsula site. Dr. Stanley Ho was one of the directors but held no shares in such company. Dr. Stanley Ho is the father of Mr. Lawrence Ho, the Chairman of Melco until he resigned this position in March 2006. The title holding company holds the rights to the land lease of Macau Peninsula site which was approximately 6,480 square meters. The aggregate consideration was $192,802, payable in cash, of which a deposit of $12,853 was paid upon signing of the sale and purchase agreement, financed from Melco and Crown, equally. The targeted completion date of July 27, 2009 for the acquisition of the Macau Peninsula site passed and the acquisition agreement was terminated by the relevant parties on December 17, 2009. The deposit under the acquisition agreement was refunded to the Company in December 2009.

13.	SEGMENT INFORMATION

The Company is principally engaged in the gaming and hospitality business. The chief operating decision maker monitors its operations and evaluates earnings by reviewing the assets and operations of Mocha Clubs, Altira Macau and City of Dreams, the three primary businesses of the Company as of June 30, 2010 and December 31, 2009. Taipa Square Casino is included within Corporate and Others. All revenues were generated in Macau.

Total Assets

	June 30,	December 31,
	2010	2009

Mocha Clubs	$139,892	$144,455
Altira Macau	562,159	594,743
City of Dreams	3,160,528	3,093,310
Corporate and Others	1,047,194	1,067,861

Total consolidated assets	$4,909,773	$4,900,369

Capital Expenditures

	Six Months Ended
	June 30,
	2010	2009

Mocha Clubs	$1,645	$3,258
Altira Macau	480	1,468
City of Dreams	61,528	662,486
Corporate and Others	741	1,538

Total capital expenditures	$64,394	$668,750

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

13.	SEGMENT INFORMATION — (Continued)

For the six months ended June 30, 2010 and 2009, there was no single customer that contributed more than 10% of the total revenues.

The Company’s segment information on its results of operations for the following periods is as follows:

	Six Months Ended June 30,
	2010	2009

NET REVENUES
Mocha Clubs	$53,638	$48,551
Altira Macau	427,846	342,791
City of Dreams	645,644	26,808
Corporate and Others	14,117	14,178

Total net revenues	1,141,245	432,328

ADJUSTED PROPERTY EBITDA(1)
Mocha Clubs	13,616	12,893
Altira Macau	58,501	13,796
City of Dreams	113,807	(12,179)

Total adjusted property EBITDA	185,924	14,510

OPERATING COSTS AND EXPENSES
Pre-opening costs	(6,982)	(79,563)
Amortization of gaming subconcession	(28,619)	(28,619)
Amortization of land use rights	(9,760)	(9,085)
Depreciation and amortization	(113,733)	(43,837)
Share-based compensation	(2,503)	(6,200)
Property charges and others	34	(4,134)
Corporate and other expenses	(25,595)	(17,047)

Total operating costs and expenses	(187,158)	(188,485)

OPERATING LOSS	(1,234)	(173,975)

NON-OPERATING EXPENSES
Interest expenses, net	(36,766)	(3,730)
Other finance costs	(2,620)	(2,620)
Foreign exchange gain, net	17	175
Other income, net	1,041	1,000
Costs associated with debt modification	(3,156)	—

Total non-operating expenses	(41,484)	(5,175)

LOSS BEFORE INCOME TAX	(42,718)	(179,150)
INCOME TAX CREDIT (EXPENSE)	143	(134)

NET LOSS	$(42,575)	$(179,284)

Note

(1)	“Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, other expenses (including pre-opening costs, share-based compensation, property charges and others, corporate and other expenses and non-operating expenses). The chief operating decision maker used Adjusted property EBITDA to measure the operating performance of Mocha Clubs, Altira Macau and City of Dreams and to compare the operating performance of its properties with those of its competitors.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

In May 2010, MCE Finance (“Issuer”), a subsidiary of MCE (the “Parent”), issued $600,000 10.25% Senior Notes due 2018 as disclosed in Note 6 to the unaudited condensed consolidated financial statements.

The Issuer and all subsidiary guarantors except Melco Crown Gaming are 100% directly or indirectly owned by the Parent guarantor. Certain Macau laws require companies limited by shares (sociedade anónima) incorporated in Macau to have a minimum of three shareholders, and all gaming concessionaires and subconcessionaires to be managed by a Macau permanent resident, the managing director, who must hold at least 10% of the share capital of the concessionaire or subconcessionaire. In accordance with such Macau laws, approximately 90% of the share capital of Melco Crown Gaming is indirectly owned by the Parent. While MCE complies with the Macau laws, Melco Crown Gaming is considered an indirectly 100% owned subsidiary of the Parent for purposes of the consolidated financial statements of the Parent because the economic interest of the 10% holding of the managing director is limited to, in aggregate with other class A shareholders, MOP 1 on the winding up or liquidation of Melco Crown Gaming and to receive an aggregate annual dividend of MOP 1. The City of Dreams Project Facility and the gaming subconcession agreement significantly restrict the Parent’s, the Issuer’s and the subsidiary guarantors’ ability to obtain funds from each other guarantor subsidiary in the form of a dividend or loan.

Condensed consolidating financial statements for the Parent, Issuer, guarantor subsidiaries and non-guarantor subsidiaries as of June 30, 2010 and December 31, 2009, and for the six months ended June 30, 2010 and 2009 are presented in the following tables. Information has been presented such that investments in subsidiaries, if any, are accounted for under the equity method and the principal elimination entries eliminate the investments in subsidiaries and intercompany balances and transactions. Additionally, the guarantor and non-guarantor subsidiaries are presented on a combined basis.

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
June 30, 2010

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,183	$—	$259,958	$22,091	$—	$295,232
Restricted cash	—	—	194,274	—	—	194,274
Accounts receivable, net	—	—	312,131	—	—	312,131
Amounts due from affiliated companies	—	—	237	45	(282)	—
Intercompany receivables	74,906	9,064	28,603	164,012	(276,585)	—
Amount due from a shareholder	—	—	2	25	(19)	8
Inventories	—	—	7,881	—	—	7,881
Prepaid expenses and other current assets	2,502	22	12,213	2,810	—	17,547

Total current assets	90,591	9,086	815,299	188,983	(276,886)	827,073

PROPERTY AND EQUIPMENT, NET	—	—	2,723,925	12,655	—	2,736,580
GAMING SUBCONCESSION, NET	—	—	685,360	—	—	685,360
INTANGIBLE ASSETS, NET	—	—	4,220	—	—	4,220
GOODWILL	—	—	81,915	—	—	81,915
INVESTMENTS IN SUBSIDIARIES	2,688,706	2,212,739	4,058,121	6,305	(8,965,871)	—
LONG-TERM PREPAYMENT, DEPOSITS AND OTHER ASSETS	910	—	82,817	522	—	84,249
DEFERRED TAX ASSETS	—	—	—	171	—	171
DEFERRED FINANCING COSTS	—	14,009	38,380	—	—	52,389
LAND USE RIGHTS, NET	—	—	437,816	—	—	437,816

TOTAL	$2,780,207	$2,235,834	$8,927,853	$208,636	$(9,242,757)	$4,909,773

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$—	$9,273	$—	$—	$9,273
Accrued expenses and other current liabilities	1,432	9,241	387,318	5,004	—	402,995
Income tax payable	470	—	—	519	—	989
Current portion of long-term debt	—	—	130,873	—	—	130,873
Intercompany payables	183,428		82,101	11,056	(276,585)	—
Amounts due to affiliated companies	675	—	2,444	172	(282)	3,009
Amounts due to shareholders	30	—	—	—	(19)	11

Total current liabilities	186,035	9,241	612,009	16,751	(276,886)	547,150

LONG-TERM DEBT	—	592,108	1,108,268	—	—	1,700,376
OTHER LONG-TERM LIABILITIES	—	—	18,690	25	—	18,715
DEFERRED TAX LIABILITIES	—	—	17,142	288	—	17,430
ADVANCE FROM ULTIMATE HOLDING COMPANY	—	—	1,044,608	11,254	(1,055,862)	—
LOAN FROM INTERMEDIATE HOLDING COMPANY	—	—	578,021	—	(578,021)	—
LOANS FROM SHAREHOLDERS	115,647	—	—	—	—	115,647
LAND USE RIGHT PAYABLE	—	—	31,930	—	—	31,930
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,478,525	1,634,485	5,517,185	180,318	(7,331,988)	2,478,525

TOTAL	$2,780,207	$2,235,834	$8,927,853	$208,636	$(9,242,757)	$4,909,773

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,358	$—	$177,057	$1,183	$—	$212,598
Restricted cash	—	—	233,085	3,034	—	236,119
Accounts receivables, net	—	—	299,700	—	—	299,700
Amounts due from affiliated companies	—	—	14	31	(44)	1
Intercompany receivables	64,676	—	10,069	176,169	(250,914)	—
Inventories	—	—	6,534	—	—	6,534
Prepaid expenses and other current assets	12,605	—	15,101	1,718	(9,656)	19,768

Total current assets	111,639	—	741,560	182,135	(260,614)	774,720

PROPERTY AND EQUIPMENT, NET	—	—	2,773,321	13,325	—	2,786,646
GAMING SUBCONCESSION, NET	—	—	713,979	—	—	713,979
INTANGIBLE ASSETS, NET	—	—	4,220	—	—	4,220
GOODWILL	—	—	81,915	—	—	81,915
INVESTMENTS IN SUBSIDIARIES	2,697,541	1,665,989	4,058,121	6,301	(8,427,952)	—
LONG-TERM PREPAYMENT, DEPOSITS AND OTHER ASSETS	1,178	—	50,685	502	—	52,365
DEFERRED FINANCING COST	—	—	38,948	—	—	38,948
LAND USE RIGHTS, NET	—	—	447,576	—	—	447,576

TOTAL	$2,810,358	$1,665,989	$8,910,325	$202,263	$(8,688,566)	$4,900,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$—	$—	$8,719	$—	$—	$8,719
Accrued expenses and other current liabilities	3,302	—	500,273	3,848	(9,656)	497,767
Income tax payable	387	—	—	381	—	768
Current portion of long-term debt	—	—	44,504	—	—	44,504
Intercompany payables	180,336	1	64,185	6,392	(250,914)	—
Amounts due to affiliated companies	1,620	—	5,655	153	(44)	7,384
Amounts due to shareholders	22	—	—	3	—	25

Total current liabilities	185,667	1	623,336	10,777	(260,614)	559,167

LONG-TERM DEBT	—	—	1,638,703	—	—	1,638,703
OTHER LONG-TERM LIABILITIES	—	—	20,606	13	—	20,619
DEFERRED TAX LIABILITIES	—	—	17,654	103	—	17,757
ADVANCE FROM ULTIMATE HOLDING COMPANY	—	—	1,021,869	11,254	(1,033,123)	—
LOANS FROM SHAREHOLDERS	115,647	—	—	—	—	115,647
LAND USE RIGHT PAYABLE	—	—	39,432	—	—	39,432
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,509,044	1,665,988	5,548,725	180,116	(7,394,829)	2,509,044

TOTAL	$2,810,358	$1,665,989	$8,910,325	$202,263	$(8,688,566)	$4,900,369

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the six months ended June 30, 2010

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$1,104,839	$—	$—	$1,104,839
Rooms	—	—	40,425	—	(1,090)	39,335
Food and beverage	—	—	28,628	—	(1,222)	27,406
Entertainment, retail and others	—	—	10,589	173	(1)	10,761

Gross revenues	—	—	1,184,481	173	(2,313)	1,182,341
Less: promotional allowances	—	—	(41,096)	—	—	(41,096)

Net revenues	—	—	1,143,385	173	(2,313)	1,141,245

OPERATING COSTS AND EXPENSES
Casino	—	—	(865,841)	—	11	(865,830)
Rooms	—	—	(6,986)	—	219	(6,767)
Food and beverage	—	—	(15,472)	—	142	(15,330)
Entertainment, retail and others	—	—	(4,145)	—	2	(4,143)
General and administrative	(6,402)	(3)	(93,065)	(21,077)	29,198	(91,349)
Pre-opening costs	—	—	(6,987)	—	5	(6,982)
Amortization of gaming subconcession	—	—	(28,619)	—	—	(28,619)
Amortization of land use rights	—	—	(9,760)	—	—	(9,760)
Depreciation and amortization	—	—	(112,779)	(954)	—	(113,733)
Property charges and others	—	—	34	—	—	34

Total operating costs and expenses	(6,402)	(3)	(1,143,620)	(22,031)	29,577	(1,142,479)

OPERATING LOSS	(6,402)	(3)	(235)	(21,858)	27,264	(1,234)

NON-OPERATING (EXPENSES) INCOME
Interest (expenses) income, net	(83)	143	(36,833)	7	—	(36,766)
Other finance costs	—	(221)	(2,399)	—	—	(2,620)
Foreign exchange gain (loss), net	5	(176)	383	(195)	—	17
Other income, net	5,232	25	635	22,413	(27,264)	1,041
Costs associated with debt modification	—	—	(3,156)	—	—	(3,156)
Share of results of subsidiaries	(41,122)	(40,825)	—	—	81,947	—

Total non-operating (expenses) income	(35,968)	(41,054)	(41,370)	22,225	54,683	(41,484)

(LOSS) INCOME BEFORE INCOME TAX	(42,370)	(41,057)	(41,605)	367	81,947	(42,718)
INCOME TAX (EXPENSES) CREDIT	(205)	—	511	(163)	—	143

NET (LOSS) INCOME	$(42,575)	$(41,057)	$(41,094)	$204	$81,947	$(42,575)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the six months ended June 30, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

OPERATING REVENUES
Casino	$—	$—	$424,409	$—	$—	$424,409
Rooms	—	—	11,847	—	(399)	11,448
Food and beverage	—	—	8,737	—	(346)	8,391
Entertainment, retail and others	—	—	2,057	1	1,773	3,831

Gross revenues	—	—	447,050	1	1,028	448,079
Less: promotional allowances	—	—	(15,751)	—	—	(15,751)

Net revenues	—	—	431,299	1	1,028	432,328

OPERATING COSTS AND EXPENSES
Casino	—	—	(383,196)	—	69	(383,127)
Rooms	—	—	(2,062)	—	2	(2,060)
Food and beverage	—	—	(6,532)	—	20	(6,512)
Entertainment, retail and others	—	—	(1,014)	—	—	(1,014)
General and administrative	(10,674)	—	(44,240)	(9,023)	15,585	(48,352)
Pre-opening costs	—	—	(79,955)	(464)	856	(79,563)
Amortization of gaming subconcession	—	—	(28,619)	—	—	(28,619)
Amortization of land use rights	—	—	(9,085)	—	—	(9,085)
Depreciation and amortization	—	—	(42,994)	(843)	—	(43,837)
Property charges and others	—	—	(1,279)	(2,855)	—	(4,134)

Total operating costs and expenses	(10,674)	—	(598,976)	(13,185)	16,532	(606,303)

OPERATING LOSS	(10,674)	—	(167,677)	(13,184)	17,560	(173,975)

NON-OPERATING (EXPENSES) INCOME
Interest (expenses) income, net	(6)	—	(3,725)	1	—	(3,730)
Other finance costs	—	—	(2,620)	—	—	(2,620)
Foreign exchange (loss) gain, net	(53)	—	219	9	—	175
Other income, net	8,848	—	—	9,712	(17,560)	1,000
Share of results of subsidiaries	(176,944)	(172,609)	(8)	—	349,561	—

Total non-operating (expenses) income	(168,155)	(172,609)	(6,134)	9,722	332,001	(5,175)

LOSS BEFORE INCOME TAX	(178,829)	(172,609)	(173,811)	(3,462)	349,561	(179,150)
INCOME TAX (EXPENSES) CREDIT	(455)	—	968	(647)	—	(134)

NET LOSS	$(179,284)	$(172,609)	$(172,843)	$(4,109)	$349,561	$(179,284)

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2010

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$11,789	$(1,553)	$54,737	$8,366	$—	$73,339

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to subsidiaries	(22,734)	(577,796)	—	—	600,530	—
Amounts due from subsidiaries	(10,230)	—	—	—	10,230	—
Acquisition of property and equipment	—	—	(118,261)	(592)	—	(118,853)
Deposits for acquisition of property and equipment	—	—	(835)	—	—	(835)
Prepayment of show production cost	—	—	(17,157)	—	—	(17,157)
Changes in restricted cash	—	—	38,811	3,024	—	41,835
Payment for land use right	—	—	(22,462)	—	—	(22,462)
Proceeds from sale of property and equipment	—	—	1	—	—	1

Net cash (used in) provided by investing activities	(32,964)	(577,796)	(119,903)	2,432	610,760	(117,471)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing costs	—	(12,676)	(8,518)	—	—	(21,194)
Advance from ultimate holding company	—	—	22,734	—	(22,734)	—
Amount due to ultimate holding company	—	(1)	121	10,110	(10,230)	—
Loan from intermediate holding company	—	—	577,796	—	(577,796)	—
Principal payments on long-term debt	—	—	(444,066)	—	—	(444,066)
Proceeds from senior notes issuance	—	592,026	—	—	—	592,026

Net cash provided by financing activities	—	579,349	148,067	10,110	(610,760)	126,766

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(21,175)	—	82,901	20,908	—	82,634
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	34,358	—	177,057	1,183	—	212,598

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,183	$—	$259,958	$22,091	$—	$295,232

MELCO CROWN ENTERTAINMENT LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of U.S. dollars, except share and per share data)

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2009

			Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries(1)	Subsidiaries	Elimination	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash used in operating activities	$(3,914)	$—	$(43,286)	$(2,359)	$—	$(49,559)

CASH FLOWS FROM INVESTING ACTIVITIES
Advances to subsidiaries	(685,795)	—	—	—	685,795	—
Amounts due from subsidiaries	510,307	—	—	—	(510,307)	—
Acquisition of property and equipment	—	—	(606,112)	(1,223)	—	(607,335)
Deposits for acquisition of property and equipment	—	—	(3,541)	—	—	(3,541)
Prepayment of show production cost	—	—	(5,364)	—	—	(5,364)
Changes in restricted cash	—	—	67,977	—	—	67,977
Payment for land use right	—	—	(6,796)	—	—	(6,796)
Proceeds from sale of property and equipment	—	—	799	—	—	799

Net cash used in investing activities	(175,488)	—	(553,037)	(1,223)	175,488	(554,260)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of deferred financing cost	—	—	(870)	—	—	(870)
Advance from ultimate holding company	—	—	674,541	11,254	(685,795)	—
Amount due to ultimate holding company	—	—	(500,402)	(9,905)	510,307	—
Proceeds from issue of share capital	174,486	—	—	—	—	174,486
Proceeds from long-term debt	—	—	270,691	—	—	270,691

Net cash provided by financing activities	174,486	—	443,960	1,349	(175,488)	444,307

NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,916)	—	(152,363)	(2,233)	—	(159,512)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	163,014	—	645,839	6,291	—	815,144

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$158,098	$—	$493,476	$4,058	$—	$655,632

Note

(1)	The Guarantor subsidiaries column includes financial information of Melco Crown Gaming which is not 100% owned by the Parent.

MCE Finance Limited
(incorporated in the Cayman Islands with limited liability)

Offer to exchange all of the Outstanding Unregistered
US$600,000,000 10.25% Senior Notes due 2018
(CUSIP Nos. 55277B AA3, G59301 AA2; ISIN US55277BAA35, USG59301AA28),
for
US$600,000,000 10.25% Senior Notes due 2018
that have been registered under the Securities Act of 1933
(CUSIP No. 55277B AB1, ISIN US55277BAB18)

PROSPECTUS

November 12, 2010

DEALER PROSPECTUS DELIVERY OBLIGATION

Until the date that is 180 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.